SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule
☐ 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
ICORIA, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $1,455.49

(2)	Form, Schedule or Registration Statement No.: on Form S-4 (File No. 333-129274)

(3)	Filing Party: Clinical Data, Inc.

(4)	Date Filed: October 27, 2005

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this proxy statement/prospectus is a part becomes effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2005
Proxy Statement of Icoria, Inc.
Prospectus of Clinical Data, Inc.
MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear Icoria Stockholder:
      You are cordially invited to attend a special meeting of stockholders of Icoria, Inc. to be held on [Day of Week], [Month] [Day], 2005 at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, commencing at [Time]. At this special meeting, you will be asked to vote upon the adoption of an Agreement and Plan of Merger and the approval of the merger whereby Icoria will become a wholly-owned subsidiary of Clinical Data pursuant to the merger agreement. Upon completion of the merger, you will receive, in exchange for each share of Icoria common stock you own, 0.01391 of a share of Clinical Data common stock; however, this ratio depends on the average closing price of Clinical Data’s common stock during the ten trading days before the merger closes being $22.74 per share. The exchange ratio is subject to adjustment should the average closing price of Clinical Data common stock exceed or fall below $22.74 per share during the ten trading days before the merger closes, but in no case will the aggregate purchase price in the merger be less than $10,000,000 or more than $12,500,000. As of the date of the mailing of this proxy statement/ prospectus, Clinical Data’s common stock has traded at a high of [         ] and a low of [         ] during the current fiscal quarter.
      The merger cannot be completed unless Icoria stockholders adopt the merger agreement and approve the merger at the special meeting. If you were a stockholder of record of Icoria common stock on November 2, 2005, you are entitled to a vote at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.
      This proxy statement/ prospectus also constitutes the prospectus of Clinical Data for the issuance of up to 717,705 shares of Clinical Data common stock that may be issued in the merger, based on Icoria’s outstanding shares, warrants and options on [Month] [Day], 2005. Clinical Data common stock is quoted on the Nasdaq Capital Market and traded under the symbol “CLDA.” Icoria common stock is listed on the Over the Counter Bulletin Board and traded under the symbol “ICOR.OB.” On [Month] [Day], 2005, which was the last practicable trading day prior to the printing of this proxy statement/ prospectus, the closing prices of Clinical Data and Icoria common stock were $[         ] and $[         ], respectively.
      The board of directors of Icoria believes that the merger is in the best interests of Icoria’s stockholders. The board has unanimously approved the merger with Clinical Data and recommends that you vote in favor of the proposal to adopt the merger agreement and approve the merger.

Sincerely,

G. Steven Burrill
Chairman

Douglas R. Morton, Jr., Ph.D.
Interim CEO
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Clinical Data common stock to be issued in the merger or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
      This proxy statement/ prospectus provides you with detailed information about the merger, Clinical Data, Icoria and the shares of Clinical Data common stock that will be issued if the merger is completed. We encourage you to read this entire document carefully. Please see the section entitled “Risk Factors” beginning on page 21 for a discussion of potential risks associated with the merger and in owning Clinical Data common stock.
      This proxy statement/ prospectus is dated [Month] [Day], 2005 and is first being mailed to Icoria stockholders on or about [Month] [Day], 2005.

ICORIA, INC.
108 T.W. ALEXANDER DRIVE
RESEARCH TRIANGLE PARK, NORTH CAROLINA 27709
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [Day of Week], [Month] [Day], 2005
TO THE STOCKHOLDERS OF ICORIA, INC.:
      Notice is hereby given that a special meeting of stockholders of Icoria, Inc., a Delaware corporation, will be held on [Day of Week], [Month] [Day], 2005, at [Time], local time, at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2005, by and among Clinical Data, Inc., Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Icoria, and to approve the merger contemplated thereby, pursuant to which Icoria will become a wholly-owned subsidiary of Clinical Data as a result of each share of Icoria common stock outstanding at the effective time of the merger being converted into the right to receive 0.01391 of a share of Clinical Data common stock, assuming that the average closing price of Clinical Data’s common stock during the ten trading days before the merger closes is $22.74 per share, otherwise the exchange ratio is subject to adjustment in accordance with the terms of the merger agreement; provided, however, that in no case will the aggregate purchase price in the merger be less than $10,000,000 or more than $12,500,000;

2. To consider and vote on any proposal to adjourn the Icoria special meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposals; and

3. To transact any other business as may properly come before the Icoria special meeting or any adjournments or postponements thereof.
      Stockholders of record at the close of business on November 2, 2005, are entitled to notice of, and to vote at, the Icoria special meeting and any adjournment or postponement thereof. For ten days prior to the Icoria special meeting, a complete list of stockholders entitled to vote at the Icoria special meeting will be available for examination by any stockholder, for any purpose relating to the Icoria special meeting, during ordinary business hours at Icoria’s principal offices located at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. Only holders of Icoria common stock at the close of business on the record date are entitled to vote at the Icoria special meeting. Stockholders attending the Icoria special meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.
      We cannot complete the merger unless a quorum is present at the Icoria special meeting and the proposal to adopt the merger agreement and approve the merger receives approval by a majority of shares of Icoria common stock outstanding as of the record date for the Icoria special meeting.

By order of the board of directors,

J. Barry Buzogany, Esquire
Chief Operating Officer and Secretary
[Month] [Day], 2005
IMPORTANT:
      You are cordially invited to attend the Icoria special meeting. However, whether or not you plan to attend the Icoria special meeting in person, please complete, date, and sign the accompanying proxy and mail it promptly in the prepaid return envelope to assure that your shares are represented at the Icoria special meeting. If you attend the Icoria special meeting, you may choose to vote in person even if you have previously sent in your proxy card.

ADDITIONAL INFORMATION
      This proxy statement/ prospectus incorporates important business and financial information about Clinical Data and Icoria that is not included in or delivered with this document. This information is available at the Internet website that the Securities and Exchange Commission maintains at http://www.sec.gov, as well as from other sources. Please also refer to the section, which we have entitled “Where You Can Find More Information,” on page 102 for additional information about Clinical Data and Icoria on file with the Securities and Exchange Commission. We encourage you to read this additional information.
      You can obtain these documents upon written or oral request, without charge, to the appropriate company at either:

Clinical Data, Inc.	Icoria, Inc.
One Gateway Center, Suite 411	108 T.W. Alexander Drive
Newton, Massachusetts 02458	Research Triangle, North Carolina 27709
Attention: Investor Relations	Attention: Investor Relations c/o
Telephone Number: (800) 345-2822	J. Barry Buzogany, Esq.,
Chief Operating Officer
Telephone Number: (919) 425-3000
      PLEASE NOTE THAT IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS AND INFORMATION NOT LATER THAN [MONTH] [DAY], 2005.
      You should rely only on the information contained in this proxy statement/ prospectus in deciding how to vote on the Icoria proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/ prospectus. This proxy statement/ prospectus is dated [Month] [Day], 2005. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than that date.
      For further information about Icoria, please refer to Icoria’s annual report on Form 10-K for the fiscal year ended December 31, 2004, which is attached as Annex C to this proxy statement/ prospectus, and Icoria’s Form 10-Q for the fiscal quarter ended June 30, 2005, which is attached as Annex D to the proxy statement/ prospectus and “Where You Can Find More Information,” on page 102.
      This proxy statement/ prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ii

iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement/ prospectus and the documents that are incorporated by reference by each of Clinical Data and Icoria contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include statements about the consummation of the pending merger of Clinical Data and Icoria, future financial and operating results of each of our companies and the combined company, and the anticipated benefits of the pending merger. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets” or similar expressions. For each of these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
      Forward-looking statements are not guarantees of performance. The future results of the combined company could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, Clinical Data and Icoria undertake no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this proxy statement/ prospectus.
      You should understand that the following factors, along with the risk factors discussed elsewhere in this proxy statement/ prospectus, and in the documents that each of Clinical Data and Icoria incorporates by reference, could affect the future results of Clinical Data, Icoria or the combined company, and could cause those results to differ materially from those expressed in the forward-looking statements:

•	Clinical Data’s ability to successfully integrate previous acquisitions and overcome the combined company’s significant history of losses especially in light of the additional merger with Icoria;

•	Clinical Data’s ability to successfully integrate Icoria’s business and technology, and market the Icoria products and services to provide expected revenue growth and enable Clinical Data to expand its business in the human diagnostics and therapeutics market;

•	whether the anticipated synergies between the business of Clinical Data’s recent acquisition Genaissance Pharmaceuticals, Inc. and Icoria will emerge;

•	the combined company’s use of cash in operations and its ability to raise additional capital;

•	whether patents and other intellectual property owned and licensed by Clinical Data and Icoria will be developed into products;

•	whether products under development by Clinical Data and Icoria can be successfully developed and commercialized;

•	developments in technology by Clinical Data, Icoria and their competitors;

•	demand and acceptance of Clinical Data and Icoria’s products and services by physician’s offices, clinical laboratories, pharmaceutical companies, hospitals and researchers;

•	the success of the combined company in implementing cost-reduction programs and initiatives;

•	the ability of Clinical Data and Icoria to obtain regulatory approvals for their products; and

•	other factors noted in this proxy statement/ prospectus.
      Before making your decision regarding the merger, you should be aware that the occurrence of the events described above, described under “Risk Factors” beginning on page 21 of this proxy statement/ prospectus and elsewhere in this proxy statement/ prospectus could adversely affect the business, operating results or financial condition contemplated by such forward-looking statements.

QUESTIONS & ANSWERS ABOUT THE MERGER

Q:	What are Clinical Data and Icoria proposing?

A:	Clinical Data and Icoria have entered into a merger agreement, pursuant to which Clinical Data is offering to exchange shares of Clinical Data common stock for all of the outstanding shares of Icoria common stock. At the completion of the merger, Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, will merge with and into Icoria. As a result of the merger, Icoria will become a wholly-owned subsidiary of Clinical Data.

Q:	Why are Clinical Data and Icoria proposing the merger?

A:	Clinical Data and Icoria believe that the merger has the potential to provide substantial strategic and financial benefits to the stockholders of both companies over the long term. Clinical Data is seeking to grow its business, particularly in the molecular diagnostics market, and in guiding pharmaceutical therapy through the use of diagnostic tests. Consistent with that objective, Clinical Data has been focused on acquiring products and technologies that are already commercialized or that can be commercialized in order to have a positive impact on revenues. Clinical Data’s board of directors believes that Icoria’s biomarker discovery platform offers a strong strategic fit for its molecular diagnostics business model, while Icoria’s metabolics and genomics capabilities complement Clinical Data’s recently acquired pharmacogenomics capabilities from Genaissance Pharmaceuticals, Inc. Icoria has an established market presence in biomarker discovery and gene expression services and Icoria’s board of directors believes that the growth of Icoria’s business will accelerate with access to Clinical Data’s pharmacogenomics and molecular services capabilities, its established marketing and sales infrastructure, its physician’s offices and research laboratory instrumentation and customer base, and its greater capital resources. The merger complements both companies’ product focus. Icoria provides an expanded technology opportunity and immediate revenue growth to Clinical Data and Clinical Data provides an existing customer base and distribution channels in clinical diagnostics.

Q:	What will I receive in exchange for my Icoria common stock if the merger occurs?

Under terms of the merger, you will receive in exchange for each share of Icoria common stock you own, 0.01391 of a share of Clinical Data common stock, assuming that the average closing price of Clinical Data’s common stock during the ten trading days before the merger closes is $22.74 per share, otherwise the exchange ratio is subject to adjustment in accordance with the terms of the merger agreement. The number of shares of Clinical Data common stock into which each Icoria share ultimately will be exchanged will be based on the price of Clinical Data common stock over a measurement period prior to the closing of the merger. The measurement period will consist of the ten trading days immediately preceding the closing date, during which time the closing prices for each of the ten days will be averaged. We refer to this number as the “average closing price.” The exchange ratio and the number of shares that will be issued to Icoria stockholders may be adjusted upward only as follows:

(i) if the average closing price is less than $20.92 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $11,500,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock outstanding on the date the merger agreement was signed; and

(ii) if the average closing price is less than $18.19 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $10,000,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock.

In no event shall the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders be less than $10,000,000 or more than $12,500,000. Accordingly, in the event that the average closing price exceeds $22.74 per share, the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders will remain at $12,500,000 but the exchange ratio and the number of shares that will be issued to Icoria stockholders will be adjusted downward.

For example, assuming the merger was completed on October 26, 2005, the average closing price of Clinical Data’s common stock during the ten trading days before the merger closed would be $18.26 per share. Because the average closing price per share was less than $20.92 but more than $18.19, the exchange ratio would be increased to 0.01594 based on the formula included in subparagraph (i) above, you would receive 0.01594 of a share of Clinical Data common stock for each share of Icoria common stock you own, and Clinical Data would issue an aggregate of approximately 629,792 shares in the merger to holders of Icoria common stock.

See “Risk Factors — Icoria stockholders cannot be sure of the market value of the Clinical Data common stock that will be issued in the merger; Icoria stockholders’ ability to benefit from increases in the value of Clinical Data common stock prior to the closing of the merger is limited” beginning on page 28.

Q:	How was the merger consideration determined?

A:	The exchange ratio was determined in negotiations by the two companies and reflects the relative recent market prices of the two companies’ common stock, the number of shares of common stock outstanding and other factors that the boards of directors considered relevant.

Q:	When and where will the Icoria stockholder meeting be held?

The Icoria special meeting will take place at 108 T.W. Alexander Drive, Research Triangle, North Carolina 27709 at [Time], local time, on [Day of Week], [Month] [Day], 2005.

Q:	What vote of Icoria stockholders is required to adopt the merger agreement and approve the merger?

A:	In order for the Icoria stockholders to take any action at the Icoria special meeting, holders of a majority of the shares of Icoria common stock outstanding as of the record date for the Icoria stockholder meeting must be present in person or represented by proxy. Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Icoria common stock. Certain directors and officers of Icoria and certain of their affiliates holding approximately [ ]% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger.

Q:	How does the board of directors of Icoria recommend that I vote?

Icoria’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger. For a more complete description of the recommendation of Icoria’s board of directors, see “The Merger — Recommendations of Icoria’s Board of Directors” beginning on page 51.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement/ prospectus, including the annexes and any information incorporated by reference herein, and decide how you wish to vote your shares.

Q:	How do I cast my vote?

A:	There are several ways your shares can be represented at the Icoria special meeting. You can attend the special meeting in person or you can indicate on the enclosed proxy card how you want to vote and return it in the accompanying pre-addressed postage paid envelope. It is important that you sign, date and return each proxy card and voting instruction card you receive as soon as possible. You may choose to vote in person even if you have previously sent in your proxy card. If you are a holder of record, you may vote in person at the special meeting or by granting a proxy for the special meeting. You can grant a proxy by completing, signing, dating and returning promptly the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares (your broker or bank) with instructions on how to vote your shares. You should follow the directions provided by your broker or bank regarding how to instruct them to vote your shares.

If you hold your shares in street name and do not instruct your broker how to vote your shares, it will be equivalent to voting against the adoption of the merger agreement and approval of the merger for all purposes other than for perfection of appraisal rights.

Q:	What if I do not vote?

If you do not submit a proxy or attend the Icoria special meeting, it will have the same effect as a vote against adoption of the merger agreement and approval of the merger, and will have no effect on the outcome of the Icoria adjournment proposal, and your shares will not be counted as present for purposes of determining a quorum. If you submit a proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purposes of determining the presence of a quorum, but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against adoption of the merger agreement and approval of the merger, and against the Icoria adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this one of three ways:

• you can send a written notice of revocation;

• you can grant a new, valid proxy; or

• if you are a holder of record, you can attend the special meeting and vote in person; however, your attendance alone will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of Icoria before the special meeting. However, if your shares are held in a street name at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:	What if I do not indicate how to vote on my proxy card?

A:	If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Icoria stock certificates for certificates representing shares of Clinical Data common stock. Please do not send in your stock certificates with your proxy.

Q:	Am I entitled to appraisal rights in the merger?

A:	Yes. If you are a holder of Icoria common stock and you comply with the applicable requirements of the Delaware General Corporation Law, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. Please see “The Merger — Appraisal Rights” beginning on page 58.

Q:	What are the tax effects in the merger?

A:	Clinical Data and Icoria have structured the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. As a result of the merger constituting a reorganization, you will not recognize gain or loss for federal income tax purposes when you exchange Icoria common stock for Clinical Data common stock in the merger, except that you will recognize gain or loss with respect to (i) any cash received in lieu of a fractional share of Clinical Data common stock in the merger or (ii) any cash received as a result of exercising appraisal rights. No gain or loss will be recognized by Clinical Data, Irides Acquisition Corporation, or Icoria as a result of the merger. Please see “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 61.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as quickly as practicable after Icoria’s special meeting and currently expect to complete the merger in late 2005 or early 2006. However, we cannot predict the exact timing of the completion of the merger.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this proxy statement/ prospectus or how to submit your proxy, or if you need additional copies of this proxy statement/ prospectus, you should contact:
Investor Relations
c/o J. Barry Buzogany, Esq.
Chief Operating Officer
Icoria, Inc.
108 T.W. Alexander Drive
Research Triangle Park, NC 27709
Telephone Number: (919) 425-3000
      You may also obtain additional information about Clinical Data and Icoria from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 102 of this proxy statement/ prospectus.

SUMMARY OF THE PROXY STATEMENT/ PROSPECTUS
      This summary highlights selected information from this proxy statement/ prospectus and may not contain all of the information that is important to you. We encourage you to read carefully the remainder of this proxy statement/ prospectus, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your special meeting. See also “Where You Can Find More Information” on page 102 of this proxy statement/ prospectus. We have included references to other portions of this proxy statement/ prospectus to direct you to a more complete description of the topics presented in this summary.
The Companies
Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, MA 02458
      Clinical Data, Inc., formerly Novitron International, Inc., is a worldwide leader in developing and commercializing pharmacogenomics and clinical diagnostics to improve patient care. Clinical Data’s genomic services are marketed to the pharmaceutical, biotech, diagnostic, academic and agricultural marketplaces. Clinical Data is utilizing pharmacogenomics to develop molecular diagnostics and more efficacious therapeutics by finding genetic markers to guide drug development and utilization. Its diagnostic and instrumentation business has a market focus on the physician’s office, hospital and small to medium sized laboratory segments.
      Through its Dutch subsidiary Vital Scientific NV, which we refer to as Vital Scientific, Clinical Data manufactures and distributes blood chemistry and coagulation analyzers. The instruments are marketed worldwide through distributors and OEM partnerships. Worldwide Clinical Data has an installed base of over 15,000 units. Clinical Data’s Australian subsidiary Vital Diagnostics Pty. Ltd., which we refer to as Vital Diagnostics, distributes diagnostic instruments and assays in the South Pacific region.
      In April 2003, Clinical Data completed the acquisition of certain of the assets of Elan Diagnostics, Inc., or Elan, a domestic manufacturer of clinical chemistry reagents and a distributor of instrumentation. As a result of this acquisition, Clinical Data secured an installed base of clinical chemistry and erythrocyte sedimentation rate, or ESR, analyzers in the domestic physician’s office laboratory, or POL, market. Clinical Data’s Dutch manufactured analyzers now have a distribution channel in the U.S. market and Clinical Data’s domestically produced reagents have a potential for sale worldwide through our international distribution capabilities.
      In April 2003, Clinical Data also completed a merger with Group Practice Services Incorporated, which we refer to as GPSI, which was primarily engaged in helping medical group practices identify, implement and manage their clinical laboratories to enhance quality of care and operating efficiencies, and to provide additional revenue opportunities for the group practice. Also in April 2003, Clinical Data completed a merger with Landmark Scientific, Inc., or Landmark, a laboratory equipment, supply and reagent distribution company.
      As a result of these transactions, Clinical Data now supplies a complete range of products and services, from equipment and reagents to lab management and consulting services, to POLs and small and medium-sized medical laboratories both domestically and internationally. To underscore and promote the enhanced breadth and depth of Clinical Data’s products and services, in October 2003 Novitron was renamed Clinical Data, Inc. As of April 29, 2004, the operations of Elan, GPSI and Landmark, have been integrated into a single wholly-owned subsidiary, Clinical Data Sales & Service, Inc.
      On October 6, 2005, Clinical Data completed the acquisition of Genaissance Pharmaceuticals, Inc., which we refer to as Genaissance, a world leader in the discovery and use of human gene variation for the development of a new generation of DNA-based diagnostic and therapeutic products with an established market presence in molecular tests and pharmacogenomic services. The acquisition of Genaissance is an important step in Clinical Data’s objective to grow its business, particularly in the molecular diagnostics market, and to guide pharmaceutical therapy through the use of diagnostic tests by acquiring products and technologies that are already commercialized or that can be commercialized in order to have a positive impact on revenues.
      References herein to “Clinical Data” refer to Clinical Data, Inc. and its subsidiaries. Clinical Data’s headquarters are located at One Gateway Center, Suite 411, Newton, MA 02458. Clinical Data’s telephone number is (617) 527-9933 and its website is located at http://www.clda.com. The information on Clinical Data’s website is not incorporated by reference into this filing.
Icoria, Inc.
108 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
      Icoria, Inc. was incorporated in Delaware on September 9, 1997, as Paradigm Genetics, Inc. and is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria is using these biomarkers internally to develop multi-analyte diagnostics that can be used to define and grade pathology or disease state with a high level of specificity and sensitivity. Icoria also uses its technology to help its collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders (diabetes, obesity, etc.) and cancer. On August 17, 2004, the Company changed its corporate identity to Icoria, Inc.
      Over the past several years, Icoria has gradually transformed itself from a functional genomics company focused exclusively on agricultural biotechnology to a biomarker-enabled drug discovery company targeting human diagnostics and therapeutics. This transformation is built upon proprietary technologies and expertise developed over the past three years in serving the life sciences market. Biomarker-enabled drug discovery is a new model in drug development that links the discovery of new targets and drugs to biomarkers and diagnostics that can be used to monitor drug action, stage disease and predict patient response. Biomarkers are biological signals, such as genes, proteins or biochemicals, which can be objectively measured and evaluated as indicators of normal biologic processes, pathogenic processes, or pharmacologic responses to a therapeutic intervention. For example, cholesterol is an example of a biomarker used as a predictor of heart disease, and blood glucose is a biomarker used to detect diabetes and insulin resistance. Icoria’s goal is to discover novel biomarkers that can be integrated into the drug discovery and development process to reduce the cost, risk and time of product development by improving the measurement of drug response and patient susceptibility, and allowing the right drug to be given to the right patient for the right disease. Biomarkers can also be used to find unique drug targets that would not otherwise have been discovered using more traditional methods.
      In March 2004, Icoria, then Paradigm Genetics, Inc., acquired TissueInformatics.Inc, a privately held company, for approximately 3.4 million shares of its previously unissued common stock in exchange for all of the TissueInformatics.Inc outstanding capital stock. TissueInformatics.Inc develops and applies machine vision software for the quantitative analysis of tissue feature changes in drug discovery, disease assessment, toxicology, and tissue engineering. The use of computer vision to detect and quantify changes in tissue structure provides a highly sensitive method for evaluating the effects of disease and drug action at the tissue level. Approximately 2.88 million additional shares of Icoria’s common stock were made available to former TissueInformatics.Inc stockholders on an as-converted basis and subject to the performance-based milestones by December 31, 2004, none of which were achieved.
      On March 23, 2005, Icoria sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company for $4,750,000 with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if Icoria meets certain transition milestones. This transaction was intended to obtain the best possible return on these assets and to refine the Icoria business strategy. By divesting Icoria of these assets, Icoria was attempting to improve its cost structure and cash burn rate and strengthening its ability to focus on healthcare discovery and development applications.
      Icoria’s relationship with Monsanto first began in November 1999, upon entering into a commercial collaboration with Monsanto to provide certain Arabidopsis-based gene function data for the development of crop inputs and outputs and nutrition. Under the terms of this commercial arrangement, Monsanto provided Icoria with thousands of genes from Arabidopsis and other organisms. During the term of the contract, Icoria performed a functional analysis of such genes for Monsanto using Icoria technology platforms. Pursuant to the terms of the original agreement, Monsanto either owns or has exclusive licenses to certain patents that result from the course of this project.
      Icoria’s principal executive offices are located at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. Icoria’s telephone number is (919) 425-3000 and its website is located at http://www.icoria.com. The information on Icoria’s website is not incorporated by reference into this filing.

Irides Acquisition Corporation
      Irides Acquisition Corporation is a Delaware corporation and a wholly-owned subsidiary of Clinical Data. Irides Acquisition Corporation was organized solely for the purpose of entering into the merger agreement with Icoria and completing the merger. It has not conducted any business operations and will not do so prior to the completion of the merger. If the merger is completed, Irides Acquisition Corporation will cease to exist following its merger with and into Icoria.
Summary of the Merger (see page 65)
      Clinical Data and Icoria have agreed to the combination of Clinical Data and Icoria under the terms of the merger agreement described in this proxy statement/ prospectus. We have attached the merger agreement as Annex A to this proxy statement/ prospectus. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger and related matters.
      Under the terms of the merger agreement, Irides Acquisition Corporation, a newly formed and wholly-owned subsidiary of Clinical Data, will merge with and into Icoria and the separate corporate existence of Irides Acquisition Corporation will cease. Icoria will be the surviving corporation in the merger and will continue as a wholly-owned subsidiary of Clinical Data.
      The merger is subject to, among other things, the adoption by the Icoria stockholders of the merger agreement and approval of the merger. The merger is also subject to other customary closing conditions described in this proxy statement/ prospectus. We expect the merger to be completed in late 2005 or early 2006.
What Icoria Stockholders Will Receive in the Merger (see page 65)
      Upon completion of the merger:

•	Under terms of the merger, you will receive, in exchange for each share of Icoria common stock you own, 0.01391 of a share of Clinical Data common stock, assuming that the average closing price of Clinical Data’s common stock during the ten trading days before the merger closes is $22.74 per share, otherwise the exchange ratio is subject to adjustment in accordance with the terms of the merger agreement. The number of shares of Clinical Data common stock into which each Icoria share ultimately will be exchanged will be based on the price of Clinical Data common stock over a measurement period prior to the closing of the merger. The measurement period will consist of the ten trading days immediately preceding the closing date, during which time the closing prices for each of the ten days will be averaged. We refer to this number as the “average closing price.” The exchange ratio and the number of shares that will be issued to Icoria stockholders may be adjusted upward only as follows:

(i) if the average closing price is less than $20.92 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $11,500,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock outstanding on the date the merger agreement was signed; and

(ii) if the average closing price is less than $18.19 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $10,000,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock.

In no event shall the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders be less than $10,000,000 or more than $12,500,000. Accordingly, in the event that the average closing price exceeds $22.74 per share, the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders will remain at $12,500,000 but the exchange ratio and the number of shares that will be issued to Icoria stockholders will be adjusted downward.

For example, assuming the merger was completed on October 26, 2005, the average closing price of Clinical Data’s common stock during the ten trading days before the merger closed would be $18.26 per share. Because the average closing price per share was less than $20.92 but more than $18.19, the exchange ratio would be increased to 0.01594 based on the formula included in subparagraph (i) above, you would receive 0.01594 of a share of Clinical Data common stock for each share of Icoria common stock you own, and Clinical Data would issue an aggregate of approximately 629,792 shares in the merger to holders of Icoria common stock.

See “Risk Factors — Icoria stockholders cannot be sure of the market value of the Clinical Data common stock that will be issued in the merger; Icoria stockholders’ ability to benefit from increases in the value of Clinical Data common stock prior to the closing of the merger is limited” beginning on page 28.

•	The shares of Clinical Data common stock you will receive in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Clinical Data common stock issued to any person who is deemed to be an “affiliate” of Icoria at the time of the Icoria special meeting.
Treatment of Icoria Stock Option Plans and Outstanding Icoria Stock Options and Warrants (see page 66)

•	Each outstanding option to purchase shares of Icoria common stock and each outstanding warrant to purchase shares of Icoria common stock will be assumed by Clinical Data and will convert into an option or warrant to purchase shares of Clinical Data common stock. Clinical Data will adjust the number of shares issuable upon exercise and the exercise prices to reflect the exchange ratio, as adjusted. Certain Icoria stock options contain provisions that provide for the accelerated vesting of such options in the event the optionee is terminated under certain circumstances following the merger.

•	Clinical Data will assume Icoria’s stock option plans, which consist of the 2003 Employee, Director and Consultant Stock Plan, the 2002 Non-qualified Stock Option Plan, the 2000 Employee, Director and Consultant Stock Option Plan, the 1998 Stock Option Plan and the TissueInformatics, Inc. 2001 Stock Option Plan. The terms and provisions of the Icoria option plans will continue to apply to the options assumed by Clinical Data, though no future options will be granted under the Icoria option plans.

Recommendations of Icoria’s Board of Directors (see page 51)
      Icoria’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, and that it is in the best interests of Icoria and its stockholders that Icoria enter into the merger agreement and consummate the merger, and that the merger agreement is fair to Icoria and its stockholders. Icoria’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger.
      For the factors considered by Icoria’s board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Merger — Icoria’s Reasons for the Merger” beginning on page 48 and “The Merger — Recommendations of Icoria’s Board of Directors” beginning on page 51 of this proxy statement/ prospectus.
Opinion of Icoria’s Financial Advisor (see page 51)
      In connection with the merger, the Icoria board of directors received a written opinion, dated September 16, 2005, of Icoria’s financial advisor, Needham & Company, LLC, which we refer to as Needham & Company, as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger. The full text of Needham & Company’s written opinion, is attached to this proxy statement/ prospectus as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Needham & Company’s opinion was provided to the Icoria board of directors in connection with its evaluation of the exchange ratio and relates only to the fairness, from a financial point of view, of the exchange ratio. The opinion does not address any other aspect of the merger and does not constitute a recommendation as to how any stockholder should vote or act with respect to any matters relating to the merger. Needham & Company assumes no responsibility for updating or revising its opinion based on circumstances or events after the date hereof.
Special Meeting of Icoria Stockholders (see page 41)
      The special meeting of the Icoria stockholders, which is referred to as the Icoria special meeting, will be held at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709 at [Time], local time, on [Day of Week], [Month] [Day], 2005. At the Icoria special meeting, you will be asked to vote on a proposal to adopt the merger agreement and approve the merger and to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.
Voting Requirements (see page 42)
      Both the adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of Icoria common stock outstanding as of the record date. Certain directors and officers of Icoria and certain of their affiliates representing approximately [          ]% of the common stock outstanding as of the record date have agreed to vote their shares in favor of the proposal to adopt the merger agreement and approve the merger. The merger will not be completed unless Icoria stockholders adopt the merger agreement and approve the merger.
Overview of the Merger Agreement (see page 65)

Conditions to Completion of the Merger (see page 73)
      Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following (some of which are conditions to the closing obligations of both parties, and others of which are conditions to the closing obligations of only one party):

•	the SEC declaring effective the registration statement filed on Form S-4, of which this proxy statement/ prospectus is a part;

•	adoption of the merger agreement and approval of the merger by Icoria stockholders;

•	absence of any order, statute or regulation prohibiting the merger;

•	authorization by NASDAQ of the listing on the NASDAQ National Market of the shares of Clinical Data common stock to be issued in the merger;

•	receipt of opinions of counsel to Icoria and Clinical Data that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the representations and warranties in the merger agreement made by each party being true and correct (without regard to the terms “material” or “material adverse effect”) as of the closing date of the merger such that, in aggregate, the effect of any inaccuracies in such representation and warranties would not have a material adverse effect on that party (except that any representations or warranties expressly made as of a specific date, would be measured as of such date);

•	Icoria having obtained certain required third party consents as specified in the merger agreement;

•	Clinical Data having received the requested resignations of each director of Icoria;

•	Icoria having obtained sufficient director and officer insurance coverage, as specified in the merger agreement;

•	each party having complied with all of its covenants and obligations under the merger agreement in all material respects; and

•	Icoria not having suffered a material adverse effect since the date of the merger agreement.

Limitation on Icoria’s Ability to Consider Other Acquisition Proposals (see page 71)
      The merger agreement contains restrictions on the ability of Icoria to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Icoria, with certain exceptions.

Termination of the Merger Agreement (see page 75)
      Clinical Data and Icoria can mutually agree to terminate the merger agreement without completing the merger. In addition, Clinical Data and Icoria can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this proxy statement/ prospectus.

Termination Fee and Expenses (see page 76)
      The merger agreement provides that, under specified circumstances, such as the acceptance of a superior proposal, Icoria may be required to pay Clinical Data a termination fee equal to $625,000 and, under specified circumstances, Clinical Data may be required to pay Icoria a termination fee of $625,000. The merger agreement also provides that, in separate circumstances, Icoria will pay Clinical Data $312,500 representing fees and expenses and that, in those same separate circumstances, Clinical Data will pay Icoria $312,500 representing fees and expenses.
Interests of Icoria Executive Officers and Directors in the Merger (see page 56)
      The executive officers and directors of Icoria have interests in the merger that are different from, or in addition to, yours. Several executive officers of Icoria, have employment agreements that may entitle them to severance payments, the accelerated vesting of outstanding stock options and other benefits upon the officer’s termination under certain circumstances following the completion of the merger. The Icoria non-employee directors hold stock options that will accelerate vesting following consummation of the merger. The boards of directors of Clinical Data and Icoria were aware of and discussed and considered these interests when they approved the merger.

Risk Factors (see page 21)
      You should consider carefully the factors discussed in the section entitled “Risk Factors” in this proxy statement/ prospectus in evaluating whether to adopt the merger agreement and the transactions it contemplates. These risk factors should be considered along with any additional risk factors in documents incorporated by reference in this proxy statement/ prospectus by Clinical Data and Icoria and any other information included or provided herewith.
Restrictions on Sales of Shares by Affiliates (see page 64)
      All shares of Clinical Data common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of Icoria under the Securities Act. Shares of Clinical Data common stock received by affiliates may only be sold pursuant to Rule 145 of the Securities Act or pursuant to a registration statement or an exemption from the requirements of the Securities Act.
Regulatory Approvals
      We are not aware of any material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this proxy/prospectus is a part and compliance with applicable provisions of Delaware law.
Appraisal Rights (see page 58)
      If you comply with the applicable requirements of the Delaware General Corporation Law, you will be entitled to exercise appraisal rights under the Delaware General Corporation Law in connection with the merger.
Material United States Federal Income Tax Consequences (see page 61)
      Clinical Data and Icoria have structured the merger to qualify as a reorganization under Section 368(a) of the Code. As a result of the merger constituting a reorganization, you will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Clinical Data common stock in the merger; except that you will recognize gain or loss with respect to (i) any cash received in lieu of a fractional share of Clinical Data common stock in the merger, or (ii) any cash received as a result of exercising appraisal rights. It is a condition to completion of the merger that Clinical Data and Icoria each receive a legal opinion from their respective counsel that the merger will constitute a reorganization within the meaning of the Code. In the event that either counsel does not render this opinion, this condition shall be deemed to be satisfied if the other party’s counsel delivers the opinion to both Clinical Data and Icoria.
      Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Summary Selected Historical Financial Data for Clinical Data
      The following table sets forth selected historical financial data for Clinical Data. The following data at and for the years ended March 31, 2005, 2004, 2003, 2002 and 2001, have been derived from Clinical Data’s audited financial statements. Clinical Data’s selected unaudited interim financial data included in this proxy statement/ prospectus were derived from its books and records and, in the opinion of Clinical Data management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Clinical Data’s results of operations for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.
      You should read the following information together with Clinical Data’s financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Clinical Data’s annual reports on Form 10-KSB and other financial information included Clinical Data’s filings with the SEC which are incorporated by reference in this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 102. The historical results included below and elsewhere in this document are not indicative of the future performance of Clinical Data or the consolidated company.

						Three Months
						Ended
	Years Ended March 31,					June 30,

	2005	2004	2003	2002	2001	2005	2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$56,400	$52,520	$15,870	$13,324	$12,927	$12,773	$16,338
Operating profit (loss)	5,564	2,618	387	317	(555)	660	1,972
Net income	3,395	2,171	116	258	403	407	1,271
Net income applicable to common stockholders	3,395	1,646	116	258	403	407	1,271
Net income per common share, diluted	$0.75	$0.51	$0.06	$0.14	$0.27	$0.09	$0.28
Cash dividends per common share	$0.08	$0.04	$0.04	$0.04	$0.01	$0.04	$0.01
Balance Sheet Data:
Total assets	$39,146	$38,318	$11,198	$8,812	$8,315	$40,798	$38,412
Long-term liabilities	$2,569	$1,148	$241	$174	$251	$2,397	$986

Summary Selected Historical Financial Data for Genaissance
      The following table sets forth selected historical financial data for Genaissance. The following data at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, have been derived from Genaissance’s audited financial statements. Genaissance’s selected unaudited interim financial data included in this proxy statement/ prospectus were derived from its books and records and, in the opinion of Genaissance management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.
      You should read the following information together with Genaissance’s financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Genaissance’s annual reports on Form 10-K and other financial information included in Genaissance’s filings with the SEC, which is incorporated by reference in this proxy statement/ prospectus. Genaissance acquired Lark Technologies, Inc. and certain assets of DNA Sciences, Inc., in April 2004 and May 2003, respectively; both acquisitions were accounted for under the purchase method of accounting. Accordingly, the financial data below includes the results of operations of Lark Technologies and DNA Sciences from the date of acquisition. See “Where You Can Find More Information” beginning on page 102 and “Incorporation of Certain Documents by Reference” beginning on page 103. The historical results included below and elsewhere in this document are not indicative of the future performance of Genaissance.

						Six Months Ended
	Years Ended December 31,					June 30,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$20,917	$12,519	$8,111	$5,345	$753	$10,618	$9,083
Loss from Operations	(19,395)	(18,486)	(30,628)	(52,975)	(39,550)	(6,789)	(10,928)
Net loss	(21,362)	(18,558)	(33,093)	(47,582)	(36,766)	(7,134)	(11,486)
Warrant issuance expense	(833)	—	—	—	—	—	(833)
Preferred stock dividends and accretion	(490)	(74)	—	—	(6,327)	(273)	(221)
Beneficial conversion features	(46)	(2,204)	—	—	(50,180)	—	(46)
Net loss applicable to common shareholders	(22,731)	(20,836)	(33,093)	(47,582)	(93,273)	(7,587)	(12,586)
Net loss per common share, diluted	$(0.78)	$(0.91)	$(1.45)	$(2.09)	$(8.55)	$(0.22)	$(0.47)
Balance Sheet Data:
Total assets	$50,038	$35,589	$52,029	$92,277	$143,892	$44,268	$50,007
Long-term liabilities	$10,140	$12,713	$7,816	$18,150	$24,305	$13,123	$12,029

Summary Selected Historical Financial Data for Icoria
      The following table sets forth selected historical financial data for Icoria. The following data at and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, have been derived from Icoria’s audited financial statements. Icoria’s selected unaudited interim financial data included in this proxy statement/ prospectus were derived from its unaudited financial statements and, in the opinion of Icoria management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of its financial position and results of operations at and for such periods. The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for the full year.
      You should read the following information together with Icoria’s financial statements, the notes related thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Icoria’s annual report on Form 10-K and in Icoria’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and other financial information included in Icoria’s filings with the SEC, some of which are attached as Annexes to this proxy statement/ prospectus and all of which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 102 and “Incorporation of Certain Documents by Reference” beginning on page 103. The historical results included below and elsewhere in this document are not necessarily indicative of the future performance of Icoria.

						Six Months Ended
	Years Ended December 31,					June 30,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$24,579	$21,131	$17,183	$24,467	$10,337	$12,753	$11,143
Loss from Operations	(14,034)	(11,626)	(20,112)	(15,944)	(18,980)	(1,305)	(7,189)
Net loss	(14,417)	(12,155)	(23,470)	(16,048)	(17,724)	(1,896)	(7,289)
Beneficial conversion features	—	—	—	—	(12,000)	—	—
Net loss applicable to common stockholders	(14,417)	(12,155)	(23,470)	(16,480)	(29,724)	(1,896)	(7,289)
Net loss per common share, diluted	$(0.40)	$(0.38)	$(0.73)	$(0.59)	$(1.61)	$(0.05)	$(0.21)
Balance Sheet Data:
Total assets	$29,270	$39,454	$52,622	$85,087	$75,465	$22,970	$34,777
Long-term liabilities	$4,802	$3,846	$3,378	$7,678	$10,753	$3,784	$3,924

Summary Selected Unaudited Pro Forma Condensed Combined Financial Data
      Clinical Data acquired Genaissance on October 6, 2005 and entered into an agreement to acquire Icoria on September 19, 2005. We expect the merger with Icoria to be completed in late 2005 or early 2006. The following selected unaudited pro forma financial information combines Clinical Data’s historical results for the year ended March 31, 2005 and the three months ended June 30, 2005 as if the two acquisitions had occurred as of the beginning of the periods presented for income statement purposes.
      The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Clinical Data that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Clinical Data. Please also read the section in this proxy statement/ prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page 1 for more information on the statements made in this section.
      This selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed combined financial statements and accompanying notes contained elsewhere in this proxy statement/ prospectus and the separate historical consolidated financial statements and accompanying notes of Clinical Data, Genaissance, and those of Icoria incorporated by reference into this proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 102 and “Incorporation of Certain Documents by Reference” beginning on page 103 of this proxy statement/ prospectus.

	As of and For the	As of and For the
	Year Ended	Three Months Ended
	March 31, 2005	June 30, 2005

	(In thousands,	(In thousands,
	except per share	except per share
	data)	data)
Statement of Operations Data:
Revenues	$106,667	$22,758
Operating loss	(22,994)	(5,744)
Net loss	(27,363)	(6,527)
Net loss applicable to common stockholders	(27,363)	(6,527)
Net loss per common share, diluted	$(3.78)	$(0.90)
Balance Sheet Data:
Total assets		$120,041
Long-term liabilities		$24,036

Comparative Market Price Information and Dividend Policy
      Clinical Data common stock is traded on the NASDAQ Capital Market under the symbol “CLDA.” Icoria common stock is traded on the Over the Counter Bulletin Board under the symbol “ICOR.OB.” There is no public market for Clinical Data series A preferred stock.
      Set forth below is the range of high and low sale prices for Clinical Data common stock and Icoria common stock as reported on the NASDAQ Capital Market and the Over the Counter Bulletin Board, respectively, for the fiscal quarters indicated, and the cash dividends paid with respect to the Clinical Data common stock:

	Clinical Data
	Common Stock
	Close Price

	High	Low	Dividend

Fiscal Year Ended March 31, 2004
First Quarter	$6.20	$3.80	$0.01
Second Quarter	$10.50	$7.00	$0.01
Third Quarter	$9.65	$7.49	$0.01
Fourth Quarter	$22.70	$9.20	$0.01
Fiscal Year Ended March 31, 2005
First Quarter	$19.00	$11.00	$0.01
Second Quarter	$20.98	$13.50	$0.01
Third Quarter	$16.82	$12.50	$0.03
Fourth Quarter	$17.85	$11.41	$0.03
Fiscal Year Ended March 31, 2006
First Quarter	$22.00	$13.50	$0.04
Second Quarter	$22.00	$17.45	N/A
Third Quarter (through October 24, 2005)	$22.79	$16.64	N/A

	Icoria
	Common Stock
	Close Price

	High	Low

Fiscal Year Ended December 31, 2003
First Quarter	$0.74	$0.16
Second Quarter	$1.94	$0.46
Third Quarter	$1.65	$1.04
Fourth Quarter	$1.53	$1.01
Fiscal Year Ended December 31, 2004
First Quarter	$1.70	$1.15
Second Quarter	$1.48	$0.70
Third Quarter	$0.82	$0.24
Fourth Quarter	$0.96	$0.32
Fiscal Year Ended December 31, 2005
First Quarter	$0.73	$0.34
Second Quarter	$0.36	$0.15
Third Quarter	$0.26	$0.12
Fourth Quarter (through October 24, 2005)	$0.27	$0.25

      The following table sets forth the last sale price per share of Clinical Data common stock and of Icoria common stock, as reported on the NASDAQ Capital Market and the Over the Counter Bulletin Board, respectively, on September 19, 2005, the last full trading day prior to the announcement of the signing of the merger agreement, and on [Month] [Day], 2005 the most recent practicable date prior to the mailing of this proxy statement/ prospectus to Clinical Data and Icoria stockholders.

	Clinical Data		Icoria
Date	Common Stock		Common Stock

September 19, 2005	$22.12		$0.18
[Month] [Day], 2005	$ [	]	$ [	]
      The market price of Clinical Data common stock and Icoria common stock fluctuates. We encourage you to obtain current market price information for Clinical Data common stock and Icoria common stock.
      As of [Month] [Day], 2005, there were approximately [          ] record holders of Clinical Data common stock and [          ] record holders of Icoria common stock.
      Clinical Data has paid a quarterly dividend in each quarter from March 2001 through June 2005; the payments for the indicated fiscal quarters are shown above. The payment of future dividends by Clinical Data will be dependent upon financial results and other relevant factors to be considered by its board of directors. The holder of Clinical Data’s series A preferred stock would share pro rata in any dividends Clinical Data pays on its common stock. Icoria has never declared or paid cash dividends on its common stock and may not declare or pay any cash dividends on its common stock prior to the close of the merger pursuant to the merger agreement. Covenants in Icoria’s term loan agreement with Silicon Valley Bank also impose restrictions on its ability to pay cash dividends.

Unaudited Comparative Per Share Information
      The following table presents comparative historical per share data regarding the net income (loss) and book value of each of Clinical Data and Icoria and unaudited combined pro forma per share data after giving effect to the mergers as purchases of Icoria and Genaissance by Clinical Data. The following data assumes 0.01391 of a share of Clinical Data common stock will be issued in exchange for each share of Icoria common stock in connection with the merger. This exchange ratio may change in accordance with the provisions of the merger agreement. The data has been derived from and should be read in conjunction with the summary selected historical financial data and unaudited combined pro forma condensed financial statements contained elsewhere in this proxy statement/ prospectus, and the separate historical financial statements and the accompanying notes of Clinical Data, Genaissance, and those of Icoria and the accompanying notes incorporated by reference into this proxy statement/ prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Clinical Data that would have been reported had the mergers been completed as of the date presented, and should not be taken as representative of future results of operations or financial condition of the combined company.
      The Clinical Data unaudited combined pro forma per common share data has been prepared for the benefit of both companies’ stockholders. The data was prepared on the basis of the combined company’s pro forma results and reflecting the share exchange ratio of 0.01391 including the impact of net shares issued to satisfy Icoria stock options using the treasury stock method.

	As of and For the

	Year Ended	Three Months Ended
	March 31, 2005	June 30, 2005

Clinical Data
Historical per common share data:
Income per common share — Basic	$0.77	$0.09
Income per common share — Diluted	0.75	0.09
Cash dividends	0.08	0.04
Net book value per common share — Basic	5.42	5.32
Unaudited combined pro forma per common share data:
Loss per common share — Basic	$(3.78)	$(0.90)
Loss per common share — Diluted	(3.78)	(0.90)
Cash dividends	0.08	0.04
Net book value per common share(2)		8.47

	As of and For the

	Year Ended	Six Months Ended
	December 31, 2004	June 30, 2005

Icoria
Historical per common share data:
Loss per common share — Basic	$(0.40)	$(0.05)
Loss per common share — Diluted	(0.40)	(0.05)
Cash dividends	—	—
Net book value per common share — Basic	0.30	0.26

	As of and For the

	Year Ended	Six Months Ended
	March 31, 2005	June 30, 2005

Unaudited combined equivalent pro forma per common share data(1):
Loss per common share — Basic	$(0.05)	$(0.01)
Loss per common share — Diluted	(0.05)	(0.01)
Cash dividends	—	—
Net book value per Icoria equivalent common share(2)		0.12

(1)	Reflects Icoria shares at the exchange ratio of 0.01391.

(2)	Pro forma net book value per common share’s calculated based upon preliminary estimates of fair value. The book value per common share is subject to change based on final determination of purchase accounting adjustments.

RISK FACTORS
      By voting in favor of adoption of the merger agreement and approval of the merger, you will be choosing to invest in Clinical Data common stock. An investment in Clinical Data common stock involves a high degree of risk, which risk may be in addition to or different from the risks of investment in Icoria. You should carefully consider the risks described below relating to the merger to see how the merger may affect you before deciding how to vote your shares.
      In addition to the risks related to the merger and facing the combined company after the merger described below, there are risks that affect Clinical Data’s and Icoria’s respective businesses before and continuing after, the proposed merger. You should carefully consider the risks described below with respect to Clinical Data’s business and an investment in Clinical Data common stock, and those risks described in Clinical Data’s most recent quarterly report on Form 10-Q, relating to its business, which risks are incorporated by reference into this proxy statement/ prospectus. You should also carefully consider the risks described below with respect to Icoria’s business.
      You should also consider the other information contained in, or incorporated by reference into, this proxy statement/ prospectus (including the matters addressed in “Special Note Regarding Forward-Looking Statements” on page 1). Please refer to the section of this proxy statement/ prospectus entitled “Where You Can Find More Information” beginning on page 102. Although we believe that the risks described below and incorporated by reference into this document represent all material risks currently applicable to the companies, additional risks and uncertainties not presently known to Clinical Data and/or Icoria or that currently are not believed to be important to Clinical Data and/or Icoria also may affect adversely the merger and the combined company following the merger.
      References in this section to “us,” “we” and “our” refer to the statements of Clinical Data and Icoria jointly and of the combined company of Clinical Data, Genaissance and Icoria.
Risks Relating to the Combined Company After the Merger

Icoria has historically incurred significant net losses, as has the recently acquired Genaissance Pharmaceuticals, Inc., and Clinical Data expects the combined company to incur net losses for some time.
      Icoria has a history of incurring net losses, and had a cumulative net loss as of June 30, 2005 of $100.9 million. Genaissance, which was acquired by Clinical Data on October 6, 2005, had a cumulative net loss of $160 million as of June 30, 2005. Clinical Data expects that the combined company will continue to incur net losses, that it is possible that the combined company may never generate sufficient revenue to become profitable and that it may not sustain profitability if it does become profitable.
      The combined company may need to raise capital in the near future to retire debt, to facilitate the integration of Icoria and Genaissance, to continue the research and development necessary to further develop its current products, to bring new products to market, to acquire rights to additional intellectual property, and to further its manufacturing and marketing capabilities. The combined company may seek additional funds through public and private stock offerings, arrangements with corporate partners, credit facilities or from other sources. If these efforts were unsuccessful, it is possible that the combined company would have to reduce capital expenditures, scale back its development of new products, reduce its workforce and seek to license to others products or technologies that it otherwise would seek to commercialize itself. Additional capital may not be available on acceptable terms, or at all. Any additional equity financing would likely be dilutive to stockholders, and debt financing, if available, may include restrictive covenants and require significant collateral.

The combined company is entering into new business areas and may not have the expertise, experience and resources to pursue the businesses of Clinical Data, Genaissance and Icoria at once.
      Individually, each of Clinical Data, Genaissance and Icoria have had experience in their respective areas of expertise, but the combined company has never pursued all of the facets of these businesses at once. As a result, the combined company may not have the experience, the appropriate expertise, or the resources to pursue all businesses in the combined company and it may discover that some of the new facets of the combined business are not what had been previously believed and are not financially viable.

Due to recent merger activity, it may be more difficult to obtain additional financing at favorable terms, if at all.
      Because the combined company has not been tested as an integrated enterprise, and as a combined company has a significant history of losses, it may be more difficult to encourage investment in the combined company through public and private stock offerings, arrangements with corporate partners, credit facilities or from other sources. The combined company may never realize enhanced liquidity in the public markets because the overhang in the public markets as a result of recent merger transactions may dissuade new investors.

Because a significant portion of the combined company’s total assets will be represented by goodwill and other intangible assets that are subject to mandatory annual impairment evaluations, the combined company could be required to write off some or all of this goodwill and other intangibles, which may adversely affect its financial condition and results of operations.
      Clinical Data will account for the acquisition of Icoria using the purchase method of accounting. The purchase price for this business will be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date of consummation of the merger. Any unallocated portion of the purchase price will be allocated to goodwill. If the proposed merger is completed, approximately 40.7% of the combined company’s total assets will be goodwill and other intangibles, of which approximately $24.6 million will be goodwill. In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed annually or more frequently if impairment indicators arise, for impairment and other intangibles are also reviewed at least annually or more frequently, if certain conditions exist, and may be amortized. Clinical Data has estimated that there will be no goodwill to be recorded in connection with this acquisition. When the combined company performs future impairment tests, it is possible that the carrying value of goodwill or other intangible assets could exceed their implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

The uncertainty of patent and proprietary technology protection may adversely affect us.
      The combined company’s success will depend in part on obtaining and maintaining meaningful patent protection on its inventions, technologies and discoveries. Although a substantial majority of Clinical Data’s current revenues are attributable to products without patent protection, Icoria’s business and technology is more heavily reliant on such patent protection and the combined company will have to address such issues. Our ability to compete effectively will depend on our ability to develop and maintain proprietary aspects of our technology, and to operate without infringing the proprietary rights of others, or to obtain rights from third parties, if necessary. Our pending patent applications may not result in the issuance of patents. Our patent applications may not have priority over others’ applications, and even if issued, our patents may not offer protection against competitors with similar technologies. Any patents issued to us may be challenged, invalidated or circumvented, and the rights created thereunder may not afford us a competitive advantage.
      We also rely upon trade secrets, technical know-how and continuing inventions to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology and we may not be able to protect meaningfully our trade secrets, or be capable of protecting our rights to our trade secrets. We seek to protect our technology and patents, in part, by confidentiality agreements with our employees and contractors. Our employees may breach their confidentiality agreements and these agreements may not protect our intellectual property. This could have a material adverse effect on us.

If the combined company is unable to protect effectively its intellectual property, third parties may use its technology, which would impair the combined company’s ability to compete in its markets.
      The combined company’s success will depend in significant part on its ability to obtain and maintain meaningful patent protection for certain of its products throughout the world. Patent law relating to the scope of claims in the technology fields in which the combined company will operate is still evolving. The degree of future protection for the combined company’s proprietary rights is uncertain. The combined company, especially with respect to the acquired Icoria technology and business, will rely on patents to protect a significant part of its intellectual property and to enhance its competitive position. However, Icoria’s presently pending or future patent applications may not issue as patents, and any patent previously issued to Icoria may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued to Icoria or which may be issued to the combined company in the future may not be sufficiently broad to prevent third parties from producing competing products similar to the combined company’s products. In addition, the laws of various foreign countries in which the combined company plans to compete may not protect its intellectual property to the same extent as do the laws of the United States. If the combined company fails to obtain adequate patent protection for its proprietary technology, its ability to be commercially competitive will be materially impaired.
      In addition to patent protection, the combined company will also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade-secrets and proprietary information, Clinical Data generally seeks to enter into confidentiality agreements with its employees, consultants and strategic partners upon the commencement of a relationship. However, Clinical Data may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of this information, these agreements, even if obtained, may not provide meaningful protection for Clinical Data’s trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of Clinical Data’s trade secrets and other proprietary information would impair its competitive advantages and could have a material adverse effect on the combined company’s operating results, financial condition and future growth prospects.

If the combined company is unable to develop new and enhanced products that achieve widespread market acceptance, it may be unable to recoup product development costs, and its earnings and revenue may decline.
      The combined company’s future success depends on its ability to broadly market existing technologies, products, and services, and to develop and introduce new product and service offerings and grow its business in each of the POLs, blood analysis instrumentation, diagnostic assays DNA-based diagnostic and therapeutic products, and human biomarkers and agriculture genomics markets. The combined company expects to commit substantial resources to developing new products and services, as well as to continue marketing the existing products and services of Clinical Data and Icoria. If the market for these products and services does not develop as anticipated, or demand for the combined company’s current product and service offerings does not grow or grows more slowly than the combined company expects, the combined company will have expended substantial resources and capital without realizing sufficient revenue, and the combined company’s business and operating results could be adversely affected.

The combined company will operate in a very competitive environment.
      The combined company expects to encounter intense competition from a number of companies that offer products in our targeted application areas. We anticipate that our competitors in these areas will include:

•	health care and other companies that manufacture laboratory-based tests and analyzers;

•	diagnostic and pharmaceutical companies;

•	molecular services business;

•	companies developing drug discovery technologies;

•	companies developing molecular diagnostic tests; and

•	companies developing point-of-care diagnostic tests.
      If the combined company is successful in developing products in these areas, it will face competition from established companies and numerous development-stage companies that continually enter these markets. In many instances, competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than the combined company. Moreover, these competitors may offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic.
      In addition, several development-stage companies are currently making or developing products that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the U.S. Food and Drug Administration, which we refer to as the FDA, or marketing technologies or products that are more effective or commercially attractive than the combined company’s current or potential products or that render the combined company’s technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent the combined company from successfully commercializing products.

The combined company may not be able to successfully integrate companies that it acquires in the future.
      The success of the combined company will depend in part on its ability to continually enhance and broaden its product offerings in response to changing technologies, customer demands and competitive pressures. From time to time the combined company may pursue acquisitions of businesses that complement or expand its existing business, including acquisitions that could be material in size and scope.
      Any future acquisitions involve various risks, including:

•	difficulties in integrating the operations, technologies and products of the acquired company;

•	the risk of diverting management’s attention from normal daily operations of the business;

•	potential difficulties in completing projects associated with in-process research and development;

•	risks of entering markets in which the combined company has no or limited direct prior experience and where competitors in such markets have stronger market positions;

•	initial dependence on unfamiliar supply chains or relatively small supply partners;

•	insufficient revenues to offset increased expenses associated with the acquisition; and

•	the potential loss of key employees of the acquired company.

Risks Related to Clinical Data
      For risks related to Clinical Data’s business, please see “Risk Factors” contained in Clinical Data’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005 and incorporated by reference into this proxy statement/ prospectus.

Ownership of Clinical Data is concentrated among a small number of stockholders.
      Clinical Data ownership is concentrated among a small number of stockholders, including Randal J. Kirk, the Chairman of Clinical Data, Mr. Kirk’s affiliates, and Israel M. Stein, M.D., Clinical Data’s Chief Executive Officer. Together with Dr. Stein, Mr. Kirk and Mr. Kirk’s affiliates hold approximately 50% of Clinical Data’s outstanding common stock. Prior to the merger, under Delaware law, Dr. Stein, Mr. Kirk and Mr. Kirk’s affiliates collectively own the requisite number of shares of Clinical Data’s outstanding common stock to take action with respect to virtually any corporate matter without seeking the approval of any other stockholders. This means that, although Dr. Stein and Mr. Kirk have no agreement to act in concert, together they and Mr. Kirk’s affiliates could take such action by written consent and would be required to provide notice to the other stockholders only after they had taken such action. Although they presently have the ability to act without the consent of other stockholders, Mr. Kirk and Dr. Stein, as directors of Clinical Data, have fiduciary duties under Delaware law to all the stockholders of Clinical Data. Delaware law also imposes certain fiduciary duties on Mr. Kirk and Dr. Stein by virtue of their status as majority stockholders, and by virtue of Dr. Stein’s status as an officer of Clinical Data. Following the merger, Dr. Stein, Mr. Kirk and Mr. Kirk’s affiliates will collectively own approximately 46% of Clinical Data’s common stock. Although their ownership will no longer allow them to control unilaterally any corporate matter without seeking the approval of any other stockholders, they will still have a controlling block of Clinical Data’s outstanding stock and will be able to exert substantial control over various corporate matters.

Clinical Data may be unable to integrate successfully the businesses of Genaissance Pharmaceuticals, Inc. and Icoria with its own business.
      Prior to the merger with Icoria, Clinical Data consummated a merger with Genaissance. In addition to Clinical Data having to integrate its business with that of Icoria, it will also be in the process of integrating its business with the former business of Genaissance. This integration of all three businesses will require significant efforts from each company, including the coordination of product development, sales and marketing efforts and administrative operations. Clinical Data may find it difficult to integrate simultaneously the operations of both Genaissance and Icoria. The combined company will have employees widely dispersed across its operations in Massachusetts, Rhode Island, Connecticut, California, Texas, North Carolina, Pennsylvania and other domestic and foreign locations, which will increase the difficulty of integrating operations. Genaissance and Icoria personnel may leave their respective companies or the combined company because of the merger. Genaissance and Icoria customers, distributors or suppliers may delay or defer purchasing decisions, terminate their arrangements with the respective company or the combined company or demand amended terms to these arrangements. Any of these actions by customers, distributors or suppliers could adversely affect the business of the combined company. The challenges involved in this integration include, but are not limited to, the following:

•	retaining existing customers and strategic partners of each company;

•	retaining and integrating management and other key employees of the combined company;

•	coordinating research and development activities to enhance introduction of new products and technologies, especially in light of rapidly evolving markets for those products and technologies;

•	preserving the value of various research and development, collaboration, distribution, manufacturing and other important relationships of the combined company;

•	effectively managing the diversion of management attention from business matters to integration issues;

•	combining product offerings and incorporating acquired technology and rights into the product offerings of the combined company effectively and quickly;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	persuading employees that the business cultures of Clinical Data, Genaissance and Icoria are compatible;

•	effectively offering products of Clinical Data, Genaissance and Icoria to each other’s customers;

•	anticipating the market needs and achieving market acceptance of Clinical Data, Genaissance and Icoria products;

•	bringing together the companies’ marketing efforts so that the industry receives useful information about the mergers and customers perceive value in the combined company’s products; and

•	developing and maintaining uniform standards, controls, procedures, and policies.

The merger of Clinical Data and Genaissance, and that of Clinical Data and Icoria may fail to achieve expected beneficial synergies and the future results of the combined companies may materially differ from the pro forma financial information presented in this proxy statement/ prospectus.
      Clinical Data and Icoria have entered into the merger agreement with the expectation that the merger will result in beneficial synergies, such as cost reductions and a broader suite of products and services to offer to our current and targeted customers. Clinical Data also expects to achieve similar beneficial synergies in its recently completed merger with Genaissance. Achieving these anticipated synergies and the potential benefits underlying the companies’ reasons for entering into the mergers will depend on the success of integrating all three companies’ businesses. It is not certain that Clinical Data and Genaissance can be successfully integrated in a timely manner or at all, or that any of the anticipated benefits will be realized. It is also uncertain that the combined company will successfully integrate Icoria in a timely manner or at all, or that any of the anticipating benefits from that merger will be realized. Risks from unsuccessful integration of all the companies include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the risk that it may be more difficult to retain key management, marketing, and technical personnel after the mergers;

•	the risk that costs and expenditures for retaining personnel, eliminating unnecessary resources and integrating the businesses are greater than anticipated;

•	the risk that the combined company cannot increase sales of its products; and

•	the risk that integrating and changing our businesses will impair our relationships with our existing customers and business partners.
      Even if the companies are able to integrate operations, there can be no assurance that the synergies we hope for will be achieved or that integration of Genaissance or Icoria won’t disrupt or eliminate such synergies. The failure to achieve such synergies could adversely affect the combined company’s business and results of operations, including use of cash in operations.

Clinical Data may be required to issue in excess of 20% of its outstanding capital stock upon conversion of the series A preferred stock it issued to the preferred stockholder of Genaissance Pharmaceuticals, Inc. in Clinical Data’s recent merger with that company.
      In the recent merger with Genaissance Pharmaceuticals, Inc., Clinical Data issued 484,070 shares of Clinical Data series A preferred stock to the holder of all of the preferred stock of Genaissance. The Clinical Data preferred stock is initially convertible into 484,070 shares of Clinical Data common stock, or approximately 6.7% of Clinical Data’s outstanding capital stock after the Genaissance merger and approximately 6.3% of Clinical Data’s outstanding capital stock on an Icoria post-transaction basis. However, if the Clinical Data preferred stock remains outstanding until October 6, 2008, then thereafter, the conversion price of the preferred stock will begin to float based on the public market price of the Clinical Data common stock, subject to a minimum conversion factor of one share of preferred stock for one share of common stock. According to the terms of the Clinical Data series A preferred stock, after the third anniversary of the closing date of the Genaissance merger, on any given date of conversion, the conversion price will be equal to the average closing bid price of the Clinical Data common stock for the 10 consecutive trading days prior to such date of conversion. As a result, if the average closing bid price of the Clinical Data common stock were to decline, the number of shares of Clinical Data common stock into which the Clinical Data series A preferred stock is then convertible would increase. If the average closing bid price of the Clinical Data common stock declines enough, it is possible that Clinical Data would have to issue a number of shares of its common stock upon conversion of the Clinical Data series A preferred stock that would be greater than 20% of its then-outstanding capital stock. Such an event does not require additional stockholder approval, would have the effect of diluting your ownership of the combined company and could result in the preferred stockholder exercising control over certain corporate decisions of Clinical Data, which it previously did not have the ability to control or influence.

Clinical Data’s results of operations will be adversely affected if Clinical Data fails to realize the full value of its intangible assets.
      As of June 30, 2005, Clinical Data’s total assets included $9.0 million of net intangible assets. Net intangible assets consist principally of (i) goodwill associated with acquisitions, and (ii) costs associated with capitalized software and (iii) purchased intangibles consisting of customer relationships, net of accumulated amortization. Goodwill is not being amortized while the purchased intangibles are being amortized over their estimated useful lives. Amortization of capitalized software is provided over the estimated useful life of the product, which is generally four years. Goodwill is tested, at a minimum, on an annual basis using December 31 as the annual measurement date for potential impairment by comparing the carrying value to the fair market value of the reporting unit to which the goodwill is assigned; as of June 30, 2005, all of the goodwill is assigned to the POL segment. Amortizable intangibles, including capitalized software, are subject to impairment reviews when there are indications of impairment.
      The fair value of Clinical Data’s recorded intangibles can be impacted by economic conditions, market risks, and the volatility in the markets in which Clinical Data and its customers operate. Changes in fair value could result in future impairment charges if the fair value of the reporting units or asset groups to which these long-lived assets are associated are determined to be less than the carrying value of such assets. The annual assessment of goodwill or the periodic impairment testing considerations may result in impairment charges or additional intangible asset write-offs, respectively, which could adversely affect Clinical Data’s results of operations. As of December 31, 2004, the most recent evaluation date, there was no impairment of goodwill. Additionally, there were no indicators of impairment that would require an assessment of the impairment of Clinical Data’s other intangible assets.

The price of Clinical Data’s common stock is volatile and the trading volume of Clinical Data’s common stock has historically been low and, as a result, investors could lose a substantial part of their investment.
      The stock market in general and the stock prices of life sciences and technology companies in particular, experience volatility, which has often been unrelated to the operating performance of any particular company or companies. Clinical Data’s common stock has historically been lightly traded and its price could decline regardless of its actual operating performance. Investors also could lose a substantial part of their investment as a result of industry or market-based fluctuations. If a more active public market for Clinical Data’s common stock is not created, it may be difficult for stockholders to resell their common stock and any significant sale of common stock may cause the price to fall. Management believes that Clinical Data’s common stock will continue to be volatile and its trading volume will remain low, even after the merger with Icoria is consummated.

      A number of additional factors also could cause the prevailing market prices of Clinical Data’s common stock to fluctuate significantly and could adversely impact such prices and the ability of Clinical Data to raise additional equity capital. Such factors include but are not limited to the following:

•	the timing of Clinical Data’s announcements or of its competitors’ announcements regarding significant products, contracts or acquisitions;

•	variations in results of operations;

•	changes in earnings estimates by securities analysts;

•	general economic and market conditions; and

•	sales of substantial amounts of Clinical Data’s common stock into the public market, or the perception that such sales might occur.
Risks Relating to the Merger

Icoria stockholders cannot be sure of the market value of the Clinical Data common stock that will be issued in the merger.
      Upon completion of the merger and subject to adjustment as provided in the merger agreement, each share of Icoria common stock will be converted into the right to receive approximately 0.01391 of a share of Clinical Data common stock. The exchange ratio regarding the number of shares to be issued is subject to upward and downward adjustment if the average of the per share closing prices of a share of Clinical Data common stock as reported on the Nasdaq Market during the ten trading days preceding the effective date of the merger is greater than $22.74 or less than $20.92 such that the aggregate purchase price paid for all of the Icoria common stock shall not be more than $12,500,000 nor less than $10,000,000. See “Questions & Answers About the Merger — “Q: What will I receive in exchange for my Icoria common stock if the merger occurs?” beginning on page 2. This average price may vary from the closing price of the Clinical Data common stock on the date we announced the merger, on the date this proxy statement-prospectus was mailed to Icoria stockholders, and on the date of the Icoria special meeting. Any change in the average market price of Clinical Data common stock during the 10 days prior to completion of the merger will affect the value and may possibly affect the amount of Clinical Data shares that the Icoria stockholders will receive upon completion of the merger. Share price changes may result from a variety of factors including general market and economic conditions, changes in Clinical Data’s operations and prospects, and regulatory considerations. Many of these factors are beyond either Clinical Data or Icoria’s control.
      Accordingly, the Icoria stockholders will not be able to accurately calculate the value of the number of shares of Clinical Data common stock to be received upon completion of the merger until the close of the Nasdaq Market on the day immediately preceding the effective time of the merger. As such, most Icoria stockholders will be required to grant a proxy to vote their shares at the Icoria special meeting prior to knowing exactly how many shares they are to receive in the merger.

Icoria stockholders’ ability to benefit from increases in the value of Clinical Data common stock prior to the closing of the merger is limited.
      The exchange ratio under the merger agreement is subject to adjustments that limit the range in the value of Clinical Data common stock to be received by Icoria stockholders in the merger. Therefore, the opportunity for Icoria stockholders to benefit from any increase in the market value of Clinical Data common stock between the announcement of the merger and the closing of the merger will be limited, which would not have been the case if the consideration had been based on a fixed exchange ratio.

Clinical Data may be unable to integrate successfully the businesses of Icoria with its own business.
      After the merger, Clinical Data and Icoria, each of which had previously operated independently, will have to integrate their operations. The integration will require significant efforts from each company, including the coordination of their product development, sales and marketing efforts and administrative operations. Clinical Data may find it difficult to integrate the operations of Icoria. The combined company will have employees widely dispersed across its operations in Massachusetts, Rhode Island, Connecticut, California, Texas, North Carolina, Pennsylvania and other domestic and foreign locations, which will increase the difficulty of integrating operations. Icoria personnel may leave Icoria or the combined company because of the merger. Icoria customers, distributors or suppliers may delay or defer purchasing decisions, terminate their arrangements with Icoria or the combined company or demand amended terms to these arrangements. Any of these actions by customers, distributors or suppliers could adversely affect the business of the combined company. The challenges involved in this integration include, but are not limited to, the following:

•	retaining existing customers and strategic partners of each company;

•	retaining and integrating management and other key employees of the combined company;

•	coordinating research and development activities to enhance introduction of new products and technologies, especially in light of rapidly evolving markets for those products and technologies;

•	preserving the value of various research and development, collaboration, distribution, manufacturing and other important relationships of the combined company;

•	effectively managing the diversion of management attention from business matters to integration issues;

•	combining product offerings and incorporating acquired technology and rights into the product offerings of the combined company effectively and quickly;

•	integrating sales efforts so that customers can do business easily with the combined company;

•	persuading employees that the business cultures of Clinical Data and Icoria are compatible;

•	effectively offering products of Clinical Data and Icoria to each other’s customers;

•	anticipating the market needs and achieving market acceptance of Clinical Data and Icoria products;

•	bringing together the companies’ marketing efforts so that the industry receives useful information about the merger and customers perceive value in the combined company’s products; and

•	developing and maintaining uniform standards, controls, procedures, and policies.

The merger may fail to achieve expected beneficial synergies.
      Clinical Data and Icoria have entered into the merger agreement with the expectation that the merger will result in beneficial synergies, such as cost reductions and a broader suite of products and services to offer to its current and targeted customers. Achieving these anticipated synergies and the potential benefits underlying the two companies’ reasons for entering into the merger will depend on the success of integrating Clinical Data’s and Icoria’s businesses. It is not certain that Clinical Data and Icoria can be successfully integrated in a timely manner or at all, or that any of the anticipated benefits will be realized. Risks from an unsuccessful integration of the companies include:

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the risk that it may be more difficult to retain key management, marketing, and technical personnel after the merger;

•	the risk that costs and expenditures for retaining personnel, eliminating unnecessary resources and integrating the businesses are greater than anticipated;

•	the risk that the combined company cannot increase sales of its products; and

•	the risk that integrating and changing our businesses will impair our relationships with our existing customers and business partners.
      Even if the two companies are able to integrate operations, there can be no assurance that the synergies we hope for will be achieved. The failure to achieve such synergies could adversely affect the combined company’s business and results of operations, including use of cash in operations.

Clinical Data and Icoria expect to incur significant costs associated with the merger.
      Clinical Data estimates that it will incur direct transaction costs of approximately $375,000 associated with the merger, including direct costs of the acquisition as well as liabilities to be accrued in connection with the acquisition, including severance and related costs. In addition, Icoria estimates that it will incur direct transaction costs of approximately $1.5 million. Clinical Data and Icoria believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. We cannot assure you that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. If the benefits of the merger do not exceed the costs of integrating the businesses of Clinical Data and Icoria, the combined company’s financial results may be adversely affected.

The price of Clinical Data common stock may be affected by factors different from those affecting the price of Icoria common stock.
      When the merger is completed, holders of Icoria common stock will become holders of Clinical Data common stock. Clinical Data’s business differs from that of Icoria, and Clinical Data’s results of operations, as well as the price of its common stock, may be affected by factors that are different from those affecting Icoria’s results of operations and the price of its common stock. Additionally, Clinical Data’s common stock has had a much lower historical trading volume than that of Icoria, which could subject Clinical Data common stock to greater price fluctuations in response to certain trading activities.

Some officers and directors of Icoria have certain competing interests that may have influenced them to support or recommend the merger.
      Some of the executive officers and directors of Icoria have interests in the merger that compete with, are different from, or are in addition to, the interests of Icoria stockholders generally. Several executive officers of Icoria have employment agreements that entitle them to severance payments, accelerated vesting of, and extended exercise periods with respect to, outstanding stock options and accelerated vesting with respect to restricted stock awards and other benefits upon the officer’s termination under certain circumstances following the completion of the merger. The Icoria non-employee directors hold stock options that will become fully vested upon consummation of the merger and will remain outstanding for an extended period following the termination of the director’s board service.
      Clinical Data will indemnify current and former Icoria officers and directors against liabilities arising out of each such person’s service as an officer and/or director, and Clinical Data has agreed to cause the surviving corporation to maintain directors’ and officers’ liability insurance covering those persons currently covered by Icoria’s directors’ and officers’ liability insurance policy, subject to certain limitations. In addition, Clinical Data has also agreed to provide coverage for any current or former officers or directors of Icoria under a directors’ and officers’ liability insurance policy of Icoria or Clinical Data with respect to any liabilities arising out of such person’s service as a director or officer of Icoria prior to the merger and to maintain such coverage on terms with respect to coverage and amount no less favorable than those of the applicable policy in effect on the date of the merger agreement.
      For these reasons, the directors and officers of Icoria may have been more likely to support the terms of the merger agreement and the merger than if they did not have these interests. Icoria stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

The holders of Icoria common stock will have less control over corporate actions proposed to be taken by Clinical Data than those holders had over corporate actions proposed to be taken by Icoria.
      Following the merger, holders of Icoria common stock outstanding immediately prior to the merger will become holders of Clinical Data common stock. Those holders will hold between 7% and 8% of outstanding common stock of the combined company after the merger, as opposed to 100% of the outstanding Icoria common stock. Also, Clinical Data’s two largest stockholders and their affiliates, who currently own approximately 50% of the Clinical Data common stock, will continue to own approximately 46% of the common stock of the combined company. There are differences between the rights of Clinical Data stockholders under Clinical Data’s certificate of incorporation and bylaws and the rights of Icoria stockholders under Icoria’s certificate of incorporation and bylaws. As a result of the controlling stockholders and the differences in the rights of the common stock, the holders of Icoria common stock may have less control over corporate actions proposed to be taken by the combined company than those holders had over corporate actions proposed to be taken by Icoria. You should read more about these differences under the section of this proxy statement/ prospectus entitled “Comparison of Rights of Clinical Data Stockholders and Icoria Stockholders” on page 92.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your Icoria shares and Clinical Data’s treatment of the merger as a taxable sale.
      Clinical Data and Icoria have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, Clinical Data and Icoria will, as a condition to closing, obtain legal opinions from their respective tax counsels that the merger will constitute a reorganization for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the IRS were to successfully challenge the merger’s status as a reorganization, you generally would recognize gain or loss on each share of Icoria common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash, if any, and the fair market value of the Clinical Data common stock received in exchange for that share upon completion of the merger.

Satisfying closing conditions may delay completion of the merger.
      There are many conditions to Clinical Data and Icoria’s obligations to complete the merger. Many of these conditions are beyond Clinical Data and Icoria’s control. These conditions include obtaining requisite approvals from Clinical Data and Icoria stockholders, and Clinical Data and Icoria may be unable to obtain these approvals on a timely basis, if at all.
Risks Related to Icoria
      For risks related to Icoria’s business, please see “Certain Factors That May Affect Our Business and Future Results” contained in Icoria’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and the “Risk Factors” section of Icoria’s Annual Report as Form 10-K for the year ended December 31, 2004, each of which is attached as an Annex to this proxy statement/ prospectus and incorporated by reference herein.

If the merger is not completed, Icoria’s stock price and future business and operations could be adversely affected.
      If the merger is not completed, Icoria may be subject to the following material risks, among others:

•	Icoria may be required to pay Clinical Data a termination fee of $625,000 or expenses of up to $312,500, each under certain circumstances;

•	Icoria’s costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed; and

•	Icoria may not be able to continue its discovery and development efforts.
      Further, if the merger agreement is terminated and Icoria’s board of directors determines to seek another merger, business combination or an alternative strategy, Icoria may not be able to find a strategic partner or financing alternative at an equivalent or more attractive price than that which would be paid in the merger with Clinical Data.

Icoria’s market price may be negatively impacted if the merger with Clinical Data is not concluded.
      On September 20, 2005, Icoria announced that it had entered into the merger agreement with Clinical Data. Consequently, Icoria believes its stock price has begun to take into account the likelihood of the merger being concluded. Failure to consummate this merger may have a significant negative impact on the trading price of Icoria’s common stock. While Icoria is working to complete the merger during the fourth quarter of calendar year 2005 or early 2006, the consummation of the merger is subject to approval of the transaction by Icoria’s stockholders and other customary closing conditions, many of which are beyond Icoria’s control.

The termination fee and the restrictions on solicitation contained in the merger agreement and the terms of the voting agreements, both with Clinical Data, may discourage other companies from trying to acquire Icoria.
      Until the completion of the merger, and with some exceptions, Icoria is prohibited from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock. Icoria also agreed to pay a termination fee of $625,000 in certain circumstances, such as Icoria accepting a superior proposal, and in separate circumstances Icoria has agreed to pay expenses of up to $312,500 to Clinical Data. Payment of the termination fee could also have a material adverse effect on Icoria’s financial condition. In addition, the officer and director holders of the common stock and certain of their affiliates constituting 7.1% of the issued and outstanding common stock of Icoria, as of the date of the merger agreement, have entered into an agreement with Clinical Data in which such holders agreed to vote in favor of the merger and against any action, agreement, transaction or proposal that would result in any of the conditions to Icoria’s obligations under the merger agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the merger agreement. These provisions could discourage other companies from trying to acquire Icoria even though those other companies might be willing to offer greater value to Icoria’s stockholders than Clinical Data has offered in the merger.

Icoria is an early stage company that uses novel technologies and has a history of significant net losses and, as a result, Icoria has never achieved, may never achieve, or may never be able to maintain, profitability.
      You should evaluate Icoria in light of the uncertainties affecting an early stage biotechnology company, including its biochemical profiling platform, bioinformatics efforts, recent write-down of the intangible assets related to the TissueInformatics® software and the sale of the GeneFunction Factory® technology in connection with the Asset Purchase Agreement with Monsanto Company dated March 23, 2005. Icoria has not yet proven that determining the function of a gene in commercially significant target organisms or elucidating the biochemical profiles of cells, tissues, or fluids will enable it or its partners to develop commercial products. Furthermore, Icoria has been increasing its efforts to address the human health market with its biochemical profiling platform, an area of business in which Icoria has little experience.

Icoria has a history of significant net losses. Icoria expects to continue to incur net losses for the foreseeable future and may never reach profitability.
      Icoria has incurred net losses in each year since its inception and expects these losses to continue. Excluding the gain on the sale of assets to Monsanto, Icoria experienced a net loss of approximately $3.0 million for the quarter ended June 30, 2005. As of June 30, 2005, Icoria has an accumulated deficit of approximately $100.9 million. To date, Icoria has derived substantially all of its revenues from three commercial partnerships, a government contract and government grants. Icoria’s Bayer and Monsanto contracts have ended. Icoria does not have replacements for these contracts. Icoria does not believe replacements for such contracts exist and Icoria is no longer pursuing such contracts in agriculture. Icoria expects to spend a significant amount of capital to fund research and development and enhance its core technologies in healthcare. Icoria will need to generate significant additional revenues from existing commercial contracts and partnerships, grants and new revenue sources to fund research and development in its new core technologies. Icoria has sold certain assets to Monsanto in order to realize current benefits from these assets instead of completing the Monsanto contract under its terms. This strategy of selling these assets to Monsanto may not yield sufficient resources to accomplish the objectives. Icoria cannot accurately predict when, if ever, it will become profitable.

Icoria’s business requires substantial additional capital, which it may not be able to obtain on commercially reasonable terms, if at all.
      Icoria’s future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

•	the potential development of proprietary diagnostic products;

•	Icoria’s research and development activities;

•	Icoria’s administrative activities including business development, marketing and sales efforts;

•	servicing Icoria’s creditors and making potential penalty payments on outstanding debts; and

•	the demand for Icoria’s products and services.
      Icoria currently anticipates that its cash and cash equivalents will be sufficient to support its operations into the second quarter of 2006. To the extent that its existing resources are insufficient to fund its activities and the merger is not completed, Icoria may need to raise funds through public or private financings of debt or equity securities. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to it. If adequate funds are not available, Icoria will have to reduce expenditures for research and development, administration, business development or marketing, which could have a material adverse effect on its business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to Icoria’s stockholders.

If the merger is not completed, Icoria’s debt covenants could impact its cash position.
      On September 13, 2005, Icoria modified the financial covenant in its debt agreement with Silicon Valley Bank, which is referred to as SVB. Icoria is now obligated to maintain a minimum ratio of cash and investments to SVB debt of 1.50. This ratio is defined in the amended agreement with SVB as the ratio of unrestricted cash and investments to the amount of outstanding debt to SVB (including all amounts outstanding or letters of credit issued under the line of credit). If Icoria defaults on this financial covenant, Icoria may be required to pay off its loan with SVB. As of June 30, 2005, Icoria’s cash to debt ratio under this facility was 3.10, and the aggregate amount outstanding under the SVB term loan was approximately $2.8 million.
      In October 2004, Icoria raised gross proceeds of $5 million from Laurus Master Fund, Ltd. through the sale of a convertible note collateralized by substantially all of Icoria’s fixed assets. In connection with the Monsanto Asset Purchase Agreement dated March 23, 2005, Laurus agreed to release the liens on the assets sold to Monsanto. In exchange for this release, Icoria agreed to additional interest on the note of approximately $50,000 and a future prepayment of up to approximately $430,000 in principal with a 20% penalty if Laurus was unable to convert this amount of principal by October 1, 2005 pursuant to the conversion feature under the note. In October 2005, Icoria paid Laurus $430,000 in principal and $86,000 as the 20% penalty under the terms of this amended agreement.
      If the merger is not completed, Icoria may be required to raise funds through public or private financings of its equity securities to attempt to avoid a default on its debt. No assurance can be given that such additional financings will be available or, if available, can be obtained on acceptable terms. The Laurus financing restricts Icoria’s ability to engage in certain types of financings.

If the merger is completed, Icoria and the combined company will continue to shift Icoria’s traditional business model away from agriculture-based research and areas of historical revenue.
      Icoria’s recent shift towards the healthcare industry and the therapeutic fields of obesity, liver disease and diabetes is a fundamental shift away from known and historical areas of revenue generation. There has not been sufficient time to discover whether Icoria has been or will be successful in this effort. If the merger is completed the combined company will assume this shift in business plan. Icoria’s belief that the potential market for healthcare products and services is better for its long-term business prospects, rather than the strategy of using agriculture-based contracts to generate revenues, may be based on data and assumptions that are flawed, Icoria may not have the financial ability or expertise to effectuate this shift, and the costs of the transition may be prohibitive. Icoria’s belief that it can obtain material revenues from any healthcare partnerships, agreements, discoveries or contracts may be incorrect. If Icoria, or the combined company, is unable to accomplish the evolution to a healthcare-focused company, Icoria, or the combined company, might not have sufficient resources to refocus this business again. This shift in focus makes it very difficult for you to evaluate the success of Icoria’s business to date and to assess its future viability.

Icoria has a limited number of significant partnerships, relationships, and contracts.
      Icoria has a limited number of significant revenue generating contracts and commercial partnerships. In the agriculture sector, Icoria had entered into only three significant commercial partnerships, namely with Bayer CropScience, Monsanto and Pioneer Hi-Bred International, Inc., a subsidiary of DuPont, to assist in development of certain new products that such companies are targeting, including herbicides and plants with improved nutritional and growth characteristics. Of these contracts, only the one with Pioneer Hi-Bred will remain after the Bayer and Monsanto contracts terminate, which subjects Icoria to the volatility inherent in providing services to one company in the agriculture industry. Historically, these contracts have provided substantially all of Icoria’s operating revenue. The Pioneer Hi-Bred contract is terminable at December 31, 2005 upon the payment of a $500,000 fee. Icoria has entered into a government contract and has received a government grant. If it is unable to successfully achieve milestones or its commercial partners fail to develop successful products, Icoria will not earn certain revenues contemplated under such partnerships.
      In addition, Icoria may not be able to enter into additional commercial partnerships of the type previously relied upon. Partnerships or contracts in which Icoria has previously engaged may no longer be available. Icoria does not control the resources that its commercial partners devote to these projects, and Icoria’s commercial partners may not perform their obligations. Icoria’s commercial partnerships are subject to termination rights by the commercial partners. If commercial partners terminate their relationship with Icoria, or fail to meet their contractual obligations, it could have a material adverse effect on Icoria’s revenues and the ability to undertake research, to fund related and other programs and to develop, manufacture and market any products that may have resulted from the commercial partnership. Further, Icoria may pursue opportunities in fields that conflict with its commercial partners or in which commercial partners could become active competitors. Icoria’s strategy of using revenue generated from its commercial partnerships, and using the proceeds generated from the sale of its efforts in connection with commercial partnerships, for investment capital to develop and grow the healthcare business may be flawed, it may not yield sufficient results quickly enough, or at all, and may leave Icoria without the means to generate revenue. Icoria’s long-term business plan refinement concentrates its risks, subjects it to the vagaries in the healthcare industry, and makes its business less diversified.

Icoria may not succeed in developing diagnostic products and even if it does succeed in developing diagnostic products, such products may never achieve any commercial acceptance.
      There is considerable risk in developing diagnostic products based on Icoria’s biomarker discovery efforts; potential tests may fail to validate results in larger clinical studies and may not achieve acceptable levels of clinical sensitivity and specificity. If Icoria does succeed in developing diagnostic tests with acceptable performance characteristics, Icoria may not succeed in achieving significant commercial market acceptance for those tests. Icoria’s ability to successfully commercialize any diagnostic products that it may develop will depend on many factors, including but not limited to:

•	Icoria’s ability to convince the medical community of the safety and clinical efficacy of its potential products and the potential advantages over existing diagnostic products;

•	Icoria’s ability to establish business relationships with other diagnostic companies that can assist in the commercialization of these potential products; and

•	the agreement by third party payers to provide full or partial reimbursement coverage for its potential products.
      These factors present obstacles to any commercial acceptance of Icoria’s potential diagnostic products, which it will have to spend substantial time and money to overcome, if it can do so at all. Icoria’s inability to successfully address these obstacles will harm its business.

If Icoria or the combined company loses Icoria’s key personnel or is unable to attract and retain additional personnel, Icoria’s operations and contemplated operations could be disrupted and its revenues could decrease.
      Icoria’s success depends on the continued services and on the performance of its senior management and scientific staff. As a result of recent transactions, Icoria has experienced a significant headcount reduction among its senior management and scientific staff. The loss of the services of any more of its senior management or its scientific staff will seriously impair its ability to operate and achieve its objectives, which would likely reduce its revenues or potential for achieving additional revenues. Icoria’s loss of expertise and institutional knowledge could have a material impact on it and on its ability to execute on its latest business plan. Icoria’s cost-cutting and business plan refocusing efforts could have an impact on employee morale and could have an effect on recruiting. Recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to Icoria’s success.
      Icoria currently only has an Interim Chief Executive Officer. In order to achieve its business objectives, Icoria must identify, attract, train and motivate additional personnel with expertise in specific industries and areas applicable to the products developed through its technologies. Icoria has been conducting a search for a full-time Chief Executive Officer; however, this process has been temporarily suspended pending the outcome of the merger. This search is crucial to its ongoing business, may be costly and may not achieve all of Icoria’s stated goals. This search may materially disrupt its business or its ability to execute on its new business plan. Icoria competes intensely for all of its personnel and may be unable to achieve its personnel related goals. Icoria’s failure to achieve any of these goals could seriously limit its ability to improve its operations and financial results.

Icoria did not realize the near-term value it anticipated from its merger with TissueInformatics.Inc., which may have ongoing negative financial consequences.
      Icoria’s acquisition of TissueInformatics.Inc involved the integration of operations and personnel of TissueInformatics, including, among other things, the integration of TissueInformatics’ technologies in quantitative tissue analysis with Icoria’s biomarker and target discovery programs. Icoria also anticipated generating substantial sales of quantitative tissue analysis software. Icoria has been unable to realize direct benefits from the costs associated with the acquisition of TissueInformatics and has determined that the commercialization of this technology will require substantial additional investment. Icoria has determined that it will not proceed with this commercialization investment at this time and has written off all intangible assets related to this technology. In addition, Icoria terminated 9 of the 18 remaining former TissueInformatics employees in March 2005. As a company with two bases of operations, Icoria faces challenges in managing these employees over a geographic distance. The inability to successfully integrate the operations and personnel of TissueInformatics.Inc could have an adverse effect on Icoria, increasing its expenses and costs and, as a result, the market price of its common stock could decline and its ability to attract financing could decrease.

If the merger is not completed Icoria will continue to trade on the Over the Counter Bulletin Board and may not be able to regain a listing on the Nasdaq system.
      Icoria was delisted from the Nasdaq SmallCap Market in July of 2005. The Over the Counter Bulletin Board, known as the OTC-BB, is less well-known and potentially has fewer market participants providing liquidity. This could make Icoria’s stock price volatility increase and increase its difficulty in obtaining capital.
      In order to have Icoria’s common stock relisted on the Nasdaq National Market or the Nasdaq SmallCap Market, it would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. Accordingly, Icoria cannot assure that it will be able to have its common stock relisted on the Nasdaq system, and most likely its common stock will continue to be quoted on the OTC-BB. In addition, because Icoria is quoted on the OTC-BB, it might become more difficult to raise additional capital, due to increased costs and potential diminished liquidity in the market for its common stock which may adversely affect its business objectives and results of operations.

If Icoria or the combined company does not refocus the business Icoria has been pursuing and compete effectively, its losses could increase.
      Icoria faces intense competition in its biomarker and diagnostic discovery business from other biotechnology companies and large pharmaceutical companies. Its competition often also includes internal departments of these larger companies. A number of these companies are engaged in efforts to reduce the cost, risk and time of drug discovery and development cycles and small molecule discovery. These competitors have been active in the human health field for a longer period and have greater financial resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than Icoria does. If these competitors partner or commercialize their technologies or products before Icoria does, they could render Icoria’s technologies and products obsolete or noncompetitive. Icoria expects that competition will increase as technical advances in genomics, metabolomics and data integration/coherence are made and become more widely known. In diagnostic discovery, Icoria’s competitors include Nanogen, Inc., Laboratories Corporation of America, Biopredictive, and Quest Pharmaceutical Services. In biomarker and drug target discovery, other companies that offer similar technologies include SurroMed, Inc. and Beyond Genomics, Inc. among others. In investigative toxicology, Icoria’s competitors include CuraGen, Inc. and GeneLogic, Inc. among others.
      Icoria’s Paradigm Array Labstm microarray service business faces competition from other companies that offer similar technologies including gene expression profiling services and analysis, such as GeneLogic, Inc. and Expression Analysis, Inc. These competitors may have greater name recognition, larger more established customer bases and greater technical, marketing and other resources than Icoria does to provide more competitive service offerings. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their services, and reduce prices if necessary to increase market share.
      Icoria also continues to face intense competition in its agricultural line of business from plant genomics and agri-chemical companies. At times, Icoria also competes with internal departments of its customers. In the areas of crop trait and crop protection discovery, other companies that offer similar technologies include Exelixis, Inc., Ceres, Inc., Mendel Biotechnology, Inc., Large Scale Biology Corporation and Diversa Corporation, among others.
      Icoria’s centralization of focus on the healthcare industry heightens the impact of competitive forces in that industry. Icoria’s preliminary focus of growth in the healthcare industry increases the impact of competitive pressures.

If Icoria, or the Icoria business within the combined company, is not able to adequately acquire and protect patents and licenses, it may not be able to operate its business and remain competitive or compete effectively.
      Icoria’s business and competitive position will depend in part on its ability to obtain patents and maintain adequate protection of its other intellectual property for its technologies and products in the United States and other countries. As of October 20, 2005, Icoria had 66 U.S. patent applications pending and 40 international patent applications pending, some of which are subject to rights that they have granted to various collaborators and development partners. Of these pending applications, 26 U.S. patent applications and 10 international patent applications fall within Icoria’s healthcare portfolio. Icoria owns 24 issued U.S. patents, five of which fall within its healthcare portfolio. Icoria does not own any issued patents in any other country. If each of the 24 issued U.S. patents is maintained for the longest term available under law, the earliest a patent will expire is 2019. Icoria also has 8 trademark applications pending and 19 trademarks registered in the United States.
      The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries.
      The patent positions of life science companies are generally uncertain and involve complex legal and factual questions. Icoria’s business could be hurt by any of the following:

•	its pending patent applications may not result in issued patents;

•	the claims of any issued patents may not provide meaningful protection;

•	it may be unsuccessful in developing additional proprietary technologies that are patentable;

•	its patents may not provide a basis for commercially viable products or provide it with any competitive advantages and may be challenged by third parties; and

•	others may have patents that relate to its technology or business.
      Third parties have filed, and in the future are likely to file, patent applications covering biomarkers and related methods that Icoria has developed or may develop or technology upon which its technology platform depends. If patent offices issue patents on these patent applications and Icoria wishes to use the biomarkers or technology, it would need to obtain licenses from third parties. However, Icoria might not be able to obtain any such license on commercially favorable terms, if at all, and if they do not obtain these licenses, it might be prevented from using certain technologies or taking certain products to market.
      The patent positions of biopharmaceutical and biotechnology companies, including Icoria’s patent position, are generally uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the field in which Icoria operates is still evolving. Icoria will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Icoria will apply for patents covering both its technologies and products, as it deems appropriate. However, other companies may challenge these applications and governments may not issue patents Icoria may request. Any future patents Icoria obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around Icoria’s patented technologies. In addition, Icoria’s patents may be challenged, invalidated or fail to provide it with any competitive advantages.
      Icoria also relies upon trade secret protection for its confidential and proprietary information. Icoria has taken security measures to protect its proprietary information. These measures may not provide adequate protection for its trade secrets or other proprietary information. Even though Icoria seeks to protect its proprietary information by entering into confidentiality agreements with employees, commercial partners and consultants, people may still disclose Icoria’s proprietary information, and Icoria might not be able to meaningfully protect its trade secrets.

If third parties make or file claims of intellectual property infringement against Icoria, or the combined company, or otherwise seek to establish their intellectual property rights, Icoria, or the combined company, may have to spend time and money in response and cease some of its operations.
      Third parties may claim that Icoria, or the combined company, is employing their proprietary technology without authorization or that Icoria, or the combined company, is infringing on their patents. Icoria, or the combined company, could incur substantial costs and diversion of management and technical personnel in defending itself against any of these claims. Furthermore, parties making claims against Icoria, or the combined company, may be able to obtain injunctive or other equitable relief which could effectively block Icoria’s, or the combined company’s ability to further develop, commercialize and sell products. In the event of a successful claim of infringement, courts may order Icoria, or the combined company, to pay damages and obtain one or more licenses from third parties. Icoria, or the combined company, may not be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could prevent Icoria from commercializing available products.

If Icoria, or the combined company, were successfully sued for product liability, it could face substantial liabilities that may exceed its resources.
      Icoria, or the combined company, may be held liable if any product it develops, or any product which is made using its technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of chemical, agricultural, pharmaceutical, and other such healthcare products and related methodologies. Icoria currently does not have product liability insurance. If Icoria, or the combined company, chooses to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that it or its commercial partners develop may be prevented or inhibited. If Icoria, or the combined company, is sued for any injury caused by its products, such liability could have a material adverse effect on its business and results of operations.

Any product that Icoria, or the combined company, or its commercial partners may develop using the gene function, metabolomics, or biomarker information it provides may be subject to a lengthy and uncertain government regulatory process that may not result in the necessary approvals, may delay the commercialization of these products or may be costly, any of which could seriously reduce Icoria’s revenues or exceed its financial ability to meet the obligations.
      Any new product that Icoria, or the combined company, or its commercial partners develop will likely undergo an extensive regulatory review process in the United States by the Food and Drug Administration, or FDA, or the United States Department of Agriculture, or USDA, and by regulators in other countries before it can be marketed or sold. For example, the FDA must approve any drug, diagnostic or biologic product before it can be marketed in the United States. This review process can take many years and require substantial expense. In the future, Icoria and its commercial partners may also be required to submit pre-market information to the FDA about food developed through biotechnology. Adverse publicity could lead to greater regulation and trade restrictions on imports and exports of genetically modified products. Changes in the policies of U.S. and foreign regulatory bodies could increase the time required to obtain regulatory approval for each new product.

      Icoria’s efforts to date have been primarily limited to identifying targets. If regulators approve any products that Icoria, or the combined company, or its commercial partners develop, the approval may impose limitations on the uses for which a product may be marketed. Regulators may require the submission of post-market launch information about a product after approving it, and may impose restrictions, including banning the continued sale of the product, if they discover problems with the product or its manufacturer.

Icoria’s business exposes it to risks of environmental liabilities and will continue to do so in the combined company.
      Icoria’s research and development activities involve the controlled use of hazardous materials, chemicals and toxic compounds which could expose it to risks of accidental contamination, events of non-compliance with environmental laws, regulatory enforcement and claims related to personal injury and property damage. If an accident occurred or if it were to discover contamination caused by prior operations, Icoria could be liable for cleanup obligations, damages or fines, and any liability could exceed its resources.
      The environmental laws of many jurisdictions impose actual and potential obligations on Icoria to remediate contaminated sites. These environmental remediation obligations could exceed its resources. Stricter environmental, safety and health laws and enforcement policies also could result in substantial costs and liabilities to them, and could subject its handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, ongoing compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect Icoria.

If the merger is not completed, Icoria’s stock price will remain extremely volatile.
      The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life science companies, have been highly volatile. Icoria’s common stock began public trading in May 2000. The trading price of Icoria’s common stock has been extremely volatile, and management believes that, if the merger is not completed, it will remain highly volatile and may fluctuate substantially.

If Icoria’s results of operations continue to fluctuate and quarterly results are poor or lower than the expectations of securities analysts, then the price of its common stock could fall.
      Icoria’s operating results historically have fluctuated on a quarterly basis and are likely to continue to do so in the future. These fluctuations could cause its stock price to fluctuate significantly or decline. Some of the factors, which could cause its operating results to fluctuate, include:

•	the approval of the United States federal budget related to the funding of Icoria’s contract with National Institute of Environmental Health Sciences (“NIEHS”);

•	expiration of research contracts with commercial partners, which may not be renewed or replaced;

•	the success rate of Icoria’s discovery efforts leading to milestones and royalties;

•	the timing and willingness of commercial partners to commercialize Icoria’s products which would result in royalties; and

•	general and industry specific economic conditions, which may affect Icoria’s commercial partners’ research and development expenditures.
      A large portion of Icoria’s expenses, including expenses for facilities, equipment and personnel are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated due to expiration of commercial partnerships or government contract or research grants, failure to obtain new contracts or other factors, Icoria may not be able to correspondingly reduce its operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm its operating results for a particular fiscal period.
      Icoria’s operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, Icoria’s stock price would likely decline.

If Icoria’s stockholders sell substantial amounts of their common stock, the market price of its common stock may fall.
      There is substantial overhang in the market for Icoria’s stock, which means that if there are a number of stockholders who have not yet sold their shares into the public trading market but could do so under a recent registration statements or because of lapse of restrictions. If all such stockholders sold their share into the market, the price of Icoria’s common stock would likely decrease. In addition, if Icoria’s warrant holders converted their shares and sold them into the market or Icoria’s employees, convertible note holders and the former TissueInformatics.Inc stockholders sold their shares into the market, the price of Icoria’s common stock would likely decrease.

Future issuances of preferred stock may dilute the rights of Icoria common stockholders.
      Icoria’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of any preferred stock that Icoria may issue in the future may adversely affect the rights of holders of Icoria’s common stock. If the merger is not completed and Icoria is unable to obtain financing, it will be required to delay, reduce the scope of, or eliminate one or more of its planned research, development and commercialization activities, which could harm its financial condition and operating results.

SPECIAL MEETING OF ICORIA STOCKHOLDERS
Date, Time and Place of Meeting
      The accompanying proxy is solicited by the board of directors of Icoria for use at the Icoria special meeting to be held on [Day of Week], [Month] [Day], 2005 at [Time], or any adjournments or postponements thereof. The meeting will be held at 108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709. Icoria’s telephone number is (919) 425-3000.
      These proxy solicitation materials were mailed on or about [Month] [Day], 2005 to all stockholders entitled to vote at the meeting.
Record Date; Shares Entitled to Vote; Outstanding Shares
      Icoria’s board of directors has fixed the close of business on November 2, 2005 as the record date for determination of the stockholders of Icoria entitled to notice of, and to vote at, the Icoria special meeting or any adjournment or postponement thereof. Only Icoria stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Icoria special meeting or any adjournments or postponements thereof. Icoria common stockholders will have one vote for each share of Icoria common stock that they owned on the Icoria record date, exercisable in person or by a properly executed and delivered proxy with respect to the Icoria special meeting.
      At the close of business on the Icoria record date, there were approximately [                    ] shares of Icoria common stock, issued and outstanding and entitled to vote at the Icoria special meeting.
Voting by Icoria Directors and Executive Officers; Stockholder Agreements
      On November 2, 2005, the record date for the Icoria special meeting, directors and executive officers of Icoria and their affiliates beneficially owned and were entitled to vote [                    ] shares of Icoria common stock, or approximately [          ]% of the shares of Icoria common stock outstanding on that date. A more detailed description of the ownership of Icoria common stock by certain beneficial owners and Icoria’s directors and executive officers is set forth on page 99 of this proxy statement/ prospectus.
      Certain directors and officers of Icoria and certain of their affiliates representing approximately [          ]% of the outstanding common stock on the record date have entered into a stockholders agreement with Clinical Data in which they have agreed to vote all of their shares in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement and against certain other actions. The form of stockholders agreement entered into by such stockholders is included as Annex E to this proxy statement/ prospectus. For a summary of material provisions of the stockholder agreement, see “Agreements Related to the Merger — Stockholder Agreements.”
Purpose of the Icoria Special Meeting
      At the Icoria special meeting, stockholders will be asked to:

•	consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2005, by and among Clinical Data, Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Icoria, and to approve the merger;

•	consider and vote on any proposal to adjourn the meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposal; and

•	conduct any other business that properly comes before the meeting or any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes
      There must be a quorum for the Icoria special meeting to be held. The holders of a majority of the issued outstanding shares of Icoria entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the Icoria special meeting. Only Icoria stockholders of record on the record date will be entitled to vote at the Icoria special meeting. All shares of Icoria common stock represented at the Icoria special meeting, but not voting, including broker non-votes (i.e., shares held by brokers or nominees which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) and abstentions, will be counted as present for determining the presence or absence of a quorum but will not be counted as having been voted on any proposal.
Votes Required

Required Vote for Adoption of the Merger Agreement and Approval of the Merger (Proposal 1)
      Approval of Proposal 1 for adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of Icoria common stock entitled to vote on Proposal 1. An abstention from voting or a broker non-vote on Proposal 1 will have the effect of a vote against Proposal 1.
THE MERGER WILL NOT BE COMPLETED UNLESS ICORIA STOCKHOLDERS
APPROVE PROPOSAL 1.

Required Vote for Approval of Adjournment of Special Meeting (Proposal 2)
      If necessary, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on any adjournment proposal is required to adjourn the special meeting for the purpose of soliciting additional proxies. An abstention from voting on any adjournment proposal will have the effect of a vote against it and a broker non-vote on any adjournment proposal will have no effect on the vote.
Solicitation of Proxies
      This solicitation is made on behalf of the Icoria board of directors, and Icoria will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing proxy solicitors, banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by Icoria’s officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.
Voting of Proxies
      The proxy card accompanying this proxy statement/ prospectus is solicited on behalf of the Icoria board of directors for use at the special meeting. Icoria requests that you complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope or otherwise mail it to Icoria. All properly signed proxies that Icoria receives prior to the vote at the meeting and that are not revoked will be voted at the Icoria special meeting in accordance with the instructions indicated on the proxies.
      If a signed proxy is returned to Icoria without an indication as to how the shares of Icoria common stock represented are to be voted, the Icoria common stock represented by the proxy will be voted “FOR” each of the proposals. Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the Icoria special meeting. Icoria currently does not contemplate that any matters, other than Proposal 1 and, potentially, Proposal 2, will be considered at the Icoria special stockholders meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

      Stockholders of record may vote by completing and returning the enclosed proxy card prior to the Icoria special meeting, voting in person at the Icoria special meeting or submitting a signed proxy card at the Icoria special meeting.
Revocability of Proxies
      You have the power to revoke your proxy at any time before your proxy is voted at the Icoria special meeting. Your proxy can be revoked in one of three ways: (1) you can send a signed notice of revocation; (2) you can grant a new, valid proxy bearing a later date; or (3) if you are a holder of record, you can attend the Icoria special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the corporate secretary of Icoria no later than the beginning of the Icoria special meeting.
      Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.
Recommendation of Icoria’s Board of Directors
      Icoria’s board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, it is advisable and in the best interests of Icoria and its stockholders that Icoria enter into the merger agreement and consummate the merger, and the merger agreement is fair to Icoria and its stockholders. Icoria’s board of directors unanimously recommends that Icoria stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger. For a more complete description of the recommendation of Icoria’s board of directors, see “The Merger — Recommendation of Icoria’s Board of Directors” beginning on page 51 of this proxy statement/ prospectus.
      Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the Icoria special meeting in person.

PROPOSAL 1 — THE MERGER
      This section of this proxy statement/ prospectus describes the principal aspects of the proposed merger. While we believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Annex A. You are encouraged to read the merger agreement and the other annexes to this proxy statement/ prospectus carefully and in their entirety.
Background of the Merger
      Clinical Data’s goal is to build a company that is the leading provider of products and services to the growing domestic physician’s office laboratory market, and of blood analysis instrumentation and diagnostic assays used in clinics and hospitals throughout the world. Clinical Data has continuously explored a range of strategies to achieve this goal and to enhance stockholder value. Clinical Data’s management and board of directors have routinely discussed various potential acquisitions and business combinations and as a part of Clinical Data’s long-term strategy have sought to add complementary products and services through acquisitions and combinations. In implementing its strategy, Clinical Data has, since the completion of its acquisition of the assets of Elan Diagnostics and its mergers with Landmark Scientific and GPSI in April 2003, regularly conducted discussions with third parties that could provide business development opportunities for the company and enhance stockholder value. During this process, Clinical Data’s board evaluated several product lines and technologies as potential acquisitions by Clinical Data and completed the acquisition of Genaissance Pharmaceuticals, Inc. in October 2005.
      Icoria has been in the process of transforming itself from a functional genomics company based exclusively on agricultural biotechnology to a biomarker-enabled drug discovery company targeting human diagnostics and therapeutics. As a result of which, Icoria has been considering all financing and strategic options available to it in order to enhance its current business model and realize the greatest impact for its stockholders from its evolution. At a meeting of Icoria’s board of directors on May 2, 2005, management suggested that, in addition to financing options, strategic alternatives should be specifically and more rigorously explored, including the potential sale of the business. In parallel with this recommendation, management and the board of directors continued to explore financing alternatives and seek financing on acceptable terms. Management recommended to the board of directors that Icoria engage investment banking services to assist in the evaluation of strategic alternatives and the board of directors approved management’s recommendation to engage Needham & Company.
      During the period from June 2005 through August 2005, Icoria’s management and Needham & Company, developed criteria for identifying public and private companies for a potential strategic transaction. Management also solicited individual board members for recommendations on potential merger partners. Needham & Company contacted 33 companies about the potential for engaging in strategic discussions. Icoria held or scheduled management meetings with nine companies, which included in each case a due diligence review of Icoria’s business. Icoria subsequently received merger proposals from two companies.
      During the week of July 4, 2005, Kevin Rakin of Genaissance called Dr. Douglas R. Morton, Jr., Interim Chief Executive Officer of Icoria, to introduce Randal J. Kirk, Chairman of the Board of Clinical Data, and suggested there may be areas of common business interest. Mr. Kirk, who is also Chairman and Senior Managing Director of Third Security, LLC, a private investment and advisory firm that is an affiliate of Clinical Data, was then contacted via telephone by Dr. Morton. Dr. Morton and Mr. Kirk then corresponded via email over the week and exchanged non-confidential information regarding the two companies.
      On July 7, 2005, Icoria and Clinical Data signed a confidentiality agreement to permit the sharing of detailed information on the business and operations of Icoria, which was available to Clinical Data via an electronic data room.

      On July 12, 2005, the Icoria management team held a conference call with the board to discuss the status of the company’s strategic plan, including the pursuit of merger opportunities, summarizing initiatives and submitting a proposed timetable.
      On July 20, 2005, Mr. Kirk, members of Third Security, Dr. Israel Stein, Chief Executive Officer of Clinical Data, and a management team from Clinical Data met with representatives from Needham & Company, and a management team from Icoria at the law offices of Kilpatrick Stockton LLP for a management presentation and to initiate discussions regarding a potential business transaction, followed by a facility tour of Icoria’s Research Triangle Park, North Carolina facilities.
      On July 22, 2005, Dr. Stein had a telephone conversation with Needham & Company, presenting a proposal whereby Clinical Data would acquire Icoria through a merger in exchange for (i) shares of Clinical Data common stock valued at $5,000,000, and (ii) assumption of all of Icoria’s liabilities. Icoria’s management and financial advisor reviewed the proposal and decided the offer was not sufficient to present to Icoria’s board of directors for consideration.
      On July 27, 2005, Needham & Company spoke with Mr. Kirk, relaying Icoria’s decision. Needham & Company and Mr. Kirk agreed it would be productive to arrange further conversations between representatives of Icoria and Clinical Data to discuss potential synergies.
      On August 1, 2005, Icoria and Clinical Data signed a confidentiality agreement, to permit the sharing of detailed information on the business and operations of Clinical Data.
      On August 2, 2005, Mr. Kirk held a telephonic presentation for Icoria’s management and financial advisor to discuss Clinical Data’s strategy and the potential synergies for a business combination.
      On August 11, 2005, Clinical Data submitted a written, non-binding proposal to acquire Icoria, indicating that it was willing to pay up to $10.0 million for Icoria in Clinical Data common stock (including the assumption of liabilities).
      Following the August 17, 2005 meeting, Icoria and Clinical Data representatives continued negotiation of the economic, business and legal terms of a letter of intent. During this period, and prior to the execution of a letter of intent between the parties, Needham & Company continued to solicit interest from potential merger partners and joint venture partners.
      On August 18, 2005, Mr. Kirk, members of Third Security, Dr. Israel Stein, and a management team from Clinical Data met with the Icoria board during a regularly-scheduled meeting at Icoria’s Research Triangle Park facilities to discuss the strategic rationale of the proposed business transaction. After Mr. Kirk, members of Third Security, Dr. Israel Stein, the Clinical Data management team left the meeting, representatives from Needham & Company, gave a formal presentation to the Icoria board regarding the status of the discussion with Clinical Data.
      Following the board meeting, additional conversations were held between representatives of Clinical Data, Icoria and Icoria’s financial advisor to discuss opportunities for a potential merger between the companies. On August 23, 2005, Icoria management and representatives from Needham & Company held a conference call with the Icoria board to discuss the status of discussions with Clinical Data.
      On August 24, 2005, Mr. Kirk and representatives from Third Security and Genaissance held a conference call with representatives from Needham & Company, and Icoria management to discuss Icoria’s scientific data.
      On August 26, 2005, G. Steven Burrill, Icoria’s chairman, and Dr. Morton spoke with Mr. Kirk to outline an offer by Clinical Data to acquire Icoria. Mr. Kirk, Dr. Morton and Needham & Company held a telephone conference call to discuss an offer for Clinical Data to acquire Icoria, subject to the completion of negotiations and due diligence. Subsequent to a final call between Mr. Burrill and Mr. Kirk, the parties reached a verbal agreement on terms, with Clinical Data offering up to $12.5 million for Icoria in Clinical Data common stock (including the assumption of liabilities).

      During the week of August 29, 2005, representatives of Icoria and Clinical Data exchanged drafts of the Letter of Intent incorporating comments from Icoria’s counsel, the Icoria management team and the Clinical Data team.
      On September 1, 2005, Clinical Data submitted to Icoria a revised written, nonbinding proposal expressing Clinical Data’s interest in proceeding with an acquisition of Icoria for up to $12.5 million in Clinical Data common stock (including the assumption of liabilities). The proposal was subject to completion of definitive documentation and Clinical Data’s due diligence review and included a 14-day exclusivity period in which to negotiate the definitive agreement and complete due diligence. Following receipt of the proposal, Icoria’s board of directors held a special telephonic meeting with Icoria’s management and legal and financial advisors to review and discuss the nonbinding proposal. After being advised by legal counsel of the board of directors’ fiduciary duties under applicable law, at the meeting the board accepted Clinical Data’s proposal to enter into a 14-day exclusivity period to negotiate a definitive agreement and complete due diligence. At that point, Icoria ceased discussions with other potential merger partners.
      From September 1 to September 19, 2005, Icoria and Clinical Data conducted site visits, exchanged documents, and conducted interviews for operational, financial and legal due diligence, which included numerous conversations among the companies’ respective management and financial, legal and accounting advisors. Concurrently, the parties and their legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the merger agreement relating to the proposed transaction.
      On September 2, 2005, Icoria received the signed Letter of Intent from Caesar J. Belbel, Senior Vice President and General Counsel of Clinical Data. The letter proposed an adjustable exchange ratio of Clinical Data common stock for each outstanding share of Icoria common stock, based on an average price of Clinical Data common stock for the ten trading days preceding the execution of the merger agreement.
      Given Clinical Data’s pending merger with Genaissance, on September 7, 2005, Icoria and Genaissance signed a confidentiality agreement, to permit the sharing of detailed information on the businesses and operations of Icoria and Genaissance, and information regarding Icoria was available to Genaissance via an electronic data room.
      On September 8, 2005, representatives from Icoria and Genaissance met at Genaissance’s facilities in Morrisville, North Carolina to discuss Icoria’s technology.
      On September 9, 2005, representatives from Third Security, Clinical Data management and Genaissance met with representatives from Needham & Company, and Icoria’s management at Kilpatrick Stockton LLP regarding financial, legal and operating due diligence.
      On September 12, 2005, a representative from Genaissance conducted a facilities tour of Icoria’s facilities in Research Triangle Park.
      On September 14, 2005, the exclusivity period expired and was not renewed. Representatives from Icoria and Clinical Data continued due diligence process and negotiation of the definitive merger agreement.
      On September 16, 2005, the Icoria team and the Clinical Data team reached agreement on the material terms of the transaction.
      On September 16, 2005, the Icoria board of directors held a special telephonic meeting. Prior to the meeting, the directors were provided with the draft merger agreement, dated September 15, 2005, between Clinical Data and Icoria; the Needham & Company fairness opinion presentation; and other materials relevant to the proposed combination. At the meeting:

•	Management of Icoria described the events that had occurred since the most recent board of directors meeting.

•	Management of Icoria described the strategic rationale for the merger, including a review of Icoria’s previous discussions about potential strategic partners and the advantages and potential risks of a business combination with Clinical Data.

•	Management of Icoria summarized the history of the negotiations and described the financial terms of the acquisition and the analysis on which those terms were based. They also discussed other principal business terms of the proposed transaction.

•	Legal counsel to Icoria reviewed legal matters, including the structure of the proposed transaction, terms of the merger agreement and the fiduciary duties the directors had to shareholders under applicable law.

•	Needham & Company opined that the consideration to be received by the common stockholders of Icoria was fair to the common stockholders from a financial point of view and provided the board with the analyses underlying its opinion and, on September 16, 2005, provided the board of directors with a written fairness opinion to such effect.
      Following the discussion, the Icoria board of directors unanimously approved the merger agreement and resolved to recommend that Icoria’s common stockholders vote in favor of the approval of the merger agreement. On September 19, 2005, Clinical Data’s board of directors held a telephonic special meeting to receive an update on the status of negotiations and due diligence and to consider resolutions approving the proposed merger with Icoria and related matters. Participating at the meeting, along with Clinical Data’s management, were Clinical Data’s legal advisors. At this meeting, the Clinical Data board discussed the principal terms of the merger agreement and related agreements. The meeting concluded with the board unanimously passing resolutions approving and adopting the merger and the merger agreements and related matters, and authorizing management to finalize the negotiations and execute and deliver the merger agreements.
      Following their respective board meetings, Clinical Data and Icoria signed the merger agreement effective as of September 19, 2005. A copy of the merger agreement is attached to this joint proxy statement/ prospectus as Annex A. On the morning of September 20, 2005, the companies issued a joint press release announcing the agreement.
      On September 26, 2005, representatives from Third Security met with members of Icoria’s management team to discuss interim operating plans and to speak with the Icoria staff regarding the proposed merger and Clinical Data’s long-term strategy for the business.
Clinical Data’s Reasons for the Merger
      Clinical Data’s board of directors believes that Icoria’s biomarker discovery platform offers a strong strategic fit for its molecular diagnostics business model while Icoria’s metabolics and genomics capabilities complement Clinical Data’s recently acquired pharmacogenomics capabilities from Genaissance Pharmaceuticals, Inc. The proposed merger is another step in Clinical Data’s goal to form a leading pharmacogenomics company with high margins and proprietary tests and services serving broad markets. Furthermore, Clinical Data believes the benefits of genetically targeted pharmacotherapy will become essential to disease prevention and treatment.
      In reaching its decision, Clinical Data’s board of directors, in consultation with Clinical Data’s management and its outside legal advisors, considered a variety of other material factors, including:

•	the opportunity for the combined company to compete more effectively in the increasingly competitive global diagnostics market;

•	the significant intellectual property estate owned by Icoria and its commercial potential; and

•	the potential of the combined company to enhance stockholder value through operating efficiencies.

      The board of directors of Clinical Data also considered a variety of risks and possible negative factors in its deliberations. In particular, the board of directors considered the following factors and risks:

•	Clinical Data may not successfully integrate Icoria’s business with its own;

•	the combined company may have difficulty managing its growth;

•	Clinical Data’s dependence upon certain key personnel;

•	the products of the combined company require government approval to be marketed;

•	POLs are dependent on third-party payers to pay for their services; and

•	the combined company’s reliance on distributors for product sales and support.
      The above discussion concerning the information and factors considered by the board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors in making its determinations. In view of the variety of factors considered in connection with the evaluation of the Icoria merger agreement, the board of directors did not quantify or otherwise attempt to assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have considered various factors to have different relative importance. The board of directors considered all of the factors as a whole and considered the factors in their totality to be favorable and to support the decision to approve the Icoria merger agreement.
Icoria’s Reasons for the Merger
      In evaluating the merger, the Icoria board of directors consulted with Icoria management, as well as its legal and financial advisors. As discussed in greater detail below, these consultations included discussions regarding Icoria’s strategic business plan, the costs and risks of executing that business plan as an independent company, the historical trading prices for Icoria common stock and Clinical Data common stock, Icoria’s past and current business operations and financial condition, Icoria’s future prospects, the strategic rationale of the potential transaction with Clinical Data, Icoria’s need to raise additional capital, and the terms and conditions of the merger agreement.
      The Icoria board of directors has unanimously approved the merger agreement and the merger and recommends adoption of the merger agreement and approval of the merger by Icoria stockholders. In unanimously approving the merger agreement and the merger, the Icoria board of directors considered a number of positive factors, including the following:

Complementary Nature of Business
      The Icoria board of directors believes that there is a strong strategic fit between the business of the two companies, and that greater stockholder value can be generated by combining with Clinical Data to create a stronger company in personalized medicine, pharmacogenomics, molecular services and diagnostics tests. In particular, the Icoria board of directors believes that, as the medical and pharmaceutical communities increasingly accept the utility of genomic analysis, these customers will demand more sophisticated diagnostic tests which utilize biomarkers to create therapeutic solutions. The Icoria board of directors believes that the combined company will leverage Icoria’s technological leadership in the area of gene expressions analysis and biomarker discovery utilizing Clinical Data’s experience in pharmacogenomics, blood analysis instrumentation and diagnostic assays, established sales and distribution channels and substantial diagnostic and testing customer base.

Increased Critical Mass of the Combined Company
      The Icoria board of directors believes that the increased critical mass will provide access to more diverse and cost-effective financial resources and thus better enable the combined company to realize potential enhancements to stockholder value. In addition, the Icoria board of directors believes that the larger combined company will benefit from having a larger sales force and distribution network with a more diverse range of products and services to offer to its combined customer base. Clinical Data has a larger and established sales and marketing organization, experienced in sales to the diagnostic laboratory market. The Icoria board of directors thus believes that the combined company has the potential to leverage the increased critical mass and thereby increase the combined company’s product and service offerings and revenue.

Ability to Leverage Icoria’s Molecular Diagnostic Platform
      The Icoria board of directors believes that Icoria’s product development programs and biomarker discovery platforms provide significant potential future stockholder value in the development of additional molecular and chemical tests, and informing technology collaborations with drug development companies. However, that potential would be better realized in a company with additional infrastructure and better access to capital markets. By combining with Clinical Data, the Icoria board of directors believes that Icoria’s stockholders are afforded an opportunity to realize a portion of this potential future value in such a company.

Alternative Transactions
      Over a period of approximately five months commencing in May 2005, Icoria’s board of directors approved the company’s strategic plan to include the pursuit of merger opportunities. The board authorized the engagement of Needham & Company as financial advisor and to render an opinion as to the fairness of such a transaction to the Icoria stockholders. In addition, Icoria explored strategic alternatives other than mergers and acquisitions, including financings, license opportunities and joint ventures.
      In light of the prior efforts of Icoria to find potential purchasers or merger partners, the Icoria board of directors believed that a combination with Clinical Data presented the best opportunity to Icoria stockholders. If, however, a superior proposal were to be made, under certain circumstances and subject to the payment of a termination fee, Icoria could enter into negotiations with a third party and terminate the merger agreement.

Synergies
      Icoria’s board of directors believes that the transaction presents the opportunity to leverage research capabilities, marketing ability and realize cost savings by consolidating certain sales and marketing and general and administrative functions by eliminating redundant expenses, including the expenses of maintaining separate public companies.

Enhanced Liquidity
      Icoria’s board of directors recognized that the low price and volatile trading volume of Icoria’s shares, coupled with the fact that Icoria now trades on the Over the Counter Bulletin Board, impaired the ability of Icoria to raise cash through equity financings and it dissuaded existing and potential stockholders from trading in Icoria common stock. As stockholders of the combined companies, the Icoria stockholders will be part of a substantially larger stockholder base and may have more liquidity in their shares.

Opinion of Icoria’s Financial Advisor
      The Icoria board of directors considered the opinion, dated September 16, 2005, of Needham & Company to the Icoria board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to Icoria’s stockholders, as more fully described below under the caption “Opinion of Icoria’s Financial Advisor.”

Terms of the Merger Agreement
      The Icoria board of directors reviewed the terms of the merger agreement, including the following:

•	that the merger consideration per Icoria share on September 16, 2005 on the OTC-BB of $0.19 (the last full trading day prior to the approval by the Icoria board of directors) represented a premium of 68% over the closing price per share of Icoria common stock;

•	that the principal terms of the merger would be subject to the approval of Icoria stockholders who would be free to reject the transaction;

•	that if a competing offer were made to Icoria or its stockholders, then, subject to compliance with certain requirements in the merger agreement, the Icoria board of directors could negotiate with such competing bidder, and if such offer were superior to that in the merger agreement, the Icoria board of directors could withdraw its recommendation to approve the merger, terminate the merger agreement and accept such superior offer; subject to potential payment of a $625,000 termination fee and $312,500 of certain expenses, each under specified circumstances;

•	that, subject to the terms of the merger agreement, if Clinical Data terminates the merger agreement it would be obligated to pay to Icoria a $625,000 termination fee and $312,500 of certain expenses, each under specified circumstances;

•	the fact that officer and director holders of Icoria common stock would enter into a stockholder agreement and grant a proxy in support of the merger; and

•	the availability of appraisal rights for those stockholders who exercise these statutory rights.
      In its review of the proposed transaction, the Icoria board of directors identified and considered a number of potentially negative factors or risks, including the following:

•	the risks described under the section entitled “Risk Factors” beginning on page 21;

•	that, while the transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the transaction will be met, and as a result, it is possible that the transaction may not be completed even if approved by Icoria stockholders (see “Conditions to Completion of the Merger” on page 73 of this proxy statement/ prospectus);

•	the risk that if the market price of Clinical Data common stock declines, the value of the transaction consideration to be received by the Icoria stockholders at the time of the closing of the merger could decline, but in no case below $10 million in the aggregate;

•	that, if the transaction does not close, Icoria will have incurred significant expenses and its employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and as a result, Icoria may experience adverse effects on its operating results, its ability to attract or retain employees and its competitive position in its markets; and

•	the risk that the benefits, including anticipated synergies, anticipated in connection with the transaction might not be fully realized.
      In addition to the factors considered that are described above, in coming to its determination, the Icoria board of directors was aware of the interests that some executive officers and directors of Icoria may have with respect to the transaction in addition to their interests as stockholders of Icoria generally. See “Interests of Icoria Executive Officers and Directors in the Merger” on page 56 of this proxy statement/ prospectus.
      The above discussion of the material factors considered by the Icoria board of directors in making its decision is not intended to be exhaustive, but does set forth all the material factors it considered in connection with the merger. In view of the variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Icoria board of directors did not find it useful and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Icoria board of directors conducted an overall analysis of the factors described above, and on balance considered the factors to be favorable to and to support its determination. In considering the factors described above, individual members of the Icoria board of directors may have given different weight to different factors. However, the Icoria board of directors concluded that the potential benefits of the transaction outweighed the potential negative factors and that, overall, the proposed transaction had greater potential benefits for Icoria’s stockholders than other strategic alternatives.
      This summary of the reasoning of Icoria’s board of directors, as well as certain information presented in this section, is forward-looking in nature. This information should be read in light of the factors discussed under the section entitled “Special Note Regarding Forward-Looking Statements” on page 1 of this proxy statement/ prospectus.
Recommendations of Icoria’s Board of Directors
      After careful consideration, Icoria’s board of directors unanimously determined that the merger agreement and the merger are advisable and fair to and in the best interest of Icoria and its stockholders and has approved the merger agreement and merger. Icoria’s board of directors recommends that Icoria stockholders vote “FOR” the adoption of the merger agreement and approval of the merger.
Opinion of Icoria’s Financial Advisor
      Icoria retained Needham & Company to furnish financial advisory services with respect to potential strategic alternatives for Icoria and, if requested by the board of directors of Icoria, to render an opinion to the board of directors of Icoria as to the fairness, from a financial point of view, to the stockholders of Icoria of any transaction that Icoria entered into.
      On September 16, 2005, Needham & Company delivered its oral opinion (and subsequently delivered its written opinion of that date) to the board of directors of Icoria, to the effect that, as of that date and based upon and subject to the factors, assumptions, procedures, limitations, qualifications and other matters described in the opinion, the consideration to be paid to the common stockholders of Icoria in connection with the merger in accordance with the terms of the draft merger agreement dated September 15, 2005 was fair to the holders of Icoria common stock from a financial point of view.
      The amount and form of consideration to be paid in the merger was determined through arm’s length negotiations between Icoria and Clinical Data and not by Needham & Company. Needham & Company was not asked to consider, and the Needham & Company opinion does not address, the underlying business decision of Icoria to engage in the merger, the relative merits of the merger as compared to other business strategies that might exist for Icoria, or the effect of any other transaction in which Icoria might engage. Needham & Company expressed no opinion or recommendation as to the value of Clinical Data common stock when and if issued in the merger or the prices at which shares of the Clinical Data or Icoria common stock will trade at any time. Additionally, Needham & Company expressed no opinion or recommendation as to whether or not stockholders of Icoria should vote in favor of the merger.
      The complete text of the written opinion of Needham & Company, dated September 16, 2005, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/ prospectus as Annex B and is incorporated herein by reference. The summary of the Needham & Company opinion set forth in this proxy statement/ prospectus is qualified in its entirety by reference to the Needham & Company opinion. You are urged to read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham & Company. The Needham & Company opinion is addressed to the board of directors of Icoria, is directed only to the financial terms of the merger agreement and does not constitute a recommendation to any Icoria stockholder as to how that stockholder should vote on, or take any other action relating to, the merger. The description of the Needham & Company opinion set forth in this proxy statement is only a summary and you should refer to the full text of Needham & Company opinion.

      The following is a summary of the various sources of information and valuation methodologies used by Needham & Company in arriving at its opinion. In arriving at its opinion, Needham & Company considered and reviewed such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated September 15, 2005;

•	certain publicly available information concerning Icoria and certain other relevant financial and operating data of Icoria furnished to us by Icoria;

•	certain materials prepared by Icoria concerning the business and prospects of Icoria;

•	certain financial forecasts with respect to Icoria prepared by the management of Icoria;

•	certain publicly available financial data of companies whose securities are traded in the public markets and that were deemed relevant to similar data for Icoria;

•	the trading history of Icoria common stock, including its performance in comparison to market indices and to selected companies in comparable businesses;

•	the financial terms of certain other business combinations that we deemed generally relevant; and

•	relevant Wall Street analyst reports.
      In addition, Needham & Company held discussions with members of management of Icoria concerning the business and prospects of Icoria and participated in discussions and negotiations among representatives of Icoria and Clinical Data and their legal advisors. Needham & Company also performed and/or considered such other studies, analyses, inquiries and investigations as it deemed appropriate. Other than as set forth above, Needham & Company did not review any additional information in preparing its fairness opinion, that independently, was material to its analysis.
      The board of directors of Icoria did not place any limitation on Needham & Company with respect to the procedures followed or factors considered by Needham & Company in rendering its opinion. In connection with its review and arriving at its opinion, Needham & Company, with Icoria’s consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to it by Icoria and that was publicly available for purposes of its opinion and neither attempted to verify independently nor assumed responsibility for verifying such information. In addition, Needham & Company assumed that the merger would be consummated upon the terms and subject to the conditions set forth in the merger agreement. With respect to the financial forecasts for Icoria provided to Needham & Company by Icoria’s management, Needham & Company assumed, with Icoria’s consent and based upon discussions with Icoria’s management, that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Icoria. Needham & Company expressed no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based.
      Needham & Company further relied upon the assurance of the management of Icoria that they were unaware of any facts that would make the information provided to Needham & Company incomplete or misleading in any respect. Needham & Company assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.
      Needham & Company has relied on advice of counsel given to Icoria as to all legal matters and advice of independent accountants given to Icoria as to all financial reporting matters, all with respect to Icoria, the merger and the draft merger agreement. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Icoria or Clinical Data, nor was Needham & Company furnished with these materials. Needham & Company’s services to Icoria in connection with the merger were comprised of rendering an opinion from a financial point of view of the consideration to be paid by Clinical Data to the holders of Icoria common stock in connection with the merger. Needham & Company’s opinion was necessarily based upon economic, monetary and market conditions and other circumstances as they existed and could be evaluated by Needham & Company on the date of its opinion. It should be understood that, although subsequent circumstances and events may affect its opinion, Needham & Company does not have any obligation to update, revise or reaffirm its opinion and Needham & Company expressly disclaims any responsibility to do so.
      In rendering its opinion, Needham & Company assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the draft merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the draft merger agreement and that all conditions to the consummation of the merger will be satisfied without any material waiver thereof. Needham & Company assumed that the merger would be consummated upon the terms and conditions of the draft merger agreement. Needham & Company also assumed that all governmental, regulatory and other consents and approvals contemplated by the draft merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.
      The following is a summary of the principal financial analyses Needham & Company performed to arrive at its opinion. Some of the summaries of financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Needham & Company performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Icoria the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Icoria. No limitations were imposed by the Icoria board of directors with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.
Stock Trading History
      To provide contextual data and comparative market data, Needham & Company reviewed the historical market prices of Icoria common stock at various points over the last twelve months ended September 14, 2005. Needham & Company noted that, over the past twelve-month period, the high and low closing prices of Icoria common stock were $0.78 and $0.12, respectively.
Historical Stock Trading Analysis
      Needham & Company analyzed the prices of Icoria common stock at various points over the last twelve months ended September 14, 2005. The table below lists the stock prices at those points and the premium or discount implied by the offer price of $0.31.

		Premium/(Discount)
	Icoria Stock	Implied by
Point	Price ($)	Offer Price (%)

September 14, 2005	0.21	49
One Week Prior	0.21	49
One Month Prior	0.20	61
Three Months Prior	0.25	25
Six Months Prior	0.50	(37)
Nine Months Prior	0.78	(60)
One Year Prior	0.39	(20)
52-Week High	0.78	(60)
52-Week Low	0.12	170

Selected Merger Transactions Analysis
      Needham & Company reviewed and analyzed acquisition multiples of selected genomics and services acquisition transactions. The transactions Needham & Company reviewed were (listed as acquirer/ target):

•	Nanogen, Inc./ Epoch Biosciences, Inc.

•	SeraCare Life Sciences, Inc./ Genomics Collaborative, Inc.

•	Fisher Scientific International Inc./ Dharmacon, Inc.

•	Genaissance Pharmaceuticals, Inc./ Lark Technologies, Inc.

•	Eli Lilly & Company/ Applied Molecular Evolution, Inc.

•	Gene Logic Inc./ TherImmune Research Corporation

•	SFBC International, Inc./ New Drug Services, Inc.

•	SFBC International, Inc./ Anapharm, Inc.

•	deCODE Genetics, Inc./ MediChem Life Sciences, Inc.

•	SFBC International, Inc./ KeyStone Analytical Laboratories, Inc.

•	SEQUENOM, Inc./ Gemini Genomics PLC

•	Johnson Matthey PLC/ Pharma-Eco Laboratories, Inc.

•	LION bioscience AG/ Trega Biosciences, Inc.
      The following table sets forth information concerning (i) the enterprise value (market capitalization plus net debt) as a multiple of the target company’s revenue as reported during the last twelve months (“LTM”) prior to announcing the transaction, where available, (ii) the implied premium of the value to common stockholders of the target company in the transaction over the last reported price of the target company’s common stock, one-day, five-days and thirty-days prior to the announcement of the transaction.

	Enterprise		Premium
	Value/LTM
	Revenue		1-Day	5-Day	30-Day

Mean	3.0	x	40%	47%	48%
Median	2.8	x	28%	35%	36%
High	4.9	x	96%	110%	122%
Low	0.7	x	12%	14%	(17)%
      Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Icoria or Clinical Data. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical, financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Icoria to which they are being compared.
Selected Comparable Public Companies Analysis
      Using publicly available information, Needham & Company compared selected financial and other data of Icoria to corresponding data for selected publicly traded genomics and services companies. Needham & Company compared Icoria with the companies listed below.

Genomics

•	Orchid Cellmark Inc.

•	Gene Logic Inc.

•	SEQUENOM, Inc.

Services

•	SFBC International, Inc.

•	PAREXEL International Corporation

•	Albany Molecular Research, Inc.

•	Kendle International Inc.
      For each of these comparable companies, Needham & Company calculated equity value and enterprise value, based on closing stock prices on September 14, 2005. The following table sets forth information concerning (i) the enterprise value as a multiple of LTM revenue, (ii) the enterprise value as a multiple of projected Calendar Year 2005 revenue, based on consensus Wall Street research estimates and (iii) the enterprise value as a multiple of projected Calendar Year 2006 revenue, based on consensus Wall Street research estimates.

	Enterprise
	Value/Revenue

Genomics	LTM		CY05		CY06

Mean	1.7	x	1.5	x	1.2	x
Median	1.0	x	0.9	x	0.8	x
High	3.2	x	2.9	x	2.3	x
Low	0.8	x	0.6	x	0.5	x

	Enterprise
	Value/Revenue

Services	LTM		CY05		CY06

Mean	1.7	x	1.7	x	1.5	x
Median	1.5	x	1.7	x	1.6	x
High	3.1	x	2.8	x	2.4	x
Low	0.6	x	0.7	x	0.7	x
      Although the financial metrics of the comparable companies were used for comparison purposes, none of them is directly comparable to Icoria. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the trading value of such companies.
      The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances; and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Needham & Company did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Needham & Company believes, and has advised the board of directors of Icoria, that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Icoria and Clinical Data. These analyses performed by Needham & Company are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of Icoria or Clinical Data or their respective advisors. None of Icoria, Clinical Data, Needham & Company or any other person assumes responsibility if future results are materially different from those projected. Needham & Company’s opinion and its related analyses were only one of many factors considered by the board of directors of Icoria in its evaluation of the merger as described in the draft merger agreement and should not be viewed as determinative of the views of the board of directors with respect to the fairness of the total consideration to Icoria stockholders. Needham & Company advised the board of directors of Icoria that the valuation analyses conducted by it in rendering its opinion constituted a “going concern” analysis of Icoria.
      Needham & Company and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, investment banking and financial advisory services to Icoria and have received, and may in the future receive, fees for the rendering of such services. In the ordinary course of its business, Needham & Company and its affiliates may actively trade the equity securities of Icoria for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.
      If the merger as described in the merger agreement is completed during the period Needham & Company is retained by Icoria, or within twelve months thereafter, Icoria will pay Needham & Company up to $700,000 for its services as the financial advisor of Icoria. Icoria will also reimburse Needham & Company for its reasonable out-of-pocket expenses. Additionally, Icoria agrees to indemnify Needham & Company against certain liabilities arising out of its role as financial advisor and out of the rendering of the Needham & Company opinion, including liabilities under federal securities laws. The terms of the fee arrangement with Needham & Company, which are customary in transactions of this nature, were negotiated on an arm’s length basis between Icoria and Needham & Company, and the board of directors of Icoria was aware of the arrangement, including the fact that the fee payable to Needham & Company is contingent upon the completion of the merger.
      Needham & Company was selected by the board of directors of Icoria to render an opinion to the board of directors of Icoria because Needham & Company is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Additionally, as part of its investment banking business, Needham & Company is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes and other transactions for corporate and other purposes.
Interests of Icoria Executive Officers and Directors in the Merger
      In considering the recommendation of the Icoria board of directors that Icoria stockholders vote to adopt the merger agreement and approve the merger, you should be aware that some Icoria executive officers and directors may have interests in the merger that are different from, or in addition to, their interests as stockholders of Icoria. Described below are the interests of Icoria’s executive officers and certain members of Icoria’s board of directors. The board of directors of Icoria took into account these interests in considering the fairness of the merger to the Icoria stockholders.
      Icoria entered into employment agreements or arrangements with each of Drs. Morton and Colatsky, and Messrs. Buzogany and Farabaugh. The merger will be deemed a change of control of Icoria for purposes of the employment agreements for Dr. Colatsky and Messrs. Buzogany and Farabaugh.

Consulting Agreement with Dr. Morton
      For his service as Interim Chief Executive Officer, Dr. Douglas R. Morton, Jr. has been receiving a per diem fee since March 31, 2005. The material terms of the interim CEO employment agreement are as follows: $2,000 per day, up to two days per week, a travel feel of $1,000 per day, plus expenses. There is no additional fee or amendment to this arrangement as of the time of this filing unlike Dr. Colatsky and Messrs. Buzogany and Farabaugh listed below, Dr. Morton receives no additional benefit package.

Employment Agreement with Dr. Colatsky
      In August 2002, Icoria entered into an employment agreement with Dr. Thomas J. Colatsky which provided for a minimum annual salary of $215,000 and an award of options. Dr. Colatsky is also eligible for an annual raise, cash bonus or both upon the achievement of mutually agreed upon objectives. In 2005, Dr. Colatsky’s salary was increased to $230,000. The agreement provides that Dr. Colatsky’s employment may be terminated with or without cause at any time by Dr. Colatsky or the company. However, if Icoria terminates his employment without cause, Icoria must pay him the amount of his then current base salary for the six months following the date of termination or for a period of time not to exceed twelve months if he is unable to secure comparable, full-time employment or a consulting arrangement lasting more than six months. If Icoria experiences a change of control after such a termination, all severance payments become immediately due and payable. As described in the Current Report on Form 8-K filed on May 11, 2005, Dr. Colatsky has been elected to the role of Chief Scientific Officer.

Employment Agreement with Mr. Buzogany
      In November 2002, Icoria entered in to an employment agreement with Mr. J. Barry Buzogany which provided for a minimum annual base salary of $200,000 and an award of options. Mr. Buzogany is also eligible for an annual raise, cash bonus or both upon the achievement of mutually agreed upon objectives. In 2005, Mr. Buzogany’s salary was increased to $225,000. The agreement provides that Mr. Buzogany’s employment may be terminated with or without cause at any time by Mr. Buzogany or Icoria. However, if Icoria terminates his employment without cause, Icoria must pay him the amount of his then current base salary for the twelve months following the date of termination. If Icoria experiences a change of control after such a termination, all severance payments become immediately due and payable. As described in the Current Report on Form 8-K filed on May 11, 2005, Mr. Buzogany has been named Icoria’s Chief Operating Officer.

Employment Agreement with Mr. Farabaugh
      In March 2005, Mr. Brett Farabaugh was named the Vice President, Finance, of Icoria. Mr. Farabaugh’s annual salary is $160,000. Mr. Farabaugh is also eligible for an annual raise, cash bonus or both upon the achievement of mutually agreed upon objectives. The agreement provides that Mr. Farabaugh’s employment may be terminated with or without cause at any time by Mr. Farabaugh or the company. However, if Icoria terminates his employment without cause, Icoria must pay him the amount of his then current base salary for the six months following the date of termination or for a period of time not to exceed twelve months if he is unable to secure comparable, regular full-time employment or a consulting engagement lasting for more than six months. If Icoria experiences a change of control after such a termination, all severance payments become immediately due and payable.

Icoria Retention Plan in which Executive Officers Participate
      In July 2005, the Company entered into the 2005-2006 Retention Plan, or the Plan. The Plan was established to retain and motivate key employees based on corporate performance and extension of cash runway. Under the Plan there are four performance categories: 1) Strategic Alliance which results in Financing, 2) Financing alone, 3) Strategic Alliance alone, or 4) M&A. Individual earned payments will be a function of base pay to relative value (units) under each scenario. Out of those four performance categories the payouts will be within the following parameters: the pool cannot exceed $1.2 million; in the case of an M&A transaction, the net transaction must be at least $6 million; and in the case of a Strategic Alliance/ Financing or Financing alone, a minimum of 9 months of the company’s cash burn must be exceeded to trigger a payout from the beginning of May 2006. The amount funded will be paid 35% to Dr. Colatsky and Messrs. Buzogany and Farabaugh, who constitute the Executive Team, and 65% to the remaining employee participants. If any employee terminates his/her employment prior to the award being paid or is on a performance improvement plan his/her otherwise earned payout is forfeited. In addition, the Plan requires that an employee participant stay with Icoria for 45 days subsequent to the closing of any transaction to receive the his/her Plan payout. Any employee who is terminated without cause during this 45 day period will receive the his/her Plan payout. The capitalized terms in this paragraph shall have the meaning set forth in the Summary of the Plan.

Option Agreements with Icoria’s Executive Officers and Directors
      Each of Icoria’s directors, Drs. Morton and Colatsky and Messrs. Buzogany and Farabaugh have been granted options under one or more of Icoria’s stock and option plans described on page 66 under “Assumption of Plans and Outstanding Options.” The option agreements under each of these plans may provide for accelerated vesting of options under certain circumstances in connection with a Corporate Transaction or a Change of Control of Icoria (as defined in such option agreements). If an option holder’s employment is terminated by the company for a reason other than for “cause” (as defined in the applicable stock option agreement), that employee may receive additional accommodations with respect to the vesting of unvested options upon such termination. If an option holder’s employment is terminated as a result of voluntary resignation, disability or death or is terminated by Icoria for cause, then, in accordance with the terms of the relevant plan, that employee’s unvested options shall cease to vest. All of Icoria’s stock and option plans give significant latitude to Icoria’s board of directors, but in any case the incentives created by the stock and option plans are consistent with those of Icoria’s stockholders, as you can see on page 99 under “Icoria Principal Stockholders.” No one executive officer or director controls enough of Icoria’s stock to exert significant control over Icoria as a result of his stock ownership. A significant portion of Icoria’s executive officer holdings are in the form of options and a significant portion of these options have exercise prices above Icoria’s present market price.

Indemnification and Directors’ and Officers’ Liability Insurance
      Clinical Data will indemnify each current and former Icoria officer and director against liabilities arising out of that person’s services as an officer or director, and Clinical Data agreed to cause the surviving entity to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Icoria’s directors’ and officers’ liability insurance policy for at least one year after the completion of the merger on comparable terms to Icoria’s policy by purchasing a tail policy. Clinical Data has also agreed to provide coverage for any current or former officers or directors of Icoria under a directors’ and officers’ liability insurance policy of Icoria or Clinical Data with respect to any liabilities arising out of such person’s service as a director or officer of Icoria prior to the merger and to maintain such coverage on terms with respect to coverage and amount no less favorable than those of the applicable policy in effect on the date of the merger agreement.

Clinical Data Board of Directors
      In addition, and in connection with the merger, Clinical Data has agreed to take all reasonable steps to increase the size of its whole board to eight and to appoint Mr. G. Steven Burrill, currently a member of the Icoria board, to the Clinical Data board.
Appraisal Rights
      If the merger is completed, Icoria stockholders will be entitled to seek an appraisal of, and be paid in cash the “fair value” of, their shares instead of receiving the merger consideration that they would otherwise be entitled to under the merger agreement. These rights are commonly referred to as “appraisal rights.” Section 262 of the Delaware General Corporation Law sets forth the requirements that must be satisfied and the procedures that must be followed properly to exercise appraisal rights. Section 262 is reproduced in Annex F to this proxy statement/ prospectus. Icoria stockholders should read Annex F in its entirety for a more complete description of their appraisal rights under Delaware law. The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full terms of Section 262.
      Stockholders who are entitled to appraisal rights must, in order to exercise such rights, demand and perfect such rights in accordance with Section 262. Failure to satisfy the requirements and follow the procedures set forth in Section 262 may result in a loss of appraisal rights. If you demand appraisal but it is determined that you are not entitled to such rights or otherwise lose such rights, you will be entitled to receive the merger consideration (without interest) that you would have been entitled to under the terms of the merger agreement if you had not sought to exercise appraisal rights.
      Appraisal rights are available only to record holders of shares of Icoria stock. If you are not a record holder and you wish to exercise appraisal rights in respect of shares in which you have a beneficial interest and which are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.
      Section 262 requires Icoria stockholders to be notified at least 20 days before the special meeting as to the availability of appraisal rights and to be provided with a copy of Section 262. This proxy statement/ prospectus, including Annex F, serves as the required notice.
      To exercise your appraisal rights, you must:

•	deliver to Icoria before the vote on the merger agreement a written demand for an appraisal of your shares;

•	continuously hold your shares from the date you deliver a written demand for an appraisal through the effective date of the merger; and

•	not vote in favor of the merger agreement.
      In addition, if neither any stockholder who has demanded appraisal rights nor Icoria has filed a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares seeking appraisal within 120 days after the effective date of the merger, then all stockholders’ appraisal rights will be lost. Icoria has no obligation and does not intend to file such an appraisal petition. Accordingly, it is the obligation of the stockholders seeking appraisal to file an appropriate appraisal petition with the Court of Chancery within the 120-day time period prescribed by Section 262.
      Any demand for an appraisal must be in writing, signed and mailed or delivered to:

Icoria, Inc.
108 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
Attn: J. Barry Buzogany, Esq., Chief Operating Officer
      A written demand must reasonably inform Icoria of the identity of the stockholder and of the stockholder’s intent to demand appraisal of his, her or its shares of Icoria’s stock. Voting against the merger or otherwise failing to vote for the merger will not by itself constitute a demand for an appraisal or sufficient notice of an election to exercise appraisal rights. If you sell or otherwise transfer or dispose of your Icoria shares before the effective time of the merger, you will lose your appraisal rights with respect to those shares.
      A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise appraisal rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being sought. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.
      If the merger is completed, Clinical Data will send, within ten days after the effective date of the merger, notice of the effective date of the merger to each Icoria stockholder who has properly demanded appraisal rights under Section 262 and has not voted in favor of the merger agreement. If your shares are held in brokerage accounts or other nominee forms and you wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such nominee. If you have complied with the requirements for exercising appraisal rights, then, during the 120 days following the effective date of the merger, you may request from Clinical Data a statement as to the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been timely received and the number of former holders of those shares. Upon receiving any such request, which must be made in writing, Clinical Data will mail a statement of that information to you within ten days.
      If a petition for an appraisal is filed within the 120-day period prescribed by Section 262 and a copy thereof is served upon Icoria, Clinical Data will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly certified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Icoria common stock and with whom agreements as to the value of their shares have not been reached. After notice to such holders as required by the Delaware Court of Chancery, the Delaware Court of Chancery may hold a hearing on the petition to determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the former stockholders who demanded appraisal of their shares of Icoria common stock to submit their stock certificate to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such former stockholder. After determining the former stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of Icoria common stock. The determination of fair value will not include any element of value arising from the accomplishment or expectation of the merger. The court will also determine a fair rate of interest, if any, to be paid upon the amount determined to be the fair value of the shares. The court may determine that the fair value of the shares is more than, the same as or less than the value of the consideration that you otherwise would have been entitled to receive under the merger agreement. Investment banking opinions as to the fairness of the consideration provided for in a transaction are not necessarily opinions as to the fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.
      The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties, as the court deems equitable in the circumstances. Upon application of a stockholder, the court may order that all or a portion of the expenses incurred by any stockholder in an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.
      If you have duly demanded an appraisal of your shares in compliance with Section 262 and have not effectively withdrawn such demand for appraisal, you will not, after the effective date of the merger, be entitled to vote those shares for any purpose, nor will you be entitled to the payment of dividends or other distributions on those shares, except for dividends or other distributions payable to stockholders as of a record date before the effective date of the merger.
      You may withdraw your demand for appraisal of your shares within 60 days after the effective date of the merger. Any attempt to withdraw your demand more than 60 days after the effective date of the merger will require our written approval. Once a petition for appraisal is filed with the Delaware Court of Chancery, the appraisal proceeding may not be dismissed without court approval. If your demand for appraisal rights has been effectively withdrawn, you will receive the consideration in the merger that you would otherwise be entitled to, without interest.
Material U.S. Federal Income Tax Consequences of the Merger
      The following general discussion summarizes the material United States federal income tax consequences of the merger to Clinical Data, Irides Acquisition Corporation, Icoria and to holders of Icoria stock who are “United States persons,” as defined for United States federal income tax purposes and who hold their Icoria stock as a capital asset within the meaning of Section 1221 of the Code. For United States federal income tax purposes, a “United States person” is:

•	a United States citizen or resident alien as determined under the Code;

•	a partnership, or a corporation or other entity taxable as a corporation under the Code, that is created or organized under the laws of the United States, any state or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable treasury regulations to be treated as a United States person.
      If a partnership holds Icoria stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Icoria stock should consult its tax advisor.
      The term “non-United States person” means a person or holder other than a “United States person.”
      This summary does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances and does not address the special tax rules applicable to particular stockholders, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	tax-exempt organizations;

•	stockholders who are “non-United States persons”;

•	expatriates;

•	stockholders that have a functional currency other than the United States dollar;

•	traders in securities that elect to use a mark-to-market method for accounting for their securities holdings;

•	banks, financial institutions or insurance companies;

•	stockholders who acquired Icoria stock in connection with stock option or stock purchase plans or in other compensatory transactions;

•	stockholders who hold Icoria stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

•	stockholders whose Icoria stock is “qualified small business stock” for purposes of Section 1202 of the Code.
      No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the merger, and the following summary is not binding on the IRS or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/ prospectus, all of which are subject to change or varying interpretations, possibly with retroactive effect. This summary does not address the tax consequences of the merger under the alternative minimum tax provisions of the Code, state, local and foreign laws, or under United States federal tax law other than income tax law.
      Icoria stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

General
      Clinical Data and Icoria have structured the merger to qualify as a reorganization for United States federal income tax purposes. It is a condition to the obligation of Clinical Data to consummate the merger that Clinical Data receive an opinion from its counsel, McDermott Will & Emery LLP, and it is a condition to the obligation of Icoria to consummate the merger that Icoria receive an opinion from its counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., in each case, to the effect that, based upon certain facts, representations and assumptions, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Clinical Data or Icoria does not render such opinion, this condition will be deemed to be satisfied if counsel to the other party renders an opinion to both parties that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, the receipt by McDermott Will & Emery LLP and Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. of representation letters from each of Clinical Data and Icoria, in each case, in form and substance reasonably satisfactory to McDermott Will & Emery LLP and Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. The issuance of the opinions is also based on certain assumptions, that if not true, could affect whether or not the transaction constitutes a reorganization. An opinion of counsel represents that counsel’s best legal judgment and is not binding on the IRS or any court.

U.S. Federal Income Tax Consequences to Holders of Icoria Common Stock Who Participate in the Merger
      The following summary assumes that the merger will be completed as described in the merger agreement and this proxy statement/ prospectus. As a result of the merger constituting a reorganization within the meaning of Section 368(a) of the Code:

•	Holders of Icoria common stock will not recognize any gain or loss upon the receipt of Clinical Data common stock in exchange for Icoria common stock in connection with the merger (except to the extent of cash received in lieu of a fractional share of Clinical Data common stock, as discussed below).

•	Cash payments received by you for a fractional share of Clinical Data common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by Clinical Data for cash. You will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the stockholder’s tax basis in such fractional share. This gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for the share of Icoria common stock exchanged for the fractional share of Clinical Data common stock is more than one year at the completion of the merger.

•	The aggregate tax basis of the Clinical Data common stock received by you in connection with the merger will be the same as the aggregate tax basis of the Icoria common stock surrendered in exchange for Clinical Data common stock, reduced by any amount allocable to a fractional share of Clinical Data common stock for which cash is received.

•	The holding period of the Clinical Data common stock received by you in connection with the merger will include the holding period of the Icoria common stock surrendered in connection with the merger.

•	If you hold shares of Icoria common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of Icoria common stock.

U.S. Federal Income Tax Consequences to Icoria Stockholders Who Perfect Appraisal Rights
      A dissenting stockholder who perfects appraisal rights will generally recognize gain or loss with respect to his or her shares of Icoria stock equal to the difference between the amount of cash received and his or her basis in such shares. Such gain or loss will generally be long term capital gain or loss, provided the shares were held for more than one year prior to the disposition of the shares. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income.

U.S. Federal Income Tax Consequences to Clinical Data, Irides Acquisition Corporation and Icoria
      Clinical Data, Irides Acquisition Corporation, and Icoria will not recognize gain or loss as a result of the merger.
      If a corporation experiences a significant change in ownership, the Code imposes limitations on the corporation’s ability to utilize its net operating losses (NOLs) following the change in ownership. As a result of the merger, Icoria will be subject to an annual limitation that will significantly restrict the future use of its NOLs.

Backup Withholding
      If you are a non-corporate holder of Icoria stock you may be subject to information reporting and a 28% backup withholding on any cash payments received in lieu of a fractional share interest in Clinical Data stock or cash payments for perfecting appraisal rights. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger (or the appropriate Form W-8, as applicable); or

•	are otherwise exempt from backup withholding.
      Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the Internal Revenue Service.

Tax Return Reporting Requirements
      If you receive Clinical Data common stock as a result of the merger, you will be required to retain records pertaining to the merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b).
      The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. You are urged to consult your own tax advisers as to the specific consequences of the merger to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.
Accounting Treatment of the Merger
      Clinical Data will account for the merger as a “purchase” of Icoria by Clinical Data for financial reporting and accounting purposes, in accordance with accounting principles generally accepted in the United States. The purchase price is expected to be approximately $12.5 million. The final purchase price will be determined after the completion of the merger. The allocation of the purchase price among net tangible assets acquired, goodwill and other intangibles will be determined with the assistance of independent appraisers. Amortizable intangible assets, currently estimated at $3.8 million, will generally be amortized over the estimated useful lives with initial estimates ranging from 1 year to 10 years, resulting in an estimated accounting charge for amortization attributable to these items ranging from $700,000 to $725,000 on an annual basis for the first three years. Any goodwill resulting from the business combination will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). Based on preliminary estimates, none of the amount of the estimated purchase price is to be allocated to goodwill.
      If Clinical Data management should change the assumptions used in the allocation of the purchase price or the remaining estimated lives of the intangible assets, amounts allocated to intangible assets with definite lives may increase significantly or estimated lives may decrease significantly, which could result in a material increase in amortization of intangible assets. In addition, if Clinical Data management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The amounts listed in the above paragraph are only preliminary estimates, and actual amounts may differ from these estimates.
Restrictions on Sales of Shares by Affiliates
      The shares of Clinical Data common stock you will receive in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Clinical Data common stock issued to any person who is deemed to be an “affiliate” of Icoria at the time of the Icoria special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Icoria and may include Icoria executive officers and directors, as well as significant Icoria stockholders.
      If you are an affiliate of Icoria you may not sell your shares of Clinical Data common stock acquired in connection with the merger unless the sale, transfer or other disposition:

•	has been registered under the Securities Act;

•	is made in conformity with Rule 145 under the Securities Act; or

•	is made in conformity with some other exemption from the registration requirement under the Securities Act.
      Clinical Data’s registration statement on Form S-4, of which this proxy statement/ prospectus forms a part, does not cover the resale of shares of Clinical Data common stock to be received by Icoria affiliates in the merger, simply by reason of their affiliate status.
NASDAQ National Market Quotation
      It is a condition to the closing of the merger that the shares of Clinical Data common stock issued to Icoria stockholders in connection with the merger are authorized for listing on the NASDAQ National Market before the completion of the merger, subject to official notice of issuance. Accordingly, Clinical Data will file an application with the NASDAQ Stock Market to “phase-up” its listing from the NASDAQ Capital Market to the NASDAQ National Market.
Delisting and Deregistration of Icoria Common Stock After the Merger
      When the merger is completed, Icoria common stock will be delisted from the Over the Counter Bulletin Board and deregistered under the Exchange Act.

THE MERGER AGREEMENT
      The following summary describes the material provisions of the merger agreement, but does not purport to describe all of the provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement/ prospectus as Annex A and is incorporated by reference into this proxy statement/ prospectus. We encourage you to read the merger agreement carefully because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Clinical Data or Icoria. Such information can be found in this proxy statement/ prospectus and in other public filing each of us makes, which are available without charge at www.sec.gov.
The Merger

Generally
      The merger agreement provides that at the closing of the merger, Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, will be merged with and into Icoria. Upon completion of the merger, Icoria will continue as the surviving corporation and will be a wholly-owned subsidiary of Clinical Data. The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes.

Certificate of Incorporation and Bylaws of the Surviving Corporation
      The certificate of incorporation of the surviving corporation will be amended upon the effective time of the merger so that the total number of shares that the surviving corporation will have the authority to issue is 1,000 shares of common stock, $0.001 par value. The bylaws of the surviving corporation will be amended upon the effective time of the merger to conform to bylaws of Irides Acquisition Corporation in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be “Icoria, Inc.”

Directors and Officers of the Surviving Corporation after the Merger
      Following the merger, the directors and officers of the surviving corporation will be the directors and officers of Irides Acquisition Corporation immediately prior to the effective time of the merger.

Completion and Effectiveness of the Merger
      We will complete the merger no later than two business days after all of the conditions to completion of the merger contained in the merger agreement described in the section entitled “— Conditions to Completion of the Merger” beginning on page 73 of this proxy statement/ prospectus are satisfied or waived, including the adoption of the merger agreement and approval of the merger by the stockholders of Icoria. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or such later time as set forth in the certificate of merger.
      We are working to complete the merger as quickly as possible. However, we cannot predict the exact timing because completion of the merger is subject to several customary closing conditions described in the section entitled “— Conditions to Completion of the Merger.”

What Icoria Stockholders Will Receive in the Merger
      The merger agreement provides that, at the completion of the merger:

•	Each share of Icoria common stock issued and outstanding immediately prior to the merger (excluding shares for which appraisal rights have been properly exercised) will be automatically canceled and will cease to exist, and will automatically be converted into the right to receive

0.01391 of a share of Clinical Data common stock, assuming that the average closing price of Clinical Data’s common stock during the ten trading days before the merger closes is $22.74 per share, otherwise the exchange ratio is subject to adjustment in accordance with the terms of the merger agreement. The number of shares of Clinical Data common stock into which each Icoria share ultimately will be exchanged will be based on the price of Clinical Data common stock over a measurement period prior to the closing of the merger. The measurement period will consist of the ten trading days immediately preceding the closing date, during which time the closing prices for each of the ten days will be averaged. We refer to this number as the “average closing price.” The exchange ratio and the number of shares that will be issued to Icoria stockholders may be adjusted upward only as follows:

(i) if the average closing price is less than $20.92 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $11,500,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock outstanding on the date the merger agreement was signed; and

(ii) if the average closing price is less than $18.19 per share, the exchange ratio shall be increased to equal a number derived by dividing (A) a number that is equal to $10,000,000 divided by the average closing price, by (B) 39,501,721 shares of Icoria common stock.

In no event shall the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders be less than $10,000,000 or more than $12,500,000. Accordingly, in the event that the average closing price exceeds $22.74 per share, the dollar value of the aggregate number of shares of Clinical Data common stock issued to Icoria stockholders will remain at $12,500,000 but the exchange ratio and the number of shares that will be issued to Icoria stockholders will be adjusted downward.

For example, assuming the merger was completed on October 26, 2005, the average closing price of Clinical Data’s common stock during the ten trading days before the merger closed would be $18.26 per share. Because the average closing price per share was less than $20.92 but more than $18.19, the exchange ratio would be increased to 0.01594 based on the formula included in subparagraph (i) above, you would receive 0.01594 of a share of Clinical Data common stock for each share of Icoria common stock you own, and Clinical Data would issue an aggregate of approximately 629,792 shares in the merger to holders of Icoria common stock.

•	Each share of Icoria common stock held in the treasury of Icoria or owned by Clinical Data or any of its subsidiaries immediately prior to the merger will be automatically canceled and will cease to exist, and no payment or other consideration will be made with respect to those shares.

•	Each issued and outstanding share of common stock of Irides Acquisition Corporation will be converted into one fully paid and non-assessable share of common stock of the surviving corporation.

•	Each share of Icoria convertible preferred stock held in the treasury of Icoria or owned by Clinical Data or its subsidiaries immediately prior to the merger will be automatically canceled and will cease to exist, and no payment or other consideration will be made with respect to those shares. No shares of convertible preferred stock were issued and outstanding as of the record date.
Treatment of Icoria Stock Option Plans and Outstanding Icoria Stock Options and Warrants

Assumption of Plans and Outstanding Options
      At the effective time of the merger, Clinical Data will assume Icoria’s option plans, which consist of the 2003 Employee, Director and Consultant Stock Plan, the 2002 Non-qualified Stock Option Plan, the 2000 Employee, Director and Consultant Stock Option Plan, the 1998 Stock Option Plan and the Tissue Informatics Inc 2001 Stock Option Plan, all of which we refer to as the Icoria option plans. Accordingly, at the effective time of the merger, each outstanding option to purchase shares of Icoria common stock issued under the Icoria option plans will be assumed by Clinical Data, whether that option is vested or unvested at that time. Each such stock option assumed by Clinical Data will continue to have the same terms, and be subject to the same conditions, that were applicable to the option pursuant to the respective Icoria option plan, immediately prior to the effective time of the merger, except that:

•	the assumed option will be exercisable for shares of Clinical Data common stock;

•	the number of shares of Clinical Data common stock subject to the assumed option will be determined by multiplying the number of shares of Icoria common stock subject to that option immediately prior to the merger by the common stock exchange ratio and rounding down to the nearest whole number of shares of Clinical Data common stock; and

•	the per share exercise price in effect under the assumed option will be determined by dividing the exercise price per share in effect under that option immediately prior to the merger by the common stock exchange ratio and rounding up to the nearest whole cent.
      Clinical Data has agreed to file a registration statement on Form S-8 covering shares of Clinical Data common stock issuable upon the exercise of outstanding Icoria options granted to individuals for which a registration statement on Form S-8 is available.

Treatment of Warrants
      Each outstanding warrant to purchase shares of Icoria common stock will be assumed by Clinical Data. Each assumed warrant will continue to be governed by the same terms and conditions as in effect immediately before the effective time, except that:

•	the assumed warrant will be exercisable for shares of Clinical Data common stock;

•	the number of shares of Clinical Data common stock subject to the assumed warrant will be determined by multiplying the number of shares of Icoria common stock subject to the warrant immediately prior to the merger by the common stock exchange ratio and rounding down to the nearest whole number of shares of Clinical Data common stock; and

•	the per share exercise price in effect under the assumed warrant will be determined by dividing the exercise price per share in effect under that warrant immediately prior to the merger by the common stock exchange ratio and rounding up to the nearest whole cent.
Aggregate Number of Shares of Clinical Data Stock to be Issued Pursuant to the Merger Agreement
      Clinical Data will issue or reserve for issuance upon the exercise of options and warrants a total of 717,705 shares of its common stock in the merger. The number of shares actually issued will depend upon the number of shares of Icoria common stock outstanding on the effective date of the merger, and options and warrants ultimately exercised, if any.
Fractional Shares
      Clinical Data will not issue certificates representing fractional shares of its common stock in the merger. Instead, each former Icoria common stockholder who would otherwise be entitled to a fractional share of Clinical Data common stock by virtue of the merger (after aggregating all fractional shares of Clinical Data common stock that otherwise would be received by such stockholder) will receive cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying:

•	that fraction of a share of Clinical Data common stock to which such stockholder is entitled by virtue of the merger (after aggregating all fractional shares of Clinical Data common stock that otherwise would be received by such stockholder), by

•	the average closing price, as reported on The NASDAQ National Market, of one share of Clinical Data common stock for the ten (10) trading days prior to the date of completion of the merger.

Exchange of Icoria Stock Certificates for Clinical Data Stock Certificates

General
      Promptly following completion of the merger, Clinical Data’s transfer agent or another bank or trust company designated by Clinical Data and reasonably acceptable to Icoria, will act as the exchange agent for the merger and will mail to each record holder of Icoria common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing Clinical Data common stock. Only those holders of Icoria common stock who properly surrender their Icoria stock certificates in accordance with the exchange agent’s instructions will receive (i) a certificate representing Clinical Data common stock, and (ii) cash in lieu of any fractional share of Clinical Data common stock. The surrendered certificates representing Icoria common stock will be canceled. After the effective time of the merger, each certificate representing shares of Icoria common stock that has not been surrendered will represent only the right to receive each of the items enumerated in the preceding sentence. Following the completion of the merger, Icoria will not register any transfers of Icoria common stock on its stock transfer books. Holders of Icoria common stock should not send in their Icoria stock certificates until they receive a letter of transmittal from the exchange agent for the merger, with instructions for the surrender of Icoria stock certificates.
Distributions with Respect to Unexchanged Shares
      Holders of Icoria common stock will not be entitled to receive any dividends or other distributions on Clinical Data common stock until the merger is completed. After the merger is completed, holders of Icoria common stock will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Clinical Data common stock which they are entitled to receive upon exchange of their Icoria stock certificates, but they will not be paid any dividends or other distributions on the Clinical Data common stock until they surrender their Icoria stock certificates to the exchange agent in accordance with the exchange agent instructions.
Transfers of Ownership
      Clinical Data will issue only (1) a stock certificate representing shares of Clinical Data common stock, and (2) cash in lieu of a fractional share of Clinical Data common stock in a name other than the name in which a surrendered Icoria stock certificate is registered if the person requesting such exchange presents to the exchange agent all documents required to show and effect the unrecorded transfer of ownership and to show that such person paid any applicable stock transfer taxes.
Representations and Warranties
      The merger agreement contains a number of customary representations and warranties made by Icoria to Clinical Data. The assertions embodied in those representations were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations. Moreover, some of those representations may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to stockholders or were used to allocate risk between the parties to the merger agreement. For these reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties relate to, among other things:

•	organization and qualification;

•	capital structure;

•	corporate authority to enter into and perform obligations under the merger agreement;

•	the absence of conflicts with Icoria’s certificate or incorporation or bylaws, applicable laws or any material agreement to which Icoria is a party, as a result of the entry into the merger agreement and performance of the obligations under the merger agreement;

•	compliance with applicable laws and possession of material permits;

•	compliance with SEC filing requirements, accuracy of information contained in the SEC filings and financial statements;

•	the absence of undisclosed liabilities and indebtedness;

•	the absence of certain changes or events relating to Icoria’s business since June 30, 2005;

•	the filing of tax returns and other tax related matters;

•	title to properties;

•	intellectual property matters;

•	the existence, validity and status of contracts;

•	the absence of undisclosed pending or known threatened litigation;

•	compliance with environmental laws and regulations;

•	benefit plans and labor matters;

•	the absence of certain business practices;

•	the absence of business activity restrictions;

•	labor matters;

•	insurance matters;

•	title to tangible assets;

•	the absence of notice from customers and suppliers that they will stop, or decrease the rate of, supplying materials, products or services;

•	the receipt of an opinion from Icoria’s financial advisor, Needham & Company; and

•	the absence of brokers and finders fees relating to the merger.
      In addition, the merger agreement also contains certain customary representations of Clinical Data and Irides Acquisition Corporation related to the following matters:

•	organization and qualification;

•	capital structure;

•	corporate authority to enter into and perform obligations under the merger agreement;

•	the absence of conflicts with Clinical Data’s certificate or incorporation or bylaws, applicable laws or any material agreement to which Clinical Data is a party, as a result of the entry into the merger agreement and performance of the obligations under the merger agreement;

•	compliance with SEC filing requirements, accuracy of information contained in the SEC filings and financial statements;

•	the absence of certain changes or events relating to Clinical Data’s business since June 30, 2005;

•	intellectual property matters;

•	the existence, validity and status of contracts;

•	the absence of undisclosed pending or known threatened litigation;

•	compliance with applicable laws and possession of material permits;

•	the operations of Irides Acquisition Corporation; and

•	the absence of brokers and finders fees relating to the merger.

      The representations and warranties of Clinical Data, Irides Acquisition Corporation and Icoria contained in the merger agreement expire upon completion of the merger or termination of the merger agreement. The representations and warranties in the merger agreement are complicated, are not identical as between Icoria, Clinical Data and Irides Acquisition Corporation and are not easily summarized. You are urged to carefully read articles three and four of the merger agreement entitled “Representations and Warranties of Icoria” and “Representations and Warranties of Clinical Data and Irides Acquisition Corporation,” respectively.
Conduct of Business Before Completion of the Merger

Restrictions on Icoria’s Business Before Completion of the Merger
      Under the merger agreement, Icoria has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless required by law or agreed to in writing by Clinical Data, it will:

•	operate its business in the ordinary course consistent with past practice as agreed upon by Clinical Data and Icoria; and

•	use reasonable efforts to keep available the services of its current officers, significant employees and consultants and to preserve its current business relationships with its corporate partners, customers, suppliers and others with whom Icoria has significant business relations.
      Icoria has also agreed that, except as set forth in the merger agreement, required by law or agreed to in writing by Clinical Data, it will not:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock;

•	reclassify, combine or split any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

•	purchase, redeem, or otherwise acquire any shares of capital stock or any other securities of Icoria other than the acquisition of shares of Icoria common stock from holders of Icoria options in full or partial payment of the exercise price payable upon such exercise and the repurchase of unvested shares of Icoria common stock, at the original price paid per share, from employees, consultants or directors upon the termination of their service relationship with Icoria;

•	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, except in certain specified cases;

•	amend or change its certificate of incorporation or bylaws;

•	acquire any interest in any corporation, partnership or other business organization other than the purchase of assets in the ordinary course of business;

•	sell, lease, license, pledge, or otherwise dispose of any of its properties or assets;

•	except for a confidentiality agreement, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities;

•	incur any indebtedness or guarantee any indebtedness other than borrowings under any renewal or extension of previously existing credit arrangements which existed as of June 30, 2005, issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities, or make any material loans or advances, other than in the ordinary course of business;

•	make or authorize any capital expenditure in excess of $10,000, other than set forth in the operating plan developed by Icoria and Clinical Data or as contemplated and disclosed as of the date of the merger agreement;

•	except as required by U.S. GAAP, make any material change with respect to Icoria’s accounting policies, principles, methods or procedures;

•	pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business;

•	except in the ordinary course of business, modify, amend or terminate any material contract or agreement, or knowingly waive, release or assign any material rights or claims;

•	except in the ordinary course of business, enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Icoria, or license any material intellectual property rights to or from any third party;

•	except as required to comply with applicable law or agreements, plans or arrangements, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except in the ordinary course of business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (D) pay any material benefit not previously provided for under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•	make or rescind any material election relating to taxes, settle or compromise any tax liability or fail to pay taxes when due;

•	make or rescind any material tax election, settle or compromise any material tax liability or materially amend any tax return;

•	initiate, compromise or settle any material litigation or arbitration proceeding;

•	open or close any facility or office;

•	fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

•	fail to pay accounts payable and other obligations in the ordinary course of business; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of Icoria untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions to the merger not being satisfied.

Icoria’s Ability to Consider Other Acquisition Proposals
      Icoria has agreed that, except in certain circumstances, including the receipt of a superior proposal, it will not, and will cause its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives not to take any of the following actions:

•	Solicit, initiate, induce or encourage any inquiries or solicitations for the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an “acquisition proposal” (as defined below); or

•	Enter into, encourage, permit, indicate receptivity to or otherwise participate in any discussions or negotiations regarding an acquisition proposal.
      An “acquisition proposal” includes any of the following involving Icoria and a third party:

(i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Icoria or any of its subsidiaries;

(ii) any proposal for the issuance by Icoria of over 50% of its equity securities

(iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or total assets of Icoria; or

(iv) except for the sale or non-exclusive license of products in the ordinary course of business, any divestiture of any division or business unit, including by way of sale of assets or capital stock, license of intellectual property, or by merger, consolidation or otherwise.

(v) Any action by Icoria or its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives to raise additional equity or debt financing will not be considered the solicitation, initiation, inducement or encouragement of an acquisition proposal, provided that Icoria provide Clinical Data with reasonable notice of its activities, not close any such financing until the merger agreement is terminated, and not contact any venture capital firms which have invested in Genaissance or any potential investor which is a company developing or selling products in the business of human biomarkers or agriculture genomics.
      However, in connection with a “superior proposal” (as defined below) or an unsolicited, bona fide, written proposal for a competing transaction that Icoria’s board of directors determines (x) constitutes or is reasonably likely to lead to a superior proposal and (y) the failure to take action would breach the fiduciary duties of the board, Icoria may provide information (subject to a confidentiality agreement) and negotiate with a third party if Icoria has given Clinical Data prior notice of its intentions to take such action.
      In response to the receipt of an unsolicited proposed competing transaction that is determined to be a superior proposal, Icoria shall, for a period of three days thereafter, if requested by Clinical Data, engage in good faith negotiations with Clinical Data to amend the merger agreement in such a manner that is at least as favorable as the unsolicited proposed competing transaction.
      A “superior proposal” means any unsolicited, bona fide written proposal made by a third party that:

(i) concerns a competing transaction;

(ii) Icoria’s board of directors (after consultation with a nationally recognized independent financial advisor and after taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation) determines in its good faith judgment, that such proposal is financially superior to the transactions contemplated by the merger agreement and for which financing is then fully committed or determined to be available by Icoria’s board of directors; and

(iii) is reasonably likely to be consummated.

      In addition, Icoria has agreed that neither the Icoria board of directors nor any of its committees shall:

•	withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Clinical Data, the approval or recommendation by the Icoria board of directors or any of its committees of the merger agreement or the merger;

•	subject to certain exceptions, cause or permit Icoria to enter into any letter of intent, acquisition agreement or similar agreement relating to any acquisition proposal; or

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.
      The Icoria board of directors may, however, withdraw or modify its recommendation of the merger agreement and the merger, subject to certain conditions contained in the merger agreement, including that such actions are required by the fiduciary duties of the Icoria board of directors. In addition, if the withdrawal or modification is in response to a superior proposal, Icoria may approve or recommend that superior proposal and terminate the merger agreement, subject to certain additional requirements contained in the merger agreement, including providing Clinical Data (i) three business day’s written notice of Icoria’s intention to withdraw or modify the recommendation, together with pertinent information relating to the potential superior proposal and (ii) a two business day period to negotiate a new offer to Icoria in light of the potential superior proposal.
Indemnification and Insurance for Icoria Directors and Officers
      For a six-year period starting from the effective date of the certificate of merger, Clinical Data and the surviving corporation agreed to indemnify and hold harmless each current and former director and officer of Icoria against any liabilities arising out of that person’s service as a director or officer of Icoria prior to the merger. Clinical Data and Icoria also agreed that the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Icoria and its subsidiaries than are presently set forth in the certificate of incorporation and bylaws of Icoria. For a six year period after the effective date of the certificate of merger, Clinical Data has also agreed to provide coverage for any current or former officers or directors of Icoria under a directors’ and officers’ liability insurance policy of Icoria or Clinical Data with respect to any liabilities arising out of such person’s service as a director or officer of Icoria prior to the merger and to maintain such coverage on terms with respect to coverage and amount no less favorable than those of the applicable policy in effect on the date of the merger agreement. Clinical Data may substitute policies on terms with respect to coverage and amount no less favorable than those of the Icoria’s applicable policy in effect on the date of the merger agreement. Clinical Data is not required to spend more than $343,000 for the premium for such insurance coverage.
Conditions to Completion of the Merger
      The respective obligations of Clinical Data and Irides Acquisition Corporation, on the one hand, and Icoria, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the related transactions contemplated by the merger shall have been approved and adopted by the holders of a majority of the outstanding shares of Icoria common stock voting at the Icoria special meeting;

•	all consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained;

•	the SEC shall have declared the registration statement in which this proxy statement/ prospectus is included effective, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

•	no order, executive order, stay, decree, judgment or injunction or statute, rule or regulation shall have been enacted, entered or promulgated which prohibits or prevents the consummation of the merger; and

•	Clinical Data, if required by the rules of The NASDAQ Stock Market, shall have filed with The NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Clinical Data common stock issuable in connection with the merger.

      Clinical Data and Irides Acquisition Corporation’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Icoria in the merger agreement are true and correct as of the closing date of the merger (without regard to the terms “material” or “material adverse effect”) such that, in aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on Icoria, and Clinical Data has received a certificate executed on behalf of Icoria by its chief executive officer and chief financial officer certifying to that effect;

•	the covenants required to be performed by Icoria at or prior to the completion of the merger shall have been performed in all material respects, and Clinical Data has been provided with a certificate executed on behalf of Icoria by its chief executive officer and chief financial officer certifying to that effect;

•	Clinical Data shall have received a written opinion from McDermott Will & Emery LLP to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the opinion shall not have been withdrawn;

•	Icoria shall have obtained (i) all consents and approvals of all necessary third parties, including the confirmation referenced therein, and (ii) any other required consent or approval of any third party (other than a governmental entity);

•	there shall not be instituted or pending any action or proceeding by any governmental entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Clinical Data or any of its subsidiaries of all or any portion of the business of Icoria or any of its subsidiaries or of Clinical Data or any of its subsidiaries or to compel Clinical Data or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Icoria or any of its subsidiaries or of Clinical Data or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Clinical Data or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Icoria common stock (or shares of stock of the surviving corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by Clinical Data or any of its subsidiaries of any such shares;

•	Clinical Data shall have received copies of the resignations, effective as of the date of the certificate of merger, of each director of Icoria and its subsidiaries;

•	Icoria shall have obtained “tail” coverage on director and officers insurance for a period of at least twelve months from the effective date of the certificate of merger; and

•	Icoria shall not have suffered a material adverse effect as defined in the merger agreement.
      Icoria’s obligation to complete the merger is also subject to the satisfaction or waiver of each of the following conditions:

•	the representations and warranties of Clinical Data and Irides Acquisition Corporation in the merger agreement are true and correct as of the closing date of the merger (including any representations and warranty with respect to Genaissance and without regard to the terms

“material” or “material adverse effect”) such that, in aggregate, the effect of any inaccuracies in such representations and warranties would not have a “material adverse effect” on Clinical Data, and Icoria has received a certificate executed on behalf of Clinical Data by its chief executive officer and chief financial officer certifying to that effect;

•	the obligations or covenants required to be performed by Clinical Data and Irides Acquisition Corporation at or prior to the completion of the merger have been performed in all material respects, and Icoria has received a certificate executed on behalf of Clinical Data by the chief executive officer and chief financial officer of Clinical Data certifying to that effect;

•	Icoria shall have received a written opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the opinion shall not have been withdrawn;

•	Clinical Data shall have consummated its merger with Genaissance; and

•	Clinical Data shall not have suffered a material adverse event as defined in the merger agreement.

Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned prior to completion of the merger as follows:

•	by mutual written consent of Clinical Data, Irides Acquisition Corporation and Icoria;

•	by Clinical Data or Icoria if:

•	the merger is not completed by December 15, 2005; provided that such date shall be extended for not more than 60-days if the merger is not completed solely because the registration statement has not been declared effective by the SEC except that this right to terminate the merger agreement is not available to any party whose action or failure to fulfill any of its obligations under the merger agreement has been a principal reason for the failure of the merger to occur on or before that date;

•	any governmental entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger; except that this right to terminate the merger agreement is not available to any party whose action or failure to fulfill any of its obligations under the merger agreement has been a principal cause of or resulted in such order, decree, ruling or action;

•	the proposal to adopt the merger agreement and approve the merger fails to receive the requisite vote by Icoria stockholders at the Icoria special meeting; except that this right to terminate the merger agreement is not available to Icoria if the failure to obtain the required Icoria stockholder vote is a result of a breach of an Icoria stockholder agreement;

•	by Clinical Data if any of the following events occur with respect to Icoria:

•	prior to the adoption and approval of the merger and the merger agreement by the stockholders of Icoria at the Icoria stockholders meeting: (i) the dissenting shares are greater than five percent (5%) of the total common stock of Icoria outstanding on the date of the merger agreement;

•	the Icoria board of directors (or any committee thereof) shall have failed to recommend approval of the merger and the merger agreement in the proxy statement/ prospectus or shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the merger and the merger agreement;

•	the Icoria board of directors (or any committee thereof) shall have failed to reconfirm its recommendation of the merger and the merger agreement within ten (10) business days after Clinical Data requests in writing that the Icoria board of directors (or any committee thereof) do so; provided that such ten-day period shall be extended for an additional five (5) days if Icoria certifies to Clinical Data prior to the expiration of the initial ten-day period that Icoria’s board of directors is in good faith seeking to obtain additional information regarding its decision to reconfirm such recommendation;

•	the Icoria board of directors (or any committee thereof) shall have approved or recommended to the stockholders of Icoria an “acquisition proposal” (other than the merger);

•	a tender offer or exchange offer for outstanding shares of Icoria common stock shall have been commenced (other than by Clinical Data or an affiliate of Clinical Data) and the Icoria board of directors (or any committee thereof) recommends that the stockholders of Icoria tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer;

•	Icoria shall have breached its obligations regarding solicitation of acquisition proposals or superior proposals and its obligations to recommend approval of the merger and the merger agreement at the special meeting of its stockholders; or

•	if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Icoria set forth in the merger agreement, which breach or failure to perform (i) would cause the conditions described in the section entitled “— Conditions to Completion of the Merger” not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Icoria of written notice of such breach or failure to perform from Clinical Data;

•	by Icoria if any of the following events occur with respect to Clinical Data:

•	if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Clinical Data or the Irides Acquisition Corporation set forth in the merger agreement, which breach or failure to perform (i) would cause the conditions described in the section entitled “— Conditions to Completion of the Merger” not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Clinical Data of written notice of such breach or failure to perform from Icoria;

•	if the Icoria board of directors, pursuant to and in compliance with its obligations not to solicit acquisition proposals or superior proposals, shall have approved or recommended to the stockholders of Icoria a superior proposal; or

•	if Clinical Data has not consummated its merger with Genaissance by December 15, 2005, subject to the possible 60-day extension discussed above.
Fees and Expenses
      Under the terms of the merger agreement, all fees, costs and expenses incurred in connection with the merger, the merger agreement and the consummation of the transactions contemplated by the merger agreement, and not including specific termination fees described further below, shall be paid by the party incurring the fees, costs and expenses; provided that, both parties will share equally in the fees and expenses associated with the filing of this proxy statement/ prospectus with the SEC.
      In addition, Icoria has agreed to pay to Clinical Data a cash termination fee of $625,000 upon the termination of the merger agreement if:

•	if the merger agreement is terminated because (i) the merger is not completed by December 15, 2005 subject to the 60-day extension discussed above, and the meeting of Icoria’s stockholders has not occurred, or (ii) of the failure of the merger agreement to be approved by the Icoria stockholders at the Icoria stockholders meeting, if, in either case, at any time after the date of the merger agreement and before such termination, an acquisition proposal shall have been publicly announced or communicated to Icoria and remains outstanding and within twelve months of such termination Icoria enters into any definitive agreement with respect to an acquisition proposal or an acquisition proposal relating to Icoria is consummated; or

•	the merger agreement is terminated because (i) the Icoria board of directors (or any committee thereof) shall have failed to recommend approval of the merger and the merger agreement in the proxy statement/ prospectus or shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the merger and the merger agreement; (ii) the Icoria board of directors (or any committee thereof) shall have failed to reconfirm its recommendation of the merger and the merger agreement within ten (10) business days after Clinical Data requests in writing that the Icoria board of directors (or any committee thereof) do so subject to the five (5) day extension discussed above; (iii) the Icoria board of directors (or any committee thereof) shall have approved or recommended to the stockholders of Icoria an “acquisition proposal” (other than the merger); (iv) a tender offer or exchange offer for outstanding shares of Icoria common stock shall have been commenced (other than by Clinical Data or an affiliate of Clinical Data) and the Icoria board of directors (or any committee thereof) recommends that the stockholders of Icoria tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (v) Icoria shall have breached its obligations regarding solicitation of acquisition proposals or superior proposals and its obligations to recommend approval of the merger and the merger agreement at the special meeting of its stockholders; or

•	the merger agreement is terminated because there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Icoria set forth in the merger agreement, which breach or failure to perform (i) would cause the conditions described in the section entitled “— Conditions to Completion of the Merger” not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Icoria of written notice of such breach or failure to perform from Clinical Data; or

•	the Icoria board of directors determines in good faith, after considering applicable state law and the advice of outside legal counsel that the failure to enter into an agreement to effect a superior proposal would breach its fiduciary duties, and the Icoria board of directors shall approve or recommend to the Icoria stockholders a superior proposal.

      Icoria has agreed to pay to Clinical Data a cash fee of $312,500 (which shall consist of all expenses and fees) upon the termination of the merger agreement if:

•	the merger agreement is terminated by either Clinical Data or Icoria due to the failure of the majority of Icoria’s stockholders to vote in favor of the merger and the merger agreement and Icoria has not breached the merger agreement with respect to its obligations not to solicit acquisition proposals or superior proposals; or

•	prior to the adoption and approval of the merger and the merger agreement by the stockholders of Icoria at the Icoria stockholders meeting the dissenting shares are greater than five percent (5%) of the total common stock of Icoria outstanding on the date of the merger agreement, on an as-converted basis.
      In addition, Clinical Data has agreed to pay to Icoria a cash termination fee of $625,000 upon the termination of the merger agreement if:

•	the merger agreement is terminated because there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Clinical Data or Irides Acquisition Corporation set forth in the merger agreement, which breach or failure to perform (i) would cause the conditions described in the section entitled “— Conditions to Completion of the Merger” not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by Clinical Data or Irides Acquisition Corporation of written notice of such breach or failure to perform from Icoria;

      Clinical Data has agreed to pay to Icoria a cash fee of $312,500 (which shall consist of all expenses and fees) upon the termination of the merger agreement if the merger agreement is terminated by Icoria due to the failure of Clinical Data to consummate its merger with Genaissance by December 15, 2005, subject to the 60-day extension discussed above. This condition is no longer applicable, however, as a result of the completion of the Genaissance merger on October 6, 2005.
Amendment and Waiver
      Clinical Data, Irides Acquisition Corporation and Icoria may amend the merger agreement before completion of the merger by mutual written consent, except that after Icoria’s stockholders adopt the merger agreement, no further amendment may be made which by law requires further approval by such stockholders without such further approval.
      Any of Clinical Data, Irides Acquisition Corporation or Icoria may, to the extent legally allowed, extend another party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in another party’s representations and warranties and, subject to the preceding paragraph, waive compliance by another party with any of the agreements or conditions contained in the merger agreement.
AGREEMENTS RELATED TO THE MERGER
Stockholder Agreements
      Effective on September 19, 2005, the following directors and executive officers of Icoria and certain of their affiliates, holding an aggregate of 4,127,545 shares of Icoria common stock, which were either outstanding as of September 19, 2005 or issuable upon the exercise of outstanding options which are exercisable within 60 days of September 19, 2005, and representing approximately 7.1% of the shares of Icoria common stock outstanding as of September 19, 2005, entered into stockholder agreements with Clinical Data:
      As of the record date, the directors and executive officers of Icoria and their affiliates beneficially owned and were entitled to vote [                    ] shares of Icoria common stock, which represents approximately [          ]% of the outstanding shares of Icoria common stock. As of the record date, directors and executive officers of Clinical Data and their affiliates owned and were entitled to vote [                    ] outstanding shares of Icoria common stock, which represents approximately [          ]% of the outstanding shares of Icoria common stock. Holders of a majority of the outstanding shares of Icoria common stock must vote in favor of the merger agreement in order for it to be adopted and the merger in order for it to be approved.
      The following is a description of the material terms of these stockholder agreements. The Icoria stockholder agreements are attached as Annex E to this proxy statement/ prospectus and are incorporated into this proxy statement/ prospectus by reference. You are urged to read these voting agreements carefully and in their entirety.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
      Clinical Data acquired Genaissance Pharmaceuticals, Inc., which we refer to as Genaissance, on October 6, 2005 and entered into an agreement to acquire Icoria on September 19, 2005. We expect the merger with Icoria to be completed in late 2005 or early 2006.
      The following summary selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting with Clinical Data treated as the acquirer. The unaudited pro forma condensed combined statements of operations data combine the historical statements of income data for Clinical Data and the statements of operations for Genaissance, and Icoria, giving effect to the proposed mergers as if they had occurred at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet data combines the historical balance sheets of Clinical Data, Genaissance, and Icoria, giving effect to the mergers as if they had occurred as of the balance sheet date.
      The selected unaudited pro forma condensed combined financial data is based on estimates and assumptions that are preliminary. The data is presented for informational purposes only and is not intended to represent or be indicative of the results of operations or financial condition of Clinical Data that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of Clinical Data. Please also read the section in this proxy statement/ prospectus entitled “Special Note Regarding Forward-Looking Statements” beginning on page 1 for more information on the statements made in this section.
      This selected unaudited pro forma condensed combined financial data should be read in conjunction with the summary selected historical financial data and accompanying notes contained elsewhere in this proxy statement/ prospectus and the separate historical financial statements and accompanying notes of Clinical Data, Genaissance and those of Icoria incorporated by reference into this proxy statement/ prospectus. See the section entitled “Where You Can Find More Information” beginning on page 102 and “Incorporation of Certain Documents by Reference” beginning on page 103 of this proxy statement/ prospectus.
      The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Clinical Data treated as the acquirer. Accordingly, we have adjusted the historical financial information to give effect to the impact of the consideration issued in connection with the mergers. In the Unaudited Pro Forma Condensed Combined Balance Sheet, Clinical Data’s costs to acquire Genaissance and Icoria have been allocated to the tangible and intangible assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Clinical Data with the assistance of outside valuation specialists after the closing dates of the two mergers. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value after the closing of the merger.
      The Unaudited Pro Forma Condensed Combined Statements of Operations also include certain purchase accounting adjustments, expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.
      The Unaudited Pro Forma Condensed Combined Statements of Operations do not include the impacts of any revenue, cost or other operating synergies that may result from the mergers. Clinical Data expects the transaction to generate $0.5 million to $1 million of annual before tax cost synergies by year three. Cost synergy opportunities in purchasing, manufacturing and logistics will be achieved through increased scale, improved asset utilization and coordinated procurement. Cost synergies in selling, general and administrative will be achieved through the elimination of the overlap between the three companies and the delivery of key support functions by Clinical Data’s senior management.
      The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the mergers.
      The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect nonrecurring charges resulting from the merger. The substantial majority of nonrecurring charges resulting from the merger will be comprised of employee termination costs and other exit costs related to the Icoria business that will be recognized in the opening balance sheet in accordance with EITF Issue No 95-3,

“Recognition of Liabilities in Connection with a Purchase Business Combination.” Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No 95-3, including employee termination and exit costs related to the Clinical Data business, other integration-related costs, in-process research and development costs, and the impacts of potential divestitures, if any, that may be required by governmental authorities. Clinical Data and Icoria have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related merger-related costs are too uncertain to include in the pro forma financial information.
      Based on Clinical Data’s review of Icoria’s summary of significant accounting policies disclosed in Icoria’s financial statements, the nature and amount of any adjustments to the historical financial statements of Icoria to conform their accounting policies to those of Clinical Data are not expected to be significant. Upon consummation of the merger, further review of Icoria’s accounting policies and financial statements may result in required revisions to Icoria’s policies and classifications to conform to Clinical Data’s.
Conforming Year Ends
      Clinical Data has a fiscal year end of March 31 whereas Genaissance and Icoria have a December 31 calendar year end. In order to prepare the Unaudited Pro Forma Condensed Combined Statement of Income for the year ended March 31, 2005 and for the three months ended June 30, 2005, Genaissance’s and Icoria’s operating results were first conformed to Clinical Data’s year-end. This was done utilizing Genaissance’s and Icoria’s historical financial statements as of and for the year ended December 31, 2004, and their historical unaudited financial statements as of and for the three-month periods ended March 31, 2005 and 2004 and the six-month period ended June 30, 2005.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended June 30, 2005

	Historical	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Clinical Data(a)	Genaissance	Adjustments		Combined	Icoria	Adjustments		Combined

	(In thousands, except per share data)
Revenues	$12,773	$5,030	$—		$17,803	$4,955	$—		$22,758
Cost of sales/ services	8,179	1,956	(16	)(b)	10,119	—	—		10,119
Operating expenses:
Research and development	707	2,973	—		3,680	5,462	—		9,142
Selling, general and administrative	3,227	3,911	(227	)(b)		3,066	(70	)(b)
			561	(c)			150	(c)
			(625	)(h)	6,847				9,994
Gain on sale of selected agricultural assets	—	—	—		—	753	—		753

Operating income (loss)	660	(3,810)	307		(2,843)	(2,820)	(80)		(5,744)
Interest expense, net	(80)	(411)	336	(d)	(155)	(265)	—		(420)
Other income (expense), net	31	42	(23	)(d)	50	52	—		102

Income (loss) before (provision) benefit for income taxes, equity in loss of affiliate, and minority interest	611	(4,179)	620		(2,948)	(3,033)	(80)		(6,062)
Income tax (provision) benefit	(200)	(7)	(232	)(e)	(439)	—	32	(e)	(407)
Minority interest	(4)	—	—		(4)	—	—		(4)

NET INCOME (LOSS)	407	(4,186)	388		(3,391)	(3,033)	(48)		(6,472)
Preferred stock dividends and accretion	—	(138)	83	(f)	(55)	—	—		(55)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$407	$(4,324)	$471		$(3,446)	$(3,033)	$(48)		$(6,527)

BASIC NET EARNINGS (LOSS) PER COMMON SHARE	$0.09								$(0.90)
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE(g)	$0.09								$(0.90)
Weighted Average Shares Outstanding(g):
Basic	4,395		2,302				549		7,246
Diluted	4,519		2,178				549		7,246

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended March 31, 2005

	Historical	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Clinical Data(a)	Genaissance	Adjustments		Combined	Icoria	Adjustments		Combined

	(In thousands, except per share data)
Revenues	$56,400	$22,777	$—		$79,177	$27,490	$—		$106,667
Cost of sales/ services	36,047	8,356	(109	)(b)	44,294	—	—		44,294
Operating expenses:
Research and development	2,687	18,120	(76	)(b)	20,731	27,460	—		48,191
Selling, general and administrative	12,102	14,173	(445	)(b)		12,865	(90	)(b)
			2,346	(c)	28,176		173	(c)	41,124
Gain on sale of selected agricultural assets	—	—	—		0	1,901	—		3,948

Operating income (loss)	5,564	(17,872)	(1,716)		(14,024)	(8,887)	(83)		(22,994)
Interest expense, net	(208)	(657)	327	(d)	(538)	(920)	0		(1,458)
Other income (expense), net	173	41	(30	)(d)	184	168	—		352
Write-down of investment in affiliate	0	(1,003)	—		(1,003)	—	—		(1,003)

Income (loss) before (provision) benefit for income taxes, equity in loss of affiliate, and minority interest	5,529	(19,491)	(1,419)		(15,381)	(9,639)	(83)		(25,103)
Income tax (provision) benefit	(2,118)	9	1,226	(e)	(883)	—	33	(e)	(850)
Equity in loss of affiliate, net of tax	—	(300)	—		(300)	—	—		(300)
Minority interest	(16)	—	—		(16)	—	—		(16)

NET INCOME (LOSS)	3,395	(19,782)	(193)		(16,580)	(9,639)	(50)		(26,269)
Warrant issuance expense	—	(833)	—		(833)	0	—		(833)
Preferred stock dividends and accretion	—	(516)	295	(f)	(221)	—	—		(221)
Beneficial conversion feature of preferred stock and warrant	—	(40)	—		(40)	—	—		(40)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$3,395	$(21,171)	$102		$(17,674)	$(9,639)	$(50)		$(27,363)

BASIC NET EARNINGS (LOSS) PER COMMON SHARE	$0.77								$(3.78)
DILUTED NET EARNINGS (LOSS) PER COMMON SHARE(g)	$0.75								$(3.78)
Weighted Average Shares Outstanding(g):
Basic	4,389		2,297	(g)			552	(g)	7,238
Diluted	4,507		2,179	(g)			552	(g)	7,238

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Certain items of the historical presentation of Clinical Data have been combined to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statements of Operations.

(b)	To adjust deferred compensation expense for the result of the conversion of Genaissance and Icoria’s restricted stock and unvested options to Clinical Data shares and options, respectively.

(c)	To adjust amortization expense for the result of purchased intangibles based on the preliminary allocation of the purchase price to intangible assets. The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements. The purchased intangibles are amortized on a straight line basis over their respective useful lives.

(d)	To adjust interest expense and interest income to reflect the pro forma results. As of April 1, Genaissance had a debt obligation that would be in default due to the acquisition. Effective April 1, the outstanding balance would be repaid, therefore the Company would not incur interest expense and related costs for the periods presented. In addition, the cash used to pay the outstanding debt would not be available to earn interest income.

(e)	Income tax impacts as a result of purchase accounting adjustments are estimated at Clinical Data effective tax rate for the periods presented, which reflects our best estimate of Clinical Data statutory income tax rates for all tax jurisdictions. In addition, it is assumed that the current U.S. domestic losses of Genaissance would be available to offset the U.S. domestic income realized by Clinical Data.

(f)	Represents an adjustment to result in the dividends payable to the stockholders of the newly issued Clinical Data preferred stock in relation to the Genaissance acquisition.

(g)	The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average Clinical Data common shares for each period presented and the Icoria common shares, adjusted to reflect the exchange ratio of 0.065 shares of Clinical Data common stock for each share of Genaissance and 0.01391 shares of Clinical Data common stock for each share of Icoria. No stock options or warrants were included in the diluted earnings per share calculation because they would be anti-dilutive.

(h)	Represents the removal of Genaissance’s non-recurring expense item of $625 in closing costs pertaining to its merger with Clinical Data.

Items Not Adjusted
      The Unaudited Pro Forma Combined Condensed Statements of Operations present operations before non-recurring charges or credits directly attributable to the transaction. Therefore, certain non-recurring items have been excluded from the statements of operations including in-process research and development expense for Genaissance and Icoria. Genaissance’s and Icoria’s closing costs related to the respective transactions and operating efficiencies and cost savings that may be achieved with respect to the combined entity. A preliminary assessment has estimated the in-process research and development expense as approximately $30,400 and $1,368, at Genaissance and Icoria, respectively. Genaissance has estimated its closing costs related to the merger to be approximately $1,792 and Icoria estimates its closing costs to be approximately $1,500.
Common Shares Outstanding
      The number of pro forma common shares outstanding after giving effect to the merger for purposes of the pro forma statements of operations is:

	As of	As of
	March 31, 2005	June 30, 2005

Clinical Data’s common shares outstanding	4,389	4,395
Increase in common shares attributable to conversion of Genaissance stock	2,297	2,302
Increase in common shares attributable to conversion of Icoria stock	552	549

Total pro forma common shares outstanding	7,238	7,246

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2005

	Historical	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Clinical Data(a)	Genaissance(a)	Adjustments		Combined	Icoria(a)	Adjustments		Combined

	(In thousands)
ASSETS
Cash and cash equivalents	$5,181	$4,310	$(4,500	)(c)	$4,991	$8,018	$—		$13,009
Accounts receivable, net	10,233	4,753	—		14,986	4,620	—		19,606
Inventories, net	9,427	638	245	(b5)	10,310	441	—		10,751
Prepaid expense and other current assets	2,112	1,703	—		3,815	1,270	—		5,085

TOTAL CURRENT ASSETS	26,953	11,404	(4,255)		34,102	14,349	—		48,451
Property and Equipment, net	3,628	8,274	—		11,902	7,851	—		19,753
Goodwill	6,350	12,286	(12,286	)(b4)		—	—
			18,165	(b13)
			112	(c)	24,627				24,627
Intangibles, net	2,631	11,023	6,847	(b6)		—	3,824	(d4)
			(112	)(c)	20,389				24,213
Investment in Affiliate	—	1,186	—		1,186	—	—		1,186
Other Assets, net	1,236	95	(290	)(b2)	1,041	770	—		1,811

TOTAL ASSETS	$40,798	$44,268	$8,181		$93,247	$22,970	$3,824		$120,041

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due within one year, including revolving credit facility	$2,341	$735	$—		$3,076	$2,309	$—		$5,385
Accounts payable	4,938	1,816	—		6,754	1,729	—		8,483
Accrued and other liabilities, current portion	7,646	5,053	710	(b2)		4,979	375	(d2)
			1,167	(b8)	14,576		710	(d8)	20,640

TOTAL CURRENT LIABILITIES	14,925	7,604	1,877		24,406	9,017	1,085		34,508

Long-term debt & obligations, net of current portion	1,827	6,663	1,264	(b7)		3,783	686	(d5)	9,723
			(4,500	)(c)	5,254
Other long-term liabilities	570	6,460	5,753	(b10)	12,783	—	1,530	(d7)	14,313
TOTAL LIABILITIES	17,322	20,727	4,394		42,443	12,800	3,300		58,543
MINORITY INTEREST	99	—	—		99	—	—		99
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	9,869	(9,869	)(b3)	—	—	—		—
STOCKHOLDERS’ EQUITY
Preferred stock	—	—	5	(b1)	5	—	—		5
Common stock	44	35	(35	)(b3)	67	395	(395	)(d3)
			23	(b1)			5	(d1)	72
Additional paid-in-capital	16,995	255,326	(255,326	)(b3)		110,677	(110,677	)(d3)
			9,513	(b1)			12,139	(d1)
			45,234	(b1)			144	(d1)
			1,809	(b1)			73	(d1)
			1,551	(b1)			71	(d1)
			44	(b1)	75,146				87,573
Retained earnings (deficit)	5,575	(240,836)	240,836	(b3)		(100,873)	100,873	(d3)
			(30,400	)(b9)	(24,825)		(1,667	)(d6)	(26,492)
Deferred compensation	—	(796)	796	(b3)		(29)	29	(d3)
			(407	)(b11)	(24,825)		(71	)(d9)
			(44	)(b12)	(451)				(522)
Treasury stock	(47)	—	—		(47)	—	—		(47)
Accumulated other comprehensive income (loss)	810	(57)	57	(b3)	810	—	—		810

TOTAL STOCKHOLDERS’ EQUITY	23,377	13,672	13,656		50,705	10,170	524		61,399

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,798	$44,268	$8,181		$93,247	$22,970	$3,824		$120,041

Notes To Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Certain items of the historical presentation of Clinical Data, Genaissance and Icoria have been combined to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet.

(b)	Genaissance shareholders will receive 0.065 shares of Clinical Data common stock for each share of Genaissance common stock. Each outstanding option to purchase shares of Genaissance common stock and each outstanding warrant to purchase shares of Genaissance common stock will be assumed by Clinical Data and will convert into an option or warrant to purchase shares of Clinical Data common stock. Clinical Data will adjust the number of shares issuable upon exercise and the exercise prices to reflect the common stock exchange ration. Certain Genaissance stock options contain provisions that provide for the accelerated vesting of such options in the event the optionee is terminated under certain circumstances following the merger. Genaissance preferred shareholders will receive 1.052326 shares of Clinical Data preferred stock for each share of Genaissance preferred stock.

Under the purchase method of accounting, the total consideration was determined using the average of the Clinical Data closing stock prices beginning two days before and ending two days after June 20, 2005, an estimated date used until the actual date of the acquisition is agreed to and announced. The preliminary consideration is as follows:

		Preferred	Common
		Shares	Shares	Capital
		(Stated Value	(Stated Value	in Excess of
		$0.01 Share)	$0.01 Share)	Par Value	Total

(b1)	Issuance of Clinical Data shares to Genaissance’s shareholders:
	Preferred stock — 484,070 shares issued in exchange for outstanding Genaissance preferred stock	$5	$—	$9,513	$9,518
	Common stock — 2,301,754 shares issued in exchange for outstanding Genaissance common stock		23	45,234	45,257
	Fair Value of Genaissance vested options			1,809	1,809
	Fair Value of Genaissance warrants			1,551	1,551
	Fair Value of Genaissance unvested options			44	44
(b2)	Estimated Clinical Data transaction costs				1,000

	Total consideration				$59,179

Clinical Data has not completed an assessment of the fair value of assets and liabilities of Genaissance and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Genaissance’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination.

(b3)	Genaissance’s historical net book value plus redeemable preferred stock	$23,541
(b4)	Elimination of Genaissance’s historical goodwill	(12,286)
(b5)	Fair value adjustment to inventory	245
(b6)	Fair value adjustment to identifiable intangible assets	6,847
(b7)	Fair value adjustment to long-term debt	(1,264)
(b8)	Genaissance’s estimated transaction costs	(1,167)
(b9)	In-process research and development expense	30,400
(b10)	Deferred tax impact of purchase accounting adjustments	(5,753)
(b11)	Deferred compensation adjustment related to restricted stock	407
(b12)	Deferred compensation adjustment related to unvested options	44
(b13)	Residual goodwill created from the merger	18,165

	Total consideration allocated	$59,179

Upon completion of the fair value assessment after the closing of the merger, Clinical Data anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

The preliminary allocation of the estimated fair value of Genaissance’s identifiable intangible assets is as follows:

		Weighted Average
	Increase	Remaining
	in Value	Useful Life

Asset class:
Completed technology	$9,200	5 years
In-process research and development	30,400
Customer relationships	8,100	8 years
Other	400	4 years

	$48,100

(c)	Represents payment of Genaissance debt which will be in default if the acquisition is approved and occurs. In addition, an adjustment was made to write-off the remainder portion of capitalized deferred financing costs related to such debt.

(d)	Icoria stockholders will receive 0.01391 shares of Clinical Data common stock for each share of Icoria common stock. Each outstanding option to purchase shares of Icoria common stock and each outstanding warrant to purchase shares of Icoria common stock will be assumed by Clinical Data and will convert into an option or warrant to purchase shares of Clinical Data common stock. Clinical Data will adjust the number of shares issuable upon exercise and the exercise prices to reflect the common stock exchange ratio. Certain Icoria stock options contain provisions that provide for the accelerate vesting of such options in the event the optionee is terminated under certain circumstances following the merger.

Under the purchase method of accounting, the total consideration was determined using the average of the Clinical Data closing stock prices beginning two days before and ending two days after September 19, 2005, an estimated date used until the actual date of the acquisition is agreed to and announced. The preliminary consideration is as follows:

		Common
		Shares	Capital
		(Stated Value	in Excess of
		$0.01 Share)	Par Value	Total

(d1)	Issuance of Clinical Data shares to Icoria’s stockholders:
	Common stock — 549,456 shares issued in exchange for outstanding Icoria common stock	$5	$12,139	$12,144
	Fair Value of Icoria vested options		144	144
	Fair Value of Icoria warrants		73	73
	Fair Value of Icoria unvested options		71	71
(d2)	Estimated Clinical Data transaction costs			375

	Total consideration			$12,807

Clinical Data has not completed an assessment of the fair value of assets and liabilities of Icoria and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Icoria’s tangible and intangible assets and liabilities based on management’s preliminary estimate of their respective fair value as of the date of the business combination.

(d3)	Icoria’s historical net book value	$10,171
(d4)	Fair value adjustment to Icoria’s identifiable intangible assets	3,824
(d5)	Fair value adjustment to long-term debt	(686)
(d6)	In-process research and development expense	1,667
(d7)	Deferred tax impact of purchase accounting adjustments	(1,530)
(d8)	Fair value adjustment to accrued liabilities	(710)
(d9)	Deferred compensation adjustment related to unvested options	71

	Total consideration allocated	$12,807

Upon completion of the fair value assessment after the closing of the merger, Clinical Data anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

Clinical Data has estimated the fair value of Icoria’s identifiable intangible assets as $5,491. The preliminary allocation included in these pro forma financial statements is as follows:

		Weighted Average
	Increase	Remaining
	in Value	Useful Life

Asset class:
Completed technology	$1,716	7 years
In-process research and development	1,667
Customer relationships	1,471	5 years
Other	637	4 years

	$5,491

DESCRIPTION OF CLINICAL DATA CAPITAL STOCK
      The following summary of the current terms of the capital stock of Clinical Data and the terms of the capital stock of Clinical Data to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the Clinical Data certificate of incorporation and amended and restated bylaws.
Authorized Capital Stock
      As of October 21, 2005, Clinical Data had 15,500,000 shares of capital stock authorized, consisting of 14,000,000 shares of common stock, $0.01 par value, and 1,500,000 shares of preferred stock, $0.01 par value, of which 484,070 shares have been designated series A preferred stock, $0.01 par value.
Clinical Data Common Stock
      Clinical Data Common Stock Outstanding. As of October 21, 2005, Clinical Data had 7,584,875 shares of common stock outstanding or reserved for issuance (including shares subject to outstanding options) and 10,125 treasury shares. All outstanding shares of Clinical Data common stock are, and the shares of Clinical Data common stock issued pursuant to the merger will be, fully paid and nonassessable.
      Voting Rights. The holders of Clinical Data common stock are entitled to one vote for each share of Clinical Data common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights.
      Dividend Rights; Rights upon Liquidation. The holders of Clinical Data common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Clinical Data board of directors, subject to any preferential dividend rights granted to the holders of any then outstanding Clinical Data preferred stock. In the event of liquidation, each share of Clinical Data common stock is entitled to share pro rata in any distribution of Clinical Data’s assets after payment or providing for the payment of liabilities and the liquidation preference of any then outstanding Clinical Data preferred stock.
      Preemptive Rights. Holders of Clinical Data common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.
Clinical Data Preferred Stock
      Clinical Data Preferred Stock Outstanding. There are 484,070 shares of series A preferred stock issued and outstanding.
      Blank Check Preferred Stock. Under the Clinical Data certificate of incorporation, the Clinical Data board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series.
      Series A Preferred Stock. Each share of Clinical Data series A preferred stock shall have the same relative rights as and be identical in all respects with each other share of Clinical Data series A preferred stock. The Clinical Data series A preferred stock will rank prior to the Clinical Data common stock on dividend and upon a liquidation of Clinical Data.

      The following is a description of the material terms of the Clinical Data series A preferred stock:

•	To the extent permitted by Delaware general corporation law, Clinical Data shall pay dividends to the holders of the Clinical Data series A preferred stock, which shall accrue at a rate of 2% per annum from the date of issuance of such shares until the first to occur of (i) the payment of the liquidation value or the make whole redemption price of each such share, or (ii) the date on which such share of Clinical Data series A preferred stock is converted into shares of Clinical Data common stock in accordance with its terms. Clinical Data will pay any accrued dividends in respect of each share of Clinical Data series A preferred stock semi-annually in arrears on January 5 and July 5 of each year;

•	Upon any conversion of shares of preferred stock into Clinical Data common stock, any accrued and unpaid dividends on the Clinical Data series A preferred stock shall be forfeited;

•	The holders of Clinical Data series A preferred stock shall be entitled to vote on all matters submitted to the stockholders of Clinical Data for a vote, voting as a single class with the Clinical Data common stock, with the holders of Clinical Data series A preferred stock entitled to one vote for each share of preferred stock they hold, without regard to the number of shares of common stock into which the Clinical Data series A preferred stock would then be convertible;

•	Clinical Data shall not, without the vote or written consent of holders of 66 2/3% of the shares of Clinical Data series A preferred stock then outstanding, alter or change the rights, preferences or privileges of the Clinical Data series A preferred stock, including any increase in the number of authorized shares of Clinical Data series A preferred stock;

•	If Clinical Data is liquidated, dissolved, or wound-up, or transfers all or substantially all of its assets, or is a party to a merger or other change in control transaction in which its stockholders do not own a majority of its outstanding voting securities after such transaction, each, a significant event, each holder of Clinical Data series A preferred stock shall be entitled to receive for each share of Clinical Data series A preferred stock held by such holder immediately prior to such significant event, prior and in preference to any distribution or payment made upon or with respect to any junior securities, an amount equal to either (A)(1) the original issue price of such share of Clinical Data series A preferred stock on the date of distribution or payment plus (2) all dividends (whether or not declared) accrued but unpaid on such share of Clinical Data series A preferred stock, or (B) if elected by the vote or written consent of the holders of 66 2/3% of the shares of Clinical Data series A preferred stock then outstanding, the amount to which the holder of such share of Clinical Data series A preferred stock would be entitled assuming all of the shares of Clinical Data series A preferred stock had been converted into shares of Clinical Data common stock immediately prior to such significant event (the amount in clause (B) is referred to as the “as converted value”);

•	If a significant event occurs prior to the fifth anniversary of the completion of the merger, then, regardless of whether any dividend payments are in arrears, and unless the holders of 66 2/3% of the shares of Clinical Data series A preferred stock then outstanding elect otherwise to receive the as converted value, Clinical Data shall redeem each then outstanding share of Clinical Data series A preferred stock at a per share purchase price equal to the sum of (i) the accreted value of such shares of Clinical Data series A preferred stock on the date of redemption, plus (ii) all dividends (whether or not declared) accrued since the end of the previous dividend period on such share of Clinical Data series A preferred stock, plus (iii) the sum of the remaining dividends that would have accrued and/or been payable on one share of Clinical Data series A preferred stock from the date of redemption through the fifth anniversary of the date of filing of the certificate of merger had such share of Clinical Data series A preferred stock not been so redeemed;

•	At any time, a holder of Clinical Data series A preferred stock shall have the right to convert any share(s) of Clinical Data series A preferred stock into the number of shares of Clinical Data common stock computed by dividing (X) the original issue price of $22.80 by (Y) the conversion price then in effect for such share of Clinical Data series A preferred stock, currently set at $22.80 (such quotient being the “ordinary conversion amount”); provided, however, that after the third anniversary of the date of filing of the certificate of merger, any share(s) of Clinical Data series A preferred stock shall be convertible into a number of shares of Clinical Data common stock computed by dividing (A) the original issue price of $22.80 by (B) the average market price for the ten (10) consecutive trading days before the delivery to the office of Clinical Data or any transfer agent of the written notice of election to convert if such amount is greater than the ordinary conversion amount; and

      If, on or after the later of the completion of the Genaissance merger or the date the shares of Clinical Data common stock issuable upon conversion of the Clinical Data series A preferred stock become registered under the Securities Act and become eligible for trading to the public, the market price of the Clinical Data common stock exceeds $27.80 per share for ten (10) consecutive trading days, Clinical Data may elect, beginning on the first business day following such ten (10) trading day period, and at any time thereafter while any shares of Clinical Data series A preferred stock remain outstanding, to require the holders of all outstanding shares of Clinical Data series A preferred stock to convert such shares into Clinical Data common stock.
Clinical Data Warrants
      As of October 21, 2005, Clinical Data had warrants outstanding for 386,252 shares of Clinical Data common stock. These warrants were issued to Genaissance warrant holders in the merger between Clinical Data and Genaissance. Such warrants are immediately exercisable, have exercise prices ranging from approximately $26.00 per share to approximately $64.15 per share and terminate upon such dates ranging from April 30, 2006 through April 21, 2010. Each warrant also contains standard and customary anti-dilution provisions in the event of stock splits, stock dividends and corporate reorganizations. Warrant holders are not entitled to vote shares represented by warrants and, subject to compliance with the Securities Act and the applicable rules and regulations promulgated thereunder, the warrants may be transferred, in whole or in part, by the warrant holders.
      If the merger is completed, each outstanding warrant to purchase shares of Icoria common stock will be assumed by Clinical Data. Each assumed warrant will continue to be governed by the same terms and conditions are in effect immediately before the effective time, except that:

•	the assumed warrant will be exercisable for shares of Clinical Data common stock;

•	the number of shares of Clinical Data common stock subject to the assumed warrant will be determined by multiplying the number of shares of Icoria common stock subject to the warrant immediately prior to the merger by the common stock exchange ratio and rounding down to the nearest whole number of shares of Clinical Data common stock; and

•	the per share exercise price in effect under the assumed warrant will be determined by dividing the exercise price per share in effect under that warrant immediately prior to the merger by the common stock exchange ratio and rounding up to the nearest whole cent.
      As of October 21, 2005, and after giving effect to the merger, Clinical Data is obligated to issue 37,705 warrants to purchase an equal number of shares of Clinical Data common stock to current Icoria warrant holders in the merger. Once exchanged, such warrants will be immediately exercisable, will have exercise prices ranging from approximately $38.10 to approximately $155.57 per share and will terminate upon such dates ranging from July 20, 2006 through October 19, 2009. Each warrant will also contain standard and customary anti-dilution provisions in the event of stock splits, stock dividends and corporate reorganizations. Warrant holders will not be entitled to vote shares represented by warrants and, subject to compliance with the Securities Act and the applicable rules and regulations promulgated thereunder, the warrants may be transferred, in whole or in part, by the warrant holders.

Transfer Agent
      The transfer agent and registrar for Clinical Data’s common stock is American Stock Transfer & Trust Company.
COMPARISON OF RIGHTS OF CLINICAL DATA STOCKHOLDERS AND
ICORIA STOCKHOLDERS
      This section of the proxy statement/ prospectus describes material differences between the rights of Clinical Data common stockholders, on the one hand, and the rights of Icoria common stockholders on the other hand. The rights compared are those found in the respective companies’ charter documents, and corporate law provisions of Delaware, which is the state in which both companies are incorporated. While Clinical Data and Icoria believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to the stockholders of Clinical Data and Icoria. This summary is not intended to be a complete discussion of the certificate of incorporation, bylaws and stockholders’ rights plan of Clinical Data and the certificate of incorporation and bylaws of Icoria and is qualified in its entirety by applicable Delaware law. You should carefully read this entire document and the documents referred to in this summary for a more complete understanding of the differences between the rights of Clinical Data common stockholders and the rights of Icoria common stockholders.
      Clinical Data and Icoria are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Clinical Data common stock and Icoria common stock arise primarily from differences in their respective certificates of incorporation and bylaws. Upon completion of the merger, holders of Icoria common stock will become holders of Clinical Data capital stock and their rights will be governed by Delaware law, the certificate of incorporation of Clinical Data and the bylaws of Clinical Data. The following discussion summarizes material differences between the rights of Clinical Data stockholders and Icoria stockholders under the certificate of incorporation and bylaws of Clinical Data and of Icoria.
      Because this summary does not provide a complete description of these documents, you are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and bylaws of each of Clinical Data and Icoria. Copies of the certificate of incorporation and bylaws of Icoria will be sent to you, upon request. Copies of the certificate of incorporation and bylaws will be sent to you, upon request. See “Where You Can Find More Information” on page 102.
Classification; Number and Election of Directors
     Clinical Data
      The Clinical Data bylaws require that there be no less than one director and that the Clinical Data stockholders may determine the total number of directors by resolution. The Clinical Data board of directors currently consists of seven (7) directors. The Clinical Data board of directors is elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election.
     Icoria
      The Icoria charter and bylaws provide that the Icoria board of directors may determine the total number of directors. The Icoria board of directors currently consists of seven directors. The Icoria board of directors is divided into three classes, with each class serving a staggered three-year term. There are currently two classes with two directors, and one class with three directors.

Capitalization
     Clinical Data
      The authorized capital stock of Clinical Data consists of:

•	14,000,000 shares of common stock, par value $0.01 per share; and

•	1,500,000 shares of preferred stock, par value $0.01 per share.
     Icoria
      The authorized capital stock of Icoria consists of:

•	100,000,000 shares of voting common stock, par value $0.01 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.
Vacancies on the Board of Directors and Removal of Directors
     General
      Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.
     Clinical Data
      Vacancies on the board of directors of Clinical Data and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
      Clinical Data’s bylaws provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.
     Icoria
      The Icoria charter and bylaws provide that vacancies on the board of directors of Icoria and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office even though less than a quorum, or by a sole remaining director and not by the stockholders. A director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares then entitled to vote at an election of directors and only after a reasonable notice and opportunity to be heard before the stockholders.
Committees of the Board of Directors
     Clinical Data
      Clinical Data’s board may, by resolution passed by a majority of the whole board, designate one or more committees consisting of one or more directors, which will have and may exercise the powers and authority of the board of directors in the management of the business and affairs of Clinical Data as designated by resolution of the board; but no such committee shall have the power to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval or to amend or repeal the bylaws or to adopt any new bylaws. The board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee.
     Icoria
      Under the bylaws, the board of directors, by a vote of the majority of the board, may designate one or more committees, each committee to consist of one or more directors of Icoria. The board of directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee, the member or members present at any meeting and not disqualified from voting, whether or not a quorum exists, may unanimously appoint another member of the board of directors to act at the meeting in the place of such absent or disqualified member.
Amendments to the Certificate of Incorporation
     General
      Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation’s board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation’s certificate of incorporation.
     Clinical Data
      Clinical Data’s certificate of incorporation provides that the certificate of incorporation may be amended in the manner prescribed by Delaware law.
     Icoria
      The Icoria charter may be amended by the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares of the Icoria capital stock entitled to vote generally in the election of directors, voting together as a single class.
Amendments to Bylaws
     General
      Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.
     Clinical Data
      Clinical Data’s certificate of incorporation and bylaws provide that the board of directors is expressly authorized to alter, amend or repeal the bylaws; provided, however, that any such alteration, amendment or repeal shall require the approval of at least 66 2/3% of the total number of directors present at any regular or special meeting of the board of directors at which a quorum is present. The stockholders shall also have the power to alter, amend or repeal the bylaws, provided, however, that the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of Clinical Data issued and outstanding, present in person or by proxy and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of any such special meeting.

     Icoria
      The Icoria bylaws may be amended or repealed by the affirmative vote of a majority of the whole board, or by the stockholders by the affirmative vote of 80% of the outstanding voting power of the then outstanding shares of capital stock of Icoria, entitled to vote generally in the election of directors.
Ability to Call Special Meetings
     Clinical Data
      Special meetings of stockholders may be called at any time by the president or by the board of directors. The business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
     Icoria
      Special meetings of the stockholders of Icoria may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors authorized.
Notice of Stockholder Action
     Clinical Data
      Under the Clinical Data bylaws, in order for a stockholder to submit a proposal at any annual stockholder meeting, timely written notice must be given to the corporate secretary of Clinical Data before the annual meeting. To be timely, notice of a stockholder proposal must be delivered to, or mailed and received at Clinical Data’s principal executive offices, not later than ninety (90) days in advance of the anniversary date of the immediately preceding annual meeting.
      A stockholder’s notice to the secretary must set forth all of the following:

•	a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address of the stockholder proposing such business and any other stockholder who is the record or beneficial owner of any equity security of Clinical Data known by such stockholder to be supporting such proposal

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned and owned of record by the stockholder giving the notice on the date of such stockholder notice and by any other record or beneficial owners of Clinical Data’s equity securities known by such stockholder to be supporting such proposal on the date of such stockholder notice, and

•	any financial or other interest of the stockholder in such proposal.
      With respect to stockholder nominations of directors for election, nominations may be made by any stockholder of record entitled to vote at the annual meeting of stockholders who provides timely notice in writing to the corporate secretary of Clinical Data delivered in a manner similar to that of proposals for transacting business.
      Stockholders nominating candidates for election to the Clinical Data board of directors are required to provide the following information:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such person;

•	the principal occupation or employment of such person;

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned by such person on the date of such stockholder notice; and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 13D or Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

•	as to the stockholder giving the notice:

•	the name and address of such stockholder and any other stockholder who is a record or beneficial owner of any equity securities of the corporation and who is known by such stockholder to be supporting such nominee(s); and

•	the class and number of shares of Clinical Data’s equity securities which are beneficially owned and owned of record by such stockholder on the date of such stockholder notice and the number of shares of the Clinical Data’s equity securities beneficially owned and owned of record by any person known by such stockholder to be supporting such nominee(s) on the date of such stockholder notice.
      Clinical Data may require any proposed nominee to furnish such other information as may reasonably be required by Clinical Data to determine the eligibility of such proposed nominee to serve as a director.
     Icoria
      Under the Icoria bylaws, in order for a stockholder to submit nominations for the board of directors of the corporation or to bring any other business before any annual stockholder meeting or a special meeting, timely written notice must be given to the secretary of the corporation, and in addition, such other business must otherwise be a proper matter for stockholder action.
      To be timely, notice of a stockholder proposal pertaining to an annual meeting must be delivered to Icoria’s principal executive offices, no later than forty-five (45) days and no more than seventy-five (75) days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting.
      To the extent, however, that the date of the annual meeting is more than thirty (30) days after or more than thirty (30) before the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business in the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of date of such meeting is first made by the corporation.
      A stockholders notice for an annual meeting or a special meeting must set forth the following:

•	a brief description of the business desired to be brought before the meeting;

•	the reasons for conducting such business at the meeting;

•	any material interest in such business of such stockholder and any beneficial owner on whose behalf the proposal is made;

•	the name and address of the stockholder and of such beneficial owner;

•	the class and number of shares of the corporation that are owned beneficially and held of record of the stockholder and any beneficial owner; and

•	whether the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy

      With respect to stockholders nominating candidates for election to the Icoria board of directors the following additional rules apply:

•	in the event that the number of directors to be elected to the board of directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least fifty-five (55) days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year (or if the annual meeting is held more than thirty (30) days before or sixty (60) days after the first anniversary of the preceding year’s annual meeting, at least seventy (70) days prior to such annual meeting), a stockholder may deliver a notice to the secretary of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation;

•	nominations by stockholders at a special meeting may be made only if the board of directors has determined that directors shall be elected at such meeting;

•	in the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person for election if the stockholder’s notice is delivered to the secretary of the corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of the 60th day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors; and

•	the stockholder’s notice shall also include as to each person who the stockholder proposes to nominate for election or reelection as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected.
Indemnification of Directors and Officers
     General
      Under Delaware law, a corporation generally may indemnify directors and officers:

•	for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•	with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.
      In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.
     Clinical Data
      The intent of the indemnification provisions in the Clinical Data bylaws is to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Clinical Data bylaws provide that Clinical Data will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or otherwise, and whether by or in the right of the Clinical Data, its stockholders, a third party or otherwise by reason of the fact that such person is or was a director or officer of Clinical Data, or is or was serving at the request of Clinical Data as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or non-profit organization or person, against all expenses

(including attorneys’ fees), liability, loss, judgments, fines, excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In addition, Clinical Data shall grant such indemnification to each of its directors and officers with respect to any matter in a proceeding as to which such director or officer’s liability is limited pursuant to Clinical Data’s certificate of incorporation. However, such indemnification shall exclude (i) indemnification with respect to any improper personal benefit which a director or officer is determined to have received and of the expenses of defending against an improper personal benefit claim unless the director or officer is successful on the merits in said defense, and (ii) indemnification of present or former officers, directors, employees or agents of a constituent corporation absorbed in a merger or consolidation transaction with Clinical Data with respect to their activities prior to said transaction, unless specifically authorized by the board of directors or stockholders of Clinical Data. Such indemnification shall include prompt payment of expenses reasonably incurred by a director or officer in defending a proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified by Clinical Data under the bylaws.
      Clinical Data may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to an advancement of expenses, pursuant to the bylaws, to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he is or was an employee or agent of Clinical Data or is or was serving at the request of Clinical Data, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, a charity or a non-profit organization or person.
      The indemnification rights provided in the bylaws are contractual rights and shall not be deemed exclusive of any other rights to which any person, whether or not entitled to be indemnified hereunder, may be entitled by law or under any bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of such a person. A director or officer is entitled to the benefit of any amendment of the General Corporation Law of the State of Delaware which enlarges indemnification rights under the bylaws, but any such amendment which adversely affects indemnification rights with respect to prior activities shall not apply to such director or officer without his consent unless otherwise required by law. Each person who is or becomes a director or officer of Clinical Data is be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in the bylaws.
     Icoria
      Icoria’s bylaws provide that Icoria shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify each person who was or is made a party or is threatened to be made a party in any action, suit or proceeding, whether civil or criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnity shall include indemnity against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person, and shall also include the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending such proceedings in advance of its final disposition. The corporation, however, shall not be required to indemnify any such person (other than with respect to proceedings to enforce rights to indemnification against the corporation) who initiated such proceeding, unless such proceeding was authorized by the board of directors. These indemnification rights are contractual and shall continue as to any such person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. The right to indemnification and to advancement of expenses conferred by the bylaws shall not be exclusive of any other right which any person may have under any statute, certificate of incorporation, any agreement or otherwise. Icoria’s charter includes similar provisions for indemnification.
Voting Requirements and Quorums for Stockholder Meetings
     Clinical Data
      Each holder of Clinical Data common stock is entitled to one vote for each share, and a proportionate vote for each fractional share of stock held. The Clinical Data bylaws provide, in accordance with Delaware law, that at any meeting of the stockholders, the holders of a majority in interest of all stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of any business of Clinical Data, but in the absence of a quorum a smaller group may adjourn any meeting from time to time. When a quorum is present at any meeting, a majority of the stock present or represented and voting on a matter shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the certificate of incorporation or the bylaws. Any election of directors of Clinical Data by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Clinical Data stockholders may take any action by written consent that would otherwise be taken at a meeting of the stockholders.
     Icoria
      Each holder of Icoria common stock is entitled to one vote for each share. The Icoria bylaws provide that the holders of a majority of all of the shares of the stock entitled to vote at the meeting, whether present in person or by proxy, shall constitute a quorum for all purposes unless a larger number is required by law. In the absence of a quorum, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, whether in person or by proxy, may adjourn the meeting to another place and time. Except as otherwise required by law or by the certificate of incorporation or the bylaws of the corporation all elections at any meeting of the stockholders shall be determined by a plurality of the votes cast and all other matters determined by the stockholders at a meeting shall be determined by a majority of the votes cast affirmatively or negatively. Any action required or permitted to be taken by the stockholders may be effected only at an annual meeting or a special meeting of the stockholders and may not be effected by written consent.
ICORIA PRINCIPAL STOCKHOLDERS
      The following table and footnotes set forth information regarding the beneficial ownership of shares of Icoria common stock as of September 19, 2005 by:

•	each person, entity or group of affiliated persons whom Icoria knows to beneficially own more than 5% of the outstanding shares of Icoria common stock;

•	each of Icoria’s named executive officers;

•	each of Icoria’s directors; and

•	Icoria’s executive officers and directors as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of September 19, 2005, pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 39,501,721 shares of common stock outstanding on September 19, 2005.

	Shares Beneficially
	Owned(1)

Name and Address**	Number	Percent

Entities Affiliated with The Burrill Agbio Capital Fund L.P.(2)	2,197,411	5.4%
One Embarcadero Center
Suite 2700
San Francisco, CA 94111
G. Steven Burrill(3)	2,197,411	5.4%
Heinrich Gugger, Ph.D.(4)	956,727	2.3%
Thomas J. Colatsky, Ph.D.(5)	307,608	*
J. Barry Buzogany, Esq.(6)	260,751	*
Brett Farabaugh(7)	99,891	*
Mark B. Skaletsky(8)	66,042	*
Henri Zinsli, Ph.D.(9)	35,042	*
Leroy E. Hood, M.D., Ph.D.(10)	30,042	*
Douglas R. Morton, Jr., Ph.D.(11)	35,074	*
Peter G. Tombros(12)	30,833	*
All directors and current executive officers as a group (10 persons)	4,019,421	9.9%

*	Represents beneficial ownership of less than 1% of the Company’s outstanding shares of common stock.

**	Addresses are given for beneficial owners of 5% or more of the outstanding common stock only.

(1)	The number of shares of common stock issued and outstanding on September 19, 2005, was 39,501,721. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding at September 19, 2005, plus shares of common stock subject to options and warrants held by such person at September 19, 2005, and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2)	As the General Partner of Burrill Agbio Capital Fund L.P., Burrill & Company (Agbio GP), LLC, is deemed to beneficially own the shares held of record by Burrill Agbio Capital Fund L.P. Mr. Burrill is the Managing Member of Burrill & Company (Agbio GP), LLC.

(3)	Includes 1,947,828 shares of record held by The Burrill AgBio Capital Fund L.P., which Mr. Burrill may be deemed to beneficially own by virtue of his position as the Managing Member of Burrill & Company (Agbio GP), LLC, the General Partner of Burrill AgBio Capital Fund L.P. Mr. Burrill disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Burrill Agbio Capital Fund L.P. Includes 88,917 shares that are subject to immediately exercisable stock options. Also includes an additional 1,667 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005. Also includes 159,000 shares purchased on the open market.

(4)	Consists of 470,847 shares that are subject to immediately exercisable stock options. Also includes of 213,050 shares of common stock purchased on the open market. Also includes 56,667 shares of common stock issued as part of 2002 bonuses, 13,235 shares purchased through an employee stock purchase plan, and 202,650 shares of common stock issued in 2004 as part of a restricted stock plan. Also includes additional 278 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.

(5)	Consists of 220,000 shares that are subject to immediately exercisable stock options. Also includes 53,333 shares of common stock issued as part of 2002 bonuses. Also includes an additional 33,775 shares of common stock issued in 2004 as part of a restricted stock plan. Also includes an additional 500 shares purchased on the open market.

(6)	Consists of 215,833 shares that are subject to immediately exercisable stock options. Also includes of 25,000 shares of common stock purchased on the open market and 15,751 shares of common stock issued in 2004 as part of a restricted stock plan. Also includes additional 4,167 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.

(7)	Consists of 80,000 shares that are subject to immediately exercisable stock options. Also includes of 10,000 shares of common stock purchased through an employee stock purchase plan and 9,203 shares of common stock issued in 2004 as part of a restricted stock plan. Also includes additional 688 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.

(8)	Includes 34,875 shares that are subject to immediately exercisable stock options and an additional 1,169 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005. Also includes 30,000 shares purchased on the open market.

(9)	Includes 11,000 shares, which were issued upon the exercise of stock options, and 20,875 shares that are subject to immediately exercisable stock options. Includes an additional 1,167 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005. Also includes 2,000 shares purchased on the open market.

(10)	Consists of 28,875 shares that are subject to immediately exercisable stock options and an additional 1,167 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.

(11)	Consists of 11,227 shares that are subject to immediately exercisable stock options. Also includes of 20,000 shares of common stock purchased on the open market. Also includes additional 3,848 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.

(12)	Consists of 9,028 shares that are subject to immediately exercisable stock options. Also includes of 20,000 shares of common stock purchased on the open market. Also includes additional 1,806 shares that may be acquired upon the exercise of options within 60 days of September 19, 2005.
EXPERTS
      The consolidated financial statements of Clinical Data, Inc. incorporated into this proxy statement/ prospectus by reference from Clinical Data’s Annual Report on Form 10-KSB for the year ended March 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The financial statements of Icoria, Inc. incorporated in this proxy statement/ prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      Genaissance’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/ prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Genaissance’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
      The validity of the shares of Clinical Data common stock to be issued in the merger will be passed upon for Clinical Data by McDermott Will & Emery LLP, Boston, Massachusetts. It is a condition to the completion of the merger that each of Clinical Data and Icoria receive an opinion from McDermott Will & Emery LLP, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., respectively, concerning the tax treatment of the merger.
DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING
      If the merger is completed, you will become a stockholder of Clinical Data. In order to be considered for inclusion in Clinical Data’s proxy materials for the 2006 Annual Meeting of Stockholders, Clinical Data must receive stockholder nominations of persons for election to its board of directors and proposals of business to be considered by our stockholders no later than May 5, 2006 which is 120 days prior to the anniversary of the mailing date of the proxy statement for its 2005 annual meeting, assuming the 2006 Annual Meeting is not more than 30 days before or after October 6, 2006. Proposals should be sent to the attention of Clinical Data’s corporate secretary at its offices at One Gateway Center, Suite 411, Newton, Massachusetts 02458. Clinical Data’s amended and restated bylaws provide that, in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to the corporate secretary by July 8, 2006 (the date 90 days before the anniversary of the 2005 annual meeting), assuming the 2006 Annual Meeting is not more than 30 days before or after October 6, 2005. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.
      Any Icoria stockholder desiring to submit a proposal for inclusion in Icoria’s proxy statement for Icoria’s 2006 annual meeting of stockholders (which will be held only if the merger is not consummated) must deliver such proposal to Icoria at its principal place of business no later than December 6, 2005, which is 120 calendar days prior to the anniversary of the mailing date of the proxy statement in connection with Icoria’s 2005 annual meeting of stockholders, assuming the 2006 annual meeting is not more than 30 days before or after May 11, 2006. Icoria’s bylaws provide that, in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to the corporate secretary by no later than February 17, 2006 (the date 45 days before the anniversary of the mailing date of the proxy statement for its 2005 annual meeting) and no earlier then January 19, 2005 (the date 75 days before the anniversary of the mailing date of the proxy statement for its 2005 annual meeting) assuming the 2006 Annual Meeting is not more than 30 days before or after May 11, 2006. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination.
WHERE YOU CAN FIND MORE INFORMATION
      Clinical Data and Icoria each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room
Room 1580
100 F Street, N.E.
Washington, D.C. 20549
      You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
      The SEC also maintains a website that contains reports, proxy statements and other information regarding companies who file information electronically with the SEC, including Clinical Data and Icoria. The address of the SEC website is http://www.sec.gov.

      Clinical Data’s Internet website is www.clda.com. Information on Clinical Data’s website is not a part of this proxy statement/ prospectus. As soon as reasonably practical after they are filed or furnished with the SEC, Clinical Data makes available free of charge on its website, or provides a link to, Clinical Data’s Annual Report on Form 10-KSB, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act.
      Icoria’s Internet website is www.icoria.com. Information on Icoria’s website is not a part of this proxy statement/ prospectus. As soon as reasonably practical after they are filed or furnished with the SEC, Icoria makes available free of charge on its website, or provides a link to, Icoria’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act.
      You also can inspect reports, proxy statements and other information about Clinical Data at the offices of the NASDAQ National Market, 1735 K Street, N.W., Washington, D.C.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      Clinical Data has filed a registration statement on Form S-4 under the Securities Act to register with the SEC the Clinical Data common stock to be issued to Icoria stockholders in the merger. This proxy statement/ prospectus is part of that registration statement and constitutes a prospectus of Clinical Data in addition to being a proxy statement of Icoria for its special meeting. As allowed by SEC rules with respect to both companies, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You may inspect and copy the registration statement at any of the addresses listed above.
      The SEC allows Clinical Data and Icoria to “incorporate by reference” information into this proxy statement/ prospectus. This means Clinical Data and Icoria can disclose important information to you by referring you to another document separately filed with the SEC. The information incorporated by reference is considered a part of this proxy statement/ prospectus, except for any information superseded by information in this proxy statement/ prospectus. In addition, any later information that Clinical Data or Icoria files with the SEC will automatically update and supersede this information. This proxy statement/ prospectus incorporates by reference the documents listed below that Icoria and Clinical Data have previously filed with the SEC. These documents contain important information about Clinical Data and Icoria and their finances.
      You should rely only on the information contained in this document or that to which Clinical Data or Icoria has referred you. We have not authorized anyone to provide you with any additional information. This proxy statement/ prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/ prospectus to stockholders nor the issuance of shares of Clinical Data common stock in the merger shall create any implication to the contrary.
      The following documents, which have been filed with the SEC by Clinical Data, are hereby incorporated by reference into this proxy statement/ prospectus:

•	Clinical Data’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005;

•	Clinical Data’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Clinical Data’s Current Reports on Form 8-K filed on April 21, 2005, June 21, 2005, June 24, 2005, July 11, 2005, August 2, 2005, September 20, 2005, September 22, 2005, September 28, 2005, and October 11, 2005; and

•	Clinical Data’s Registration Statement on Form S-4 filed on August 5, 2005, as amended by Amendment No. 1 filed on August 29, 2005.

      All additional documents that Clinical Data may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger and the termination of the merger agreement, shall also be deemed to be incorporated by reference.
      The following documents, which have been filed by Icoria with the SEC, are incorporated by reference into this proxy statement/ prospectus:

•	Icoria’s annual report on Form 10-K for the year ended December 31, 2004;

•	Icoria’s proxy statement on Schedule 14A filed on April 7, 2005;

•	Icoria’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2005, as amended by Amendment No. 1;

•	Icoria’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2005

•	Icoria’s current reports on Form 8-K filed on January 6, 2005, March 29, 2005, May 11, 2005, June 23, 2005, August 29, 2005 and September 20, 2005; and

•	Icoria’s description of securities on Form 8-A filed on April 17, 2000.
      All additional documents that Icoria may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the earlier of the effective time of the merger or the termination of the merger agreement, shall also be deemed to be incorporated by reference unless otherwise indicated in such a filing.
      If you are a stockholder of Icoria, you can obtain any of the documents incorporated by reference through Clinical Data, Icoria or the SEC. Documents incorporated by reference are available from Clinical Data and Icoria without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this proxy statement/ prospectus. You may obtain documents incorporated by reference in this proxy statement/ prospectus free of charge by requesting them in writing or by telephone as follows:

Icoria, Inc.
108 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
Telephone No.: (919) 425-3000

Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, Massachusetts 02458
Telephone No.: (617) 527-9933
      In order to ensure timely delivery of the documents, you must make your request no later than [Month] [Day], 2005.
      Please also see “Where You Can Find More Information” on page 102.
      Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/ prospectus will be deemed to be modified or superseded for purposes of this proxy statement/ prospectus to the extent that a statement contained in this proxy statement/ prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/ prospectus modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/ prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

      Documents incorporated by reference in this proxy statement/ prospectus by Clinical Data and Icoria can also be found at Clinical Data’s website, www.clda.com, or at Icoria’s website, www.Icoria.com, as applicable. Information included in either website is not incorporated by reference in this proxy statement/ prospectus.
      Clinical Data has supplied all information contained in this proxy statement/ prospectus relating to Clinical Data and Irides Acquisition Corporation, and Icoria has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to Icoria.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
CLINICAL DATA, INC.,
IRIDES ACQUISITION CORP.
and
ICORIA, INC.
Dated as of September 19, 2005

TABLE OF DEFINED TERMS

Reference in
Terms	Agreement

Acquisition Proposal	Section 6.1(f)
Adjusted Convertible Note	Section 6.11(e)
Adjusted Warrant	Section 6.11(d)
Affiliate	Section 3.2(d)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Business Day	Section 1.2
CERCLA	Section 3.12(f)
Certificate of Merger	Section 1.1
Certificates	Section 2.2(a)
Closing	Section 1.2
Closing Average Parent Stock Price	Section 2.1(c)
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Convertible Note	Section 3.1(c)
Company Disclosure Schedule	ARTICLE III
Company Employee Plans	Section 3.13(a)
Company Insiders	Section 6.14(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contracts	Section 3.10(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(c)
Company Stock Plans	Section 3.2(c)
Company Stockholder Agreements	Preamble
Company Stockholder Approval	Section 3.3(a)
Company Stockholders Meeting	Section 3.4(c)
Company Third Party Intellectual Property	Section 3.9(b)
Company Voting Proposal	Section 3.3(a)
Company Warrants	Section 3.2(c)
Confidential Business Information	Section 3.9(a)
Confidentiality Agreement	Section 5.2
Costs	Section 6.12(a)

Reference in
Terms	Agreement

Continuing Employees	Section 6.15
Covered Parties	Section 6.12(a)
Dissenting Shares	Section 2.1(d)(i)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(f)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(c)
Indebtedness	Section 3.5(b)
Insurance Policies	Section 3.17 below
Intellectual Property	Section 3.9(a)
Liens	Section 3.3(b)
Materials of Environmental Concern	Section 3.12(g)
McDermott	Section 7.2(c)
Merger	Preamble
Mintz	Section 7.2(c)
New Offer	Section 6.1(b)(iii)
Operating Plan	Section 5.1
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.4(b)
Parent Board	Section 4.3(a)
Parent Common Stock	Section 2.1(c)
Parent Disclosure Schedule	ARTICLE IV
Parent Intellectual Property	Section 4.7(b)
Parent Material Adverse Effect	Section 4.1
Parent Material Contracts	Section 4.7(a)
Parent Preferred Stock	Section 4.2(a)
Parent Third Party Intellectual Property	Section 4.7(b)
Parent SEC Reports	Section 4.4(a)
Parent Stock Plans	Section 4.2(b)
Proxy Statement/ Prospectus	Section 3.4(c)
Publicly Available Software	Section 3.9(g)
Registration Statement	Section 3.4(c)
Regulation M-A Filing	Section 3.4(c)
Representatives	Section 6.1(a)

Reference in
Terms	Agreement

Rule 145 Affiliate	Section 6.9
SEC	Section 3.3(c)
Section 16 Information	Section 6.14(b)
Securities Act	Section 3.2(d)
Signing Average Parent Stock Price	Section 2.1(c)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Transitory Subsidiary	Preamble

AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2005, is by and among Clinical Data, Inc., a Delaware corporation (the “Parent”), Irides Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Transitory Subsidiary”), and Icoria, Inc., a Delaware corporation (the “Company”).
      WHEREAS, the Boards of Directors of the Parent and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Transitory Subsidiary merge into the Company in order to advance the long-term business interests of the Parent and the Company;
      WHEREAS, the transaction shall be effected through a merger (the “Merger”) of the Transitory Subsidiary into the Company in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Parent;
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into Stockholder Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreements”), pursuant to which such stockholders have, among other things, agreed to give the Parent a proxy to vote all of the shares of capital stock of the Company that such stockholders own; and
      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Parent, the Transitory Subsidiary and the Company agree as follows:
ARTICLE I
The Merger
      1.1     Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Parent shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).
      1.2     Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Parent and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of McDermott Will & Emery LLP, 28 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Parent and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

      1.3     Effects of the Merger. At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article FOURTH of such Certificate of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, $.001 par value per share,” and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL, (iii) the officers and directors of the Transitory Subsidiary shall be the officers and directors of the Surviving Corporation, and (iv) the By-laws of the Transitory Subsidiary, a copy of which is attached hereto as Exhibit B, shall be amended to change all references to the name of the Transitory Subsidiary to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL. In addition, effective as of the Effective Time, Parent shall take all reasonable steps to increase its Board of Directors to eight (8) members and to appoint G. Steven Burrill to the Board of Directors of Parent.
ARTICLE II
Conversion of Securities
      2.1     Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of common stock, $.01 par value per share (“Company Common Stock”), and convertible preferred stock, $.01 par value per share (“Company Preferred Stock”), of the Company that are owned by the Company as treasury stock and any shares of Company Common Stock or Company Preferred Stock owned by the Parent, the Transitory Subsidiary or any other wholly-owned Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

(c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each issued and outstanding share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares as defined in Section 2.1(d)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive 0.01391 of a share (the “Exchange Ratio”) of common stock, $.01 par value per share, of the Parent (“Parent Common Stock”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. In addition to the adjustments contemplated by Section 2.1(e), the Exchange Ratio also shall be subject to adjustment as follows:

(i) if the Closing Average Parent Stock Price is less than 92% of the Signing Average Parent Stock Price, the Exchange Ratio shall be adjusted to equal a number derived by dividing (x) a number that is equal to $11,500,000 divided by the Closing Average Parent Stock Price, by (y) 39,501,721 shares of Company Common Stock; and

(ii) if the Closing Average Parent Stock Price is less than 80% of the Signing Average Parent Stock Price, the Exchange Ratio shall be adjusted to equal a number derived by dividing (x) a number that is equal to $10,000,000 divided by the Closing Average Parent Stock Price, by (y) 39,501,721 shares of Company Common Stock.

In no event shall the dollar value of the aggregate number of shares of Parent Common Stock issued at the Closing (i) exceed $12,500,000 or (ii) be less than $10,000,000.

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(c) and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest. For purposes of this Section 2.1(c), “Signing Average Parent Stock Price” shall mean $22.74, which is the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market or The Nasdaq Small Cap Market, as applicable, during the ten (10) consecutive trading days ending on the last trading day prior to the execution of this Agreement; and “Closing Average Parent Stock Price” shall mean a number equal to the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market or The Nasdaq Small Cap Market, as applicable, during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(d) Dissenting Shares.

(i) Shares of Company Common Stock held by stockholders entitled to appraisal rights under Section 262 of the DGCL, who have properly exercised and perfected appraisal rights with respect thereto in accordance with Section 262 (collectively, “Dissenting Shares”) and who have not withdrawn their demand for appraisal in accordance with Section 262, shall not be converted into the right to receive shares of Parent Common Stock. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of the Company or the Surviving Corporation, except those provided under the DGCL.

(ii) Holders of no more than five percent (5%) of Company Common Stock shall exercise appraisal rights in accordance with Section 262 of the DGCL. The shareholders parties to the Company Stockholder Agreements shall have affirmatively waived such appraisal rights in their respective Company Stockholder Agreements. This Agreement may be terminated in accordance with Section 8.1(e)(i), at the election of the Parent, if the Dissenting Shares are greater than such percentage.

(iii) The Company shall give the Parent (A) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of capital stock of the Company, any withdrawal of any such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of the Company. The Company shall cooperate with the Parent concerning, and shall not, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

(e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

(f) Unvested Stock. At the Effective Time, any shares of Parent Common Stock issued in accordance with Section 2.1(c) with respect to any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company’s plans or arrangements and outstanding immediately prior to the Effective Time shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time. The Company shall not take or permit any action which would accelerate vesting of any unvested shares, except to the extent required by their terms as in effect on the date hereof. Copies of the relevant agreements governing such shares and the vesting thereof have been provided to the Parent. All outstanding rights which the Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by the Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. The Company shall take all steps necessary to cause the foregoing provisions of this Section 2.1(f) to occur.

(g) Treatment of Company Stock Options, Company Warrants and Convertible Note. Following the Effective Time, Company Stock Options, Company Warrants and the Company Convertible Note (each, as defined in Section 3.2(c) hereof) shall be treated in the manner set forth in Section 6.11.

      2.2     Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock pursuant to the Merger are as follows:

(a) Exchange Agent. As of the Effective Time, the Parent shall deposit with the Parent’s transfer agent or another bank or trust company designated by the Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares of Parent Common Stock required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock may then be entitled pursuant to Section 2.2(c).

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, shares of Parent Common Stock pursuant to Section 2.1(c) plus cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a person other than the person in whose name the

Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock pursuant to Section 2.1(c) plus cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests otherwise issuable shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market or The Nasdaq Small Cap Market, as applicable, during the ten (10) consecutive trading days ending on the last trading day prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Parent, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Parent, as a general unsecured creditor, for payment of its claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock.

(g) No Liability. To the extent permitted by applicable law, none of the Parent, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Parent Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Withholding Rights. Each of the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of law. To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and an indemnity agreement and the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
Representations and Warranties of the Company
      The Company represents and warrants to the Parent and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Company to the Parent and the Transitory Subsidiary on or before the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article III and (2) the other paragraphs in this Article III. Disclosure of any fact or item in any section of the attached Company Disclosure Schedule referenced by a particular section of the Agreement shall, should the existence of the fact or item or its contents be relevant to any other section of the attached Company Disclosure Schedule, be deemed to be disclosed with respect to such other section of the attached Company Disclosure Schedule whether or not an explicit cross reference appears. All disclosures on the Company Disclosure Schedule shall provide an accurate and reasonably detailed explanation as to how such agreement, contract, lease, debt instrument or other obligation referenced in the Company Disclosure Schedule qualifies the applicable representation and warranty (including, without limitation, applicable amounts to be paid, royalty rates to be received, interest rates on any debt obligations, and any consent required in connection with the transactions contemplated hereby).
      3.1     Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, intellectual property rights, financial condition or results of operations of the Company, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Parent to operate the business of the Company and each of its Subsidiaries immediately after the Closing. Notwithstanding anything contained herein to the contrary, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Company Material Adverse Effect:

(A) any adverse change or effect resulting from or relating to general business, economic or financial market conditions;

(B) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Company operates or competes;

(C) any adverse change or effect resulting from or relating to any acts of terrorism or war or any armed hostilities;

(D) any change from a prior period in the Company’s financial or operating performance specifically related to the assets sold to Monsanto Company (including the business to which such assets related) or to the Company’s exit from its agriculture line of business, each as announced on March 24, 2005;

(E) any non-material disruption in any relationship with any supplier or partner, or any non-material impairment of the terms with any licensor or licensee;

(F) any change in the amount of cash or cash equivalents recorded on the Company’s balance sheet as a result of expenses incurred in connection with the transactions contemplated by this Agreement or continuing losses incurred by the Company consistent with the Operating Plan;

(G) any adverse change or effect (including, without limitation, any adverse change or effect resulting from or relating to a cancellation of or delay in customer orders, a reduction in sales, a loss of employees, an action taken by a competitor, a disruption in any relationship with any supplier, licensor, licensee, partner, employee or other person, or a claim, action or proceeding) resulting from or relating to the announcement or pendency of the Merger or the transactions contemplated by this Agreement. Notwithstanding the foregoing, an adverse change or effect related to the cancellation of or other disruption of the contracts listed on Schedule B hereto shall be deemed to be a Company Material Adverse Effect, provided that (i) Parent and Company shall have worked cooperatively, as necessary, in order to preserve such contracts (including but not limited to committing to maintaining staffing and the other requirements of such contracts), (ii) the Company shall have been afforded a reasonable opportunity to cure any alleged breaches of such contracts, and (iii) such contracts shall not have been cancelled or reduced on account of changes in the appropriations for, or the funding priorities of, the other parties to such contracts;

(H) any adverse change or effect resulting from or relating to the taking of any action contemplated by this Agreement or any action to which Parent shall have consented;

(I) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance;

(J) any adverse change or effect resulting from or relating to any breach by Parent of any provision of this Agreement or any other action by Parent or any Subsidiary of Parent;

(J) any adverse change or effect resulting from or relating to changes in laws or interpretations thereof by courts or by other Governmental Entities;

(K) any adverse change or effect resulting from or relating to changes in GAAP (as defined herein) which are published and released for the industry in which the Company operates (but specifically excluding any changes in GAAP and accounting policies of the Company which are implemented by the Company after the date hereof); or

(L) any adverse change or effect that is “temporary in nature” (that is, not expected to endure or be continuing for more than 180 days).

An adverse change in the stock price of the Company Common Stock shall not, in and of itself, be deemed to have a Company Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Parent Material Adverse Effect described in Section 4.1.

(b) The Company has no Subsidiaries. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and the Company has not, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term “Subsidiary” means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests; provided, however, that the term “Subsidiary” shall not include Genaissance Pharmaceuticals, Inc., with respect to the Parent.

(c) The Company has delivered to the Parent complete and accurate copies of the Certificate of Incorporation and By-laws of the Company.
      3.2     Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of September 15, 2005, (i) 39,501,721 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

(b) Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger, and whether such holder has the sole power to vote and dispose of such shares.

(c) Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date of this Agreement and the plans or other arrangements under which such options were granted (collectively, the “Company Stock Plans”) and sets forth a complete and accurate list of all holders of outstanding options to purchase shares of Company Common Stock (such outstanding options, the “Company Stock Options”) under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder to the Company, and the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. Section 3.2(c) of the Company Disclosure Schedule shows the number of shares of Company Common Stock reserved for future issuance pursuant to warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement (such outstanding warrants or other rights, the “Company Warrants”) and the agreement or other document under which such Company Warrants were granted and sets forth a complete and accurate list of all holders of Company Warrants indicating the number and type of shares of Company Common Stock subject to each Company Warrant, and the exercise price, the date of grant and the expiration date thereof. The Company has provided to the Parent accurate and complete copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Stock Options and all Company Warrants.

(d) Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, and (z) that certain convertible term note in the principal amount of $5.0 million issued to Laurus Master Fund, Ltd. dated October 19, 2004 (the “Company Convertible Note”), (i) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company has no outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in the Company or any other entity, other than guarantees of bank obligations entered into in the ordinary course of business consistent with past practice, as may be modified by the operating plan (the “Operating Plan”) discussed with Parent (such ordinary course of business consistent with past practice, as modified by the Operating Plan, the “Ordinary Course of Business”) and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Stockholder Agreements, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as contemplated by this Agreement or as listed in Section 3.2(d), there are no registration rights, and there is no rights agreement, “poison pill” anti-

takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

(e) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

      3.3     Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement and the approval of the Merger (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL and as set forth in Section 3.3(d) (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held (i) unanimously approved this Agreement, (ii) determined that the Merger is fair and in the best interests of the Company and its stockholders, (iii) declared the advisability of, approved and adopted this Agreement in accordance with the provisions of the DGCL, (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law (including Section 203 of the DGCL) or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Other than the Company Stockholder Approval, no other approvals, consents, waivers or other conditions are required for the consummation of the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature (“Liens”) on the Company’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets may be bound, (iii) cause the Company to become liable for the payment of any Tax relating to recordation or stock transfer, (iv) cause the reassessment or revaluation of any assets of the Company, or (v) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clauses (ii), (iii) and (iv) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Section 3.3(b) of the Company

Disclosure Schedule lists all material consents, waivers and approvals under any of the Company’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, novation or assignment by, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement/ Prospectus with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

(d) The affirmative vote of the holders of a majority of the outstanding shares of capital stock (on the record date) at the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

      3.4     SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004 and has made available to the Parent copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements do not contain footnotes and were or are subject to normal and recurring year-end adjustments. The unaudited balance sheet of the Company as of June 30, 2005 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Parent pursuant to which shares of Parent Common Stock issued in connection with the Merger shall be registered under the Securities Act (the “Registration Statement”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the proxy statement/ prospectus to be sent to the stockholders of the Company (the “Proxy Statement/ Prospectus”) in connection with the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), shall not, on the date the Proxy Statement/ Prospectus is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/ Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Parent of such fact or event.

      3.5     No Undisclosed Liabilities; Indebtedness.

(a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and except for normal and recurring liabilities incurred since the date of the Company Balance Sheet in the Ordinary Course of Business, the Company does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

(b) Section 3.5(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company in an aggregate principal amount in excess of $20,000 is outstanding or may be incurred and the respective principal amounts outstanding thereunder as of the date of this Agreement. For purposes of this Section, “indebtedness” means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person, and (J) all guarantees and arrangements having the economic effect of a guarantee by such person of any indebtedness of any other person. All of the outstanding indebtedness of the type described in this Section 3.5(b) of the Company may be prepaid by the Company at any time without the consent or approval of, or prior notice to, any other person, and without payment of any premium or penalty.

      3.6     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since the date of the Company Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or (ii) any other action or event that would have required the consent of the Parent pursuant to Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.
      3.7     Taxes.

(a) The Company has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2001. The Company has made available to the Parent correct and complete copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods from and after December 31, 2001. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any Governmental Entity that the Governmental Entity believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or any of its Subsidiaries is subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in

Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, or is not a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract, or otherwise; or (v) is not or has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) The Company has not undergone, or will not undergo as a result of the transactions contemplated by the Agreement, a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

(f) No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

(g) The Company (i) is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which only the Company and its Subsidiaries were members or (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(h) To the Company’s knowledge, after consulting with its tax advisors, neither the Company nor any Affiliate has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

      3.8     Owned and Leased Real Properties.

(a) The Company does not own and has never owned any real property.

(b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company (collectively “Company Leases”) and the location of the premises. Neither the Company nor, to the Company’s knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. Each of the Company Leases is in full force and effect and is enforceable in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. The Company does not lease, sublease or license any real property to any person. The Company has provided the Parent with complete and accurate copies of all Company Leases.
      3.9     Intellectual Property.

(a) The Company owns, licenses, or otherwise possesses legally enforceable rights to use, develop, license and sublicense, distribute and otherwise commercially exploit all Intellectual Property used or necessary to conduct the business of the Company as currently conducted (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means (i) patents, patent rights, trademarks (including goodwill associated therewith), service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights (whether registered or unregistered, or published or unpublished) and designs,

(iii) processes, formulae, methods, schematics, technology, know-how, quantitative tissue analysis software for application in toxicology and drug discovery, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials (including ideas, research and development, know-how, schematics, technology, formulae, laboratory notebooks, results of tests or studies, compositions, DNA markers, gene expressions, metabolites, enzyme-catalyzed reactions, pathways, metabolomic data, transcriptional data and reference knowledge, genotypes, databases, computer programs and software (whether in object or source code), algorithms, processes and techniques, technical data and compilations, designs, drawings, specifications), and (v) customer and supplier lists, pricing and cost information, financial and accounting data, and business and marketing plans and proposals (such items in this clause (v) collectively, “Confidential Business Information”).

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, amend adversely, novate, suspend performance or modify, (i) any license, sublicense, or other agreement relating to any Intellectual Property owned or licensed by the Company that is material to the business of the Company, as described in or filed as an exhibit to the Company’s SEC Reports (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company is a party and pursuant to which the Company is authorized to use any third party Intellectual Property that is material to the business of the Company (the “Company Third Party Intellectual Property”). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list and description of the Company Intellectual Property (other than unregistered copyrights, trade secrets and confidential information, which need only be summarized) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Company Third Party Intellectual Property.

(c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Company and which are material to the business of the Company are valid and subsisting. To the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Company Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) None of the (i) products currently under development, sold, distributed or licensed by the Company or any of its Subsidiaries to third parties or (ii) business or activities currently conducted by the Company (including research and development) infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has not received any written complaint, claim or notice alleging any such infringement, violation or misappropriation that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. The Company has not received any written notice of any infringement by or misappropriation by others of Company Intellectual Property, or any violation of the confidentiality of any of its Confidential Business Information. To the Company’s knowledge, the Company is not making unlawful or unauthorized use of any Intellectual Property of any past or present employees or consultants of the Company; provided, however, no representation is made under this sentence with respect to Confidential Business Information.

(e) The Company has taken all reasonable measures to protect and preserve the security, confidentiality and value of Company Intellectual Property. All employees and consultants of the Company have executed a nondisclosure and assignment of inventions agreements sufficient to protect the confidentiality and value of the Company Intellectual Property.

(f) The activities of the Company’s employees on behalf of the Company do not violate any agreements or arrangements known to the Company which any such employees have with former employers or any other entity to whom such employees may have rendered consulting services. All officers of the Company have entered into non-competition agreements providing that they will not compete with the Company for one year from the date of termination.

(g) The Company’s Intellectual Property does not include any Publicly Available Software and the Company has not used Publicly Available Software in whole or in part in the development of any part of the Company’s Intellectual Property in a manner that may subject the Company’s Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software; (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/ Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

(h) The Company Disclosure Schedule sets forth all agreements of the Company concerning Company Intellectual Property or Third Party Intellectual Property which requires novation, notice or other action as a result of the transactions contemplated hereby.

      3.10     Agreements, Contracts and Commitments; Government Contracts.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements (collectively, the “Company Material Contracts”) that are material to the business, assets, financial condition or results of operations of the Company. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract, except for those Company Material Contracts that have been filed on a non-confidential basis with the Company SEC Reports. The Company has provided the Parent with a complete and accurate copy of each Company Material Contract that has been granted confidential treatment by, or for which confidential treatment has been requested from the SEC. Each Company Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect or (y) any Company Material Contract.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Company is a party or bound with any Affiliate of the Company. Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.10(b) of the Company Disclosure Schedule have heretofore been furnished to the Parent except for those Company Material Contracts that have been filed with the Company SEC Reports and for which confidential treatment has been neither requested nor granted. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company has not entered into any transaction with any Affiliate of the Company or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

(c) There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which the Company is a party or is subject that has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect the conduct of the business of the Company as currently conducted. The Company has not entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

(d) The Company is not a party to any agreement under which a third party would be entitled to receive a license or any other right to intellectual property of the Parent or any of the Parent’s Affiliates following the Closing.

(e) The Company is not or has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has not been audited or investigated or is now being audited or, to the Company’s knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the Company’s knowledge, has any such audit or investigation been threatened. To the Company’s knowledge, there is no valid basis for (a) the suspension or debarment of the Company from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. The Company has no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.
      3.11     Litigation; Product Liability. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company.
      3.12     Environmental Matters.

(a) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, the Company has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule, the Company has no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment with respect to its own operations and is not aware of any such liabilities or obligations with respect to the operations of others.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 3.12(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

(f) For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(g) For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.
      3.13     Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or its ERISA Affiliates as of the date of this Agreement (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or an ERISA Affiliate under which the Company or any ERISA Affiliate has a current material obligation; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m)

of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has furnished to the Parent, a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company and its ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability under ERISA, the Code or any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

(f) Neither the Company nor any of its ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company or any of its ERISA Affiliates.

(g) Each Company Employee Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Plan. The investment vehicles used to fund the Company Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

(h) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as otherwise made available or provided to Parent, the Company is not a party to any written (i) agreement with any stockholders, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has provided to the Parent the information necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

(i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

      3.14     Compliance With Laws. The Company has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect.
      3.15     Permits. The Company has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted (the “Company Permits”), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.
      3.16     Labor Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees of the Company and each of its Subsidiaries, along with the position and the annual rate of compensation of each such person. Each current employee of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Parent. The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. The Company is not the subject of any proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material

Adverse Effect, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company. Section 3.16(a) of the Company Disclosure Schedule lists all employees of the Company who are not citizens of the United States.

(b) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or otherwise made available or provided to Parent, no employee of the Company (i) has an employment agreement with the Company, (ii) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others, or (iii) in the case of any key employee or group of key employees, has given notice to the Company that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company.

      3.17     Insurance. The Company maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.
      3.18     Assets. The Company owns or leases all tangible assets necessary for the conduct of its business as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for (i) Liens which are disclosed in the Company SEC Reports filed prior to the date of this Agreement and (ii) other Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company to conduct its business as currently conducted, and have not had, and are not reasonably likely to have, a Company Material Adverse Effect. The tangible assets of the Company are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purpose for which they are presently used.
      3.19     Customers and Suppliers. Except as disclosed in Section 3.19 of the Company Disclosure Schedule, no customer of the Company that represented 5% or more of the Company’s revenues in the fiscal year ended December 31, 2004 or in the six-month period ended June 30, 2005 has indicated to the Company that it will stop, or decrease the rate of, buying materials, products or services from the Company. No material supplier or exclusive supplier of the Company has indicated to the Company that it will stop, or decrease the rate of, supplying materials, products or services to them.
      3.20     Opinion of Financial Advisor. The financial advisor of the Company, Needham & Company, LLC, has delivered to the Company an opinion to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view. A signed copy of such opinion has been, or will be delivered to the Parent for informational purposes only promptly after receipt by the Company.
      3.21     Section 203 of the DGCL Not Applicable. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreements.

      3.22     Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Needham & Company, LLC, whose fees and expense shall be paid by the Company. The Company has delivered to the Parent a complete and accurate copy of all agreements pursuant to which Needham & Company, LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.
ARTICLE IV
Representations and Warranties of the Parent and the
Transitory Subsidiary
      The Parent and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by the Parent and the Transitory Subsidiary to the Company on or before the date of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (1) the corresponding paragraph in this Article IV and (2) the other paragraphs in this Article IV. Disclosure of any fact or item in any section of the attached Parent Disclosure Schedule referenced by a particular section of the Agreement shall, should the existence of the fact or item or its contents be relevant to any other section of the Parent Disclosure Schedule, be deemed to be disclosed with respect to such other section of the Parent Disclosure Schedule whether or not an explicit cross reference appears. All disclosures on the Parent Disclosure Schedule shall provide an accurate and reasonably detailed explanation as to how such agreement, contract, lease, debt instrument or other obligation referenced in the Parent Disclosure Schedule qualifies the applicable representation and warranty (including, without limitation, applicable amounts to be paid, royalty rates to be received, interest rates on any debt obligations, and any consent required in connection with the transactions contemplated hereby).
      4.1     Organization, Standing and Power. Each of the Parent and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, intellectual property rights, assets, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole or (ii) the ability of the Parent or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be, a Parent Material Adverse Effect:

(A) any adverse change or effect resulting from or relating to general business, economic or financial market conditions;

(B) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which the Parent or any of its Subsidiaries operates or competes;

(C) any adverse change or effect resulting from or relating to any acts of terrorism or war or any armed hostilities;

(D) any adverse change or effect (including, without limitation, any adverse change or effect resulting from or relating to a cancellation of or delay in customer orders, a reduction in sales, a loss of employees, an action taken by a competitor, a disruption in any relationship with any supplier, licensor, licensee, partner, employee or other person or a claim, action or proceeding) resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement;

(E) any adverse change or effect resulting from or relating to the taking of any action contemplated by this Agreement or any action to which the Company shall have consented;

(F) any adverse change or effect resulting from or relating to any breach by the Company of any provision of this Agreement or any other action by the Company or any Subsidiary of the Company;

(G) any failure to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance;

(H) any adverse change or effect resulting from or relating to changes in laws or interpretations thereof by courts or other Governmental Entities;

(I) any adverse change or effect resulting from or relating to changes in GAAP (as defined herein) which are published and released for the industry in which the Parent operates (but specifically excluding any changes in GAAP and accounting policies of the Parent which are implemented by the Parent after the date hereof, except for those changes required as a result of Parent’s acquisition of Genaissance Pharmaceuticals, Inc., if any); or

(J) any adverse change or effect that is temporary in nature (as defined in Section 3.1).
      An adverse change in the stock price of the Parent Common Stock shall not, in and of itself, be deemed to have a Parent Material Adverse Effect.
      4.2     Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Parent consists of 12,000,000 shares of Parent Common Stock and 1,500,000 shares of preferred stock, $.01 par value per share (“Parent Preferred Stock”). As of the Closing, Parent shall have caused to be filed with the Secretary of State of the State of Delaware a certificate of designations designating 484,070 shares of Parent Preferred Stock as Series A Convertible Preferred Stock, and subject to obtaining approval of the holders of the requisite number of shares of Parent Common Stock, Parent shall have caused to be filed with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation authorizing an additional 2,000,000 shares of Parent Common Stock, such that the total authorized Parent Common Stock shall equal 14,000,000 shares. As of the date of this Agreement, the rights and privileges of each class of the Parent’s capital stock are set forth in the Parent’s Certificate of Incorporation and, as of the Closing, as may be amended as set forth in Exhibit C to that certain First Amendment to Agreement and Plan of Merger, dated July 28, 2005, by and among Parent, Safari Acquisition Corporation and Genaissance Pharmaceuticals, Inc. As of the close of business on September 15, 2005, 4,394,895 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between September 1, 2005 and the date of this Agreement.

(b) Section 4.2(b) of the Parent Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans or other stock or equity-related plans of the Parent (the “Parent Stock Plans”), indicating for each Parent Stock Plan the number of shares of Parent Common Stock issued to date under such Plan, the number of shares of Parent Common Stock subject to outstanding options under such Plan and the number of shares of Parent Common Stock reserved for future issuance under such Plan; and (ii) the number of shares of Parent capital stock, and the class or series of such shares, subject to any outstanding warrants or other contractual rights to purchase or acquire capital stock of the Parent. The Parent has provided to the Company complete and accurate copies of all Parent Stock Plans and standard forms of stock option agreements used thereunder. Except as set forth in this Section 4.2 or the Parent Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Parent is authorized or outstanding, (ii) the Parent has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Parent, (iii) the Parent has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent.

(c) All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent’s Certificate of Incorporation or By-laws or any agreement to which the Parent is a party or is otherwise bound.

      4.3     Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to the effectiveness of a registration statement under the Securities Act registering the Parent Common Stock and the vote of Parent, as sole stockholder of the Transitory Subsidiary (which vote will occur by a consent in lieu of a meeting immediately after the execution of this Agreement), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Parent (the “Parent Board”), at a meeting duly called and held (i) unanimously approved this Agreement, (ii) determined that the Merger is fair and in the best interests of the Parent and its stockholders, and (iii) to the extent necessary, adopted a resolution having the effect of causing the Parent not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Parent and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Parent and the Transitory Subsidiary (other than the adoption of this Agreement by the Parent in its capacity as the sole stockholder of the Transitory Subsidiary, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Parent and the Transitory Subsidiary, enforceable in accordance with its terms.

(b) The execution and delivery of this Agreement by each of the Parent and the Transitory Subsidiary do not, and the consummation by the Parent and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Parent or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Parent’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Parent or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (viii) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Parent or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Parent or the Transitory Subsidiary or the consummation by the Parent or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the Proxy Statement/ Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect and (viii) if required, the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.

(d) There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote with respect to the transactions contemplated hereby.

      4.4     SEC Filings; Financial Statements; Information Provided.

(a) The Parent has filed all registration statements, forms, reports and other documents required to be filed by the Parent with the SEC since January 1, 2004 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Parent with the SEC since such date, all of which are publicly available on the SEC’s EDGAR system. All such registration statements, forms, reports and other documents (including those that the Parent may file after the date hereof until the Closing), and any information about Genaissance Pharmaceuticals, Inc. included or incorporated into Parent’s Registration Statement on Form S-4 (Registration No. 333-127256), as amended from time to time, are referred to herein as the “Parent SEC Reports.” The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Parent is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent or Genaissance Pharmaceuticals, Inc. contained or to be contained in the Parent SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange

Act) and (iii) fairly presented or will fairly present the consolidated financial position of the Parent and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Parent as of June 30, 3004 is referred to herein as the “Parent Balance Sheet.”

(c) The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the Parent makes no representation and which shall not constitute part of the Parent SEC Reports for purposes of this Agreement) shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Parent for inclusion in the Proxy Statement/ Prospectus (which shall be deemed to include all information about or relating to the Parent) shall not, on the date the Proxy Statement/ Prospectus is first mailed to stockholders of the Company, or at the time of the Company Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/ Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Parent or any of its Affiliates which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus should be discovered by the Parent or should occur, the Parent shall promptly inform the Company of such fact or event.

      4.5     Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since the date of the Parent Balance Sheet, the Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and, since such date, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect.
      4.6     Intellectual Property.

(a) The Parent and its Subsidiaries own, or license or otherwise possess legally enforceable rights to use, all Intellectual Property used or necessary to conduct the business of the Parent and its Subsidiaries as currently conducted (excluding generally commercially available, off-the-shelf software programs licensed pursuant to shrinkwrap or “click-and-accept” licenses), the absence of which, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Parent or any of its Subsidiaries that is material to the business of the Parent and its Subsidiaries, taken as a whole (the “Parent Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Parent or any of its Subsidiaries is a party and pursuant to which the Parent or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Parent and its Subsidiaries, taken as a whole, including software that is used in the manufacture of, incorporated in, or forms a part of any product or service sold or licensed by or expected to be sold or licensed by the Parent or any of its Subsidiaries (the “Parent Third Party

Intellectual Property”). Section 4.6(b)(i) of the Parent Disclosure Schedule sets forth a complete and accurate list of the Parent Intellectual Property (other than unregistered copyrights, trade secrets and confidential information) and Section 4.6(b)(ii) sets forth a complete and accurate list of all Parent Third Party Intellectual Property.

(c) All patents and registrations and applications for trademarks, service marks and copyrights which are held by the Parent or any of its Subsidiaries and which are material to the business of the Parent and its Subsidiaries, taken as a whole, are valid and subsisting. The Parent and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Parent Intellectual Property. To the knowledge of the Parent, no other person or entity is infringing, violating or misappropriating any of the Parent Intellectual Property or Parent Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(d) None of the (i) products currently sold or licensed by the Parent or any of its Subsidiaries or (ii) business or activities (including research and development) currently conducted by the Parent or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation.

      4.7     Agreements, Contracts and Commitments; Government Contacts.

(a) Section 4.7(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of all contracts and agreements (collectively, the “Parent Material Contracts”) that are material to the business, assets, financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole. The Parent has provided the Company with a complete and accurate copy of each Parent Material Contract, except for those Parent Material Contracts that are available in the Parent SEC Reports. Each Parent Material Contract is in full force and effect and is enforceable in accordance with its terms. Neither the Parent nor any of its Subsidiaries nor, to the Parent’s knowledge, any other party to any Parent Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) (x) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect or (y) any Parent Material Contract.

(b) Section 4.7(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which the Parent is a party or bound with any Affiliate of the Parent. Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.7(b) of the Parent Disclosure Schedule have heretofore been furnished to the Company except for those Parent Material Contracts that are available in the Parent SEC Reports. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the Parent has not entered into any transaction with any Affiliate of the Parent or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
      4.8     Litigation; Product Liability. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Parent, threatened against or affecting the Parent or any of its Subsidiaries that, individually or in the aggregate, has had, or is reasonably likely to have, a Parent Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries. No product liability claims have been asserted or, to the knowledge of the Parent, threatened against the Parent or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Parent or any of its Subsidiaries.

      4.9     Compliance With Laws. The Parent and each of its Subsidiaries has complied with, is not in violation of, and has not received any written notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect.
      4.10     Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
      4.11     Brokers; Schedule of Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
ARTICLE V
Conduct of Business
      5.1     Covenants of the Company. Except as expressly provided herein, as set forth in Schedule 5.1 hereto or as consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use reasonable efforts, consistent with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not directly or indirectly, do any of the following without the prior written consent of the Parent (which consent shall not be unreasonably withheld):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (C), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required under the terms of such Company Options as in effect on the date hereof; or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company.

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon conversion of the Company Convertible Note or upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

(d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company, except purchases of inventory and components in the Ordinary Course of Business;

(e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company;

(f) whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company (including any accounts, leases, contracts or intellectual property or any assets, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

(g) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

(h) (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of June 30, 2005, as reflected on the Company Balance Sheet or guarantee any such indebtedness of another person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than advances to employees of the Company in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company; provided however, that the Company may, in the Ordinary Course of Business, continue to invest in debt securities maturing not more than 90 days after the date of investment or (D) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(i) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000 in the aggregate, other than as set forth in the Operating Plan, or the specific capital expenditures disclosed and set forth in Section 3.5 of the Company Disclosure Schedule;

(j) make any changes in accounting methods, principles or practices, except insofar as may have been required by GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business;

(l) except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company);

(m) (A) except in the Ordinary Course of Business, enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, the Company or (B) license any material intellectual property rights to or from any third party;

(n) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof or as contemplated by this Agreement, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (B) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(o) make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

(p) initiate, compromise or settle any material litigation or arbitration proceeding;

(q) open or close any facility or office;

(r) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

(s) fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(t) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.
      5.2     Confidentiality. The parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, dated as of July 7, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
ARTICLE VI
Additional Agreements
      6.1     No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit or encourage any of its directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) to directly or indirectly:

(i) solicit, initiate, induce or encourage any inquiries or solicitations for the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) enter into, encourage, permit, indicate receptivity to, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to,

assist or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

Notwithstanding the foregoing, prior to the adoption of this Agreement at the Company Stockholders Meeting (the “Specified Time”), the Company may, if such actions are required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith, after consultation with outside counsel and a nationally recognized independent financial advisor, could reasonably be expected to lead to a Superior Proposal, in each case that did not result from a breach by the Company of this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the person making such Superior Proposal or Acquisition Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations (including solicitation of a revised Superior Proposal or Acquisition Proposal) with such person and its Representatives regarding any Superior Proposal or Acquisition Proposal.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the Parent or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may (x) withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger and, (y) in the event the withdrawal or modification is in response to a Superior Proposal, approve or recommend such Superior Proposal and terminate this Agreement, if (in the case of each of clauses (x) and (y) the Company Board determines in good faith, after consultation with outside counsel, that such actions are required by its fiduciary obligations, but, in the event the withdrawal or modification is in response to a Superior Proposal, such withdrawal or modification shall occur only (A) at a time that is after the third Business Day following the Parent’s receipt of written notice advising the Parent that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal or an Acquisition Proposal reasonably likely to lead to a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) if the Parent does not make, within 48 hours falling within two Business Days of receipt of such written notice, a binding written offer (a “New Offer”) to amend the terms of this Agreement to include terms that are, as determined in good faith by the Company Board, at least as favorable to the stockholders of the Company as such Acquisition Proposal, it being understood that the Company shall not enter into any such binding agreement during such 48-hour period. If Parent shall have made a New Offer as contemplated by the foregoing clause (B), then the Company Board may not change its recommendation pursuant to this Section 6.1(b) and terminate this Agreement pursuant to this Section 8.1(h) unless the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal as compared with the Parent’s New Offer. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

(c) Notices to the Parent; Additional Negotiations. The Company shall promptly (and in any event within one Business Day) advise the Parent orally, with written confirmation to follow promptly (and in any event within one Business Day), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. The Company shall not take any action with respect to, providing any information to or participating in discussions or negotiations with the person or entity making any Superior Proposal until three Business Days after the Company has first notified the Parent of such Acquisition Proposal as required by the preceding sentence. The Company shall keep the Parent reasonably informed of any such Acquisition Proposal or inquiry, on a reasonably prompt basis (and in any event within one Business Day) and shall (i) promptly notify the Parent of the status (or any changes thereto) of any such Acquisition Proposal or inquiry, and (ii) provide to the Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal or sent or provided by the Company to any third party in connection with any Superior Proposal. As promptly as practicable following the provision of any information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Parent.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law; provided, however, that, except as set forth in Section 6.1(b), in no event shall the Company Board or any committee thereof withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger.

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 50% of its equity securities, (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 50% of the equity securities or consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement or (iv) except for the sale or non-exclusive license of products in the Ordinary Course of Business, any divestiture of any division or business unit, including by way of sale of assets or capital stock, license of Intellectual Property, or by merger, consolidation or otherwise. Notwithstanding the foregoing, the Company shall not be in violation of the provisions of this Section 6.1 by taking any action to raise additional equity or debt financing, provided that the Company shall (i) provide reasonable notice to Parent of such activities, (ii) not close any such financing until this Agreement is terminated in accordance with its terms, and (iii) not contact any venture capital firms which have invested in Genaissance Pharmaceuticals, Inc. or any potential investor which is a company developing or selling products in the business of human biomarkers or agricultural genomics.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, on terms which the Company Board determines (after consultation with a nationally recognized independent financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation) in its good faith judgment that such proposal is (a) financially superior to the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or determined to be available by the Company Board and (b) reasonably likely to be consummated.

      6.2     Proxy Statement/ Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, the Parent, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement/ Prospectus shall be included as a prospectus. Each of the Parent and the Company shall respond to any comments of the SEC and shall use its respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Company shall cause the Proxy Statement/ Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Parent and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/ Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/ Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Parent and the Company shall use its reasonable best efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/ Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Parent or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

(b) The Parent and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.
      6.3     Nasdaq Quotation. The Parent agrees to continue the quotation of Parent Common Stock on The Nasdaq Small Cap Market during the term of this Agreement; provided, however, that the Parent may phase-up the listing of the Parent Common Stock from The Nasdaq Small Cap Stock Market to The Nasdaq National Market without the consent of the Company and without violating this Section 6.3. If the Parent’s phase-up application is approved, it agrees to continue the quotation of Parent Common Stock on The Nasdaq National Market during the term of this Agreement.
      6.4     Access to Information. Each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Parent and the Company shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Parent and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.
      6.5     Stockholders Meeting.

(a) The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement/ Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal. Subject to the Company Board’s duty of disclosure, the Company shall use best efforts to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/ Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/ Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date hereof determines, in the manner permitted by Section 6.1(b) that the Company Voting Proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company.
      6.6     Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.6(b), the Company and the Parent shall each use its reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) any related governmental request, and (C) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Parent shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Parent shall use their respective reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement/ Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Parent and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Subject to the terms hereof, the Parent and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under any applicable federal law and any other state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Parent nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets of the Parent or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Parent or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

(c) Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Parent shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

      6.7     Public Disclosure. Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (ii) the Parent and the Company shall each use its reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

      6.8     Section 368(a) Reorganization. The Parent and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.
      6.9     Affiliate Legends. Section 6.9 of the Company Disclosure Schedule sets forth a list of those persons who are, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). The Company shall notify the Parent in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by Rule 145 Affiliates of the Company in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock (provided that such legends or stop transfer instructions shall be removed one year after the Effective Time, upon the request of any holder of shares of Parent Common Stock issued pursuant to the Merger if such holder is not then a Rule 145 Affiliate of the Parent).
      6.10     Nasdaq Stock Market Listing. The Parent shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger, including upon the issuance of assumed Company Stock Options and Company Warrants.
      6.11     Company Stock Plans, Company Warrants and Company Convertible Note.

(a) At the Effective Time, each outstanding Company Stock Option under Company Stock Plans, whether vested or unvested, and the Company Stock Plans themselves, insofar as they relate to outstanding Company Stock Options, shall be assumed by the Parent and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Company Stock Option immediately prior to the Effective Time (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option, the Company Stock Plans or any other agreement applicable thereto), the same number of shares of Parent Common Stock as the holder of the Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to the Company Stock Option immediately prior to the Effective Time divided by (z) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to the Company Stock Option in accordance with the foregoing. Such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger).

(b) As soon as practicable after the Effective Time, the Parent shall deliver to the participants in the Company Stock Plans an appropriate notice setting forth such participants’ rights pursuant to the Company Stock Options, as provided in this Section 6.11.

(c) The Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Stock Options assumed in accordance with this Section. As soon as practicable after the Effective Time, the Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d) At the Effective Time, by virtue of the Merger, each Company Warrant outstanding immediately prior to the Effective Time shall be automatically assumed by the Parent and converted into a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, the same number of shares of Parent Common Stock (rounded down to the nearest whole share) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Warrant in accordance with the foregoing (each, as so adjusted, an “Adjusted Warrant”). Prior to the Effective Time, the Parent shall take all necessary actions for the assumption of the Company Warrants and their conversion into Adjusted Warrants, including the reservation of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Warrants.

(e) At the Effective Time, by virtue of the Merger, the Company Convertible Note shall be automatically assumed by the Parent and converted into a convertible term note to acquire, on the same terms and conditions as were applicable under such Company Convertible Note, the same number of shares of Parent Common Stock (rounded down to the nearest whole share) as the holder of such Company Convertible Note would have been entitled to receive pursuant to the Merger had such holder converted such Company Convertible Term Note in full immediately prior to the Effective Time, at a price per share (rounded up to the nearest whole cent) of Parent Common Stock equal to (A) the aggregate conversion price for the shares of Company Common Stock otherwise issuable upon conversion of such Company Convertible Note divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Company Convertible Note in accordance with the foregoing (as so adjusted, the “Adjusted Convertible Note”). Prior to the Effective Time, the Parent shall take all necessary actions for the assumption of the Company Convertible Note and its conversion into an Adjusted Convertible Note, including the reservation of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Convertible Note. In addition, Parent shall assume all of rights and obligations of the Company set forth in that certain Registration Rights Agreement entered into in connection with the Company Convertible Note, except that any obligation to file a registration statement as set forth therein shall relate to shares of Parent Common Stock instead of Company Common Stock.

(f) The Company Board shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the (i) Company Stock Options into options to acquire Parent Common Stock in accordance with this Section, (ii) the Company Warrants into warrants to acquire Parent Common Stock in accordance with this Section and (iii) the Company Convertible Note into a convertible note to acquire Parent Common Stock in accordance with this Section.

(g) The Company shall terminate its Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time.

      6.12     Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company (the “Covered Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer or director of the Company or (ii) matters existing or occurring at or prior to the Effective Time

(including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation, jointly and severally, within ten Business Days of receipt by the Parent or the Surviving Corporation, as the case may be, from the Covered Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that the Parent and the Surviving Corporation shall not be obligated to advance any expenses if the subject Covered Party has initiated or participated in any litigation or proceeding against the Parent or the Surviving Corporation (other than for enforcement of its rights of indemnity hereunder), or the Parent or the Surviving Corporation has initiated in good faith or participated in any litigation or proceeding against the Covered Party (whether as a plaintiff or as a defendant advancing any counterclaim).

(b) The certificate of incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company than are presently set forth in the certificate of incorporation and By-laws of the Company.

(c) As of the Effective Time, Parent shall have taken such action necessary to provide coverage for any current or former officers or directors of the Company under the Company’s or Parent’s directors’ and officers’ liability insurance policy with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time (including the transactions contemplated by this Agreement), and shall maintain such coverage for such officers and directors under the Company’s or Parent’s then existing directors’ and officers’ liability insurance policy for a period of six (6) years from the Closing Date on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date hereof; provided that Parent may substitute therefor policies on terms with respect to coverage and amount no less favorable in the aggregate than those of the Company’s applicable policy in effect on the date hereof, and which policies may include a “tail policy”; provided further, however, that in no event shall Parent be required to expend an aggregate amount in excess of $343,000 for the premium for such insurance coverage, but if the aggregate premium of such insurance coverage exceeds such amount, Parent shall obtain a policy with as much coverage as can be obtained for a cost not exceeding such amount.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The covenants contained in this Section are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.12.

      6.13     Notification of Certain Matters. The Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Parent and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
      6.14     Exemption from Liability Under Section 16(b).

(a) The Board of Directors of the Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

(b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock, or options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Parent within 10 Business Days after the date of this Agreement.

(c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.
      6.15     Employee Benefits. All employees of the Company who continue employment with Parent, Transitory Subsidiary, the Surviving Corporation or a respective Subsidiary thereof upon or after the Effective Time (the “Continuing Employees”) shall be eligible to participate in all benefit plans and programs maintained for similarly situated employees of Parent (or in substantially similar programs) immediately as of the Effective Time, on the same terms applicable to similarly situated employees of Parent. Parent shall or shall cause Transitory Subsidiary, Surviving Corporation or a respective Subsidiary thereof maintaining such plans upon or after the Effective Time to grant Continuing Employees service credit for purposes of eligibility and vesting, and benefit accruals in the case of paid time off, vacation and holiday benefits, under such plans for each respective Continuing Employee’s service with the Company or an ERISA Affiliate of Company. Parent, in its discretion, may in the alternative maintain the Employee Benefits Plans maintained by Company and its ERISA Affiliates upon or after the Effective Time for Continuing Employees working with the Transitory Subsidiary, the Surviving Corporation or a respective Subsidiary thereof upon or after the Effective Time. In addition, Parent shall use its commercially reasonable best efforts or shall cause Transitory Subsidiary, Surviving Corporation or a respective Subsidiary thereof maintaining such plans upon or after the Effective Time to use its respective commercially reasonable best efforts to waive or cause any applicable service or benefit plan provider including, without limitation, an insurance company to waive any preexisting condition exclusions or waiting periods, and shall grant credit to Continuing Employees for deductibles, co-payments and out of pocket expenses previously paid by applicable Continuing Employees. Company agrees to cooperate with Parent to carry out the provisions of this Section 6.15.

ARTICLE VII
Conditions to Merger
      7.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Company under applicable law (including the DGCL) and the Company’s Certificate of Incorporation and By-laws.

(b) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have, directly or indirectly, a Parent Material Adverse Effect or a Company Material Adverse Effect, as applicable, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(c) Registration Statement; Proxy Statement/ Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/ Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(e) Nasdaq. The Parent, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable in connection with the Merger.
      7.2     Additional Conditions to Obligations of the Parent and the Transitory Subsidiary. The obligations of the Parent and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Parent and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Tax Opinion. The Parent shall have received a written opinion from McDermott Will & Emery LLP (“McDermott”), to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if McDermott does not render such opinion, this condition shall nonetheless be deemed satisfied if Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., (“Mintz”) renders such opinion to the Parent (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to either of such firms, as the case may be, to enable them to render such opinion).

(d) Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties referred to in Section 7.2(d) of the Company Disclosure Schedule and (ii) any other required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Parent or any of its Subsidiaries of all or any portion of the business of the Company or of the Parent or any of its Subsidiaries or to compel the Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or of the Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Parent or any of its Subsidiaries of any such shares.

(f) Resignations. The Parent shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company.

(g) D&O Insurance. The Company shall have obtained “tail” coverage on its existing directors and officers insurance policies for a period of no less than one year from the Effective Time.

(h) Material Adverse Effect. The Company shall not have suffered a Company Material Adverse Effect.

      7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent and the Transitory Subsidiary set forth in this Agreement (including, to such officer’s knowledge, the representations and warranties of the Parent with respect to Genaissance Pharmaceuticals, Inc.) and in any certificate or other writing delivered by the Parent or the Transitory Subsidiary pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

(b) Performance of Obligations of the Parent and the Transitory Subsidiary. The Parent and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to such effect.

(c) Tax Opinion. The Company shall have received the opinion of Mintz, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Mintz does not render such opinion, this condition shall nonetheless be deemed satisfied if McDermott renders such opinion to the Company (it being agreed that the Parent and the Company shall each provide reasonable cooperation, including making reasonable representations, to either firm, as the case may be, to enable them to render such opinion).

(d) Pending Merger. Parent shall have consummated its merger with Genaissance Pharmaceuticals, Inc.

(e) Material Adverse Effect. The Parent shall not have suffered a Parent Material Adverse Effect.

ARTICLE VIII
Termination and Amendment
      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after adoption of this Agreement by the stockholders of the Company, the stockholders of the Parent or the sole stockholder of the Transitory Subsidiary:

(a) by mutual written consent of the Parent, the Transitory Subsidiary and the Company; or

(b) by either the Parent or the Company if the Merger shall not have been consummated by December 15, 2005, provided that if the Merger shall not have been consummated solely due to the SEC having reviewed the Proxy Statement/ Prospectus, then such date shall be extended for not more than an additional sixty (60) days (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Parent or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material failure to fulfill any of its obligations hereunder has been the principle cause of or resulted in such order, decree, ruling or action); or

(d) by either the Parent or the Company if at the Company Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the stockholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company, if the failure to obtain the requisite vote has been caused by a breach of a Company Stockholder Agreement by any party thereto other than the Company); or

(e) by the Parent, if, prior to the adoption and approval of the Company Voting Proposal by the stockholders of the Company at the Company Stockholders Meeting, if: (i) the Dissenting Shares are greater than five percent (5%) of the total Company Common Stock outstanding on the date hereof; (ii) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement/ Prospectus or shall have withdrawn or knowingly modified in a material adverse manner its recommendation of the Company Voting Proposal; (iii) the

Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten (10) days after the Parent requests in writing that the Company Board (or any committee thereof) do so (which ten-day period shall be extended for an additional five (5) days if the Company certifies to the Parent prior to the expiration of the initial ten-day period that the Company Board is in good faith seeking to obtain additional information regarding its decision to reconfirm its recommendation of the Company Voting Proposal); (iv) the Company Board (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger); (v) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or (vi) the Company shall have breached its obligations under Section 6.1 or Section 6.5; or

(f) by the Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach or failure to perform from the Parent; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within thirty (30) days following receipt by the Parent of written notice of such breach or failure to perform from the Company; or

(h) by the Company, if the Company Board, pursuant to and in compliance with Section 6.1, shall have approved or recommended to the stockholders of the Company a Superior Proposal; or

(i) by the Company, if Parent shall not have consummated its merger with Genaissance Pharmaceuticals, Inc. prior to the Outside Date.

      8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any intentional breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made) and (ii) the provisions of Sections 3.22, 5.2 and 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.
      8.3     Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Parent shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement/ Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

(b) The Company shall pay the Parent a termination fee of $625,000 (which shall include all expenses and fees) if:

(i) this Agreement is terminated pursuant to (A) Section 8.1(b) (without the Company Stockholders Meeting having occurred) or (B) Section 8.1(d) if in the case of each of clauses (A) and (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced or communicated to the Company and remains outstanding and within twelve (12) months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the Company is consummated; or

(ii) this Agreement is terminated pursuant to Section 8.1(e) (except for a termination pursuant to Section 8.1(e)(i) regarding Dissenting Shares); or

(iii) this Agreement is terminated pursuant to Section 8.1(f) (x) resulting from a failure to satisfy the condition set forth in Section 7.2(a) based upon a breach of a representation or warranty by the Company, which representation or warranty was known by the Company to be false when made, or (y) resulting from a failure to satisfy the condition set forth in Section 7.2(b) based upon a material and knowing breach by the Company of its obligations under this Agreement required to be performed by it on or prior to the Closing Date, if at any time after the date of this Agreement and before such termination an Acquisition Proposal shall have been publicly announced and remains outstanding and within twelve (12) months of such termination the Company enters into any definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal relating to the Company is consummated; or

(iv) this Agreement is terminated pursuant to Section 8.1(h).

(c) The Company shall pay the Parent a fee of $312,500 (which shall consist of all expenses and fees) if:

(i) this Agreement is terminated pursuant to Section 8.1(d) so long as the Company has not breached this Agreement with respect to its obligations contained in Sections 6.1 or 6.5; or

(ii) this Agreement is terminated pursuant to Section 8.1(e)(i) with respect to Dissenting Shares.

Any fee due under Sections 8.3(b) or 8.3(c) shall be paid by wire transfer of the same-day funds:

(i) in the case of Section 8.3(b)(i) and Section 8.3(b)(iii), on the earlier to occur of the date on which the Company (A) enters into the definitive agreement or (B) consummates the Acquisition Proposal referred to therein; and

(ii) in the case of Section 8.3(b)(ii), Section 8.3(b)(iv) or Section 8.3(c)(i) and Section 8.3(c)(ii), within one Business Day after the termination of the Agreement.

(d) The Parent shall pay the Company a termination fee of $625,000 (which shall include all expenses and fees) if this Agreement is terminated pursuant to Section 8.1(g) (x) resulting from a failure to satisfy the condition set forth in Section 7.3(a) based upon a breach of a representation or warranty by the Parent that was known by the Parent to be false when made, or (y) resulting from a failure to satisfy the condition set forth in Section 7.3(b) based upon a material and knowing breach by the Parent of its obligations under this Agreement required to be performed by it on or prior to the Closing Date.

(e) The Parent shall pay the Company a fee of $312,500 (which shall consist of all expenses and fees) if this Agreement is terminated pursuant to Section 8.1(i).
      Any fee due under Sections 8.3(d) or 8.3(e) shall be paid by the Parent by wire transfer of same-day funds within one Business Day after the date of termination of this Agreement.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. For the avoidance of doubt, if a party pays a termination fee pursuant to any of Sections 8.3(b) through (e) hereof, it shall not be obligated to pay an additional termination fee or any additional portion thereof pursuant to this Section 8.3; provided, however, payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.
      8.4     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
      8.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
Miscellaneous
      9.1     Nonsurvival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.11, 6.12 and Article IX.
      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by first-class, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(a) if to the Parent or the Transitory Subsidiary, to

Clinical Data, Inc.
2 Thurber Boulevard
Smithfield, RI 02917
Attention: Chief Executive Officer
Telecopy: (401) 233-6480

with a copy to:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109
Attention: John Hession
Telecopy: (617) 535-3800

(b) if to the Company, to

Icoria, Inc.
108 T.W. Alexander Drive, Building 1A
Research Triangle Park, North Carolina 27709
Attention: Interim Chief Executive Officer
Telecopy: (919) 425-2915

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Neil Aronson
Telecopy: (617) 542-2241

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
      9.3     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
      9.4     No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
      9.5     Assignment. No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section is void.
      9.6     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
      9.7     Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.
      9.8     Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.
      9.9     Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
      9.10     Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
      9.11     Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
      9.12     Waiver of Jury Trial. EACH OF THE PARENT, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE

TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
      IN WITNESS WHEREOF, the Parent, the Transitory Subsidiary and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

CLINICAL DATA, INC.

By:	/s/ Israel M. Stein

Title: CEO

IRIDES ACQUISITION CORP.

By:	/s/ Israel M. Stein

Title: CEO

ICORIA, INC.

By:	/s/ Dr. Douglas R. Morton, Jr.

Title: Interim CEO

      The undersigned, being the duly elected [Secretary or Assistant Secretary] of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

[Secretary or Assistant Secretary]
      The undersigned, being the duly elected [Secretary or Assistant Secretary] of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Company entitled to vote on this Agreement.

[Secretary or Assistant Secretary]

Schedule A
Parties to Company Stockholder Agreement
      This schedule has been omitted in reliance on Item 601 of Regulation S-K.

Schedule B
Material Contracts
      This schedule has been omitted in reliance on Item 601 of Regulation S-K.

Exhibit A
Form of Company Stockholder Agreement
      See Annex E of this proxy statement/ prospectus.

Exhibit B
Form of By-laws of the Transitory Subsidiary
      This exhibit has been omitted in reliance on Item 601 of Regulation S-K.

ANNEX B
Needham & Company, LLC One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0910

September 16, 2005
CONFIDENTIAL
Board of Directors
Icoria, Inc.
108 Alexander Drive, Building 1A
Research Triangle Park
North Carolina 27709-4528
Gentlemen:
      We understand that Icoria, Inc. (“Icoria”), Clinical Data, Inc. (“Clinical Data”), and Irides Acquisition Corp., a wholly-owned subsidiary of Clinical Data, Inc. (“Subsidiary”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, the Subsidiary of Clinical Data will merge with and into Icoria, with Icoria surviving the merger (the “Merger”). Pursuant to the Merger Agreement, each outstanding share of Icoria common stock, $.01 par value per share (“Icoria Common Stock”), is proposed to be converted into and represents the right to receive an amount of shares of Clinical Data common stock, $.01 par value per share (“Clinical Data Common Stock”), equal to the Exchange Ratio (as defined in the Merger Agreement) thereof. The terms of the Merger are set forth more fully in the Merger Agreement.
      You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Icoria Common Stock of the consideration to be paid by Clinical Data in the proposed Merger.
      For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated September 15, 2005; (ii) reviewed certain publicly available information concerning Icoria and certain other relevant financial and operating data of Icoria furnished to us by Icoria; (iii) held discussions with members of management of Icoria concerning the business and prospects of Icoria; (iv) reviewed certain materials prepared by Icoria concerning the business and prospects of Icoria; (v) reviewed certain financial forecasts with respect to Icoria prepared by the management of Icoria; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for Icoria; (vii) reviewed the trading history of Icoria Common Stock, including its performance in comparison to market indicies and to selected companies in comparable businesses; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (ix) participated in discussions and negotiations among representatives of Icoria and Clinical Data and their financial and legal advisors; (x) reviewed relevant Wall Street analyst reports and (xi) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

      In connection with our review and in arriving at our opinion, we have, with your consent, assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion that was provided to us by Icoria and Clinical Data, respectively, or which is publicly available, and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have further relied upon the assurance of management of Icoria that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. In addition, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, dated September 15, 2005 without material alteration or waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have told us, and we have assumed, that the Merger will be treated as a tax-free reorganization.
      We have relied on advice of counsel given to Icoria as to all legal matters and advice of independent accountants given to Icoria as to all financial reporting matters, all with respect to Icoria, the Merger and the Merger Agreement. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Icoria. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update, revise or reaffirm our opinion based upon circumstances and events occurring after the date hereof and we expressly disclaim any responsibility to do so. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Icoria Common Stock of the consideration to be paid by Clinical Data in the proposed Merger. In addition, our opinion does not address Icoria’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other alternatives and business strategies that might be available to Icoria, including liquidation.
      Needham & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by Icoria as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, which is contingent on the consummation of the Merger. In addition, Icoria has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses. We have in the past provided and may in the future provide investment banking and financial advisory services to Icoria unrelated to the proposed Merger, for which services we have received and expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Icoria for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This letter and the opinion expressed herein are solely for the use and benefit of the Board of Directors of Icoria and except as set forth below may not be quoted or referred to or used for any purpose without our prior written consent. If this opinion is required by applicable law to be included in a proxy statement or other similar statement filed with the Securities and Exchange Commission and provided to securityholders of Icoria in connection with the Merger, this opinion will be reproduced in such statement in full, and any description of or reference to Needham & Company, or summary of this opinion in such statement will be in a form reasonably acceptable to Needham & Company, and its counsel. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We are not expressing any opinion as to what the value of Clinical Data Common Stock actually will be when issued to Icoria’s stockholders pursuant to the Merger. Furthermore, we express no view as to the price or trading range for shares of Clinical Data Common Stock following the consummation of the Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid by Clinical Data in the proposed Merger is fair to the holders of Icoria Common Stock from a financial point of view.

Very truly yours,

/s/ Needham & Company, LLC

Needham & Company, LLC

ANNEX C

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended: December 31, 2004.
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission File Number: 0-30365

Icoria, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-2047837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (919) 425-3000
Former name, former address, and former year, if changed since last report: Paradigm Genetics, Inc.
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:
Common Stock, par value $.01 per share
      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☐
      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).     Yes ☐          No ☑
      The aggregate market value of the registrant’s voting and non-voting common stock, held by non-affiliates of the registrant (without admitting that any person whose shares are not included in such calculations is an affiliate), computed by reference to the price at which the common stock was last sold as of the last business day of the registrant’s most recently completed second fiscal quarter, was $29,330,514.
      As of March 14, 2005, there were 38,925,962 shares of common stock, $.01 per share par value, outstanding.
DOCUMENTS INCORPORATED BY REFERENCE
      Certain information contained in Part III of this Form 10-K is incorporated by reference from the registrant’s proxy statement, to be filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the registrant’s Annual Meeting of Stockholders to be held on May 11, 2005.

ICORIA, INC.
FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2004

PART 1

ITEM 1.	BUSINESS
Introduction
      We are a biotechnology company dedicated to finding new ways of detecting and treating human disease. We use our ability to analyze biological function at the level of gene expression, biochemical pathways and tissue structure to discover and validate novel biomarkers, drugs and drug targets. Our business model provides opportunities to work with pharmaceutical, biotechnology, government, and academic laboratories on a fee for service or collaborative basis, while we develop our own proprietary sets of products for internal development, or eventual out-licensing. Our internal programs focus on metabolic disorders (diabetes, obesity, etc.) and the liver as a site of disease progression and drug action.
      Over the past several years, the company has gradually transformed itself from a functional genomics company focused exclusively on agricultural biotechnology to a biomarker-enabled drug discovery company targeting human diagnostics and therapeutics. This transformation is built upon proprietary technologies and expertise developed over the past three years in serving the life sciences market. Biomarker-enabled drug discovery is a new paradigm in drug development that links the discovery of new targets and drugs to biomarkers and diagnostics that can be used to monitor drug action, stage disease and predict patient response. Biomarkers are biological signals, such as genes, proteins or biochemicals, which can be objectively measured and evaluated as indicators of normal biologic processes, pathogenic processes, or pharmacologic responses to a therapeutic intervention. For example, cholesterol is an example of a biomarker used as a predictor of heart disease, and blood glucose is a biomarker used to detect diabetes and insulin resistance. Our goal is to discover novel biomarkers that can be integrated into the drug discovery and development process to reduce the cost, risk and time of product development by improving the measurement of drug response and patient susceptibility, and allowing the right drug to be given to the right patient for the right disease. Biomarkers can also be used to find unique drug targets that would not otherwise have been discovered using more traditional methods. We believe our approach to biomarker and target discovery, which combines strong computational, analytical and data mining skills with the ability to generate large, multi-dimensional data sets on proprietary platforms, gives us an important competitive advantage.
      We currently leverage the above technology platforms, infrastructure and value generation strategy to generate near-term revenue while laying the foundation for our own portfolio of proprietary products, which we may elect to advance ourselves or co-develop with a partner. We continue to work in collaboration with large agricultural companies under existing contracts to deliver top quality services and products; however, we intend to use the revenue generated exclusively towards growing our healthcare business and will not enter into new agricultural contracts.
      In March 2004, we acquired TissueInformatics.Inc, a privately held company, which develops and applies machine vision software for the quantitative analysis of tissue feature changes in drug discovery, disease assessment, toxicology, and tissue engineering. The use of computer vision to detect and quantify changes in tissue structure provides a highly sensitive method for evaluating the effects of disease and drug action at the tissue level. We believe this acquisition provides Icoria with a unique data stream for biomarker and target discovery and a strong competitive advantage as the first company to combine gene expression profiling, biochemical profiling and quantitative tissue analysis in a systems biology approach to drug discovery and development. It is through this truly unique combination of distinct sets of biological data that we can identify novel biomarkers and targets that were previously inaccessible due to the complexity of the biology. On August 17, 2004, we, Paradigm Genetics, Inc., changed our corporate identity to Icoria, Inc., to reflect our evolution into an advanced systems biology company.
      On March 23, 2005, we sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company. This transaction was intended to obtain the best possible return on these assets and to refine our business strategy. By divesting ourselves of these assets, we will improve our cost structure and cash burn rate and strengthen our ability to focus on healthcare discovery and development applications. We believe that this transaction will be instrumental in completing our transition to a healthcare company by providing us with needed capital, lower overhead and a more strategic, concentrated use of resources to address what we consider to be a significant healthcare market opportunity.
      The Monsanto transaction is essentially a sale of our GeneFunction Factorytm discovery platform, which we have used to analyze genes in Arabidopsis, for Monsanto. The transaction is structured as an asset purchase and is for $4,750,000 with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if we meet certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and hire approximately sixty of our employees beginning in May 2005. Due to the sale of these assets, our existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1.4 million to $53.6 million. All of the summaries regarding this transaction are conditioned by the Asset Purchase Agreement dated March 23, 2005 which was filed with the Current Report on Form 8-K on March 29, 2005.
      We have continuously evolved our business focus to target emerging high value markets and the most favorable opportunities for our efforts. This is evidenced by the present sharpening of our focus to the healthcare market and, specifically metabolic disorders such as diabetes, obesity and liver-related diseases. We believe that these conditions and their underlying causes are ideally suited for analysis with our technologies. We believe that these areas hold great potential and that our rapidly developing healthcare business will become our new growth driver. This transition is not without risk or cost, but we are of the opinion that our traditional revenue streams from a few large agricultural-based research contracts are no longer available in this rapidly consolidating industry. Therefore, rather than marginalizing the operation with significant risks, we decided to begin our exit from the agriculture — based research business through the Monsanto transaction.
      To date, Icoria’s business model has been primarily based on services and collaborative partnerships in the agriculture and healthcare industries. Moving forward, we seek to increase and sustain shareholder value by further refining our business model to serve healthcare companies while increasingly working on the discovery and development of our own healthcare products. By allowing other companies early access to our technology through partnerships in well-defined fields of use, we have traditionally generated streams of revenue that have helped to offset the cost of our own research and development activities. We anticipate maintaining this past practice of using revenue streams to offset the cost of our own research and development activities, while simultaneously advancing the state of the art of our science and technology. We hope to be able to advance our own products and discoveries further down the drug development chain ourselves or license and/or co-develop these products and discoveries with others. We believe that this combination of our resources provides us a greater likelihood of increasing long-term shareholder value, and will limit the costs associated with performing research and selling services. We intend to complete the agricultural research that has been contracted in our existing agreements and to deliver top-quality services and products to these agricultural partners. In time; however, we may reach some other resolution regarding these contracts and technology to further enhance our present value and sharpen our healthcare focus.
      In the following business section, we:

•	Identify our traditional and current target markets,

•	Describe our technology foundation,

•	Explain the latest refinement of our business model,

•	Describe our current collaborations, and

•	Address competition and government regulation issues.

Healthcare Markets
      The pharmaceutical industry continues to face increasing challenges and complexities in bringing new drugs to market. Despite the ongoing “— omics” revolution and the hope it has generated for discovering new ways of preventing, treating and curing disease, the path to successful drug development remains uncertain, with cost and risk both increasing, rather than decreasing in the post-genomics era. In discovery, pharmaceutical companies must deal with increasingly large and complex data streams. In clinical development and post-marketing, patient safety remains a major concern, and drugs still fail or are withdrawn from market for reasons of toxicity or limited efficacy that were not seen or anticipated in earlier trials. The current cost of bringing a new therapeutic to market has been estimated to be as high as $0.8 to $1.7 billion. A new medicine entering Phase I clinical trials is estimated to have only an eight percent chance of gaining regulatory approval and reaching the market. As a result, there is concern that larger companies might seek less risky, higher return projects, leaving preclinical and clinical breakthrough innovation to smaller companies. This past year, the National Institutes of Health and the FDA both issued position papers that recommended a series of research initiatives designed to add efficiencies to the drug research and development process. Both these agencies have embraced biomarkers and better predictive tools as important components of the toolkit needed to improve the quantity and quality of new therapeutics coming through the pharmaceutical pipeline to the market.
      We anticipate several areas in which our research and development strategy impact the critical path of drug discovery and development:
      Computational Biology: The advent of high-throughput biology has created demand for computational tools that enable discovery in living systems. Conservative estimates place the global bioinformatics and computational biology market size in 2006 at around US $1.6 billion at an annual growth of around 40%, with the pharmaceutical market being the largest consumer. The market for computational biology software and expertise is large but fragmented, with many tools available to address customer or problem-specific needs. We believe Icoria has a strong position in the following areas of computational biology:

(a) processing and analyzing metabolomic data generated using mass spectrometry;

(b) processing and analyzing tissue feature data using computer vision histomorphometry;

(c) mining high-dimensional data sets for the discovery of biomarkers and drug targets;

(d) constructing biochemical reaction networks and inferring pathway based mechanisms for disease, drug action and patient response; and

(e) transforming, merging, mining and concurrent analysis of multiple data streams including metabolomic, quantitative tissue feature and gene expression data, coupled with clinical end-points and pathway analysis for biomarker, target and drug discovery.
      Biomarker Discovery: The past several years have seen rapid growth in the commercial application of biotechnology to biomarker discovery. The primary driver for biomarker research is the conviction that using biomarkers will favorably impact the economics of drug research and development by improving productivity. Market research has projected that within five years, pharmaceutical companies will be able to reduce their R&D expenditures by nearly 25% through the aggressive use of biomarkers at different stages of the drug development pipeline. The market for biomarker related products and services sector is projected to grow from total revenues of $120 million in 2003 to just under $3 billion in 2008. In the biomarker services area, metabolomics is considered the most rapidly growing segment, with a compound average annual growth rate of 62%. The analysis of gene expression (transcript profiling) is currently the single largest segment within the biomarker products and services market, commanding a 43% share in 2003 with a projected compound average annual growth rate of 10%. We believe Icoria has a strong position in the following areas of biomarker discovery:

(a) Transcript profiling: Icoria has adopted a multi-platform approach to the analysis of transcript profiles, using Agilent, Affymetrix and Arcturus systems to generate high quality gene expression data.

(b) Metabolomics: Icoria has been a pioneer in the development of mass spectrometry methods for the detection and analysis of the body’s endogenous biochemicals, and the mining of these data to construct diagnostic panels of classifiers of disease and drug action.

(c) Quantitative tissue analysis: Icoria has been a leader in the development and application of computer vision software for the detection of subtle disease- and drug-induced changes in tissue structure.
      Microarray Services: Paradigm Array Labstm which provides GLP-compliant RNA preparation, transcript profiling and data analysis and microarray services using Affymetrix Genechip® Gene Expression Analysis Arrays, Agilent Oligo Microarrays and proprietary MirChiptm technology Icoria developed with Rosetta Genomics, as well as Laser Capture Microdissection and the ability to process paraffin-embedded tissues. Paradigm Array Labs is primarily a service organization, providing array processing on a fee-for-service basis, as well as supporting Icoria’s internal development programs.
      Metabolic disorders and liver disease: On average, it takes approximately ten years before patients are diagnosed with Type 2 diabetes. During this period, they develop conditions such as fatty liver, insulin resistance and dyslipidemia that are now recognized as the Metabolic Syndrome. This syndrome is estimated to be present in up to 27% of the U.S. population and is believed to double the risk of cardiovascular disease. There are no simple tests for insulin resistance. We believe Icoria’s technologies are well suited to developing a method for screening patients and identifying these metabolic abnormalities at earlier stages as well as for identifying novel therapeutic targets.
Our Technology Foundation
      Icoria’s technology foundation includes gene expression profiling, biochemical profiling and phenotypic analysis coupled with a powerful informatics infrastructure. We use these technologies to discover biomarkers as well as to discover inaccessible targets for small molecule discovery, both for our partners and for Icoria. Our technology foundation includes:

Gene Expression Profiling
      Gene expression profiling provides a snapshot of the genes expressed in an organism at a given time. By comparing gene expression profiles of a variant organism to a normal organism, we gather information about the function of the modified gene as well as the effect of that gene on the expression of other normal genes. By determining how a modified gene affects normal genes, we gain insight into biochemical pathways of an organism.

Metabolomics
      Biochemical profiling provides a way of measuring the net change in a system at the biochemical level. Not every change in gene expression translates to changes at the protein level, and not every change in protein is translated to alterations in biochemical networks and pathways. Metabolomics therefore provides a more functional readout of biochemical changes which, when combined with gene expression results, enable us to construct a more comprehensive picture of the mechanisms that are altered within biological to separate the thousands of components present in a biological sample according to both their physicochemical characteristics and their mass. The complex data from these analyses is deconvoluted using proprietary software developed by Icoria.

Quantitative Tissue Analysis
      We use our proprietary quantitative tissue analysis software for the precise identification and quantification of changes in tissue structure. This process involves digitally imaging pathology slides to capture the entire tissue image in a computer file. We then apply our software to analyze the tissue image in terms of color, shape and textures, so that we can locate and quantify all of the important physical components of the tissue in relative space. Unlike standard histopathological scores, quantitative tissue analysis (QTA) provides a continuous digital measure of the phenotype, which not only enhances our ability to correlate changes with mechanistic changes at the gene and biochemical levels, but can also be integrated with these data and used in a mechanistic sense.

Pathway Informatics
      Despite the wealth of genomics and other “— omic” data now available (e.g. proteomic and metabolomic), life science researchers are challenged to translate that information into clear measures of safety and efficacy of lead compounds. We believe the key lies in integrating these various data streams in such a way that scientists can simultaneously see all the data, identify relationships between them and draw meaningful conclusions. We believe we are one of the first companies developing such data integration and data coherence tools. Additionally, we have developed an extensive informatics system to intelligently store, retrieve, analyze and mine the data we collect.
      Icoria’s pathway informatics strengths are in three key areas. First, Icoria possesses a broad knowledge of human/mammalian metabolites, enzyme-catalyzed reactions, and pathways (called Metabolome Dictionary) which we believe is greater than what is available as a commercial product or in the public domain. Second, Icoria utilizes novel algorithms to discover networks from metabolomic data, transcriptional data and reference knowledge. Third, Icoria has developed the ability to integrate metabolomics, transcriptional and tissue feature data with biological pathways. We have not designed or organized our technologies for use as a commercial software package. Instead, they are utilized in our proprietary internal discovery and partnered research efforts.
      Altogether, these technologies make up our proprietary systems biology discovery approach. Our unique ability to correlate gene expression with tissue features and metabolomics enables us to identify targets that would not otherwise be found using a single platform. It is this proprietary approach that currently enables us to provide rich biological information to our partners and will, we believe, enhance the discovery and development of opportunities for our own products.
Our Business Model
      We continue to refine our business model to match perceived markets for our services. The Asset Purchase Agreement with Monsanto signed on March 23, 2005 marks the turning point for a new direction for our business. We anticipate growing our new business by partnering with pharmaceutical and biotechnology companies and by providing value-added services in areas of clearly defined market need for some production-ready elements of our technology. However, we will also pursue the discovery and development of our own proprietary products in tightly focused areas of medical and scientific opportunity. We are changing the industry and products on which we are focusing our resources and efforts. The change from a life sciences company to that of a pure healthcare focus is fundamentally altering who we are. We anticipate that our shift of focus will result in our becoming a fully evolved biomarker enabled drug discovery and development company targeting drugs, targets and diagnostics for diabetes, obesity and liver injury. We intend to continue the model whereby we allow our partners early and limited access to our unique multi-platform discovery approach to generate revenues that will help to offset the cost of our own research and development activities. We also intend to seek partners for the out-licensing or co-development of some of the proprietary diagnostics, targets and drug candidates in our portfolio. We believe that this partnering philosophy builds long-term growth opportunities for Icoria. We will use some of our tested methods while we move towards building our business exclusively within the healthcare realm. This shift from investing in current revenue sources to what we believe has better long-term growth potential comes as a result of our belief that there are not a sufficient number of business-sustaining contracts available in the agriculture research market. Although the transition is difficult and has risk, it comes as a result of a diminishing agriculture market opportunity for functional genomics research dollars and our belief that our resources are better allocated to an area of larger potential. We believe that while becoming exclusively a healthcare biotechnology company represents a major evolution, it is a necessary one to capture and generate sustainable shareholder value given market trends in our previous businesses.

Partnerships
      Icoria’s earlier commercial activities included the signing of two major partnerships, one with Bayer CropScience and one with Monsanto Company. These long-term, revenue-generating partnerships were built on a foundation of close scientific collaboration, with the potential for downstream royalties to Icoria. This partnership model has enabled us to “learn as we grow.” While providing the highest quality biological information to our partners, we’ve been able to increase our own expertise and proprietary knowledge base as well as increase Icoria’s revenue foundation. We believe there is potential for major partnerships with healthcare companies. By contrast, we believe that large agricultural contracts similar to the Bayer and Monsanto agreements have become rare and the cost of obtaining such contracts, if they exist at all, is economically prohibitive.

Healthcare. Many industry analysts foresee a future in which the successful development and use of new therapeutics will be increasingly dependent on the identification of biomarkers that can stage disease, monitor drug action and select the right patients for treatment. Through our systems biology approach, we hope to identify novel biomarkers that reduce the cost, risk and time it takes for our partners to develop new therapeutics. These biomarkers may also provide causal evidence of pharmacologic activity to and in the drug development and approval process. We are using this approach to help our partners discover novel drug targets that may otherwise be hidden in “biological noise” as well as to predict toxicity of drug candidates that may otherwise fail due to unanticipated or poorly characterized safety concerns. We hope to expand our healthcare efforts and grow our business internally with the idea of having our own technology and products. We currently have two proof-of-concept agreements, one with a pharmaceutical company and one with a major biotechnology company. Icoria is continuing to work on an $11.7 million contract with the National Institute of Standards and Technology (NIST) Advanced Technology Program (ATP) and has two Small Business Innovation Research contracts from the National Institutes of Health.

Agriculture. The worldwide, chronic shortage of food and the drive to improve human health through food continue to prompt the need for innovative products. We have built a history of proven performance with market leaders like Monsanto Company, Bayer CropScience and Pioneer Hi-Bred International and developed market recognition for our deep understanding of agricultural systems. We will complete our remaining projects with agricultural leaders to provide new technology and cost-effective solutions designed to enable them to bring new products to market, but we will not enter into new contracts in the agriculture sector.

Services business
      Our services business directly leverages the technology foundation, expertise and infrastructure we built to provide important biological information to our partners. Our gene expression profiling services business grew out of our five-year, $23.8 million toxicogenomics contract with the National Institute of Environmental Health Sciences. As we gained knowledge and efficiencies through this contract, we identified the opportunity to generate high-margin and near-term revenues for Icoria by establishing Paradigm Array Labstm. We gained our TissueInformaticstm quantitative tissue analysis software for application in toxicology and drug discovery through the acquisition of TissueInformatics.Inc.

Paradigm Array Labstm microarray service business. Through Paradigm Array Labstm, we provide gene expression profiling services, microarray process consultation, sample preparation services, and flexible analyses and reporting packages to agricultural, pharmaceutical and other biotechnology companies experiencing an in-house backlog of gene expression experiments. Since its launch in early 2003, Paradigm Array Labstm has gained substantial momentum. Last fall, we expanded the program to support the two leading microarray platforms — Agilent Technologies and Affymetrix. This allowed us to gain access to a much broader market, which in turn positioned us to accelerate revenues. We expect Paradigm Array Labs to become a sustained multi-million dollar business.

TissueInformaticstm quantitative tissue analysis software. Our computer vision tissue analysis software enables the imaging and analysis of complete tissue sections in an automated fashion, providing a mechanism for improving throughput and productivity of early-stage toxicology studies in the drug development process as well as providing better information. We currently have modules that analyze skin and liver, generating important phenotypic data. We will continue to use our TissueInformaticstm software in our internal discovery efforts.

Pipeline Products
      To provide the best opportunity to significantly increase shareholder value in the longer term, we are investing in targeted research and development activities in the healthcare field to build our own product portfolio. This portfolio will hopefully include biomarkers and/or targets as well as intellectual property that we can either license to others or further develop ourselves.
      On the healthcare side of our business, these activities include current and future:

•	discovery and development of biomarkers, diagnostics for the sensitive and specific detection of liver injury based on exposure to drugs, chemicals or disease. Through our numerous collaborations with universities and government laboratories, we have gained access to a variety of preclinical liver injury models as well as well- defined patient populations for biomarker discovery and validation;

•	discovery and development of potential treatments for liver injury and liver disease;

•	discovery and development of unique biomarkers and drug targets for metabolic disorders;

•	development and commercialization of “data coherence” tools in collaboration with our joint venture partner Agilent Technologies. Data coherence targets the collection, transformation and unbiased analysis of high-dimensional, disparate data sets; this research is supported in part through an $11.7 million ATP Grant from NIST.

•	extensive know-how and shared intellectual property that is developed through our pharmaceutical and biotechnology research partnerships, and

•	pending patent applications regarding data coherence and biomarker discovery methods.
      On the agricultural side of our business, we have:

•	researched and discovered novel fungicides for crop protection. We currently have U.S. patents on seven fungicide targets and lead chemistry and have filed for patent protection on thirty additional targets; and

•	researched new classes of agricultural compounds that enhance crop productivity by improving nutrient utilization or providing protection against environmental stress in our ChemTraitstm program.
Our Partnerships

Emerging Pharmaceutical Partnerships
      Our strategy for penetrating the healthcare marketplace involves the conduct of internal proof-of-concept studies followed by small pilot projects with pharmaceutical and biotechnology companies. It is through these agreements that we have demonstrated the differentiating value of our systems biology discovery approach and paved the way to larger, more extensive future partnerships. We currently have two pilot project agreements in place, one with a major pharmaceutical company and one with a leading biotechnology company. Our goal is to grow initial fee-for-service pilot projects into research partnerships characterized by increased retention of intellectual property rights as well as developmental milestones and, ultimately, product royalty streams.

      In addition, Icoria has already entered into a number of collaborative research agreements to further the growth of its technology platforms and, potentially, the creation of proprietary products. These include:

•	A research collaboration with the University of North Carolina at Chapel Hill (UNC-CH) and the National Institute of Environmental Health Science to study the mechanism of acetaminophen toxicity in the liver. The research is focused on identifying better diagnostics for assessing liver damage and individual patient response to therapeutic treatment.

•	A research collaboration with the Bowles Center for Alcohol Studies (UNC-CH) to identify markers for alcohol-induced liver and brain damage and dependence, using Icoria’s systems biology platform.

•	A research collaboration with UNC-CH to identify biomarkers indicative of choline deficiency, a physiological state that has been implicated in the onset of liver damage in humans. UNC-CH provides serum and urine samples collected as part of its research to determine the required daily amount of choline. Icoria researchers then perform biochemical analyses on the biofluid samples and identify the pathways and mechanisms that may be involved.

•	A master research agreement with Duke University Medical Center in the area of metabolomics and biomarker discovery.

Advanced Technology Program
      In June 2002, we were awarded a five-year, $11.7 million grant from National Institute of Standards and Technology (NIST) to develop innovative tools for drug target discovery through the analysis of complex coherent data sets, with LION biosciences, Inc. initially and then in 2004, with Agilent Technologies as a joint venture partner. This grant, the largest bioinformatics grant ever awarded by NIST’s Advanced Technologies Program history at that time, supports the development of methods and tools for the creation, evaluation and analysis of coherent data sets. This suite of technologies is intended to increase the number and success rate of validated targets for product development by the pharmaceutical and other life sciences industries.

National Institute of Environmental Health Sciences
      In September 2002, Icoria was awarded a five-year contract from the NIEHS for $23.8 million to provide microarray processing services and to participate in toxicology research with NIEHS and five university-based labs (Cooperative Research Members, or CRMs). Collectively, this is referred to as the Toxicogenomics Research Consortium (TRC). In April 2003, the NIEHS exercised an option in its existing contract with Icoria, providing for an additional $8.4 million for toxicogenomics studies. Two million dollars of this modification is currently allotted and earmarked for Icoria to perform research for the National Toxicology Program (NTP). Data generated from this toxicogenomics research will be included in the NTP’s program to better understand the effects of short and long-term exposures to chemicals. The data will become part of the Chemical Effects in Biological Systems (CEBS) database, a publicly accessible relational database that will contain information on the biological effects of chemicals and other agents and their mechanism of action.

Pioneer Hi-Bred
      In December 2003, we signed a three-year $9 million contract with Pioneer Hi-Bred International, Inc. (“Pioneer”), a subsidiary of E. I. duPont de Nemours and Company, to identify plant genes that influence important crop traits for use in Pioneer’s crop variety development program. We have realized $2.5 million in revenue from the contract to date. For this collaboration, Icoria will use its high throughput GeneFunction Factory® platform (licensed back to Icoria under the asset sale agreement with Monsanto) to analyze genes in Arabidopsis thaliana, a model organism, and identify those genes that will enable Pioneer to accelerate the product breakthroughs and improvements it brings to its customers worldwide.

We intend to satisfy the contract, realize its full value, and allocate the revenues generated towards our new goals.
Partnerships Ending or Completed in 2005

Bayer CropScience
      In September 1998, we entered into a commercial partnership with Bayer for the development of new chemical herbicides. Under the terms of the commercial partnership, we use our technology platforms to identify Arabidopsis genes that may be targets for herbicide discovery. We have provided exclusively to Bayer assays (or tests) based on these targets for use in HTS for herbicides. The commercial partnership had an initial term of three years, ending in September 2001. In June 2001, Bayer extended the term of this agreement for an additional three years, ending in September 2004. In November 2003, Bayer again extended the term of the agreement to September 2006. On November 19, 2004, we received a notice of termination from Bayer regarding the September 1998 agreement, as amended. The notice of termination is pursuant to the terms of the Agreement and formally establishes an abbreviated timeline for the completion of the parties’ relationship. The termination is effective from December 31, 2004. We anticipate that the majority of the work remaining under the Agreement will be substantially completed by the end of March 2005. Under the terms of the Agreement, the Company will earn additional fees as assays are delivered. The termination letter also acknowledges Bayer’s obligation to pay a termination fee in January 2005. We have received this fee of $575,000. The notice of termination expresses Bayer’s satisfaction with Icoria’s services during the length of the parties’ relationship and states that corporate restructuring and enhanced internal capabilities at Bayer are the reasons for the termination of the Agreement.

Monsanto Company
      In November 1999, we entered into a commercial partnership with Monsanto to provide certain Arabidopsis-based gene function data for the development of crop inputs and outputs and nutrition. Under the terms of this commercial partnership, Monsanto is providing us with thousands of genes from Arabidopsis and other organisms. We are performing a functional analysis of such genes for Monsanto using our technology platforms. Monsanto will either own or have exclusive licenses to certain patents that result from this project. The commercial partnership has an initial term of six years from the commencement of work in February 2000 and ending in January 2006, unless Monsanto terminates it at an earlier date because we do not achieve specific milestones. The commercial partnership brings us committed research funds, additional fees based on the number of genes analyzed and royalty payments for any productized crop traits that might emerge from the partnership. On March 23, 2005, we sold to Monsanto the agricultural assets used to perform under this contract. Due to the sale of these assets, our commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1.4 million to $53.6 million.

Acquisition of TissueInformatics.Inc
      In March 2004, we closed the acquisition of TissueInformatics.Inc, a privately-held company which specializes in the development and application of automated pathology software for the quantitative analysis of tissue changes in drug discovery, disease assessment, toxicology, and tissue engineering. The acquisition of TissueInformatics.Inc was instrumental in our evolving business strategy and provided us with direct access to highly quantitative information about tissue structure. The acquisition did not yield all of the value anticipated and $1.9 million of intangible assets were written off at December 31, 2004; however, we believe the acquisition provides an important anchor for the understanding of biological systems, and we believe that the sum of our knowledge in this field, due to our informatics synergies, is substantially greater than the sum of the component parts. This total understanding is important to our efforts in the discovery and validation of new drugs and drug targets that are safer and more effective. Capturing the responses of stressed biological systems at the gene and cellular level, then linking those responses to changes in tissue provides more medically relevant and clinically important information — information that is designed to reduce the time and cost of the drug discovery and development process.
Competition
      We faced intense competition in the different market segments we were pursuing and we continue to face such competition to the extent we are pursuing efforts in the growing healthcare industry. We believe that one of the advantages to focusing our efforts and bringing all of our resources to bear in one industry is that it will allow us to compete more effectively. Our potential competitors include specialized biotechnology companies, internal research & development efforts of pharmaceutical companies, diagnostic companies, academic and private research institutions and government agencies. Many of our competitors have significantly larger financial, technical and personnel resources than we do, which may allow them to have a competitive advantage.
      A number of our competitors are developing technologies and products to improve research and development productivity. If these competitors partner or commercialize their technologies or products before we do, they could render our technologies and products obsolete or noncompetitive. In addition, many of our competitors have significantly greater experience than we do in their respective fields. We expect that competition will increase as technical advances in genomics, metabolomics and data integration/coherence are made and become more widely known.
      In biomarker and drug target discovery, our competitors include SurroMed, Inc., Metabolon, Inc. and BG Medicine, Inc., among others. In quantitative tissue analysis, our competitors include LifeSpan Biosciences. In microarray services, our competitors include Gene Logic, Inc., Expression Analysis, Ambion, Inc., among others. While we will not expand our agriculture business beyond our existing contracts, our current competitors include Exelixis, Inc., Ceres, Inc., Mendel Biotechnology, Inc., Large Scale Biology Corporation and Diversa Corporation, among others.
Government Regulation

Regulation of Drug Development and Commercialization
      If a new drug is developed by our commercial partners, as a result of their use of our technology platforms, the drug would be required to undergo an extensive regulatory review process in the United States and other countries. The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that our commercial partners would receive approvals for any new drug on a timely basis, if at all.
      Any products manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including advertising, record-keeping and reporting requirements, compliance with FDA’s current good manufacturing practices, and periodic unannounced inspections.
      No agency has approved any product resulting from the use of our technology platforms for commercialization in the United States or elsewhere. In addition, our commercial partners have not submitted any investigational new drug applications for any such product candidate. We cannot be certain if or when our commercial partners will submit an application for regulatory review, or whether our commercial partners will be able to obtain marketing approval for any products on a timely basis, if at all. If our commercial partners fail to obtain required governmental approvals, it will prevent them from marketing drugs or diagnostic products. The occurrence of any of these events may cause our business, financial condition and results of operations to suffer.

Regulation of Development and Commercialization of Agricultural Products
      Federal, state, local and foreign government regulations and regulatory agencies have governed and continue to govern our efforts, alone or together with our commercial partners, regarding our efforts with respect to genetically engineered crop products. These regulations and agencies may prevent our commercial partners from developing and marketing crop product candidates, may impose expenses, delays and other impediments to efforts to develop such product candidates.
      The USDA prohibits genetically modified plants from being grown and transported except pursuant to an exemption or under special controls. In general, companies apply for an exemption to facilitate product development because the special controls are burdensome. However, we cannot guarantee that if we were to develop products that they would qualify for such an exemption.
      Regulatory policies for genetically modified crop products vary widely, are currently the subject of intense political controversy, and may change substantially in the near future. Accordingly, labeling, premarket notification or other restrictions in foreign countries where we and our commercial partners may want to develop and/or market genetically modified product candidates may impose additional expenses and delays on such product candidates or may make commercialization in such countries impracticable.
      Future crop product candidates that we or our commercial partners may have at some point may also be subject to other regulations and regulatory agencies, such as the Occupational Safety and Health Act, the Toxic Substances Control Act, the National Environmental Policy Act, other federal water, air and environmental quality statutes, import/export control legislation and other laws. Candidates relating to pesticides, if developed, will be subject to the jurisdiction of the Environmental Production Agency.

Environmental Regulation
      Our research and development activities involve the controlled use of hazardous materials and chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. The risk of accidental contamination or injury from these materials cannot be eliminated. In the event of an accident, we could be held liable for any damages that result and the liability could exceed our resources.
Intellectual Property
      We seek U.S. and foreign patent protection for major components of our technology platforms. We also rely on trade secret protection for certain of our confidential and proprietary information, and we use license agreements both to access external technologies and assets and to convey certain intellectual property rights to others. Our commercial success will be dependent in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property portfolio. After the Monsanto transaction was closed, as of March 24, 2005, we had 73 U.S. patent applications pending and 44 international patent applications pending, some of which are subject to rights that we have granted to various collaborators and development partners. We have 12 trademark applications pending in the United States. We have 16 registered trademarks in the United States. We own 22 issued U.S. patents and no issued patents in any other country.
      We have applied, and intend to make additional applications, for patent protection for:

•	key elements, processes and supporting technologies in our biochemical profiling platform;

•	methods relating to phenotype analysis, gene expression profiling, metabolic profiling and other methods for biomarker discovery and pathway analysis;

•	bioinformatic technologies;

•	function specific patterns of gene expression we identify; and

•	individual genes and targets we discover.
      In addition, patent law relating to the scope of claims in the technology field in which we operate is still evolving. The extent of future patent protection is uncertain. In particular, we are aware of several groups that are attempting to identify and patent biomarkers and related methods. There is substantial uncertainty regarding the possible patent protection for biomarkers. Furthermore, others may independently develop similar or alternative technologies, duplicate any of our technologies, and if patents are licensed or issued to us, design around the patented technologies licensed to or developed by us. In addition, we could incur substantial costs in litigation if we are required to defend ourselves in patent suits brought by third parties or if we initiate such suits.
      We are aware of a number of U.S. patents and patent applications and related foreign patents and patent applications owned by third parties relating to biomarkers and related methods. These other technologies may provide third parties with competitive advantages over us and may hurt our business. In addition, some third party patent applications contain broad claims, and it is not possible to determine whether or not applicants will narrow such claims during prosecution or whether patent offices will allow and issue patents on such claims, even if such claims appear to cover prior art or have other defects. An owner or licensee of a patent in the field may threaten or file an infringement action and we may or may not prevail in any such action. The cost of defending an infringement action may be substantial, which could significantly increase our expenses and increase our losses. Furthermore, other patent holders may not grant us required licenses on commercially viable terms, if at all. Failure to obtain any required license could prevent us from utilizing or commercializing one or more of our technologies or related products.
      Such patents may include claims relating to novel biomarkers and related methods identified or developed through our discovery programs. We may not be able to obtain meaningful patent protection for our discoveries; even if patents are issued, the scope of the coverage or protection they would afford is uncertain. Failure to secure such meaningful patent protection would endanger our competitive position.
Employees
      As of March 25, 2005, we had 188 full-time employees, of whom 32 hold Ph.D. degrees. Of our total workforce, 156 are engaged in research and development activities, and 32 are engaged in business development, finance and administration. As part of the asset sale to Monsanto, approximately 60 of these employees will be hired by Monsanto effective in May 2005.
      In accordance with our internalization of TissueInformatics.Inc, we are maintaining as small a work force as we deem viable to preserve the benefits we have realized from the March 2004 transaction. We have reduced our presence in Pennsylvania to nine employees.
      The impact of the Monsanto asset sale has not been fully integrated within our workforce. However, we are trying to limit our expenditures to the most essential healthcare-related employees while continuing to service our existing customers. We believe that the material reduction in our workforce pursuant to the Monsanto transaction will have substantial benefits to our ongoing cost structure, while allowing us to fulfill our business goals. None of our employees is represented by a collective bargaining agreement.
      We believe that our relations with our employees are good.
RISK FACTORS
We are an early stage company using novel technologies and, as a result, we may never achieve or be able to maintain, profitability.
      You should evaluate us in light of the uncertainties affecting an early stage biotechnology company, including our biochemical profiling platform, our bioinformatics efforts, our recent write down of the intangible assets related to our TissueInformatics® software and the sale of our GeneFunction Factory® in connection with the Asset Purchase Agreement with Monsanto Company dated March 23, 2005. We have not yet proven that determining the function of a gene in commercially significant target organisms or elucidating the biochemical profiles of cells, tissues, or fluids will enable us or our partners to develop commercial products. Furthermore, we are increasing our efforts to address the human health market with our biochemical profiling platform, an area of business in which we have limited experience.

We have a limited number of material and substantial partnerships, relationships or contracts.
      We have a limited number of significant revenue generating contracts and commercial partnerships. In the agriculture sector we have entered into only three significant commercial partnerships, with Bayer CropScience, Monsanto and Pioneer to assist in development of certain new products that they are targeting, including herbicides and plants with improved nutritional and growth characteristics. Of these contracts, only Pioneer remains as the Bayer and Monsanto contracts wind down, which is occurring presently. This limited number of significant agriculture contracts subjects us to the volatility inherent in providing services to only one company in the agriculture industry. These contracts have provided a significant portion of our operating revenue. The Pioneer contract is terminable at December 31, 2005 upon the payment of a $500,000 fee.
      We have entered into a government contract and have received a government grant. If we are unable to successfully achieve milestones or our commercial partners fail to develop successful products, we will not earn certain revenues contemplated under such partnerships.
      In addition, we may not be able to enter into additional commercial partnerships. Partnerships or contracts in which we previously engaged may no longer be available. We do not control the resources that our commercial partners devote to our projects, and our commercial partners may not perform their obligations. Our commercial partnerships are subject to termination rights by the commercial partners. If commercial partners terminate their relationship with us, or fail to meet their contractual obligations, it could have a material adverse effect on our revenues and our ability to undertake research, to fund related and other programs and to develop, manufacture and market any products that may have resulted from the commercial partnership. Also, we may pursue opportunities in fields that conflict with our commercial partners or in which our commercial partners could become active competitors. Our strategy of using revenue generated from our commercial partnerships, or using the proceeds generated from the sale of our efforts in connection with our commercial partnerships, for investment capital to develop and grow our healthcare business may be flawed, it may not yield results sufficiently quickly enough, or at all, and may leave us without the means to generate revenue in the future. Our long-term business plan evolution centralizes our risks more, and makes us less diversified as a company.
We have a history of significant net losses. We expect to continue to incur net losses for the foreseeable future and may never reach profitability.
      We have incurred net losses in each year since our inception and expect these losses to continue. We experienced a net loss of approximately $14.4 million for the year ended December 31, 2004. As of December 31, 2004, we had an accumulated deficit of approximately $99.0 million. To date, we have derived substantially all of our revenues from three commercial partnerships, a government contract and government grants. We expect our cash received in 2005 from our commercial partnership with Bayer CropScience and Monsanto will be less than $0.8 million and less than $3.7 million, respectively, as a result of the early termination of the Bayer and Monsanto contracts. We do not have replacements for these contracts. We do not believe replacements exist and we are no longer pursuing such contracts in agriculture. We expect to spend a significant amount of capital to fund research and development and enhance our core technologies in healthcare. We will need to generate significant additional revenues from existing commercial contracts and partnerships, grants, and new revenue sources to fund research and development in our new core technologies. We have sold certain assets to Monsanto in order to realize current benefits from these assets instead of completing the Monsanto contract under its terms. This strategy of selling these assets to Monsanto may not yield sufficient resources to accomplish our objectives. We cannot accurately predict when, if ever, we will become profitable.
We are shifting our business model away from agriculture-based research and areas of historical revenue.
      Our shift towards the healthcare industry and the therapeutic fields of obesity, liver disease and diabetes is fundamentally a shift away from our known and historical areas of revenue generation. Our belief that the potential market for healthcare products and services is better for us in the long run, rather than our current strategy of using our agriculture-based contracts, may be wrong and based on data and assumptions that may be flawed. We may not have the financial ability or human capital to effectuate this shift, and the costs of the transition may be prohibitive. Our belief that we can obtain revenues from material and substantial healthcare partnerships, agreements, discoveries or contracts might be wrong. If we are unable to accomplish the evolution to a healthcare focused company, we might not have sufficient resources to refocus again. This shift in focus makes it very difficult to evaluate the success of our business to date and to assess our future viability.
Our business will require substantial additional capital, which we may not be able to obtain on commercially reasonable terms, if at all.
      Our future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

•	the refinement of our long-term business plan to refocus in the healthcare industry;

•	our research and development activities;

•	our administrative activities including business development, marketing and sales efforts;

•	servicing our creditors and potential penalty payments;

•	the demand for our services; and

•	the consummation of possible future acquisitions of technologies, products or businesses.
      We currently anticipate that our cash and cash equivalents will be sufficient to support our operations into the second quarter of 2006. To the extent that our existing resources are insufficient to fund our activities, we may need to raise funds through public or private financings of debt or equity securities. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us. If adequate funds are not available, we will have to reduce expenditures for research and development, administration, business development or marketing, which could have a material adverse effect on our business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to our shareholders.
Our debt covenants could impact our cash position.
      In April 2004, we modified the financial covenant in our debt agreement with Silicon Valley Bank (“SVB”). We are now obligated to maintain a minimum ratio of cash and investments to SVB debt of 1.75. This ratio is defined in our amended agreement with SVB as the ratio of unrestricted cash and investments to the amount of outstanding debt to SVB (including all amounts outstanding or letters of credit issued under the line of credit.) If we were to default on this financial covenant, we may be required to pay off the loan with SVB. As of December 31, 2004, our cash to SVB debt ratio was 2.81, and the aggregate amount outstanding under the SVB term loan was approximately $3.4 million.
      In October 2004, we raised gross proceeds of $5 million from Laurus Master Fund, Ltd. through a convertible note collateralized by substantially all of our fixed assets. In connection with the Monsanto Asset Purchase Agreement dated March 23, 2005, Laurus agreed to allow their liens on the assets transferred to be released. In exchange for this release, we agreed to additional interest on this note of approximately $60,000 and a future prepayment of up to approximately $430,000 in principal with a 20% penalty if Laurus is unable to convert this amount of principal by October 1, 2005.
      We may be required to raise funds through public or private financings of our equity securities to attempt to avoid a default on our debt. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us. The Laurus financing restricts our ability to engage in certain types of financings.

If we lose our key personnel or are unable to attract and retain additional personnel, our operations could be disrupted and our revenues could decrease.
      Our success depends on the continued services and on the performance of our senior management and scientific staff. As previously disclosed in our Form 8-K dated November 9, 2004, Philip Alfano stepped down from his role as Vice President of Finance, Chief Financial Officer and Treasurer, effective December 31, 2004. Mr. Alfano has not remained in any capacity with us. The loss of the services of any of our senior management or our scientific staff could seriously impair our ability to operate and achieve our objectives, which could reduce our revenues. During approximately the same time period as the Monsanto Asset Purchase Agreement dated March 23, 2005, as reported in the Current Report on Form 8-K on March 29, 2005, Peter Johnson, M.D., our Chief Business Officer and Chief Medical Officer also resigned. This loss of expertise and institutional knowledge could have a material impact on us and on our ability to execute on our latest business plan. Our cost-cutting and business plan refocusing efforts could have an impact on employee morale and could have an effect on recruiting. Recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success.
      In order to achieve our business objectives, we must identify, attract, train and motivate additional personnel with expertise in specific industries and areas applicable to the products developed through our technologies. We compete intensely for these personnel and we may be unable to achieve our personnel goals. Our failure to achieve any of these goals could seriously limit our ability to improve our operations and financial results.
We did not realize the near-term value we anticipated from TissueInformatics.Inc; it may have ongoing negative financial consequences to our stockholders and us.
      Our acquisition of TissueInformatics.Inc (TissueInformatics) involved the integration of operations and personnel of TissueInformatics, including, among other things, the integration of TissueInformatics technologies in quantitative tissue analysis with our biomarker and target discovery programs. We also anticipated generating substantial sales of quantitative tissue analysis software. We have been unable to realize timely commercial benefits from the acquisition of TissueInformatics and have determined that the commercialization of this technology will require substantial additional investment. We have determined that we will not proceed with this commercialization investment at this time and have written off all intangible assets related to this technology. In addition, we terminated 9 of the 18 remaining former TissueInformatics employees in March 2005. As a company with two sites, we face challenges in managing these employees over a geographic distance. The inability to successfully integrate the operations and personnel of TissueInformatics.Inc could have an adverse effect on us, increasing our expenses and costs and, as a result, the market price of our common stock could decline and our ability to attract financing could decrease.
We do not currently meet the Nasdaq SmallCap Market System listing requirements, and if we continue to fail to meet such requirements, we would likely be delisted from the Nasdaq System.
      Our common stock is quoted on the Nasdaq SmallCap Market. In order to continue to be included in the Nasdaq SmallCap Market, we must meet Nasdaq’s maintenance criteria, including a minimum bid price of $1.00 per share as well as a minimum stockholders’ equity balance of $10 million. Since June 2004, the daily minimum bid price for our common stock was quoted at below $1.00 per share. On December 17, 2004, the Company’s stock listing was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market pursuant to minimum bid price non-compliance. We will be delisted from the Nasdaq SmallCap in June of 2005 if we continue to fail to meet the Nasdaq requirements. The Over the Counter Bulletin Board Market is less well known and potentially has fewer market participants providing liquidity. This could increase our stock price volatility and increase our difficulty in obtaining capital.
      Currently, we have until June 17, 2005 to meet Nasdaq’s minimum bid criteria for ten consecutive days, although in certain circumstances, Nasdaq may require additional days. Failure to meet the maintenance criteria of the Nasdaq SmallCap Market may result in the delisting of our common stock from the Nasdaq System. Our ability to remain listed on the Nasdaq SmallCap Market or National Market is dependent on the market price of our common stock and the timing of any decision to move from one market to another. In the event of delisting, the trading market for our common stock could be diminished. If our common stock were delisted, in order to have our common stock relisted on the Nasdaq National Market or the SmallCap Market, we would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. Accordingly, we cannot assure you that if we were delisted, we would be able to have our common stock relisted on the Nasdaq System, and most likely our common stock would be quoted on the Over the Counter Bulletin Board. In addition, if our common stock were delisted from the Nasdaq System, it might become more difficult for us to raise additional capital, due to increased costs and potential diminished liquidity in the market for our common stock to accomplish our business objectives through the sale of our common stock or securities convertible into our common stock.
If we do not refocus our business and compete effectively, our losses could increase.
      We face intense competition in our biomarker and drug target discovery business from other biotechnology companies and large pharmaceutical companies. Our competition often also includes internal departments of these larger companies. A number of these companies are engaged in efforts to reduce the cost, risk and time of drug discovery and development cycles and small molecule discovery. These competitors have been active in the human health field for a longer period and have greater financial resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do. If these competitors partner or commercialize their technologies or products before we do, they could render our technologies and products obsolete or noncompetitive. We expect that competition will increase as technical advances in genomics, metabolomics and data integration/coherence are made and become more widely known. In biomarker and drug target discovery, other companies that offer similar technologies include SurroMed, Inc. of Menlo Park, California and Beyond Genomics, Inc. of Waltham, Massachusetts, among others. In investigative toxicology, our competitors include CuraGen, Inc. of New Haven, Connecticut and GeneLogic, Inc. of Gaithersburg, Maryland, among others.
      Our Paradigm Array Labstm microarray service business faces competition from other companies that offer similar technologies including gene expression profiling services and analysis, such as Gene Logic, Inc. of Gaithersburg, Maryland and Expression Analysis, Inc. of Durham, North Carolina. These competitors may have greater name recognition, larger more established customer bases and greater technical, marketing and other resources than we do to provide more competitive service offerings. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their services, and reduce prices if necessary to increase market share.
      We also continue to face intense competition in our agricultural line of business from plant genomics and agri-chemical companies. At times, we also compete with internal departments of our customers. In the areas of crop trait and crop protection discovery, other companies that offer similar technologies include Exelixis, Inc., Ceres, Inc., Mendel Biotechnology, Inc., Large Scale Biology Corporation and Diversa Corporation, among others.
      Our centralization of focus to the healthcare industry heightens the impact on us of competitive forces in that industry. The less diversified we are as a company, the greater the chosen industry will impact us. Our emerging focus in the healthcare industry increases the impact of its competitive pressures.
Our stock price is extremely volatile.
      The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life science companies, have been highly volatile. Our common stock began public trading in May 2000. The trading price of our common stock has been extremely volatile, and we believe it will remain highly volatile and may fluctuate substantially.
If we are not able to adequately acquire and protect patents and licenses, we may not be able to operate our business and remain competitive or compete effectively.
      Our business and competitive position will depend in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. As of March 24, 2005, after the Monsanto transaction was closed, we had 73 U.S. patent applications pending and 44 international patent applications pending, some of which are subject to rights that we have granted to various collaborators and development partners. We have 12 trademark applications pending in the United States. We have 16 registered trademarks in the United States. We own 22 issued U.S. patents and no issued patents in any other country. If each of the 22 issued U.S. patents is maintained for the longest term available under law, the earliest a patent will expire is 2019.
      The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries.
      The patent positions of life science companies are generally uncertain and involve complex legal and factual questions. Our business could be hurt by any of the following:

•	our pending patent applications may not result in issued patents;

•	the claims of any issued patents may not provide meaningful protection;

•	we may be unsuccessful in developing additional proprietary technologies that are patentable;

•	our patents may not provide a basis for commercially viable products or provide us with any competitive advantages and may be challenged by third parties; and

•	others may have patents that relate to our technology or business.
      Third parties have filed, and in the future are likely to file, patent applications covering biomarkers and related methods that we have developed or may develop or technology upon which our technology platform depends. If patent offices issue patents on these patent applications and we wish to use the biomarkers or technology, we would need to obtain licenses from third parties. However, we might not be able to obtain any such license on commercially favorable terms, if at all, and if we do not obtain these licenses, we might be prevented from using certain technologies or taking certain products to market.
      The patent positions of biopharmaceutical and biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the field in which we operate is still evolving. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and products, as we deem appropriate. However, other companies may challenge these applications and governments may not issue patents we request. Any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, our patents may be challenged, invalidated or fail to provide us with any competitive advantages.
      We rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. Even though we seek to protect our proprietary information by entering into confidentiality agreements with employees, commercial partners and consultants, people may still disclose our proprietary information, and we might not be able to meaningfully protect our trade secrets.
If third parties make or file claims of intellectual property infringement against us or otherwise seek to establish their intellectual property rights, we may have to spend time and money in response and cease some of our operations.
      Third parties may claim that we are employing their proprietary technology without authorization or that we are infringing on their patents. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize and sell products. In the event of a successful claim of infringement, courts may order us to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.
If adverse public reaction limits the acceptance of genetically modified products, demand for any products that we or our collaborators may develop in agriculture and nutrition may decrease.
      The commercial success of product candidates in agriculture and nutrition will depend in part on public acceptance of the use of genetically modified products, including drugs, food, plants and plant products. Claims that genetically modified products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Any genetically modified product that we or our collaborators may develop may not gain public acceptance. Due to public reaction in both the United States and Europe, some food processors and restaurants have already decided not to sell food that has been genetically altered or that contains genetically altered ingredients. If this policy continues or becomes more common, there could be a decrease in demand for products that we or our commercial partners may develop.
If we were successfully sued for product liability, we could face substantial liabilities that may exceed our resources.
      We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of chemical, agricultural and pharmaceutical products. We currently do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we or our commercial partners develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.
      Any product that we or our commercial partners may develop using the gene function information we provide may be subject to a lengthy and uncertain government regulatory process that may not result in the necessary approvals, may delay the commercialization of these products or may be costly, any of which could seriously reduce our revenues or exceed our financial ability to meet such obligations.
      Any new product that we or our commercial partners develop will likely undergo an extensive regulatory review process in the United States by the FDA and the USDA and by regulators in other countries before it can be marketed or sold. For example, the FDA must approve any drug or biologic product before it can be marketed in the United States. This review process can take many years and require substantial expense. In the future, we and our commercial partners may also be required to submit pre-market information to the FDA about food developed through biotechnology. Adverse publicity could lead to greater regulation and trade restrictions on imports and exports of genetically modified products. Changes in the policies of U.S. and foreign regulatory bodies could increase the time required to obtain regulatory approval for each new product.

      Our efforts to date have been primarily limited to identifying targets. If regulators approve any products that we or our commercial partners develop, the approval may impose limitations on the uses for which a product may be marketed. Regulators may require the submission of post-market launch information about a product after approving it, and may impose restrictions, including banning the continued sale of the product, if they discover problems with the product or its manufacturer.
Our business exposes us to risks of environmental liabilities.
      Our research and development activities involve the controlled use of hazardous materials, chemicals and toxic compounds which could expose us to risks of accidental contamination, events of non-compliance with environmental laws, regulatory enforcement and claims related to personal injury and property damage. If an accident occurred or if we were to discover contamination caused by prior operations, we could be liable for cleanup obligations, damages or fines, and any liability could exceed our resources.
      The environmental laws of many jurisdictions impose actual and potential obligations on us to remediate contaminated sites. These environmental remediation obligations could exceed our resources. Stricter environmental, safety and health laws and enforcement policies also could result in substantial costs and liabilities to us, and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, ongoing compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect us.
If our results of operations continue to fluctuate and if quarterly results are poor or lower than the expectations of securities analysts, then the price of our common stock could fall.
      Our operating results historically have fluctuated on a quarterly basis and are likely to continue to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors, which could cause our operating results to fluctuate, include:

•	the approval of the United States federal budget related to the funding of our contract with NIEHS;

•	expiration of research contracts with commercial partners, which may not be renewed or replaced;

•	the success rate of our discovery efforts leading to milestones and royalties;

•	the timing and willingness of commercial partners to commercialize our products which would result in royalties; and

•	general and industry specific economic conditions, which may affect our commercial partners’ research and development expenditures.
      A large portion of our expenses, including expenses for facilities, equipment and personnel are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated due to expiration of commercial partnerships or government contract or research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.
      Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would likely decline.
If our stockholders sell substantial amounts of our common stock, the market price of our common stock may fall.
      There is substantial overhang in the market for our stock. This means we have a number of stockholders who own our common stock or securities convertible into our common stock who are eligible to convert and/or sell their shares into the public trading market due to recent registration statements or the elapse of sufficient time. These individuals have not yet sold their shares into the publicly trading market. If all of our warrant holders converted their shares and sold them into the market or our employees, convertible note holders and the former TissueInformatics.Inc shareholders sold their shares into the market, the price of our common stock would likely go down.
Anti-takeover provisions of Delaware law and our charter could make a third-party acquisition of us difficult.
      The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, our restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make a third party acquisition of us difficult, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting or act by written consent.
Some of our existing stockholders can exert control over us and may not make decisions that are in the best interests of all stockholders.
      Due to their combined stock holdings, certain institutional stockholders who beneficially own more than five percent of our common stock, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our common stock, even when a change may be in the best interests of all stockholders. In addition, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and accordingly, they could cause us to enter into transactions or agreements, which we would not otherwise consider.
Future issuances of preferred stock may dilute the rights of our common stockholders.
      Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of any preferred stock that we may issue in the future may adversely affect the rights of holders of our common stock.
RECENT EVENTS
      On March 11, 2004, we closed the acquisition of TissueInformatics.Inc, a privately-held company, which specializes in the development and application of automated pathology software for the quantitative analysis of tissue changes in drug discovery, disease assessment, toxicology, and tissue engineering. The acquisition was an all-stock transaction in which approximately 3.4 million shares of common stock were issued, valued at approximately $4.6 million. Approximately 2.7 million additional shares of common stock could have been issued subject to certain performance milestones as specified in the merger agreement. In connection with our earnings release on March 24, 2005, we disclosed that the performance milestones were not reached and that all intangible assets resulting from the acquisition had been written off as of December 31, 2004.

      On October 19, 2004, Icoria entered into a series of agreements with Laurus Master Fund, Ltd., (“Laurus”) whereby Icoria received $5,000,000 gross proceeds through the sale of a three-year convertible term note. In accordance with the terms of the note, the note is payable in cash or convertible into Icoria common stock at a fixed conversion price of $0.53 per share subject to certain conditions relating to increases in the price of Icoria’s common stock above $0.59 per share and the actual trading volume of Icoria’s common stock. Laurus may also elect to have interest paid in stock at a fixed conversion price of $0.53 per share. The note is collateralized by essentially all of Icoria’s otherwise unencumbered fixed assets. In connection with the financing, Icoria paid approximately $200,000 of costs and expenses of Laurus and has issued warrants for the purchase of 1,650,943 shares of common stock at a weighted average price of $0.79. One half of the warrants expire two years after issuance and the other half of the warrants expire five years after issuance. In addition, Icoria also paid a placement agent approximately $400,000 and issued a five-year warrant to purchase an aggregate of 843,396 of shares of common stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance.
      On March 23, 2005, Icoria sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company. Under the terms of the agreement, Monsanto paid $4,750,000 with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if Icoria meets certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and hire approximately sixty of Icoria’s employees beginning in May 2005. Since essentially all of the fixed assets transferred to Monsanto served as collateral for the Laurus note, we agreed to provide Laurus with $100,000 in additional interest and to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005. Due to the sale of these assets, Icoria’s existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.

ITEM 2.	PROPERTIES
      We currently lease an aggregate of approximately 106,600 square feet of single-story and multi-story office and laboratory facilities in Research Triangle Park and Durham, North Carolina. The first building lease, for approximately 20,400 square feet on South Miami Boulevard in Durham, North Carolina expires August 31, 2005. The second lease is for two buildings on T. W. Alexander Drive in Research Triangle Park, North Carolina, one of approximately 54,000 square feet and one of approximately 32,000 square feet, expires on November 18, 2010. We have the option to renew all leases. We also have an option to require a real estate investment trust to develop and finance an additional two-story laboratory and office facility covering approximately 50,000 square feet on our current site on Alexander Drive in Research Triangle Park, North Carolina. As a result of the Monsanto transaction, Monsanto agreed to assume the remaining five year commitment on the 32,000 square foot building on Alexander Drive.
      As a result of the acquisition of TissueInformatics.Inc, we now lease approximately 7,200 square feet of office and laboratory facilities in Pittsburgh, Pennsylvania. The building lease expires on February 28, 2006.

ITEM 3.	LEGAL PROCEEDINGS.
      We are not a party to any material legal proceedings.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
      No matters were submitted during the fourth quarter of the year ended December 31, 2004.
PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
      Our common stock, par value $.01 (“common stock”) per share, is traded on the Nasdaq SmallCap Market (“Nasdaq”) under the symbol “ICOR.” Our common stock was traded on the Nasdaq National Market until December 17, 2004. On August 17, 2004, the Company changed its corporate identity from Paradigm Genetics, Inc. to Icoria, Inc., changing the stock symbol from “PDGM” to “ICOR”. The following table sets forth for the periods indicated the range of high and low sales prices for the common stock as reported by Nasdaq.

	HIGH	LOW

2004
First Quarter	$1.70	$1.15
Second Quarter	$1.48	$0.70
Third Quarter	$0.82	$0.34
Fourth Quarter	$0.96	$0.32
2003
First Quarter	$0.74	$0.16
Second Quarter	$1.94	$0.46
Third Quarter	$1.65	$1.04
Fourth Quarter	$1.53	$1.01
Stockholders
      As of March 14, 2005, there were approximately 287 holders of record of our common stock and, according to our estimates, approximately 5,312 beneficial owners.
Dividends
      We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. As a result of our indebtedness with Silicon Valley Bank, they would have to consent to the payment of any dividends.

ITEM 6.	SELECTED FINANCIAL DATA
      The following table sets forth our consolidated financial data for each of the five years in the period ended December 31, 2004. The statement of operations data for the years ended December 31, 2004, 2003 and 2002, and the balance sheet data as of December 31, 2004 and 2003 have been derived from our audited financial statements beginning on page C-49 of this report. The statement of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 have been derived from audited financial statements that are not included in this report. The historical results are not necessarily indicative of the operating results to be expected in the future. The selected financial data shown below should be read in conjunction with our financial statements and the notes to those financial statements beginning on page C-49 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page C-26 of this report.

	Years Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share amounts and shares outstanding)
Statement of Operations Data:
Revenues:
Commercial partnership and government contract	$22,924	$19,085	$16,823	$24,337	$9,837
Grant revenue	1,655	2,046	360	130	500

Total revenues	24,579	21,131	17,183	24,467	10,337
Operating expenses:
Research and development	26,733	24,489	26,386	28,013	19,186
Selling, general and administrative	10,005	8,268	10,909	12,398	10,131
Impairment of intangible assets	1,875	—	—	—	—

Total operating expenses	38,613	32,757	37,295	40,411	29,317

Loss from operations	(14,034)	(11,626)	(20,112)	(15,944)	(18,908)
Interest income (expense), net	(436)	(492)	(185)	(39)	1,256
Income (loss) from continuing operations	(14,470)	(12,118)	(20,297)	(15,983)	(17,724)
Loss from discontinued operations	53	(36)	(3,173)	(65)	—

Net loss	(14,417)	(12,155)	(23,470)	(16,048)	(17,724)
Beneficial conversion of Series C Preferred Stock	—	—	—	—	(12,000)

Net loss attributable to common stockholders	$(14,417)	$(12,155)	$(23,470)	$(16,048)	$(29,724)

Net loss per common share-basic and diluted:
Loss per share from continuing operations	$(0.40)	$(0.38)	$(0.63)	$(0.59)	$(1.61)
Loss per share from discontinued operation	—	—	—	—	—

Net loss per common share	$(0.40)	$(0.38)	$(0.73)	$(0.59)	$(1.61)
Weighted average common shares outstanding — basic and diluted	35,670,589	32,313,258	31,973,527	27,264,022	18,434,804

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$9,598	$16,285	$10,909	$10,736	$36,000
Working capital (deficiency)	(674)	4,196	(1,148)	(4,932)	16,003
Long-term investments	—	—	10,324	32,256	8,528
Total assets	29,270	39,454	52,622	85,087	75,465
Long-term debt and capital lease obligations, net of current portion	4,802	3,846	3,378	7,678	10,753
Accumulated deficit	(98,977)	(84,559)	(72,405)	(48,934)	(32,887)
Total stockholders’ equity	10,779	19,514	30,687	53,244	39,614
Selected Quarterly Financial Data
(unaudited)

	2004

	First	Second	Third	Fourth	Total

	(In thousand, except per share amounts)
Revenues	$4,888	$6,254	$7,120	$6,317	24,579
Loss from operations	(3,632)	(3,557)	(3,013)	(3,832)	(14,034)
Loss from continuing operations	(3,694)	(3,621)	(3,060)	(4,095)	(14,470)
Income (loss) from discontinued operations	23	3	6	21	53
Net loss	(3,671)	(3,618)	(3,054)	(4,074)	(14,417)
Net loss per common share	$(0.11)	$(0.10)	$(0.08)	$(0.11)	$(0.40)

	2003

	First	Second	Third	Fourth	Total

	(In thousand, except per share amounts)
Revenues	$4,067	$5,597	$6,001	$5,466	21,131
Loss from operations	(4,017)	(3,362)	(2,052)	(2,195)	(11,626)
Loss from continuing operations	(4,141)	(3,465)	(2,280)	(2,232)	(12,118)
Income (loss) from discontinued operations	25	(121)	37	23	(36)
Net loss	(4,117)	(3,587))	(2,243)	(2,208)	(12,155)
Net loss per common share	$(0.13)	$(0.11)	$(0.07)	$(0.07)	$(0.38)

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based upon current expectations. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this report.
Overview
      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help the reader understand Icoria, Inc., our operations and our present business environment. This section is provided as a supplement to — and should be read in conjunction with our consolidated financial statements and the accompanying notes. This overview summarizes the discussion and analysis, which includes the following sections:

•	Our Business — a general description of our business and the biotechnology industry, our strengths and strategic initiatives, our value drivers, and challenges, risks and opportunities of our business.

•	Liquidity and Capital Resources — an overview of financial position, an analysis of cash flows, sources and uses of cash, contractual obligations and the impact of the Monsanto transaction on our liquidity position.

•	Operations Review — an analysis of our company’s results of operations presented in our financial statements.

•	Application of Critical Accounting Policies — a discussion of accounting policies that require critical judgments and estimates.

•	Forward-Looking Statements — cautionary information about forward-looking statements and a description of certain risks and uncertainties that could cause our actual results to differ materially from our historical results or our current expectations or projections.
Our Business
General
      Icoria is a biotechnology company that uses gene expression, metabolomics and tissue feature profiling to identify biomarkers to accelerate drug discovery. In addition to its internal drug discovery program, the company provides services to clients in the pharmaceutical, biotech, agriculture, academic and public health research sectors. We are developing our business by partnering with pharmaceutical, biotech and agricultural companies and entities, while building our own portfolio of products. Additionally, we are leveraging our existing infrastructure to provide services that generate near-term revenue. We are in the process of fundamental change to sharpen our focus on healthcare. Our shift towards becoming a healthcare-focused company is a central priority along with continuing to service our existing customers.
      In March 2005, we sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company (“Monsanto”). Under the terms of the agreement, Monsanto paid $4,750,000 with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if we meet certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and hire approximately sixty of our employees beginning in May 2005. Due to the sale of these assets, our existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.
      In March 2004, we acquired TissueInformatics.Inc, a privately held company, which develops and applies automated pathology software for the quantitative analysis of tissue changes in drug discovery, disease assessment, toxicology, and tissue engineering. We believe this acquisition provides Icoria with a unique competitive advantage as the first company to combine gene expression profiling, biochemical profiling and quantitative tissue analysis in a systems biology approach to life sciences discovery. It is through this combination and analysis of different biological data streams that we can identify novel biomarkers and targets that were previously inaccessible due to biological “noise.” While we initially thought we would also be able to sell TissueInformatics technology as a stand-alone software product, we were unable to realize these plans in a timely manner.
      Our business model targets near-term and mid-term revenues and cash flow from our current commercial partnerships, government contracts and grants, new commercial partnerships and our gene expression analysis service business — Paradigm Array Labstm (“PAL”). In the long term, we are targeting revenues and cash flow through the development of our proprietary product portfolio. Our current proprietary product development efforts are focused on diagnostics for liver disease and injury, biomarkers and drugs for diabetes and obesity.
Commercial Revenue
      We have been servicing several revenue generating partnerships and contracts while we also have been developing our PAL services business. Notably, two of our revenue generating contracts end in 2005 as a result of termination and sale. The table below presents these revenue sources which historically have been derived from customers in both the healthcare and agriculture industries:

							Remaining
	Potential	Revenue					Potential
	Contract	Recognized	2001	2002	2003	2004	Revenue to be
	Value	Prior to 2001	Revenue	Revenues	Revenues	Revenues	Recognized**

	(In millions)
Healthcare:
NIEHS	$32.2	$—	$—	$0.1	$3.2	$6.7	$22.2
ATP grant	9.7	—	—	0.2	2.0	1.7	5.8
SBIR contracts	1.6	—	—	—	—	—	1.6
PAL	N/A	—	—	—	—	1.0	N/A
Other	N/A	—	—	1.2	0.1	0.1	N/A

Total Healthcare	43.5	—	—	1.5	5.3	9.5	29.6
% Change from prior year			—%	Over 100%	Over 100%	79%
Agriculture
Bayer	35.7	11.6	13.1	4.7	3.1	2.4	0.8
Monsanto	53.6	1.2	11.2	11.0	12.3	10.2	7.7
Pioneer Hi-Bred	9.0	—	—	—	—	2.5	6.5
DuPont	0.5	—	—	—	—	—	0.5
Other	N/A	—	0.2	—	0.4	—	N/A

Total Agriculture	98.8	12.8	24.5	15.7	15.8	15.1	15.5
% Change from prior year			Over 100%	(35)%	—%	(4)%

Total Revenue	$142.3	$12.8	$24.5	$17.2	$21.1	$24.6	$45.1

*	Includes potential milestone payments over the remaining term of the contracts and excludes potential royalties.

**	There can be no guarantee that we will achieve these revenues.

N/A	Not applicable to this data point.
      We have a $23.8 million five-year contract with the National Institute of Environmental Health Sciences (“NIEHS”) that was signed in September 2002 and began contributing to our revenue in the fourth quarter of 2002. In April 2003, we announced that NIEHS exercised an $8.4 million option under this contract bringing the total contract value to $32.2 million. Under the terms of the contract we will use our technologies to determine how toxicants work and cause damage at the cellular level.
      In addition, we currently have a government grant and two Small Business Innovative Research (“SBIR”) Contracts. Our Advanced Technology Program (“ATP”) grant from National Institute of Standards and Technology (NIST) was awarded in June 2002 for $11.7 million over five years to develop innovative tools for target discovery through the analysis of complex coherent data sets. This grant, the largest bioinformatics grant ever awarded in NIST’s Advanced Technologies Program history, supports the development of methods and tools for the creation, evaluation and analysis of coherent data sets. The grant will be shared between the joint venture partners, currently Icoria and Agilent Technologies, based on the research work plan. Our SBIR grants involve the study of biomarkers for liver injury and alcohol-related diseases.

      During 2003, we began our PAL services business. We have seen significant demand for PAL services which caused PAL revenues to increase by nearly $1.0 million during 2004. PAL services have a shorter sales cycle than the rest of our business and tend to have smaller contracts.
      The Company has commercial partnerships that are presently winding down with Bayer CropScience, a subsidiary of Bayer AG, (“Bayer”) in the area of crop protection and Monsanto as well as our ongoing contract with Pioneer Hi-Bred International, Inc. (“Pioneer”), a subsidiary of E.I. du Pont de Nemours and Company, in the area of crop trait discovery. On November 19, 2004, we received a notice of termination from Bayer regarding the September 1998 agreement, as amended. We anticipate that the majority of the work remaining under the agreement will be substantially completed by the end of March 2005. Under the terms of the agreement, we will earn additional fees as the final assays are delivered. We received a termination fee in January 2005 of $575,000. The partnership with Monsanto was signed in November 1999 and began contributing revenues in the second quarter of 2000. As amended, the agreement committed Monsanto to a total partnership term of six years with committed funding through January 2006. Due to the sale of the related assets to Monsanto, our commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.
      The on-going three-year partnership with Pioneer was signed in December 2003 and began contributing to the Company’s revenues in the first quarter of fiscal year 2004. The Pioneer agreement may be terminated at December 31, 2005 upon the payment of a $500,000 termination fee, which exposes us to some risk of early termination. While we intend to exit the agriculture industry, we remain committed to completing our current contractual obligations.
2004 Performance
      We ended 2004 with $9.6 million in cash, cash equivalents or short-term investments compared to $16.3 million at December 31, 2003. This equates to a use of cash and investments, net of financing proceeds, of $6.7 million in 2004 compared to $4.9 million in 2003, an increase of 37%. Our cash position will continue to be a major focus in 2005. We anticipate that the Monsanto transaction, coupled with a general refinement of our business plan, will materially reduce our costs and will provide us with sufficient capital to help us execute on our refocused business plan. However, we likely will seek to further strengthen our cash position through additional financings involving either debt or the sale of our common or preferred stock or both. We will consider all capital raising transactions available to us to enhance our cash positions. For further discussion of our cash position please see “Liquidity and Capital Resources” below.
      During 2004, we set out to increase productivity gains, improve cost controls and gain market traction by signing new commercial deals, which would represent the acceptance and validation of our technology. We confronted many challenges this year including: the Bayer termination, a difficult trading market, the loss of our Chief Financial Officer and our inability to realize near term commercial value from our TissueInformatics technology. Strategically, we had identified the acquisition of TissueInformatics.Inc as a key step to creating powerful and unique technologies for healthcare research and discovery. We continue to believe in this strategy. However, due to the inability to generate significant revenues in the near term, we wrote off $1.9 million of intangible assets associated with the acquisition. We believe that despite these challenges we continued to build significant value, but our limited cash position has forced us to make difficult choices. The proceeds from the Monsanto transaction should enable us to make the transition to focus more on the healthcare industry while still delivering on our remaining agriculture contracts.
      Some of the items of long-term value we have built and implemented during 2004 are:

•	Paradigm Array Labstm, which capitalizes on our in-house experience and knowledge base in microarray processing.

•	We continue to demonstrate advances in our biomarker technology and it has performed well in two customer pilot projects. While we have yet to obtain a large commercial contract for these services,

we remain optimistic that our advance biomarker technology will garner commercial success in the near future.

      We believe that our programs for the development of diagnostics for liver disease and injury, biomarkers and drugs for diabetes and obesity and development and application of automated pathology software will lead to long-term revenues, positive cash flow and ultimately, greater shareholder value.
      Financially, we signed a new debt agreement with Laurus Master Fund, Ltd. (“Laurus”). This agreement provided $5.0 million in gross proceeds through the sale of a three-year convertible term note. The note is payable in cash or convertible into our common stock at a fixed conversion price of $0.53 per share subject to certain conditions relating to increases in the price of the our common stock above $0.59 per share and the actual trading volume of our common stock. Laurus may also elect to have interest paid in stock at a fixed conversion price of $0.53 per share. The note is collateralized by essentially all of our otherwise unencumbered fixed assets. In connection with the financing, the Company paid approximately $200,000 of costs and expenses of Laurus and has issued warrants for the purchase of 1,650,943 shares of common stock at a weighted average price of $0.79. One half of the warrants expire two years after issuance and the other half of the warrants expire five years after issuance. In addition, we also paid a placement agent approximately $400,000 and issued a five-year warrant to purchase an aggregate of 843,396 of shares of Common Stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance. In December 2004, Laurus converted $150,000 of principal on the convertible term note into 283,019 shares of our common stock. In addition, Laurus elected to convert accrued interest into 61,437 shares of our common stock. In January and February 2005, Laurus elected to convert approximately $1,120,000 of their note into 2,112,000 shares of our common stock.
      In connection with the Monsanto Asset Purchase Agreement dated March 23, 2005, we agreed to provide Laurus with approximately $60,000 in additional interest and to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005.
Liquidity and Capital Resources
      We have historically financed our operations through the sale of common and preferred stock, debt and capital lease financing, payments received from commercial partnerships and government grants. From our inception through December 31, 2004, we have raised an aggregate of approximately $95.5 million in equity issues and approximately $30.1 million in proceeds from secured debt financing.
      At December 31, 2004, we had cash, cash equivalents and short-term investments totaling approximately $9.6 million. We currently see several factors which could negatively impact our cash position:

•	We are obligated to maintain a ratio of unrestricted cash and investments to Silicon Valley Bank debt of at least 1.75. For purposes of the covenant calculation, Silicon Valley Bank debt includes all letters of credit issued using capacity under the line of credit. If we were to default on this financial covenant, we may be required to pay off the loan with Silicon Valley Bank. At December 31, 2004, the amount outstanding under the term loan with Silicon Valley Bank was $3.4 million, and the ratio of cash and investments to Silicon Valley Bank debt ratio was 2.81.

•	Our operations continue to use cash and will continue to do so for the foreseeable future.

•	Our cash equivalents and short-term investments are invested in financial instruments with interest rates based on financial market conditions and as such we are exposed to interest rate fluctuations.
      If we were required to pay off the loan with Silicon Valley Bank, we believe our remaining cash would be sufficient to support our operations at least into the second quarter of 2006. Please see the section entitled “Future Cash Commitments” and “Outlook for 2005” below, for further details.

      During October 2004, we paid, without penalty, the remaining balance of the debt to General Electric Capital Corporation.
      On October 19, 2004, we entered into a series of agreements with Laurus whereby Icoria received $5,000,000 gross proceeds through the sale of a three-year convertible term note as set forth above in “2004 Performance”.
      In order to best understand the Company’s cash flow, management believes that the cash flow measure presented below, which includes short-term and long-term investments, is an appropriate measure for evaluating our liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows, prepared in accordance with GAAP in the United States.

	2004	2003	2002

	(In millions)
Net cash used in operating activities	$(7.0)	$(5.3)	$(13.4)
Net cash provided by (used in) investing activities, excluding purchases and maturities of short-term and long-term investments	0.9	(0.4)	(1.0)
Net cash (used in) provided by financing activities	(0.6)	0.8	(7.4)

Net decrease in cash, equivalents, short-term investments and long-term investments	(6.7)	(4.9)	(21.8)
Cash, cash equivalents, short-term investments and long term investments, beginning of period*	16.3	21.2	43.0

Cash, cash equivalents, short-term and long-term investments, end of period*	$9.6	$16.3	$21.2

*	Cash, cash equivalents, short-term and long-term investments exclude restricted cash.
      Cash used in operating activities:

•	In 2004, cash used in operating activities primarily consisted of operating losses, decreases in liabilities and deferred revenue and increases in inventory offset, in part, by non-cash expenses (primarily depreciation) and net positive changes in other working capital balances as a result of improved cash management activities. Deferred revenue consists of payments made by Monsanto offset by the revenue we recognize under this commercial partnership.

•	In 2003, cash used in operating activities primarily consisted of operating losses and a decrease in deferred revenue offset, in part, by the add back of non-cash expenses (primarily depreciation and stock-based compensation) and positive changes in other working capital balances as a result of improved collection activities. Deferred revenue consists of payments made by customers in advance of the revenue we recognize related to these customers.

•	Improved cash management activities include decreased accounts receivable balances (as a result of the decrease in our Bayer receivable from $4.4 million at December 31, 2002 to $2.5 million at December 31, 2003 and improved collection activities), decreases in prepaid assets and increases in accrued and other liabilities.

•	In 2002, cash used in operating activities primarily consisted of operating losses, a decrease in deferred revenue and decreases in accounts payable balances offset, in part, by the add back of non-cash expenses (primarily, depreciation, the loss on disposal of discontinued operations, stock-based compensation and loss on disposal of assets) and positive changes in other working capital balances. Deferred revenue consists of payments made by Monsanto offset by the revenue we recognize under this partnership. Other working capital changes include decreased accounts receivable balances (as a result of the decrease in our Bayer receivable from $5.2 million at December 31, 2001 to

$4.4 million at December 31, 2002 and improved collection activities) and decreases in prepaid assets.

      In 2005, we expect our net cash used in operating activities will decrease when compared to 2004. We are expecting reductions in our cost structure resulting from the Monsanto transaction and our focus on our healthcare opportunities. Please see “Outlook for 2005” below. No assurance can be given that we will earn the new revenues anticipated in 2005 or achieve any significant planned cost reductions.
      Cash provided by (used in) investing activities:

•	In 2004, cash provided by investing activities primarily consisted of cash acquired in connection with our acquisition of TissueInformatics. This was offset in part by investments in laboratory and data processing equipment for our PAL services unit and technology platforms.

•	In 2003, cash used in investing activities primarily consisted of investments in laboratory and data processing equipment for our technology platforms.
      We expect our cash provided by investing activities will increase in 2005 compared to 2004 due to the proceeds from the Monsanto transaction, partially offset by additional investments in our PAL services unit and technology platforms.
      Cash provided by (used in) financing activities:

•	In 2004, cash provided by financing activities primarily consisted of the receipt of approximately $5.0 million gross proceeds from our financing with Laurus Master Fund of which we used approximately $0.3 million to pay off our equipment financing with General Electric Capital Corporation. In addition, we had net repayments under our notes payable for equipment financing of approximately $2.6 million and repaid $2.3 million on our line of credit with Silicon Valley Bank.

•	In 2003, cash provided by financing activities primarily consisted of the receipt of approximately $5.0 million from our financing with Silicon Valley Bank of which we used approximately $3.0 million to pay off our equipment financing with one financial institution, which carried higher interest rates. We also drew down approximately $2.3 million from the revolving line of credit with Silicon Valley Bank, which was repaid in January 2004. In addition, we had net repayments under our notes payable for equipment financing of approximately $3.3 million.

•	In 2002, cash used in financing activities primarily consisted of net repayments under our notes payable for equipment financing in accordance with the debt agreements. We paid off our senior term loan of $2.0 million and had net repayments under our notes payable for equipment financing of approximately $5.2 million.
      If we are not successful in raising funds through additional debt, the sale of equities or any other capital or proceeds generating transaction, we expect to use cash in financing activities in 2005 when compared to cash provided by financing activities in 2004. See future cash commitment table below for further details.

Reconciliation to GAAP Cash Flow
      Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments; also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments. The following table presents these differences:

	2004	2003	2002

	(In millions)
Changes to cash flow from investing activities
Net maturities of investments	$9.1	$6.1	$21.6
Unrealized (gains) and losses	—	0.1	(0.1)
Total change to cash flow from investing activities	9.1	6.2	21.5
Beginning of the period exclusions
Short-term investments	9.1	5.0	4.6
Long-term investments	—	10.3	32.3
End of the period exclusions
Short-term investments	—	9.1	5.0
Long-term investments	—	—	10.3

Cash Commitments
      The table below presents our future cash commitments associated with long-term debt, capital leases and operating leases.

	2005	2006	2007	2008	2009	Thereafter	Total

	(In millions)
Long-term debt*	$2.0	$2.7	$2.6	$—	$—	$—	$7.3
Capital leases	0.1	—	—	—	—	—	0.1
Operating leases	2.3	2.2	2.2	2.3	2.4	2.1	13.5

Total	$4.4	$4.9	$4.8	$2.3	$2.4	$2.1	$20.9

*	Amounts from Silicon Valley Bank and Laurus Master Fund.
      Based on the above discussion including the funds provided by the Monsanto transaction, we believe that we have sufficient cash to fund our operations into the second quarter of 2006. Due to the Monsanto transaction, approximately $3.8 million of future minimum operating lease payments will be assumed by Monsanto beginning in May 2005. We expect to raise additional funds to support our expanding research and development programs, through public or private issuances of our equity securities, additional debt financing or both. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us.

Results of Operations
     Years Ended December 31, 2004 and 2003 Revenues
      The table below presents our revenue sources for 2004 compared to 2003.

	December 31,
			Increase	% Increase
	2004	2003	(Decrease)	(Decrease)	Notes

	(In millions)
Bayer	$2.4	$3.1	$(0.7)	(23)%	1
Monsanto	10.2	12.3	(2.1)	(17)%	2
HIEHS	6.7	3.2	3.5	109%	3
Pioneer	2.5	—	2.5	*	4
Paradigm Array Labs	1.0	—	1.0	*	5
Grant revenues	1.7	2.1	(0.4)	(19)%	6
Other	0.1	0.4	(0.3)	(75)%	7

Total Revenue	$24.6	$21.1	$3.5	17%

*	Increase greater than 200%
Notes:

1.	The Company recognizes revenues relating to its partnership with Bayer in two components, gene discovery and assay development. For the gene discovery component, from which the majority of the revenue is generated, the Company recognizes revenue by comparing the number of genes analyzed during the period to the total number of genes to be analyzed over the term of the contract. During the three months ended June 30, 2004, the Company successfully completed the gene analysis portion of the contract. Therefore, there was no revenue associated with the gene discovery component during the third and fourth quarters of 2004. For the assay component, the Company recognizes revenue when Bayer accepts assays. There was no significant difference in revenues related to assays in the 2004 compared to 2003. On November 19, 2004, we received a notice of termination from Bayer regarding the September 1998 agreement, as amended. We anticipate that the majority of the work remaining under the Agreement will be substantially completed by the end of March 2005. Under the terms of the Agreement, we will earn additional fees as the final assays are delivered. We received a termination fee in January 2005 of $575,000.

2.	We recognize revenues relating to our partnership with Monsanto by comparing the number of genes analyzed to the total number of genes to be analyzed. Revenues related to this commercial partnership declined in 2004 when compared to 2003 as the project enters later phases in which there is a decrease in the number of genes analyzed. In March 2005, we sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company. Due to the sale of these assets, our existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.

3.	We recognize revenues relating to our partnership with NIEHS as samples are processed. In 2004, revenues increased as a result of the continued ramp up in the number of samples processed under this contract as well as certain short-term opportunities which occurred primarily during the third quarter of 2004. In 2005, we expect revenues on this contract to continue at the same level as 2004.

4.	We recognize revenues relating to our partnership with Pioneer by comparing the number of plant lines analyzed during the period to the total number of plant lines to be analyzed over the term of the three-year contract. This commercial partnership was signed in December 2003.

5.	We recognize revenues relating to our service business, Paradigm Array Labstm, as the Company completes work for its various customers. The Company expects that revenues related to this service will increase in 2005 when compared to 2004. We have already signed contracts under which we expect to generate significant revenue in the 2005.

6.	We recognize revenues under our grants as the related expenses are incurred. Grant revenues for the 2004 were generated from the ATP grant. Grant revenues for 2003 were generated from our ATP grant and a grant from the National Science Foundation. Our ATP grant revenues for 2003 included revenue from a realignment of the ATP contract which resulted in increased revenue during 2003. We are expecting that revenues from our ATP grant will be slightly lower in 2005 when compared to 2004.

7.	Other revenues in 2004 were primarily comprised of revenues from L’Oreal, a subsidiary of L’Oréal S.A. (“L’Oréal”). In 2003, other revenues were primarily comprised of a one-time agriculture service contract. The L’Oréal contract was for the development and license of TissueInformatics® software for the automated pathology slide screening of tissue-engineered skin. L’Oreal accepted an initial phase of the related research, but has halted the contract indefinitely pending their further evaluation of this software.

Operating Expenses
      The table below presents our operating expenses for 2004 compared to 2003.

	December 31,
			Increase	% Increase
	2004	2003	(Decrease)	(Decrease)	Notes

	(In millions)
R&D Expenses
Payroll, lab supplies and other expenses	$23.1	$21.0	$2.1	10%	1
Depreciation and amortization	3.6	3.1	0.5	16%	2
Stock-based compensation	—	0.4	(0.4)	(100)%	3

Total R&D Expenses	26.7	24.5	2.2	9%
SG&A Expenses
Payroll other expenses	8.1	5.8	2.3	40%	4
Depreciation and amortization	1.8	2.0	(0.2)	(10)%	2
Stock-based compensation	0.1	0.5	(0.4)	(80)%	3

Total SG&A Expenses	10.0	8.3	1.7	20%
Impairment of Intangible Assets	1.9	—	1.9	*	5

Total Operating Expenses	$38.6	$32.8	$5.8	18%

Notes:

1.	Our costs increased during 2004 when compared to 2003. The increase was primarily related to increased headcount, laboratory supplies, consulting, subcontractor and other costs, which increased approximately $3.6 million as we incurred direct costs related to the increase in our revenues and ramped up our PAL services as well as the TissueInformatics operations. The increase in these costs was partially offset by a decline in license costs. We are expecting our payroll, lab supply and other expenses to decrease in 2005 when compared to 2004 due to the reductions caused by the Monsanto transaction and staff reductions at our TissueInformatics operations and as we begin to reduce our activities on our agriculture contracts.

2.	Total depreciation expense decreased in 2004 when compared to 2003 due to some older assets being fully depreciated. This decrease was partially offset by additional amortization of the intangible assets and depreciation of the equipment acquired with the TissueInformatics acquisition. We expect this trend to increase in 2005 when compared to 2004 due to the sale of assets in the Monsanto transaction and the write off of the TissueInformatics intangible assets in late 2004.

3.	Total stock-based compensation expense decreased in 2004 when compared to 2003, primarily due to amortization of only a small balance of deferred compensation remaining at December 31, 2003. During late 2004, we recorded $0.3 million in additional stock based compensation expense related to restricted stock awards. We expect these restricted stock awards will be amortized into expense in 2005, causing stock-based compensation to increase in 2005.

4.	Our costs increased during 2004 when compared to the 2003. This increase was primarily related to payroll and related costs which increased approximately $0.4 million, non-payroll related sales and marketing costs which increased by $0.7 million and facilities costs which increased $0.2 million. All of these costs increased primarily due to higher headcount associated with the expansion of the sales and marketing function and related to the TissueInformatics operations. Other expenses, which consist primarily of professional expenses, such as legal and accounting fees, facilities costs, patent fees and conference costs also increased slightly. We are expecting our payroll and other expenses to decrease in 2005 when compared to 2004 as we reduce the size of our operations due to the Monsanto transaction.

5.	During 2004, we recorded a non-cash charge to write off the intangible assets from the TissueInformatics acquisition. We do not have any intangible assets remaining from this acquisition as of December 31, 2004.

Divestiture
      We are reporting a small gain from discontinued operations in 2004. In November 2002, we decided to discontinue the operations of our plant genotyping business, ParaGen and in February 2003 we sold ParaGen, to DNA Landmarks. We recognized an income contribution from discontinued operations as we recognized royalties from the sale during 2004. We expect these gains will decrease in 2005.

Interest Income (Expense), Net
      Interest income (expense), net represents interest earned on our cash, cash equivalents and short-term and long-term investments, offset by interest expense on long-term debt and capital leases. Interest expense net, decreased to approximately $436,000 for the year ended December 31, 2004 compared to $492,000 for the year ended December 31, 2003. This decrease was primarily attributable to a decrease in interest expense. Interest expense declined as a result of the Silicon Valley Bank financing that the Company closed in July of 2003. The financing replaced some of the Company’s existing debt, which carried higher interest rates. The Company expects that net interest expense will increase primarily as a result of the new $5,000,000 Laurus note, net of a reduction in interest expense costs due to the repayment of the debt.

Net Loss
      Net loss increased 19% to approximately $14.4 million for the year ended December 31, 2004, compared to approximately $12.2 million for the year ended December 31, 2003. The increase in the net loss was primarily due to higher revenues between the two periods offset by higher research and development costs, higher selling, general and administrative costs and the impairment of the TissueInformatics intangible assets.

Years Ended December 31, 2003 and 2002

Revenues
      The table below presents our revenue sources for 2003 compared to 2002.

	December 31,
			Increase	% Increase
	2003	2002	(Decrease)	(Decrease)	Notes

	(In millions)
Bayer	$3.1	$4.7	$(1.6)	(34)%	1
Monsanto	12.3	11.1	1.2	11%	2
HIEHS	3.2	0.1	3.1	*	3
Grant revenues	2.1	0.3	1.8	*	4
Other	0.4	1.0	(0.6)	(60)%	5

Total Revenue	$21.1	$17.2	$3.9	23%

*	Increase greater than 200%
Notes:

1.	We recognize revenues relating to our partnership with Bayer in two components, gene discovery and assay development. For the gene discovery component, from which the majority of the revenue is generated, we recognize revenue by comparing the number of genes analyzed to the total number of genes to be analyzed. As this contract has entered its later phases, there is a corresponding decrease in the number of genes analyzed. Therefore, the revenue associated with the gene discovery component has declined. For the assay component, we recognize revenue when Bayer accepts assays. There was no significant difference in revenues related to assays in 2003 compared to 2002. The combined result is a decrease in the total revenue recognized for Bayer in 2003 when compared to 2002.

2.	We recognize revenues relating to our partnership with Monsanto by comparing the number of genes analyzed to the total number of genes to be analyzed. During 2002, we announced that the research plan under this partnership had been revised. The revision to the research plan slowed the timing of our revenue recognition during the fourth quarter 2002, and thus lowered the total revenue recognized for 2002. Therefore we saw an increase in total revenue for Monsanto in 2003 when compared to 2002.

3.	We recognize revenues relating to our partnership with NIEHS as samples are processed. In 2003, revenues increased as a result of the continued ramp up in the number of samples processed under this contract.

4.	We recognize revenues under our grants as the related expenses are incurred. Grant revenues for the year ended December 31, 2003 were generated from our ATP grant and one grant with NSF. Grant revenues for the year ended December 31, 2002 were generated from our ATP grant and two grants with NSF. The revenue increase between 2002 and 2003 is primarily related to our ATP grant.

5.	Other revenues in 2003 were primarily comprised of a one-time service contract compared to 2002 when other revenues were primarily comprised of revenue from our commercial partnership with VDDI Pharmaceuticals which ended in December 2002.

Research and Development and Selling, General and Administrative Expenses
      The table below presents our operating expenses for 2003 compared to 2002.

	December 31,
			Increase	% Increase
	2003	2002	(Decrease)	(Decrease)	Notes

	(In millions)
R&D Expenses
Payroll lab supplies and other expenses	$21.0	$22.5	$(1.5)	(7)%	1
Depreciation	3.1	3.6	(0.5)	(14)%	2
Stock-based compensation	0.4	0.3	0.1	33%	3

Total R&D Expenses	24.5	26.4	(1.9)	(7)%
SG&A Expenses
Payroll other expenses	5.8	8.3	(2.5)	(30)%	4
Depreciation	2.0	2.3	(0.3)	(13)%	3
Stock-based compensation	0.5	0.3	0.2	67%

Total SG&A Expenses	$8.3	$10.9	$(2.6)	(24)%

Total Operating Expenses	$32.8	$37.3	$(4.5)	(12)%

Notes:

1.	Our costs in 2003 declined when compared to 2002, a year in which our operations were reorganized to better enable us to focus our resources on our core business opportunities. Payroll costs decreased approximately $1.6 million from 2002, primarily relating to lower headcount. Laboratory supply costs increased approximately $0.7 million from 2002 as we ramped up the work on our contract with NIEHS. Other expenses, which consist primarily of facilities costs, corporate support costs and licenses fees, decreased by approximately $0.6 million as a result of our continued cost control initiatives.

2.	Total depreciation expense decreased in 2003 when compared to 2002. This was due to some of our assets being fully depreciated and purchasing less capital equipment in 2003 than in prior years.

3.	Total stock-based compensation expense increased in 2003 when compared to 2002, primarily due to the granting of 492,500 shares of common stock as part of 2002 bonuses. During 2003 we accrued $0.5 million in additional stock based compensation expense related to these stock bonuses as the shares of common stock were issued in June 2003.

4.	Our costs in 2003 declined when compared to 2002, a year in which our operations were reorganized to better enable us to focus our resources on our core business opportunities. Payroll costs decreased approximately $0.8 million from 2002, primarily due to lower headcount. Other expenses, which consist primarily of professional expenses, such as legal and accounting fees, facilities costs, business development costs, taxes and insurance costs, decreased by approximately $1.7 million as a result of our continued cost control initiatives.

Divestiture
      In November 2002, we decided to discontinue the operations of our plant genotyping business, ParaGen and in February 2003 we sold ParaGen to DNA Landmarks. In 2002, we reported the operating losses from ParaGen and the related write-off of goodwill and associated assets to fair value less cost to sell, as a loss from discontinued operations of $3.2 million compared to a loss from discontinued operations of approximately $65,000 in 2001. We purchased ParaGen in 2001 from Celera for 422,459 shares of our common stock, which were subsequently registered for resale on an S-3 registration statement.

Interest Income (Expense), Net
      Interest income (expense), net represents interest earned on our cash, cash equivalents and short-term investments and long-term investments offset by interest expense on long-term debt and capital leases. Interest expense, net was approximately $492,000 in 2003, compared to expense of approximately $185,000 in 2002.

Net Loss
      Net loss decreased 48% to approximately $12.2 million for the year ended December 31, 2003, compared to approximately $23.5 million for the year ended December 31, 2002.

Outlook for 2005
      We ended 2004 with $9.6 million in cash, cash equivalents and short-term investments. We believe that this cash balance, when combined with the proceeds from the Monsanto transaction and significant cost reductions, will be sufficient to support our operations into the second quarter of 2006; however, we will continue to pursue opportunities to increase our liquidity. To accomplish this, we will consider additional financing involving debt, the sale of our stock or both.
      We believe that we will continue to see increased acceptance for our technologies in the market place as evidenced by our progress on biomarker pilots and the increasing revenue of our PAL services unit. In addition, we will increase our efforts to move into the development of our own pre-clinical pharmaceutical compounds. We will also work to complete our remaining obligations under our existing agriculture contracts and streamline our infrastructure to adapt to our more focused mission in human healthcare. Since we only expect to earn revenues on the Bayer and Monsanto contracts for part of 2005, we expect our overall revenues will decline from our 2004 revenues, but these revenue losses are expected to be offset by overall cost reductions.

Critical Accounting Policies and Estimates
      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      The most significant estimate that management makes with respect to our financial statements is the progress to completion under our long-term commercial contracts. We currently recognize revenue based on a comparison of the number of genes analyzed to the total number of genes to be analyzed, on a contract-by-contract basis. We track the number of genes analyzed through our computer systems. If these computer systems were to incorrectly count the number of genes analyzed, our revenues may be impacted. Alternatively, if we were to incorrectly estimate the number of genes to be analyzed in order to complete our commercial contracts, our future revenues may be impacted.

Recently Issued Accounting Standards
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (revised 2004, or FAS 123R), “Share-Based Payment,” effective beginning after June 15, 2005. FAS 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and will require companies to recognize compensation expense, using a fair-value based method, for costs related to share-based payments including stock options and stock issued under our employee stock purchase plans. We will be required to implement FAS 123R no later than the quarter that begins July 1, 2005. Our adoption will be applied on a modified prospective basis and measured and recognized on July 1, 2005. We are currently evaluating option valuation methodologies and assumptions in light of FAS 123R, and therefore cannot estimate the impact of our adoption at this time. These methodologies and assumptions may be different than those currently employed by the company in applying FAS 123, outlined in “Stock Award Plans” section of this note. We expect that our adoption of FAS 123R will have a material adverse impact on our consolidated results of operations and financial position.
      On November 24, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS 151”). The standard requires abnormal amounts of idle capacity and spoilage costs to be excluded from the cost of inventory and expensed when incurred. Additionally, the FASB made the decision to clarify the meaning of the term “normal capacity”. The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. We do not expect SFAS 151 to have a significant impact on our results of operations and its overall financial position.
      In October 2004, the Emerging Issues Task Force (“EITF”) issued EITF Issue 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”). Under EITF 04-8, contingently convertible debt securities with a market price trigger will be considered in diluted earnings per share computations regardless of whether the market price trigger has been met. The provisions of EITF 04-8 are applicable to earnings per share calculations beginning with the year ended December 31, 2004. The adoption of EITF 04-8 did not have a significant impact on our earnings per share calculation because any additional shares would be antidilutive.

Potential Volatility of Quarterly Operating Results and Stock Price
      Our quarterly and annual operating results have fluctuated, and we expect that they will continue to fluctuate in the future. Factors that could cause these fluctuations include:

•	the allocation of our resources to different business facets;

•	the timing of the initiation, progress or cancellation of commercial partnerships;

•	the stage of maturity of our business;

•	the mix of work performed for our commercial partners and government contracts in a particular period;

•	the timing of internal expansion costs;

•	the timing and amount of costs associated with evaluating and integrating acquisitions, if any; and

•	overall market fluctuation in the industries in which we are most heavily invested.
      Fluctuations in quarterly results or other factors beyond our control could affect the market price of our common stock. Such factors include changes in earnings estimates by analysts, market conditions in our industry, changes in the pharmaceutical, agri-chemical, and biotechnology industries, and general economic conditions. Any effect on our common stock could be unrelated to our longer-term operating performance.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      We have set forth a number of forward-looking statements with respect to our efforts to refine our business plan, our future requisitions, dispositions and areas of investment (Healthcare and Current Plans) and our ability to remain operational given our current resources (Financial).
      Healthcare and Current Plans. Our assessment of future markets, our ability to execute on our new business plan to evolve into a healthcare focused company are fundamental assumptions and are forward-looking statements based on the transition of our company and the success of this transition. We cannot predict the future of the healthcare or biotech markets and therefore all of our statements related to our vision for Icoria or what we believe our business is becoming, are based on trends we have experienced and our perception of the markets for our services. All of the statements concerning our future healthcare operations and the refocusing of our business plan are forward-looking and they involve risks and uncertainties. Actual actions by Icoria may change or be materially different than those presented above due to changing circumstances.

Financials
      Our forecast of the period of time through which our financial resources will be adequate to support our operations and other statements contained in this report are forward-looking and involve risks and uncertainties. Actual results could vary as a result of a number of factors. We believe that our existing cash and investment securities and anticipated cash flow from existing revenue sources will be sufficient to support our current operating plan into the second quarter of 2006. We have based this estimate on assumptions that may prove to be wrong. It is possible that we may seek additional funding within this time frame. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available or, even if available, will be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results. Our future capital requirements will depend on many factors, including:

•	the number, breadth and progress of our research programs

•	our ability to establish additional and maintain current commercial partnerships

•	the achievement of the milestones under certain of our existing commercial partnerships

•	our commercial partners’ success in commercializing products developed under our commercial partnership agreements

•	our success in commercializing products to which we have retained the rights under our commercial partnerships

•	our ability to maintain a stock price sufficient to remain on the Nasdaq Small-Cap Market

•	the costs incurred in enforcing and defending our patent claims and other intellectual property rights

•	the costs and timing of obtaining regulatory approvals for any of our products

•	the ability of Icoria to achieve revenue levels and other business objectives

•	our expectations with regard to revenue and operating cash forecasts, and

•	our ability to maintain compliance with financial covenants.
      The foregoing list of important factors is not comprehensive.
      This report contains other forward-looking statements, including statements regarding: our ability to successfully develop and improve our Function Findertm system, our Gene to Cell to Systemtm approach, our metabolic profiling platform, databases and other technologies; the future prospects of our metabolomic platform, including the potential of the platform to improve the efficiency and lower the cost of drug discovery, decrease the time to market for new drugs, reduce toxic side effects of drugs, complement other genomic tools, and attract commercial partners to be a more efficient and proximal indicator of cellular physiology than genomics and proteomics platforms; our ability to industrialize the process of gene function discovery and metabolomics and generate information enabling the development of novel products; our ability to establish intellectual property protection for our gene function information, databases, processes and other technologies; product development and commercialization efforts; our strategy and market opportunities, anticipated increases in our revenues, and timing of revenues from commercial partnerships; our ability to meet or exceed our milestone targets and earn royalties under our commercial partnerships; our ability to enter into new partnerships and alliances; our intended use of the proceeds from our direct offering and other financial resources; our research and development and other expenses; our operational and legal risks; our ability to remain listed on the Nasdaq SmallCap Market; and our ability to build shareholder value.
      Such statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks include, but are not limited to: our early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect our patents and proprietary rights. These and other risks are discussed in Part I of this report, titled “Risk Factors.”

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      The primary objective of our investment activities is to preserve principal while, at the same time, maximizing yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents, short- and long-term investments in a variety of securities, including both government and corporate obligations and money market funds.
      Our investments consist of securities of various types and maturities of one year or less. These securities are classified as available-for-sale. Available-for-sale securities are recorded on the balance sheet at fair market value with unrealized gains or losses reported as part of accumulated other comprehensive income. Gains and losses on investment security transactions are reported on the specific-identification method. Dividend and interest income are recognized when earned. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and establishes a new cost basis for the security.
      The securities held in our investment portfolio are subject to interest rate risk. Changes in interest rates affect the fair market value of the available-for-sale securities. A rise in interest rates would have an adverse impact on the fair market value of fixed rate securities. If interest rates fall, floating rate securities may generate less interest income. We manage the exposure to interest rate risks through investing in securities with maturities of five years, or less.
      Additionally, we are exposed to risk from changes in interest rates as a result of our borrowing activities. At December 31, 2004, we had total debt of $7.4 million. The Company’s debt consists of a term loan with Silicon Valley Bank with approximately $3.4 million outstanding with a fixed interest rate of 7.75%; a term loan with Laurus Master Fund with approximately $4.9 million outstanding, excluding a loan discount balance; with a variable interest rate of prime plus 2.5% (7.75% at December 31, 2004), and capital lease obligations of approximately $107,000 outstanding, with a fixed effective interest rate of 15.5%. See Notes 10, 13 and 16 of Notes to Financial Statements. The Laurus Master Fund note does expose us to the risk of our own common stock price because if they are unable to convert the loan into common stock due to a low value in the market, we then must repay the loan in cash.
      Icoria was not exposed to material market risks associated with activities in derivative financial instruments, other financial instruments, or commodity instruments as of the year ended December 31, 2004.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
      The financial statements required pursuant to this item are included in Item 15 of this Annual Report on Form 10-K and are presented beginning on page C-49.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
      Not Applicable.

ITEM 9A.	CONTROLS AND PROCEDURES
      (a) Evaluation of Disclosure Controls and Procedures. Our principal executive officer and principal financial officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Annual Report on Form 10-K, have concluded that, based on such evaluation, our disclosure controls and procedures were adequate and effective to ensure that material information relating to us, was made known to them by others within those entities, particularly during the period in which this Annual Report on Form 10-K was being prepared.
      (b) Changes in Internal Controls. There were no changes in our internal control over financial reporting, identified in connection with the evaluation of such internal control that occurred during the fourth quarter of our last fiscal year, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
      In designing and evaluating our disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.
ITEM 9B.     OTHER INFORMATION
      Not applicable
PART III

ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT
      We incorporate herein by reference the information under the captions “Management,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Corporate Governance” in our Proxy Statement to be filed within 120 days after the end of our fiscal year (the “Proxy Statement”).

ITEM 11.	EXECUTIVE COMPENSATION
      We incorporate herein by reference the information under the caption “Executive Compensation” contained in the Proxy Statement.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      We incorporate herein by reference the information under the captions, “Security Ownership of Certain Beneficial Owners and Management” and “Equity Compensation Plan Information” contained in the Proxy Statement.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We incorporate herein by reference the information under the caption “Employment Agreements, Termination of Employment and Change of Control Arrangements” contained in the Proxy Statement.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES
      We incorporate herein by reference the information under the caption “Independent Public Accountants” contained in the Proxy Statement.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES
      (a)(1) Financial Statements. The following financial statements, and related notes, of Icoria, Inc. and the Report of Registered Independent Public Accounting Firm are filed as part of this Form 10-K.
      (a)(2) Financial Statement Schedules. All financial statement schedules required by Item 15(a)(2) have been omitted because they are inapplicable or because the required information has been included in the Financial Statements or Notes thereto.
      (a)(3) Exhibits.
      The following is a list of exhibits filed as part of this report on Form 10-K.

Exhibit Number		Description

********2	.1	Agreement and Plan of Merger by and among the Registrant, TissueInformatics.Inc and TVM V Life Science Ventures GmbH & Co., KG dated January 29, 2004
********2	.2	First Amendment to the Agreement and Plan of Merger by and between the Registrant and TissueInformatics.Inc. dated March 10, 2004
*^3	.1	Restated Certificate of Incorporation
**3	.2	Amended and Restated By-Laws
*4	.1	Form of Common Stock Certificate
*10	.1+	1998 Stock Option Plan (Filed as Exhibit 10.1)
*10	.2p	Agreement between Bayer AG and the Registrant dated September 22, 1998, as amended (Exhibit 10.7)
*10	.3p	Collaboration Agreement between the Monsanto Company and the Registrant, dated November 17, 1999 (Exhibit 10.8)
*10	.4	Amended and Restated Lease Agreement, dated April 2000 between the Registrant and ARE-104 Alexander Road LLC (Filed as Exhibit 10.25.1)
*10	.5	Lease Agreement between the Registrant and ARE-104 Alexander Road LLC dated April 2000 (Filed as Exhibit 10.25.2)
*10	.6	Tenant Certificate and Agreement, dated January 11, 2000, between the Registrant and ING Investment Management, LLC (Filed as Exhibit 10.29)
*10	.7	Warrant issued to Innotech Investments Limited, dated February 12, 1998 (Filed as Exhibit 10.47)
*10	.8	First Amendment to Warrant issued to Innotech Investments Limited, dated April 2000 (Filed as Exhibit 10.47.1)
*10	.9+	2000 Employee, Director and Consultant Stock Option Plan (Filed as Exhibit 10.48)
*10	.10+	2000 Employee Stock Purchase Plan (Filed as Exhibit 10.49)
**10	.11p	Alliance Agreement between LION Bioscience AG and the Registrant dated November 22, 2000 (Exhibit 10.18)

Exhibit Number		Description

***10	.12p	Amendment to Collaboration Agreement between Monsantoand the Registrant, dated August 30, 2001 (Filed as Exhibit 10.1)
****10	.13	Extension and Amendment of Agreement dated September 21, 1998 between the Registrant and Bayer AG (Filed as Exhibit 10.1)
*****10	.14+	2002 Non-qualified Stock Option Plan (Exhibit 10.25)
*10	.15	Master Loan and Security Agreement, dated June 18, 1998, between the Registrant and Oxford Venture Leasing LLC (Filed as Exhibit 10.34)
******10	.16p	Amendment No. 3 to the Monsanto/ Paradigm Genetics Collaboration Agreement, dated September 23, 2002 (Exhibit 10.31)
*******10	.17p	Award/ Contract between National Institute of Environmental Health Sciences and the Registrant, dated September 30, 2002 (Exhibit 10.36)
******10	.18p	Amendment No. 3 to Award/ Contract between National Institute of Environmental Health Sciences and the Registrant, dated April 23, 2002 (filed as Exhibit 10.5)
******10	.19+	Employment Agreement between the Registrant and Heinrich Gugger, dated July 10, 2002 (Exhibit 10.41)
******10	.20+	Employment Agreement between the Registrant and Philip R. Alfano, dated November 22, 2002 (Exhibit 10.42)
*******10	.21+	Employment Agreement between the Registrant and Thomas Colatsky, dated August 05, 2002 (Exhibit 10.43)
******10	.22+	Employment Agreement between the Registrant and J. Barry Buzogany, dated November 18, 2002 (Exhibit 10.44)
******10	.23+	Agreement Related to Severance between the Registrant and James D. Bucci, dated May 01, 2002 (Exhibit 10.45)
******10	.24+	Agreement Related to Severance between the Registrant and Keith R. Davis, dated November 22, 2002 (Exhibit 10.46)
******10	.25+	Agreement Related to Severance between the Registrant and John E. Hamer, dated November 22, 2002 (Exhibit 10.47)
******10	.26#	Extension and Amendment of Agreement dated September 21, 1998 between the Registrant and Bayer AG, dated as of November 11, 2003 (Termination of Agreement disclosed in Form 8-K filed November 24, 2004)
!10	.27#	Pioneer Hi-Bred International, Inc. contract with the Registrant (Exhibit 10.28)
^^10	.28	Securities Purchase Agreement, by and between Icoria, Inc. and Laurus Master Fund, Ltd., dated as of October 19, 2004 (Exhibit 10.1)
^^10	.29	Master Security Agreement, by and between Icoria, Inc. and Laurus Master Fund, Ltd., dated as of October 19, 2004 (Exhibit 10.2)
^^10	.30	Registration Rights Agreement, by and between Icoria, Inc. and Laurus Master Fund, Ltd., dated as of October 19, 2004 (Exhibit 10.3)
^^10	.31	Form of Two Year Warrant, dated as of October 19, 2004 (Exhibit 10.4)
^^10	.32	Form of Five Year Warrant, dated as of October 19, 2004 (Exhibit 10.5)
^^10	.33	Placement Agency Agreement, by and between Icoria, Inc. and Stonegate Securities Inc., dated as of July 14, 2004 (Exhibit 10.6)
^^10	.34	Registration Rights Agreement, by and between Icoria, Inc. and Stonegate Securities Inc., dated as of July 14, 2004 (Exhibit 10.7)
^^10	.35	Form of Stonegate Securities Inc. Warrant, dated as of July 14, 2004 (Exhibit 10.8)

Exhibit Number		Description

^^10	.36	Form of Stonegate Securities Inc. Warrant, dated as of October 19, 2004 (Exhibit 10.9)
^^10	.37	Secured Convertible Term Note, by and between Icoria, Inc. and Laurus Master Fund, Ltd., dated as of October 19, 2004 (Exhibit 10.9)
^^^10	.3	8 Asset Purchase Agreement by and between Icoria and Monsanto Company dated March 23, 2005 (Exhibit 10.1)
^^^10	.3	9 Assignment Agreement by and among Icoria, Inc., Monsanto Company and ARE 108 Alexander Road LLC dated March 23, 2005 (Exhibit 10.2)
^^^10	.4	0 Loan Modification Agreement with Laurus Master Fund, Ltd. dated March 23, 2005 (Exhibit 10.4)
^^^10	.4	1+ Brett Farabaugh’s offer letter for employment as the Vice President, Finance dated March 28, 2005 (Exhibit 10.5)
^^^10	.4	2+ Dr. Johnson’s Letter of resignation dated March 24, 2005 (Exhibit 10.6)
10	.43+	Director Compensation Arrangement
10	.44+	Phillip R. Alfano Resignation
10.45		2003 Amended Employee, Director and Consultant Stock Plan
23.1		Consent of PricewaterhouseCoopers LLP
31.1		Certification of President and Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2		Certification of Vice President, Finance pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32		Certification pursuant to Section 906 of Sarbanes-Oxley Act of 2002

*	Previously filed with the Commission as Exhibits to, and incorporated herein by reference from, the Company’s Registration Statement filed on Form S-1 (File No. 333-30758)

**	Previously filed and incorporated herein by reference from the Form 10-K for the period ending December 31, 2000.

***	Previously filed and incorporated herein by reference from the Form 10-Q for the period ending September 30, 2001.

****	Previously filed and incorporated herein by reference from the Form 10-Q for the period ending June 30, 2001.

*****	Previously filed and incorporated herein by reference from the Form 10-Q for the period ending September 31, 2002.

******	Previously filed and incorporated herein by reference from the Form 10-K for the period ending December 31, 2002.

*******	Previously filed and incorporated herein by reference from the Form 10-Q for the period ending June 30, 2003.

********	Previously filed and incorporated herein by reference from the Form 8-K filed on March 24, 2004.

!	Previously filed and incorporated herein by reference from the Form 10-K for the period ending December 31, 2003.

^	Amendment previously filed and incorporated herein by reference from the Form 10-Q for the period ending June 30, 2004.

^^	Previously filed and incorporated herein by reference from the Form 8-K filed on October 21, 2004.

^^^	Previously filed and incorporated herein by reference from the Form 8-K filed on March 29, 2005.

+	Management contract or compensatory plan or arrangement filed in response to Item 15(a)(3) of the instructions to Form 10-K.

p	The Securities and Exchange Commission has previously granted confidential treatment with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

#	Confidential treatment requested from the Securities and Exchange Commission with respect to certain portions of this exhibit. The portions of the document for which confidential treatment has been granted are marked “Confidential” and such confidential portions have been filed separately with the Securities and Exchange Commission.
      Where a document is incorporated by reference from a previous filing, the Exhibit number of the document in that previous filing is indicated in parentheses after the description of such document.

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICORIA, INC.

By:	/s/ HEINRICH GUGGER

Heinrich Gugger
President and Chief Executive Officer
Dated: March 31, 2005
      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated below and on the dates indicated.

Signatures	Title	Date

/s/ HEINRICH GUGGER Heinrich Gugger	President, Chief Executive Officer and Director (Principal executive officer)	March 29, 2005

/s/ BRETT FARABAUGH Brett Farabaugh	Vice President, Finance (Principal financial and accounting officer)	March 29, 2005

/s/ G. STEVEN BURRILL G. Steven Burrill	Director and Chairman of the Board	March 29, 2005

/s/ ROBERT GOODMAN Robert Goodman	Director	March 29, 2005

/s/ SUSAN K. HARLANDER Susan K. Harlander	Director	March 30, 2005

/s/ LEROY E. HOOD Leroy E. Hood	Director	March 31, 2005

/s/ DR. DOUGLAS R. MORTON, JR. Dr. Douglas R. Morton, Jr.	Director	March 29, 2005

/s/ MARK B. SKALETSKY Mark B. Skaletsky	Director	March 30, 2005

/s/ MICHAEL SUMMERS Michael Summers	Director	March 30, 2005

/s/ PETER G. TOMBROS Peter G. Tombros	Director	March 29, 2005

/s/ HENRI ZINSLI Henri Zinsli	Director	March 30, 2005

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Icoria, Inc. (formerly Paradigm Genetics, Inc.)
      In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Icoria, Inc. (formerly Paradigm Genetics, Inc.) at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 28, 2005

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$9,598,136	$7,157,308
Short-term investments	—	9,127,20
Accounts receivable	1,816,125	2,975,800
Interest receivable	—	116,493
Prepaid expenses	719,663	784,350
Inventory	880,452	128,621

Total current assets	13,014,376	20,289,772
Restricted cash	1,404,543	1,404,543
Property and equipment, net	14,515,700	17,337,042
Other assets, net	335,123	422,357

Total assets	$29,269,742	$39,453,714

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,437,517	$1,131,946
Accrued liabilities	1,388,475	2,141,000
Deferred revenue	7,280,549	8,200,970
Long-term debt, current portion	2,537,141	2,152,663
Capital lease obligations, current portion	40,393	109,991
Revolving line of credit	—	2,331,514
Other liabilities	4,738	25,724

Total current liabilities	13,688,813	16,093,808
Long-term debt, less current portion	4,735,438	3,807,173
Capital lease obligations, less current portion	66,958	39,055

Total liabilities	18,491,209	19,940,036

Commitments (Note 13)
Stockholders’ equity:
Convertible preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued and outstanding as of December 31, 2004 and 2003	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,380,308 and 32,605,493 shares issued and outstanding as of December 31, 2004 and 2003, respectively	373,803	326,055
Additional paid-in capital	109,599,755	103,647,048
Deferred compensation	(218,337)	(1,806)
Accumulated deficit	(98,976,688)	(84,559,208)
Accumulated other comprehensive income	—	101,589

Total stockholders’ equity	10,778,533	19,513,678

Total liabilities and stockholders’ equity	$29,269,742	$39,453,714

The accompanying notes are an integral part of the financial statements.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

Revenues:
Commercial partnerships and government contracts	$22,923,882	$19,085,239	$16,823,146
Grant revenues	1,655,442	2,046,240	359,505

Total revenues	24,579,324	21,131,479	17,182,651

Operating expenses:
Research and development	26,733,471	24,489,257	26,385,764
Selling, general and administrative	10,004,843	8,268,209	10,908,894
Impairment of intangible assets	1,875,256	—	—

Total operating expenses	38,613,570	32,757,466	37,294,658

Loss from operations	(14,034,246)	(11,625,987)	(20,112,007)

Interest income (expense):
Interest income	191,594	385,166	1,230,601
Interest expense	(627,411)	(877,337)	(1,415,278)

Interest income (expense), net	(435,817)	(492,171)	(184,677)

Loss from continuing operations	(14,470,063)	(12,118,158)	(20,296,684)

Discontinued operations:
Gain (Loss) from discontinued operations	52,583	(36,468)	(617,864)
Loss on disposal of assets	—	—	(2,555,857)

Gain (Loss) from discontinued operations	52,583	(36,468)	(3,173,721)

Net loss	$(14,417,480)	$(12,154,626)	$(23,470,405)

Net loss per common share — basic and diluted:
Loss per share from continuing operations	$(0.40)	$(0.38)	$(0.63)
Loss per share from discontinued operations	—	—	(0.10)

Net loss per common share	$(0.40)	$(0.38)	$(0.73)

Weighted average common shares outstanding — basic and diluted	35,670,589	32,313,258	31,973,527

The accompanying notes are an integral part of the financial statements.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated	Total
		Common Stock		Additional			Other	Stockholders’
	Comprehensive			Paid-In	Deferred	Accumulated	Comprehensive	Equity
	Income	Shares	Amount	Capital	Compensation	Deficit	Income	(Deficit)

Balance at December 31, 2001		31,936,188	319,362	103,387,223	(1,584,201)	(48,934,177)	55,756	53,243,963
Exercise of stock options		222,305	2,223	153,435	—	—	—	155,658
Purchase of restricted stock		(165,405)	(1,654)	(59,953)	—	—	—	(61,607)
Issue of shares pursuant to the 2000 Employee Stock Purchase Plan		46,505	465	31,671	—	—	—	32,136
Unrealized gain on investments in marketable securities	151,804	—	—	—	—	—	151,804	151,804
Expenses related to sale of common stock in secondary offering		—	—	(28,000)	—	—	—	(28,000)
Deferred compensation		—	—	(582,289)	582,289	—	—	—
Compensation related to accelerated vesting of stock options		—	—	66,298	—	—	—	66,298
Amortization of deferred compensation		—	—	—	597,039	—	—	597,039
Net loss	(23,470,405)	—	—	—	—	(23,470,405)	—	(23,470,405)

Comprehensive loss	23,318,601
Balance at December 31, 2002		32,039,593	320,396	102,968,385	(404,873)	(72,404,582)	207,560	30,686,886
Exercise of stock options		15,518	155	3,050	—	—	—	3,205
Issue of shares pursuant to the 2000 Employee Stock Purchase Plan		57,882	579	42,603	—	—	—	43,182
Unrealized loss on investments in marketable securities	(105,971)	—	—	—	—	—	(105,971)	(105,971)
Issuance of shares pursuant to 2002 incentives		492,500	4,925	640,250	—	—	—	645,175
Deferred compensation		—	—	(7,240)	7,240	—	—	—
Amortization of deferred compensation		—	—	—	395,827	—	—	395,827
Net loss	(12,154,626)	—	—	—	—	(12,154,626)	—	(12,154,626)

Comprehensive loss	(12,260,597)

Balance at December 31, 2003		32,605,493	326,055	103,647,048	(1,806)	(84,559,208)	101,589	19,513,678
Exercise of stock options		297,008	2,970	59,030	—	—	—	62,000
Issue of shares pursuant to the 2000 Employee Stock Purchase Plan		60,551	606	28,970	—	—	—	29,576
Unrealized loss on investments in marketable securities	(101,589)	—	—	—	—	—	(101,589)	(101,589)
Issuance of common stock and options for acquisition		3,402,800	34,028	4,810,222	—	—	—	4,844,250
Issuance of warrants with convertible note		—	—	603,844	—	—	—	603,844
Issuance of restricted stock and options		670,000	6,700	264,151	(270,851)	—	—	—
Amortization of deferred compensation		—	—	—	54,320	—	—	54,320
Conversion of principal on note payable to common stock		283,019	2,830	147,170	—	—	—	150,000
Conversion of interest on not payable to common stock		61,437	614	39,320	—	—	—	39,934
Net loss	(14,417,480)	—	—	—	—	(14,417,480)	—	(14,417,480)

Comprehensive loss
Balance at December 31, 2004	(14,519,-60)	37,380,308	373,803	109,599,755	(218,337)	(98,976,688)		10,778,533

The accompanying notes are an integral part of the financial statements.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net loss	$(14,417,480)	$(12,154,626)	$(23,470,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,401,591	5,146,469	5,939,179
Non-cash interest	193,387	—	—
Stock based compensation	54,320	893,252	663,337
Gain (loss) on disposal of assets	(1,974)	168,155	499,875
Loss on impairment of intangible assets	1,875,256	—	—
Loss on disposal of discontinued operations	—	—	2,555,857
Changes in operating assets and liabilities
Accounts receivable	1,160,209	2,358,441	1,868,409
Interest receivable	116,493	150,931	322,618
Prepaid expenses and other assets	148,193	826,446	1,070,120
Inventory	(751,831)	(128,621)	—
Accounts payable	1,261,935	167,127	(1,449,306)
Accrued and other liabilities	(1,059,891)	593,316	379,174
Deferred revenue	(927,237)	(3,369,878)	(1,778,962)

Net cash used in operating activities	(6,947,029)	(5,348,988)	(13,400,104)

Cash flows from investing activities:
Purchase of property and equipment	(1,267,219)	(558,241)	(1,215,739)
Acquisition costs	(465,834)	(80,808)	—
Proceeds from acquisition	2,521,982	—	—
Proceeds from sale of assets	220,000	337,865	—
Restricted cash	—	—	70,327
Purchase of investments	—	(3,013,444)	(24,774,888)
Maturities of investments	9.025,511	9,128,533	46,418,482

Net cash provided by (used in) investing activities	10,034,540	5,813,905	20,498,182

Cash flows from financing activities:
Borrowings under notes payable	4,460,000	5,000,000	—
Borrowings under line of credit	(2,331,514)	2,331,514	—
Repayments of notes payable	(1,278,685)	(6,339,856)	(7,151,171)
Repayments of capital lease obligations	(1,588,060)	(229,561)	(312,708)
Proceeds from stock issued pursuant to employee stock purchase plan	29,576	43,182	32,136
Common stock issuance costs	—	—	(28,000)
Purchase of restricted stock	—	—	(61,607)
Proceeds from exercise of stock options	62,000	3,205	155,658

Net cash provided (used in) by financing activities	(646,683)	808,484	(7,365,692)

Net increase (decrease) in cash and cash equivalents	2,440,828	1,273,401	(267,614)
Cash and cash equivalents, beginning of year	7,157,308	5,883,907	6,151,521

Cash and cash equivalents, end of year	$9,598,136	$7,157,308	$5,883,907

The accompanying notes are an integral part of the financial statements.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS

1.	The Company
      Icoria, Inc. (the “Company”) was founded on September 9, 1997, as Paradigm Genetics, Inc., and is a biotechnology company that uses gene expression, metabolomics and tissue feature profiling to identify biomarkers to accelerate drug discovery. In addition to its internal drug discovery program, the Company provides services to clients in the pharmaceutical, biotech, agriculture, academic and public health research sectors. On August 17, 2004, the Company changed its name from Paradigm Genetics, Inc. to Icoria, Inc.
      The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had an accumulated deficit of $99.0 million as of December 31, 2004, incurred a net loss of $14.4 million for the year then ended and expects to incur additional losses in 2005.
      The Company has historically financed its operations through the sale of equity, debt and capital lease financing, payments received from commercial partnerships and government grants. As of December 31, 2004, the Company had total cash and investments of $9.6 million, which is wholly comprised of cash and cash equivalents.
      The Company expects to continue funding its operations through existing cash, cash flow from operations, issuances of stock, and borrowings under credit facilities. Subsequent to year-end, the Company sold selected assets to an existing customer (see note 16). As a result of this asset sale and the Company’s decision to focus on the healthcare industry, the Company intends to significantly reduce it costs in 2005. Management believes that these sources of liquidity and cost reductions will enable the Company to fund its operations into the second quarter of 2006. From time to time, the Company evaluates potential acquisitions and other growth opportunities, which might require additional external financing, and the Company may seek funds from public or private issuances of equity or debt securities.

2.	Summary of Significant Accounting Policies
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications
      Certain amounts in the 2003 and 2002 financial statements have been reclassified to conform to the 2004 presentations, with no effect on previously reported net loss, stockholders’ equity, or net loss per share.
Cash and Cash Equivalents
      The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
Restricted Cash
      Restricted cash comprises cash held in escrow for security deposits on the Company’s facilities.
Inventory
      Inventory is stated at the lower of cost or market. Cost for microarrays and laboratory reagents is determined using the first-in, first-out method. All inventory is reviewed for impairment and appropriate reserves are recorded.
Property and Equipment
      Property and equipment comprises buildings, laboratory equipment, computer equipment, furniture, and leasehold improvements which are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred, while major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are being depreciated over their estimated useful lives or the respective lease term, if shorter.
Other Assets
      Other assets include deposits for building leases and other deferred costs.
Capitalized Software Costs
      The Company accounts for the costs of development of software applications to be sold to or used by third parties in accordance with Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Software development costs are required to be capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release. To date, the establishment of technological feasibility has substantially coincided with the release of any software products developed. Accordingly, no costs have been capitalized.
Impairment of Long-Lived Assets
      The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires long-lived assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment is recognized in the event that the net book value of an asset exceeds the future undiscounted cash flows attributable to such asset or the business to which such asset relates and the net book value exceeds fair value. The impairment amount is measured as the amount by which the carrying amount of a long-lived asset (or asset group) exceeds its fair value. The Company recognized an impairment loss of $1,875,256 in 2004 (see note 5) and $1,484,786 in 2002 (see note 4.) No impairment loss was required to be recognized during the year ended December 31, 2003.
Income Taxes
      The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established where necessary to reduce deferred tax assets to the amounts expected to be realized.
Revenue Recognition
      Revenues are derived from commercial partnerships and government contracts and grants. Payments from our commercial contracts are generally related to refundable or nonfundable fees, milestone achievements, genomic expression data deliveries or assay deliveries. Payments for refundable and nonrefundable fees and milestone achievements are recognized as revenues on a progress-to-completion basis over the term of the respective commercial partnership, except with respect to refundable fees for which revenue recognition does not commence until the refund right expires. Payments related to genomic expression data or assay deliveries are recognized as revenues when accepted by the customer. Payments received under the Company’s commercial partnerships and government contracts and grants are generally non-refundable regardless of the outcome of the future research and development activities to be performed by the Company. Payments from government contracts and grants are recognized as revenues as related expenses are incurred over the term of each contract or grant.
      Progress to completion under commercial partnerships is measured based on applicable output measures such as a comparison of the number of genes analyzed to the total number of genes to be analyzed, assessed on a contract-by-contract basis. To the extent payments received exceed revenue recognized for each contract or grant, the excess portion of such payments are recorded as deferred revenues. To the extent revenues recognized exceed payments received for each contract or grant, the excess of such revenues are recorded as accounts receivable. The Company is currently recognizing revenue in accordance with Staff Accounting Bulletin No. 104 (“SAB 104”) issued by the Securities and Exchange Commission.
Research and Development
      Research and development costs include personnel costs, costs of supplies, facility costs, license fees, consulting fees, the recording of deferred compensation and depreciation of laboratory equipment. These costs were incurred by the Company to develop its proprietary GeneFunction Factory®, biochemical profiling, metabolomics, TissueAnalytics® and data coherence platforms, perform required services under commercial partnerships and government grants, and perform research and development on internal projects. Research and development costs are expensed as incurred.
Stock-Based Compensation
      The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value of the Company’s common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair value of the Company’s common stock at the grant date, the difference between the fair value of the Company’s common stock and the exercise price is recorded as deferred compensation. The Company reversed $7,240 and $582,289 of deferred compensation related to the cancellation of unvested options during the years ended December 31, 2003 and 2002, respectively. Deferred compensation is amortized to compensation expense over the vesting period of the related stock-based award. The Company recognized $54,320, $395,827 and $597,039 in non-cash compensation expense

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
related to amortization of deferred compensation during the years ended December 31, 2004, 2003 and 2002, respectively.
      At December 31, 2002, the Company had accrued $147,750 in stock-based compensation related to grants that were made for 492,500 shares of common stock as part of 2002 bonuses, subject to shareholder approval. During 2003, the Company accrued $497,425 as additional stock-based compensation expense. Following receipt of shareholder approval to increase the shares in the Company’s stock option plan, the shares of common stock were issued on June 27, 2003 at a fair market value of $1.31 per share. In connection with the issuance of the common stock, the Company recorded an addition to common stock and additional paid in capital in the amount of $4,925 and $640,250, respectively, and eliminated the accrued liability.
      In December 2004, the Company issued employees 670,000 shares of restricted stock and recorded deferred compensation of $267,250.
      The Company has adopted the disclosure requirements Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended by SFAS No. 148, which requires compensation expense to be disclosed based on the fair value of the options granted at the date of grant. Stock options or warrants granted to non-employees for services are accounted for in accordance with SFAS No. 123, which requires that these options and warrants be valued using the Black-Scholes model and the resulting charge is then recorded as the related services are performed. The Company did not issue stock options to consultants or accelerate the vesting of stock options during the years ended December 31, 2004 or 2003. The Company recognized $66,298 of compensation expense related to stock options issued to consultants and the acceleration of certain options for the year ended December 31, 2002.
      The Company continues to apply APB No. 25 and related interpretations in accounting for all of the Company’s stock option plans. Had compensation costs for the two plans been determined based on the fair value at the grant date for awards under the plans, consistent with the methods of SFAS No. 123, the Company’s net loss and net loss per share (basic and diluted) for years ended December 31, 2004, 2003 and 2002, would have been increased to the pro forma amounts indicated below:

	2004	2003	2002

Net loss available to common stockholders:
As reported	$(14,417,480)	$(12,154,626)	$(23,470,405)
Add: Stock-based employee compensation expense included in reported net loss	54,320	893,252	597,039
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(873,525)	1,755,349	3,636,084

SFAS 123 proforma	$(15,236,685)	$(13,016,723)	$(26,509,450)

Loss per common share — basic and diluted:
As reported	$(0.40)	$(0.38)	$(0.73)

SFAS 123 proforma	$(0.43)	$(0.40)	$(0.83)

      The per share weighted average fair value of stock options granted during fiscal 2004, 2003 and 2002 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2004, 2003 and 2002: expected dividend yield of 0%; risk free interest rates of 3% in 2004, 4% in 2003 and 4% in 2002; expected option lives of approximately 7 years in 2004,

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
4 years in 2003 and 4 years in 2002; and volatility factors of 103% in 2004, 111% in 2003, and 111% in 2002.
Cash Flow Supplemental Information
      The Company made cash payments for interest of $434,024, $877,337 and $1,415,278 for the years ended December 31, 2004, 2003, and 2002, respectively.
      The Company acquired property and equipment through the assumption of capital lease obligations amounting to $123,815 for the year ended December 31, 2004.
      In conjunction with the issuance of a convertible note during 2004, the Company issued warrants to purchase 2,594,339 shares of the Company’s common stock with an estimated fair value of approximately $604,000. In December 2004, $150,000 of this convertible note was converted into 283,019 shares of the Company’s common stock.
      In December 2004, the Company issued certain employees 670,000 shares of restricted stock and 15,000 options to purchase common stock with exercise prices that were less than market. The Company recorded deferred compensation related to these issuances of $270,850.
      In December 2001, the Company acquired Celera’s AgGen plant genomics and genotyping business in exchange for 422,459 shares of common stock valued at $2.1 million. The value was allocated $265,000 to equipment, $350,000 to various intangible assets, and $1.5 million to goodwill. The business was sold in February 2003. See Discontinued Operations Note 4.
Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash, investments, and accounts receivable. The Company primarily places its cash, short-term and long-term investments with high-credit quality financial institutions which invest primarily in U.S. Government securities, commercial paper of prime quality and certificates of deposit guaranteed by banks which are members of the FDIC. Cash deposits are all in financial institutions in the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for uncollectible accounts based on their historical experience and credit evaluation.
      The Company has three commercial partnerships, a contract with the United States federal government, and a grant which accounted for 41%, 10%, 10%, 27% and 7%, respectively, of the Company’s total revenue for the year ended December 31, 2004. The Company had two commercial partnerships and a contract with the government, which accounted for 58%, 15% and 15%, respectively, of the Company’s total revenues for the year ended December 31, 2003. The Company had two commercial partnerships, which accounted for 64% and 27% of the Company’s total revenues for the year ended December 31, 2002. Of the total accounts receivable balance at December 31, 2004 and 2003, 14% and 84%, respectively, is comprised of receivables from one of the commercial partnerships. The federal government contract accounted for 29% of the accounts receivable balance at December 31, 2004, compared to 11% in 2003.
Comprehensive Income (Loss)
      Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” established standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company’s accumulated other comprehensive income as of December 31,

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
2003 and 2002 totaled $101,589 and $207,560, respectively, and consisted entirely of unrealized gains on investments in marketable securities.
Net Income (Loss) Per Common Share
      The Company computes net income (loss) per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net income (loss) per common share (“Basic EPS”) is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net income (loss) per common share (“Diluted EPS”) is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. The calculation of the net loss per share for the years ended December 31, 2004, 2003 and 2002 does not include 5,794,784, 1,162,854, and 449,453 potential shares of common share equivalents, respectively, as their impact would be antidilutive. The calculation of the net loss per share for the year ended December 31, 2004 also does not include 9,150,943 potential shares of common stock equivalent related to convertible debt, as their impact would be antidilutive.
Segment Reporting
      Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has determined that it operates in only one segment during the three years in the period ended December 31, 2004.
Internal Use Software
      Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” provides guidance regarding when software developed or obtained for internal use should be capitalized. The predominant portion of the software applications used by the Company were purchased or licensed from third parties. The Company expenses the cost of accumulating and preparing data for use in its database applications as such costs are incurred.
Reclassifications
      Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), “Share-Based Payment,” a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation.” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values for all periods that begin after June 15, 2005. Pro forma disclosure will no longer be an alternative. (See Deferred Compensation and Stock Options and Warrants

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
above for historic pro forma disclosure.) SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods:

1. A modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123® for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date; or

2. A modified retrospective method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The Company intends to adopt SFAS No. 123(R) effective July 1, 2005. As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using the APB No. 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the SFAS No. 123(R) fair value method may have a significant impact on the Company’s results of operations and its overall financial position.
      On November 24, 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). The standard requires abnormal amounts of idle capacity and spoilage costs to be excluded from the cost of inventory and expensed when incurred. Additionally, the FASB made the decision to clarify the meaning of the term “normal capacity”. The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not expect SFAS 151 to have a significant impact on the Company’s results of operations and its overall financial position.
      In October 2004, the Emerging Issues Task Force (“EITF”) issued EITF Issue 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share” (“EITF 04-8”). Under EITF 04-8, contingently convertible debt securities with a market price trigger will be considered in diluted earnings per share computations regardless of whether the market price trigger has been met. The provisions of EITF 04-8 are applicable to earnings per share calculations beginning with the year ended December 31, 2004. The adoption of EITF 04-8 did not have a significant impact on the Company’s earnings per share calculation because any additional shares would be antidilutive.

3.	Investments
      At December 31, 2003, the short-term available-for-sale marketable securities had a cost basis of $9,025,611 and gross unrealized gains of $101,589. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.
      All marketable securities held by the Company as of December 31, 2004 were deemed to be cash and cash equivalents.

4.	Discontinued Operations
      During 2002, the Company decided to close the operations of ParaGen, its plant genotyping business. At December 31, 2002, all of the goodwill and associated assets were written down to their fair value less cost to sell and reported in the loss from discontinued operations. As a result, the Company recognized an impairment loss of $1,484,786 in 2002. In February 2003, the ParaGen business assets were sold to DNA Landmarks for $300,000 and potential future royalties between 10% and 15%, over the next three years, of

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
revenues from certain identified customers. The Company is reporting the operating results from ParaGen in discontinued operations.

5.	Acquisition of TissueInformatics.Inc and Impairment of Intangible Assets
      On March 11, 2004, the Company purchased all of the outstanding common and preferred stock of TissueInformatics.Inc (“TissueInformatics”), in exchange for the issuance of approximately 3,403,000 shares of the Company’s common stock. These shares were estimated to have a total fair value of approximately $4,614,000, based on the average closing price of the common stock of $1.36 for the day of the closing and two-day period immediately preceding and following the date of the announcement of the acquisition. In addition, subject to the achievement of performance milestones by December 31, 2004, the Company could have been obligated to issue another 2.4 million shares and options. As of December 31, 2004, all of the shares and options potentially issuable had lapsed because the related performance milestones were not met.
      The Company assumed approximately $214,000 in net liabilities and incurred costs of approximately $547,000 related to this acquisition. The Company also assumed TissueInformatics’ obligations under its employee stock option plan. At closing, approximately 214,000 shares were reserved to satisfy obligations underlying outstanding options. Under the terms of the agreement, approximately 171,000 additional shares were issuable pursuant to outstanding options upon the achievement of performance milestones by December 31, 2004. The TissueInformatics stock option plan was assumed by the Company in the acquisition. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the initial purchase price of approximately $6,713,000 was allocated to the assets acquired and liabilities assumed based on estimated fair values. This purchase price included $1,108,000 for the contingent purchase consideration related to the performance milestones. This contingent purchase consideration was reversed when the related milestones lapsed. The fair value assigned to intangible assets acquired was based on a third party valuation report.
      Of the total purchase price, $3,455,000 was allocated to the tangible assets, which were comprised of cash, property and equipment and prepaid and other assets, $3,559,000 has been allocated to intangible assets and $301,000 has been allocated to liabilities. The intangible assets include $3,350,000 and $209,000 related to developed software technologies and a customer base, respectively. These intangible assets were being amortized over a period of five years.
      During the fourth quarter of 2004, the Company determined that TissueInformatics software technology required further market preparation and significant product development before meaningful sales could be expected. Based on revised estimates of cash flows related to the product, these intangible assets were determined to be fully impaired and were written off as of December 31, 2004.
      The Company’s results of operations for the year ended December 31, 2004 include the results of TissueInformatics operations from the day after the closing date of the acquisition, March 12, 2004, to December 31, 2004.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following unaudited pro forma financial information reflects the results of operation of the Company for the years ended December 31, 2004 and 2003 as if the acquisition of TissueInformatics had occurred on January 1, 2004 and 2003, respectively. These pro forma results are not necessarily indicative of what the Company’s operating results would have been had the acquisition actually taken place on January 1, 2004 or 2003, and may not be indicative of future operating results.

	Year Ended December 31

	2004	2003

	(Unaudited)	(Unaudited)
Total revenues	$24,579,324	$21,440,597
Total operating expenses	39,911,593	38,446,456

Loss from operations	$(15,332,269)	$(17,005,859)

6.	Property and Equipment
      Property and equipment consists of the following:

	December 31,

	Useful Lives	2004	2003

Buildings	10	$398,453	$398,453
Leasehold improvements	7	9,853,235	9,853,235
Furniture and laboratory equipment	7	18,601,919	17,217,043
Computer equipment	4	9,424,742	8,290,883

Total costs		38,282,839	35,759,614
Less accumulated depreciation		(23,767,139)	(18,422,572)

Property and equipment, net		$14,515,700	$17,337,042

      Depreciation and amortization expense related to property and equipment for the years ended December 31, 2004, 2003, and 2002 was $4,838,252, $5,146,469, and $5,807,178, respectively.
      The Company leases certain equipment under capital lease agreements. The cost of equipment under capital leases at December 31, 2004 and 2003 was $239,489 and $442,969, respectively. During 2003 the Company wrote off equipment with an original cost of $346,000. The accumulated amortization for equipment under capital leases was $128,417 and $327,817 at December 31, 2004 and 2003, respectively.

7.	Fair Value of Financial Instruments
      The carrying value of cash and cash equivalents, accounts payable and accounts receivable at December 31, 2004 and 2003 approximated their fair value due to the short-term nature of these items.
      The fair value of the Company’s short-term and long-term investments at December 31, 2003 was determined based on quoted financial market prices. At December 31, 2003 and 2002, the Company had $101,589 and $207,560 in unrealized gains on investments, respectively. The Company had no unrealized gains or losses on investments as of December 31, 2004.
      The historical carrying value of the Company’s capital lease obligations and long-term debt approximated their fair value because the interest rates on these obligations approximate rates currently available to the Company.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

8.	Accrued Liabilities
      Accrued liabilities consist of the following:

	December 31,

	2004	2003

Payroll	$48,192	$1,155,878
Vacation accrual	397,030	302,330
Professional services	153,441	128,479
Relocation	27,777	120,000
Property, including utilities	73,322	85,290
Other	688,713	349,023

	$1,388,475	$2,141,000

9.	Income Taxes
      No provision for federal or state income taxes has been recorded as the Company has incurred net operating losses since inception.
      Significant components of the Company’s deferred tax assets and liabilities at December 31, 2004 and 2003 consist of the following:

	2004	2003

Deferred tax assets:
Domestic net operating loss carryforwards	$33,507,213	$29,103,495
Deferred revenue	2,806,943	3,161,802
Stock-based compensation	1,464,263	1,444,017
Compensation accruals	150,268	116,560
Other	885,618	9,117

Total deferred tax assets	38,814,305	33,834,991
Valuation allowance for deferred tax assets	(38,543,840)	(32,687,669)

Deferred tax assets, net	270,465	1,147,322

Deferred tax liabilities:
Property and equipment	270,465	1,147,322

Total deferred tax liabilities	270,465	1,147,322

Net deferred tax asset (liability)	$—	$—

      At December 31, 2004, the Company provided a full valuation allowance against its net deferred tax assets since realization of these benefits could not be reasonably assured. The increase in valuation allowance resulted primarily from the additional net operating loss carryforward generated.
      As of December 31, 2004 the Company had federal and state net operating loss carryforwards of $86,910,000 and $86,910,000, respectively. These net operating loss carryforwards begin to expire in 2012. The utilization of the federal net operating loss carryforwards is subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. The annual limitation on utilization of net operating losses generated prior to the change in stock ownership is $1,569,000 per

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
year. Since this annual limitation exceeds the amount of loss generated prior to the ownership change, no net operating losses will be lost as a result of the application of the annual limitation.
      Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

	2004	2003	2002

Effective Rate	0%	0%	0%

United States federal tax at statutory rate	$(4,884,485)	$(4,132,573)	$(7,979,938)
State taxes (net of federal benefit)	(702,339)	(578,393)	(1,022,621)
Change in valuation allowance	5,856,171	4,986,457	8,897,390
Other nondeductible expenses	(269,347)	(275,491)	105,169

Provision for income taxes	$—	$—	$—

10.	Long-Term Debt
      The Company’s long-term debt at December 31, 2004 and 2003 consists of the following:

	2004	2003

Term loan	$3,410,606	$4,548,268
Convertible Note	3,697,758
Notes payable for equipment financing	164,215	1,411,568

Total notes payable	7,272,579	5,959,836
Less current maturities	(2,537,141)	(2,152,663)

Long-term portion	$4,735,438	$3,807,173

      During July 2003 the Company entered into a four-year, $5,000,000, secured term loan at 7.75%. The Company used $3,021,901 of the proceeds to pay off all of the equipment financing, with one financial institution, which had interest rates between 14.57% and 15.18% and was to mature in June 2004.
      The remaining equipment financing consists of several notes payable to one financial institution for the financing of equipment purchases made prior to December 31, 2001. The payment amount varies from (1) approximately 1% of the outstanding balance for the first twelve months and then increases to 3% of the outstanding balance for the remaining 36 months with a balloon payment of the remaining balance on the notes due at the maturity date or (2) approximately 2.5% of original principal for a period of 48 months or (3) approximately 3.2% of original principal for a period of 36 months. The stated interest rate ranges from 11.2% to 14.1%. The notes are collateralized by the equipment pledged by the Company.
      On October 19, 2004, the Company entered into a series of agreements with Laurus Master Fund, Ltd. (“Laurus”) whereby the Company received $5,000,000 gross proceeds through the issuance of a three-year convertible term note. The note is payable in cash or convertible into common stock of the Company at a fixed conversion price of $0.53 per share subject to certain conditions relating to increases in the price of the Company’s common stock above $0.59 per share and the actual trading volume of the Company’s common stock. Laurus may also elect to have interest paid in stock at a fixed conversion price of $0.53 per share. The note is collateralized by essentially all of the Company’s otherwise unencumbered fixed assets. In connection with the financing, the Company paid approximately $200,000 of costs and expenses of Laurus and has issued warrants for the purchase of 1,650,943 shares of Common Stock at a weighted average price of $0.79. One half of the warrants expire two years after issuance and the other

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
half of the warrants expire five years after issuance. In addition, the Company also paid a placement agent approximately $400,000 and issued a five-year warrant to purchase an aggregate of 843,396 of shares of Common Stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance. The total fair value of these stock purchase warrants of $603,844, estimated using the Black-Scholes pricing model, was charged to debt discount and is being amortized to interest expense ratably over the term of the note. In December 2004, Laurus converted $150,000 of principal on the convertible term note into 283,019 shares of the Company’s common stock. In addition, Laurus elected to convert accrued interest into 61,437 shares of the Company’s common stock. The Company recorded interest expense for this conversion based on the fair market value of the common stock of $39,320.
      Annual maturities of the long-term debt for the years subsequent to December 31, 2004 are as follows:

2005	2,538,153
2006	3,154,311
2007	2,732,357

Total minimum principal payments	$8,424,821

Less: unamortized debt discount	(1,152,242)

Total long-term debt	$7,272,579

      As a result of the secured debt agreement with Silicon Valley Bank, the Company is obligated to maintain a ratio of unrestricted cash and investments to Silicon Valley Bank debt of at least 1.75. For purposes of the covenant calculation, Silicon Valley Bank debt includes all letters of credit issued using capacity under the line of credit. If the Company were to default on this financial covenant, Icoria may be required to pay off the loan with Silicon Valley Bank. As of December 31, 2004, the debt ratio was 2.81 and the amount outstanding under the term loan was $3.4 million. Also under the terms of this agreement with Silicon Valley Bank, the bank’s consent would be required before the payment of any dividends.

11.	Commercial Partnerships and Contracts
      In September 1998, Icoria entered into a three-year commercial partnership with Bayer for the development of new herbicides. In June 2001, Bayer extended the terms of this agreement through September 2006. In November 2004, the Company received a notice of termination from Bayer regarding the September 1998 agreement, as amended. The Company has recognized $34.9 million in cumulative revenues from the commercial partnership through December 31, 2004. The Company anticipates that the majority of the work remaining under the Agreement will be substantially completed by the end of March 2005.
      In November 1999, Icoria entered into a six-year commercial partnership with Monsanto for the development of crop products and nutrition products commencing in February 2000. Under the terms of the agreement, the Company would receive $41.5 million in quarterly and up-front payments as well as an additional $13.5 million in performance fees and milestone payments. The Company has recognized $45.9 million in cumulative revenues from the commercial partnership through December 31, 2004. As discussed in note 16, this agreement was amended in March 2005 to terminate in May 2005.
      In February 2002, Icoria entered into a commercial partnership with VDDI Pharmaceuticals for the development of antibiotics for the treatment of gram-positive bacterial infections. Under the agreement,

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
the Company used its proprietary metabolic profiling platform to prioritize lead compounds targeting the essential bacterial enzyme nicotinamide adenine dinucleotide synthetase for further preclinical development. VDDI Pharmaceuticals began contributing to revenues in the third quarter of 2002 and ended in December 2002 when the agreement ended. The Company recognized $1.0 million in revenues from the commercial partnership through December 31, 2002.
      In September 2002, Icoria entered into a contract with NIEHS for the determination of how toxicants work and cause damage at the cellular level. The Company will receive up to $32.2 million in contracted payments over the five-year contract, as amended. The Company has recognized $10.0 million in revenues from the commercial partnership through December 31, 2004.
      In December 2003, Icoria entered into a commercial partnership with Pioneer Hi-Bred International, Inc., a subsidiary of DuPont, to identify plant genes that influence important crop traits. The Company will receive $9.0 million in quarterly installment payments over the three-year commercial partnership. The Company has recognized $2.5 million in cumulative revenues from the commercial partnership through December 31, 2004.

12.	Stock Options and Warrants
      In June 2003, the Company issued stock under the 2003 Employee, Director and Consultant Stock Plan (the “2003 Plan”), which provided for the grant of up to 500,000 employee stock options or stock awards in the form of common stock. In May 2004, shareholders voted to increase the number of options that could be granted under the 2003 Plan to 2,500,000 shares. Stock options granted under the plan are to have exercise periods not to exceed ten years. Options granted under the 2003 Plan generally vest over a period of four years from the date of grant. Options granted to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to date of hire.
      In July 2002, the Company started issuing options under the 2002 Non-Qualified Stock Option Plan (the “2002 Plan”), which provided for the grant of up to 400,000 employee non-qualified stock options. Stock options granted under the 2002 Plan are to have exercise periods not to exceed ten years. Options granted under the 2002 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire.
      The 2000 Stock Option Plan (the “2000 Plan”), as amended, provides for the grant of up to 3,300,000 employee stock options. Stock options granted under the 2000 Plan are to have exercise periods not to exceed ten years. Options granted under the 2000 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire. The 2000 Plan has options for 845,112 shares still available at December 31, 2004.
      The 1998 Stock Option Plan (the “1998 Plan”), as amended, which provides for the grant of up to 4,015,000 employee stock options. Stock options granted under the 1998 Plan are to have exercise periods not to exceed ten years. Options granted under the 1998 Plan generally vest over a period of four years from the date of grant. Option grants to new employees are generally made within 90 days of commencement of service with the Company and vest over a period of four years retroactively to the date of hire. The 1998 Plan provides the right to exercise options before they are vested into shares of common stock subject to a repurchase right by the Company. The 1998 Plan has 1,100,206 options still available to grant as of December 31, 2004.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Board of Directors has reserved shares of the Company’s common stock for issuance under the Employee Stock Purchase Plan (the “ESPP”). As of December 31, 2003, there were 252,883 shares of common stock available for issuance. The ESPP has two six-month offering periods (each an “Offering Period”) annually, beginning on December 1 and June 1, respectively. At the end of an Offering Period, the total payroll deductions by an eligible employee for that Offering Period will be used to purchase common stock of the Company at a price equal to 85% of the lesser of (a) the reported closing price of the Company’s common stock for the first day of the Offering Period, or (b) the reported closing price of the common stock for the last day of the Offering Period.
      During 2004, 2003, and 2002, $29,577, $43,182, and $32,136, respectively, had been contributed to the ESPP and 79,850, 57,882, and 46,505 shares, respectively, were issued.
      A summary of the status of the 2003 Plan, the 2002 Plan, the 2000 Plan and the 1998 Plan at December 31, 2004, and changes during the years ended December 31, 2004, 2003 and 2002 are presented below:

	Shares Underlying	Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2001	2,154,385	4.02
Granted	1,942,454	1.40
Forfeited	(827,165)	4.44
Exercised	(222,305)	0.66

Outstanding at December 31, 2002	3,047,369	2.37

Granted	1,264,645	0.28
Forfeited	(466,644)	3.57
Exercised	(15,518)	0.21

Outstanding at December 31, 2003	3,829,852	1.59
Granted	1,023,362	.35
Forfeited	(449,794)	1.75
Exercised	(297,008)	.22

Outstanding at December 31, 2004	4,106,412	$1.53

      The weighted average grant date fair value was $0.96 per share, $1.90 per share and $1.04 per share for the years ended December 31, 2004, 2003 and 2002, respectively. During the years ended December 31, 2004, the Company repurchased no shares of restricted stock which were subject to repurchase rights. During the year ended December 31, 2003, the Company repurchased no shares of restricted stock which were subject to repurchase rights. During the year ended December 31, 2002, the Company repurchased 165,405 shares of restricted stock outstanding which were subject to the Company’s lapsing right of repurchase in the event the holder’s association with the Company terminates. At December 31, 2003, the Company had no shares of common stock outstanding which were subject to the Company’s lapsing right of repurchase in the event that holder’s association with the Company terminates. At December 31, 2002, the Company had 12,950 shares of common stock outstanding which were subject to the Company’s lapsing right of repurchase in the event the holder’s association with the Company terminates. These shares are the result of the exercise of unvested stock options by employees. The shares that relate to the exercise of unvested stock options generally vest over the four-year vesting period of the underlying exercised stock options.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about the Company’s stock options at December 31, 2004:

Options Outstanding				Options Exercisable

		Weighted	Weighted	Exercisable	Weighted
		Average	Average	As of	Average
	Number	Contracted	Exercise	December 31,	Exercise
Range of Exercise Prices	Outstanding	Life	Price	2003	Price

$0.00 - $0.50	1,835,498	6.00	$0.16	986,721	$0.23
0.51 - 1.00	401,887	3.40	$0.68	341,096	0.67
1.01 - 1.50	852,113	4.90	1.31	620,162	1.31
1.51 - 2.00	404,225	5.10	1.70	352,881	1.70
2.01 - 4.00	244,202	3.00	3.90	236,906	3.90
4.01 - 6.00	199,220	2.30	5.01	194,020	5.00
6.01 - 8.00	124,448	2.50	7.04	120,624	7.04
8.01 - 13.00	23,304	2.60	10.99	20,741	10.82
13.01 - 56.00	14,959	4.40	24.53	14,959	24.53
56.01 - 71.00	6,556	5.40	68.36	6,556	68.36

$0.00 - $71.00	4,106,412	4.94	1.53	2,896,666	1.95

      In October 2004, the Company issued warrants to purchase 1,650,943 shares of the Company’s common stock in connection with the Laurus convertible note (note 9). These warrants have a weighted average exercise price of $0.79. One half of the warrants expire two years after issuance and the other half of the warrants expire five years after issuance. In addition, the Company also issued a placement agent a five-year warrant to purchase an aggregate of 843,396 of shares of Common Stock exercisable at $0.53 per share. The placement agent also previously received consideration consisting of a warrant for 100,000 shares of common stock exercisable at $0.72 per share in connection with entering into the placement agency agreement dated July 14, 2004. These warrants also expire five years after issuance. The activity for stock warrants is presented in the following table:

	Year Ended December 31,

	2004		2003		2002

		Weighted		Weighted		Weighted
		Average		Average		Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	Underlying	Price Per	Underlying	Price Per	Underlying	Price Per
	Warrants	Share	Warrants	Share	Warrants	Share

Outstanding at beginning of year	303,779	$1.31	303,779	$1.31	303,779	$1.31
Issued	2,594,339	0.70	—	—	—	—
Exercised	—	—	—	—	—	—

Outstanding at end of year	2,898,118	0.76	303,779	1.31	303,779	1.31

Exercisable at end of year	2,898,118	0.76	303,779	$1.31	303,779	$1.31

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Commitments
      The Company leases software under a noncancellable capital lease and leases office space and certain equipment under operating leases. Future minimum lease payments required under the leases at December 31, 2004 are as follows:

	Capital	Operating
	Leases	Leases

2005	52,498	2,272,632
2006	48,295	2,142,387
2007	29,740	2,216,023
2008	—	2,317,421
2009	—	2,426,174
Thereafter	—	2,100,293

Total minimum lease payments	130,533	$13,474,930

Less: amount representing interest	(23,182)

Present value of net minimum lease payments	107,351
Less: current portion	(40,393)

Long-term portion capital lease obligations	$66,958

      Rent expense under operating leases totaled $2,243,936, $2,176,297, and $2,351,860 for the years ended December 31, 2004, 2003 and 2002, respectively.
      As described in note 16, approximately $3,800,000 of future minimum operating lease payments will be assumed by Monsanto beginning in May 2005.
      In March 1998, the Company entered into an agreement with a consultant to identify commercial partnership opportunities for the Company. The consultant receives a monthly fee for its services plus a success fee based on the amount of funding received by the Company under commercial partnerships entered into during the term of this consulting agreement. This consulting agreement can be cancelled thirty days after written notification. Based on the amount of funds received by the Company from its commercial partnerships through December 31, 2004, the Company has paid this consultant success fees of approximately $800,000. If the Company receives the maximum amount of funding under its existing commercial partnerships and agreements, approximately $360,000 in additional success fees will be required to be paid to this consultant.

14.	401(k) Plan
      The Company provides a 401(k) Retirement Savings Plan to its employees. The Company matches 25% of an employee’s savings up to 6% of pay, and these contributions vest ratably over a four-year period. Company matching contributions for all employees for the years ended December 31, 2004, 2003 and 2002 were $147,247, $128,973, and $147,422 respectively.

ICORIA, INC.
(formerly Paradigm Genetics, Inc.)
NOTES TO FINANCIAL STATEMENTS — (Continued)

15.	Quarterly Financial Data (Unaudited)

	2004

	First	Second	Third	Fourth	Total

	(In thousands, except per share amounts)
Revenues	$4,888	$6,254	$7,120	$6,317	$24,579
Loss from operations	(3,632)	(3,557)	(3,013)	(3,932)	(14,034)
Loss from continuing operations	(3,694)	(3,621)	(3,060)	(4,095)	(14,470)
Income (loss) from discontinued operations	23	3	6	21	53
Net loss	(3,671)	(3,618)	(3,054)	(4,074)	(14,417)
Net loss per common share	$(0.11)	$(0.10)	$(0.08)	$(0.11)	$(0.40)

	2003

	First	Second	Third	Fourth	Total

	(In thousands, except per share amounts)
Revenues	$4,067	$5,597	$6,001	$5,466	$21,131
Loss from operations	(4,017)	(3,362)	(2,052)	(2,195)	(11,626)
Loss from continuing operations	(4,141)	(3,465)	(2,280)	(2,232)	(12,118)
Income (loss) from discontinued operations	25	(121)	37	23	(36)
Net loss	(4,117)	(3,587)	(2,243)	(2,208)	(12,155)
Net loss per common share	$(0.13)	$(0.11)	$(0.07)	$(0.07)	$(0.38)

16.	Subsequent Events

Conversions of Principal on Laurus Note
      In January and February 2005, Laurus elected to convert approximately $1,120,000 of their note into 2,112,000 shares of the Company’s common stock.

Sale of Selected Agricultural Assets
      On March 23, 2005, the Company sold selected agricultural assets related to the field of transgenic traits for agriculture to Monsanto Company. Under the terms of the agreement, Monsanto paid $4,750,000, at closing, with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if the Company meets certain transition milestones. As part of the sale, Monsanto agreed to assume the remaining five years on a 32,000 square foot facility lease and hire approximately sixty of the Company’s employees beginning in May 2005. Since essentially all of the fixed assets transferred to Monsanto served as collateral for the Laurus note, the Company agreed to provide Laurus with $100,000 in additional interest and to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005. Due to the sale of these assets, the Company’s existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000.

EXHIBIT INDEX

Exhibit
Number	Description

10.43	Director Compensation Arrangement
10.44	Phillip R. Alfano Resignation
10.45	2003 Amended Employee, Director and Consultant Stock Plan
23.1	Consent of PricewaterhouseCoopers LLP
31.1	Certification of President and Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Vice President, Finance pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32	Certification pursuant to Section 906 of Sarbanes-Oxley Act of 2002

ANNEX D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

(Mark One)
☑	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended: June 30, 2005.
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission File Number: 0-30365

Icoria, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-2047837
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
108 T.W. Alexander Drive, Research Triangle Park, North Carolina 27709
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (919) 425-3000
Former name, former address, and former year, if changed since last report:

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12B-2 of the Exchange Act).     Yes ☑          No ☐
      Indicate the number of shares outstanding of each of the Issuer’s classes of Common Stock, as of the latest practicable date.

Title of Each Class	Shares Outstanding on August 8, 2005

Common stock $.01 par value	39,500,808

ICORIA, INC.

PART 1. FINANCIAL INFORMATION
ICORIA, INC.
CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,018,127	$9,598,136
Short-term investments	671,782	—
Accounts receivable	4,620,014	1,816,125
Prepaid expenses	597,974	719,663
Inventory	440,911	880,452

Total current assets	14,348,808	13,014,376
Restricted cash	560,960	1,404,543
Property and equipment, net	7,851,185	14,515,700
Other assets, net	208,743	335,123

Total assets	$22,969,696	$29,269,742

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,729,045	$2,437,517
Accrued liabilities	3,114,517	1,388,475
Deferred revenue	1,862,710	7,280,549
Long-term debt — current portion	2,267,170	2,537,141
Capital lease obligation — current portion	42,355	40,393
Other current liabilities	—	4,738

Total current liabilities	9,015,797	13,688,813
Long-term debt, less current portion	3,740,177	4,735,438
Capital lease obligation, less current portion	43,355	66,958

Total liabilities	12,799,329	18,491,209

Commitments
Stockholders’ equity:
Convertible preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 39,500,808 and 37,380,308 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	395,008	373,803
Additional paid-in capital	110,677,284	109,599,757
Deferred compensation	(29,340)	(218,337)
Accumulated deficit	(100,872,585)	(98,976,690)

Total stockholders’ equity	10,170,367	10,778,533

Total liabilities and stockholders’ equity	$22,969,696	$29,269,742

The accompanying notes are an integral part of these condensed financial statements.

ICORI, INC.
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30		June 30

	2005	2004	2005	2004

	(Unaudited)
Revenues:
Commercial and government contracts	$4,465,755	$5,910,524	$11,832,065	$10,275,143
Grant revenues	489,368	343,923	920,895	867,362

Total Revenues	4,955,123	6,254,447	12,752,960	11,142,505
Operating expenses:
Research and development	5,462,248	6,754,551	12,822,892	12,876,882
Selling, general and administrative	3,065,641	3,056,605	5,936,352	5,454,236

Total operating expenses	8,527,889	9,811,156	18,759,244	18,331,118
Gain on sale of selected agricultural assets	753,106	—	4,701,447	—

Loss from operations	(2,819,660)	(3,556,709)	(1,304,837)	(7,188,613)

Other income (expense):
Interest income	51,638	53,068	89,993	113,307
Interest expense	(265,393)	(117,245)	(681,399)	(239,916)
Other income (expense), net	(213,755)	(64,177)	(591,406)	(126,609)

Loss from continuing operations	(3,033,415)	(3,620,886)	(1,896,243)	(7,315,222)
Discontinued operations:
Income from discontinued operations	—	3,225	348	25,950

Net loss	$(3,033,415)	$(3,617,661)	$(1,895,895)	$(7,289,272)

Per common share — basic and diluted:
Loss from continuing operations	$(0.08)	$(0.10)	$(0.05)	$(0.21)
Loss from discontinued operations	$—	$—	$—	$—
Net loss	$(0.08)	$(0.10)	(0.05)	$(0.21)
Weighted average common shares outstanding — basic and diluted	39,615,785	36,240,749	38,323,394	34,832,896
The accompanying notes are an integral part of these condensed financial statements.

ICORIA, INC.
CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,895,895)	$(7,289,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,779,779	2,747,372
Stock-based compensation	114,444	1,806
Loss on impairment or (gain on sale) of property and equipment	455,043	(34,674)
Gain on sale of selected agricultural assets	(4,701,447)	—
Non-cash interest expense	502,595	—
Accounts receivable	(1,623,889	1,464,197
Prepaid expenses and other assets	150,933	232,076
Inventory	439,541	(95,118)
Accounts payable	(698,420)	700,180
Accrued and other current liabilities	986,914	(78,144)
Deferred revenue	(962,921)	(1,308,390)

Net cash used in operating activities	(5,453,323)	(3,659,967)

Cash flows from investing activities:
Purchase of property and equipment	(428,844)	(455,413)
Proceeds from sale of property and equipment	44,000	220,000
Proceeds from sale of selected agricultural assets	4,750,000	—
Release of restricted cash	843,583	—
Acquisition costs	—	(465,834)
Cash from acquisition	—	2,521,982
Purchases of investments	(671,782)	(3,043,089)
Maturities of investments	—	6,069,390

Net cash provided by investing activities	4,536,957	4,847,036

Cash flows from financing activities:
Repayments of capital lease obligations	(21,642)	(721,125)
Repayments of debt	(611,936)	(680,140)
Repayments under revolving line of credit	—	(2,331,514)
Proceeds from exercise of stock options	17,202	74,315
Proceeds from stock issued pursuant to employee stock purchase plan	3,780	—
Taxes paid in exchange for forfeiture of restricted stock	(51,047)	—

Net cash (used in) provided by financing activities	(663,643)	(3,658,464)
Net increase (decrease) in cash and cash equivalents	(1,580,009)	(2,471,395
Cash and cash equivalents, beginning of period	9,598,136	7,157,308

Cash and cash equivalents, end of period	$8,018,127	$4,685,913

Supplemental disclosures of non-cash financing activities:
Conversion of Laurus debt into common stock	$1,119,624	—
Issuance of employee stock grants and options as deferred compensation	$54,435	—
The accompanying notes are an integral part of these condensed financial statements.

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

Note 1.	Organization and Summary of Significant Accounting Policies
      Icoria, Inc. (“Icoria” or the “Company”) was founded on September 9, 1997, as Paradigm Genetics, Inc., and is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. Icoria is using these biomarkers internally to develop multi-analyte diagnostics that can be used to define and grade pathology or disease state with a high level of specificity and sensitivity. Icoria also uses its technology to help its collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer. On August 17, 2004, the Company changed its corporate identity to Icoria, Inc.
      The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company had an accumulated deficit of approximately $100,873,000 as of June 30, 2005 and expects to incur losses for the remainder of 2005.
      The Company has historically financed its operations through the sale of equity, debt and capital leases, payments received from services, commercial partnerships and government grants. As of June 30, 2005, the Company had total cash and investments of approximately $8,690,000, which is comprised of cash and cash equivalents of approximately $8,018,000 and short-term investments of approximately $672,000.
      The Company expects to continue developing its potential products through internal research and, possibly, through strategic acquisitions. The Company expects these activities will be funded from existing cash, cash flow from operations, issuances of stock or debt and borrowings under credit facilities. Management believes that these sources of liquidity will be sufficient to fund its operations into the second quarter of 2006. From time to time, the Company evaluates potential acquisitions and other growth opportunities, which might require additional external financing, and the Company may seek funds from public or private issuances of equity or debt securities.
Basis of Presentation
      The accompanying unaudited condensed financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005 or for any future period. These financial statements and notes should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2004 included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 31, 2005.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Reclassifications
      Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentations, with no effect on previously reported net loss, stockholders’ equity, or net loss per share.
Cash and Cash Equivalents
      The Company considers all highly liquid investments with a maturity date of three months or less at the date of purchase to be cash equivalents.
Restricted Cash
      Restricted cash comprises cash held in escrow for security deposits on the Company’s facilities and is classified within current or non-current assets based on its expected release date.
Property and Equipment
      Property and equipment comprises buildings, laboratory equipment, computer equipment, furniture, and leasehold improvements, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred; major expenditures for renewals and betterments are capitalized and depreciated. Property and equipment acquired under capital leases are depreciated over their estimated useful lives or the term of the lease, whichever is shorter.
Other Assets
      Other assets include intangible assets, resulting from the Company’s acquisition of TissueInformatics.Inc (See Note 4), deposits for building leases, and deferred loan costs.
Capitalized Software Costs
      The Company accounts for the costs of development of software applications to be sold to or used by third parties in accordance with Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Software development costs are required to be capitalized beginning when a product’s technological feasibility has been established and ending when a product is available for general release. To date, the establishment of technological feasibility has substantially coincided with the release of any software products developed. Accordingly, no costs have been capitalized.
Impairment of Long-Lived Assets
      The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 requires long-lived assets to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized in the event that the net book value of an asset exceeds the future undiscounted cash flows attributable to such asset or the business to which such asset relates and the net book value exceeds fair value. The impairment amount is measured as the amount by which the carrying amount of a long-lived asset (or asset group) exceeds its fair value. During the three months ended March 31, 2005, the Company determined that certain lab equipment was impaired. These

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
assets were written down to their estimated fair value resulting in an approximately $455,000 charge to research and development expense. No impairment loss was required to be recognized during the three months ended June 30, 2005 or six months ended June 30, 2004.
Income Taxes
      The Company accounts for income taxes using the liability method that requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax bases of the Company’s assets and liabilities and for any tax carry forwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income during the period that includes the enactment date. In addition, valuation allowances are established where necessary to reduce deferred tax assets to expected realizable amounts.
Revenue Recognition
      Revenues are derived from commercial partnerships and government contracts and grants. Payments from our commercial contracts are generally related to refundable or nonrefundable fees, milestone achievements, genomic expression data deliveries or assay deliveries. Payments for refundable and nonrefundable fees and milestone achievements are recognized as revenues on a progress-to-completion basis over the term of the respective commercial partnership, except with respect to refundable fees for which revenue recognition does not commence until the refund right expires. Payments related to genomic expression data or assay deliveries are recognized as revenues upon the later of delivery or, if applicable, customer acceptance. Payments received under the Company’s commercial partnerships and government contracts and grants are generally non-refundable regardless of the outcome of the future research and development activities to be performed by the Company. Payments from government contracts and grants are recognized as revenues as related expenses are incurred over the term of each contract or grant.
      Revenues recognized under the progress-to-completion method for commercial partnerships are calculated based on applicable output measures such as a comparison of the number of genes analyzed to the total number of genes to be analyzed, assessed on a contract-by-contract basis. To the extent payments received exceed revenue recognized for each contract or grant, the excess portion of such payments are recorded as deferred revenues. To the extent revenues recognized exceed payments received for each contract or grant, the excess revenues are recorded as accounts receivable. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 (“SAB 104”) issued by the Securities and Exchange Commission.
Research and Development
      Research and development costs include personnel costs, costs of supplies, facility costs, licenses, consulting fees, deferred compensation, and depreciation of laboratory equipment. These costs were incurred by the Company to develop its proprietary biochemical profiling, metabolomics, and data coherence platforms, and to perform required services under commercial partnerships and government grants and research and development on internal projects. Research and development costs are expensed as incurred.
Stock-Based Compensation
      The Company accounts for stock-based compensation based on the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) which states that no compensation expense is recorded for stock options or other stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value of the Company’s common stock on the grant date. In the event that stock options are granted with an

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
exercise price below the estimated fair value of the Company’s common stock at the grant date, the difference between the fair value of the Company’s common stock and the exercise price is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the related stock-based compensation. During the six months ended June 30, 2005, the Company accelerated certain departing employee and director stock options. The Company recorded compensation expense of approximately $1,000 based upon the intrinsic value of the stock options on the acceleration date. The Company did not accelerate the vesting of stock options during the six months ended June 30, 2004. The Company recognized $114,444 and $1,806 in non-cash compensation expense during the six months ended June 30, 2005 and 2004, respectively. During the three months ended June 30, 2005, approximately 189,000 shares of restricted stock were forfeited by employees in exchange for the payment of approximately $51,000 of employee tax liabilities associated with the vesting of these restricted stock awards.
      The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) as amended by SFAS No. 148, which requires compensation expense to be disclosed based on the fair value of the options granted at the date of grant. Stock options or warrants granted to consultants for services are accounted for in accordance with SFAS No. 123, which requires that these options and warrants be valued using the Black-Scholes model and the resulting charge is then recorded as the related services are performed. The Company did not issue stock options to consultants during the six months ended June 30, 2005 and 2004.
      Had compensation costs for the two plans been determined based on the fair value at the grant date for awards under the plans, consistent with the methods of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” (SFAS No. 123), as amended, the Company’s net loss and net loss per share (basic and diluted) for the six months ended June 30, 2005 and 2004, would have been increased to the pro forma amounts indicated below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Net loss:
As reported	$(3,033,415)	$(3,617,661)	$(1,895,895)	$(7,289,272)
Add: Stock-based employee compensation expense included in reported net income	72,677	—	114,444	1,806
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(95,395)	(199,129)	(206,395)	(495,750)

SFAS No. 123 pro forma	$(3,056,133)	$(3,816,790)	$(1,987,846)	$(7,783,216)

Loss per common share — basic and diluted:
As reported	$(0.08)	$(0.10)	$(0.05)	$(0.21)
SFAS No. 123 pro forma	$(0.08)	$(0.11)	$(0.05)	$(0.22)
      The per share weighted average fair value of stock options granted during the six months ended June 30, 2005 and 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2005 and 2004: expected dividend yield of 0%; risk free interest rates of approximately 4% in 2005 and 2004; expected option lives of approximately seven years in 2005 and 2004; and a volatility factor of 103% in 2005 and 2004.

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash, investments, and accounts receivable. The Company primarily places its cash, short-term and long-term investments with high-credit quality financial institutions that invest primarily in U.S. Government securities, commercial paper of prime quality and certificates of deposit guaranteed by banks that are members of the FDIC. Cash deposits are all in financial institutions within the United States. The Company performs ongoing credit evaluations to reduce credit risk and requires no collateral from its customers. Management estimates the allowance for un-collectible accounts based on their historical experience and credit evaluation.
      The Company has two commercial partnerships, a contract with the United States federal government, and a grant, which accounted for 25%, 19%, 27% and 7%, respectively, of the Company’s total revenue for the six months ended June 30, 2005. The Company had three commercial partnerships, a contract with the United States federal government, and a grant, which accounted for 48%, 11%, 7%, 20% and 8%, respectively, of the Company’s total revenue for the six months ended June 30, 2004. As of June 30, 2005 and December 31, 2004, receivables from one of the commercial partnerships comprised 30% and 23%, respectively, of the total accounts receivable balance. As of June 30, 2005 and December 31, 2004 receivables from a contract with the United States federal government comprised 62% and 29%, respectively, of the total accounts receivable balance.
Comprehensive Loss
      Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” established standards for reporting and display of comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. The Company’s total comprehensive loss for the three month periods ended June 30, 2005 and 2004 was $3,033,415 and $3,723,041, respectively. The Company’s other comprehensive loss consisted of unrealized losses on investments of $105,380 for the three months ended June 30, 2004. The Company had no other items of other comprehensive gains or losses during the three months ended June 30, 2005 or 2004. The Company’s total comprehensive loss for the six month periods ended June 30, 2005 and 2004 was $1,895,895 and $7,353,279, respectively. The Company’s other comprehensive loss consisted of unrealized losses on investments of $63,609 for the six months ended June 30, 2004. The Company had no other items of other comprehensive gains or losses during the six months ended June 30, 2005 or 2004.
Net Loss Per Common Share
      The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net loss per common share (“Basic EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted net loss per common share (“Diluted EPS”) is computed by dividing net loss by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants. Contingently convertible debt securities are considered in diluted EPS regardless of whether the market price trigger has been met.

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth the potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive for the periods indicated:

	Six Months Ended
	June 30,

	2005	2004

Options to purchase common stock	4,051,973	3,899,899
Warrants	2,898,118	303,779
Segment Reporting
      Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”), requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has determined that it began to operate in a healthcare and an agriculture segment during the three months ended June 30, 2005.
Internal Use Software
      Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP No. 98-1”), provides guidance regarding when software developed or obtained for internal use should be capitalized. The predominant portion of the software applications used by the Company were purchased or licensed from third parties. The Company expenses the cost of accumulating and preparing data for use in its database applications as such costs are incurred.
Discontinued Operations
      During 2002, the Company decided to close the operations of ParaGen, its plant genotyping business. At December 31, 2002, all of the goodwill and associated assets were written down to their fair value less cost to sell and reported in the loss from discontinued operations. In February 2003, the ParaGen business assets were sold to DNA Landmarks for $300,000 and potential future royalties between 10% and 15%, through early 2006, of revenues from certain identified customers. The Company is reporting the operating results from ParaGen in discontinued operations.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), “Share-Based Payment,” a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation.” SFAS No. 123(R), as amended, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values for all periods that begin after June 15, 2005. Pro forma disclosure will no longer be an alternative. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods:

1. A modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date; or

2. A modified retrospective method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

recognized under SFAS No. 123 for purposes of pro forma disclosures either for (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The Company intends to adopt SFAS No. 123(R) effective January 1, 2006. As permitted by SFAS No. 123, Company currently accounts for share-based payments to employees using the APB No. 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of the SFAS No. 123(R) fair value method may have a significant impact on the Company’s results of operations and its overall financial position.

Note 2.	Sale of Selected Agricultural Assets
      On March 23, 2005, the Company sold selected agricultural genomics assets related to the field of transgenic traits for agriculture to Monsanto Company. Under the terms of the agreement, Monsanto paid $4,750,000, at closing, with an additional installment payment of $1,180,000 due in January 2006. A payment of $820,000 may also be due in January 2006 if the Company meets certain transition milestones. As part of the sale, Monsanto assumed the remaining five years on a 32,000 square foot facility lease and hired fifty-seven of the Company’s employees beginning in May 2005. The Company’s restricted cash required under the lease was released by the landlord. Since essentially all of the fixed assets transferred to Monsanto served as collateral for the Laurus note, the Company provided Laurus with approximately $50,000 in additional interest and agreed to prepay an additional $430,000 in principal in the event that Laurus is unable to convert this amount of the note by October 1, 2005. Due to the sale of these assets, the Company’s existing six-year commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000. As part of the accounting for the transaction, the Company’s activities under the commercial partnership have been reassessed and any revenues above historical profitability levels related to the remaining performance obligation on the partnership have been included in the net gain on the transaction. The Company has recorded a gain from the sale of these agriculture assets as follows (in thousands):

Cash received from sale	$4,750
Non-contingent receivable due in January 2006	1,180
Release of deferred revenue obligation under commercial partnership	4,454
Less: Basis in assets sold	(4,888)
Less: Estimated transaction costs	(795)

Gain from disposal of assets	$4,701

      In the event that any of the January 2006 transition milestone payments are received, additional gains will be recorded.
      As part of the agreement to sell these assets, the Company committed to transition out of the agriculture industry with the principal exception of its remaining contracts with DuPont or its subsidiaries. While the Company has determined that it does not yet meet the criteria to classify its remaining activities in the agriculture industry as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company does believe these criteria will be met upon the completion of the remaining contracts with DuPont and its subsidiaries. Information regarding the Company’s activities related to the agriculture industry is presented in Note 3.
      During the three months ended June 30, 2005, the Company and Monsanto entered into a Transition Services Agreement (“TSA”) to allow Monsanto to receive certain services to facilitate their use of the acquired assets. The majority of the services provided under the TSA are scheduled to terminate on

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)
January 31, 2006. The Company recognized approximately $152,000 in revenue under the TSA during the three months ended June 30, 2005.

Note 3.	Segment Information
      During the quarter ended June 30, 2005, the Company restructured its internal reporting to separate its business between those activities related to the healthcare industry and those related to the agriculture industry. The accounting policies of the segments are the same as those described in the Company’s Summary of Significant Accounting Policies. The table below presents information about the Company’s reported results for the three and six months ended June 30, 2005 and 2004 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
Healthcare:
Revenues	$2,525	$2,273	$5,919	$3,775
Total operating expenses	(3,996)	(4,234)	(8,644)	(7,405)

Loss from operations	$(1,471)	$(1,961)	$(2,725)	$(3,630)

Agriculture:
Revenues	$2,431	$3,980	$6,834	$7,367
Total operating expenses	(2,364)	(3,492)	(5,377)	(6,984)
Gain on sale of selected agricultural assets	753	—	4,701	—

Income from operations	$820	$488	$6,158	$383

Reconciling items:
Expenses of corporate overhead functions	(2,169)	(2,084)	(4,738)	(3,942)

Company total loss from operations	$(2,820)	$(3,557)	$(1,305)	$(7,189)

      For purposes of these disclosures, the segment operating expenses presented above only include those costs that are directly identifiable as relating to healthcare or agriculture activities with an allocation of facilities, information support and employee benefits costs based on headcount.
      Summarized asset information for the Company’s segments as of June 30, 2005 and December 31, 2004 is as follows (in thousands):

	June 30,	December 31,
	2005	2004

	(Unaudited)	(Unaudited)
Healthcare:
Total assets	$6,303	$5,533
Agriculture:
Total assets	$2,482	$4,144
Unallocated corporate assets	$14,185	$19,593

Total Assets	$22,970	$29,270

      Unallocated corporate assets consists primarily of cash and cash equivalents and leasehold improvements.

ICORIA, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS — (Continued)

Note 4.	Acquisition
      On March 11, 2004, the Company purchased all of the outstanding common and preferred stock of TissueInformatics.Inc (“TissueInformatics”), in exchange for the issuance of approximately 3,403,000 shares of the Company’s common stock. These shares were estimated to have a total fair value of approximately $4,614,000, based on the average closing price of the common stock of $1.36 for the day of the closing and two-day period immediately preceding and following the date of the announcement of the acquisition. In addition, subject to the achievement of performance milestones by December 31, 2004, the Company could have been obligated to issue another 2.4 million shares and options. As of December 31, 2004, all of the shares and options potentially issuable had lapsed because the related performance milestones were not met.
      The Company assumed approximately $214,000 in net liabilities and incurred costs of approximately $547,000 related to this acquisition. The Company also assumed TissueInformatics’ obligations under its employee stock option plan. At closing, approximately 214,000 shares were reserved to satisfy obligations underlying outstanding options. Under the terms of the agreement, approximately 171,000 additional shares were available for issue pursuant to outstanding options upon the achievement of performance milestones by December 31, 2004. The TissueInformatics’ stock option plan was assumed by the Company. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the initial purchase price of approximately $6,713,000 was allocated to the assets acquired and liabilities assumed based on estimated fair values. This purchase price included $1,108,000 for the contingent purchase consideration related to the performance milestones. The contingent purchase consideration was reversed when the related milestones lapsed. The fair value assigned to intangible assets acquired was based on a third party valuation report.
      Of the total purchase price, $3,455,000 was allocated to the tangible assets, which were comprised of cash, property and equipment and prepaid and other assets, $3,559,000 has been allocated to intangible assets and $301,000 has been allocated to liabilities. The intangible assets included $3,350,000 and $209,000 related to developed software technologies and a customer base, respectively. These intangible assets were being amortized over a period of five years.
      During the fourth quarter of 2004, the Company determined that TissueInformatics’ software technology required further market preparation and significant product development before meaningful sales could be expected. Based on revised estimates of cash flows related to the product, these intangible assets were determined to be fully impaired and were written off as of December 31, 2004.
      The Company’s results of operations for the six-month period ended June 30, 2004 include the results of TissueInformatics operations from the day after the closing date of the acquisition, March 12, 2004, to March 31, 2004. The Company’s results of operations for the six-month period ending June 30, 2005 include TissueInformatics’ operations for the full period.

      The following unaudited pro forma financial information reflects the results of operations of the Company for the six months ended June 30, 2004 as if the acquisition of TissueInformatics had occurred on January 1, 2004. These pro forma results are not necessarily indicative of what the Company’s operating results would have been had the acquisition actually taken place on January 1, 2004, and may not be indicative of future operating results.

Six Months
Ended
June 30, 2004

(Unaudited)
Total revenues	$11,143,000
Total operating expenses	$19,629,000

Loss from operations	(8,486,000)

Net loss	$(8,582,000)

Net loss per common share	$(0.24)

Weighted average common shares	36,149,000

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results Of Operations
      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based upon current expectations. Our actual results and the timing of events could differ materially from those anticipated in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward-Looking Statements” and elsewhere in this report.
      You should read the following discussion and analysis in conjunction with “Selected Financial Data” and the financial statements and related notes included elsewhere in this report. Unless the context otherwise requires, the terms “we,” “our,” “Company,” and “Icoria” are all used herein to refer to Icoria, Inc.
Overview
      Our Company, Icoria, Inc., formerly Paradigm Genetics, Inc., is a biotechnology company focused on the discovery of novel, multi-parameter biomarkers using its unique multi-platform approach. We are using these biomarkers internally to develop multi-analyte diagnostics that can be used to define and grade pathology or disease state with a high level of specificity and sensitivity. We also use our technology to help our collaborators and customers develop better, safer drugs and diagnostics and to identify targets, leads and drug/diagnostic combinations for liver injury, metabolic disorders and cancer.
      In March 2004, we acquired TissueInformatics.Inc (“TissueInformatics”), a privately held company, which develops and applies automated pathology software for the quantitative analysis of tissue changes in drug discovery, disease assessment, toxicology, and tissue engineering. We believe that this acquisition provides us with a competitive advantage as the first company to combine gene expression profiling, biochemical profiling and quantitative tissue analysis in a systems biology approach to life sciences discovery. It is through this combination and analysis of different biological data streams that we can identify novel biomarkers and targets that were previously inaccessible due to biological “noise.” While we initially thought we would also be able to sell the TissueInformatics’ technology as a stand-alone product, we were unable to realize these plans in a timely manner and have suspended this effort indefinitely.
      Our business model targets near-term and mid-term revenues and cash flow from our current commercial partnerships, government contracts and grants, new commercial partnerships and our gene expression service business — Paradigm Array Labstm (“PAL”). In the long-term, we are targeting revenues and cash flow through the development of our proprietary product portfolio. Our current proprietary product development efforts are focused on diagnostics for liver injury as well as biomarkers for diabetes and obesity.
Commercial Partnership Revenue
      We have been servicing several revenue generating partnerships and contracts while we also have been developing our PAL services business. Notably, two of our revenue generating contracts end in 2005 as a result of termination and sale. The table below presents these revenue sources which historically have been derived from customers in both the healthcare and agriculture industries.

		Revenue Recognized

	Potential		2004				2005		Remaining
	Contract	Prior							Potential
	Value*	to 2004	Q1	Q2	Q3	Q4	Q1	Q2	Revenue**

	(In millions)
Healthcare
HIEHS	$32.2	$3.3	$0.8	$1.4	$2.8	$1.7	$1.6	$1.8	$18.8
ATP Grant	9.7	2.2	0.5	0.3	0.3	0.6	0.4	0.5	4.9
SBIR Contracts	1.6	—	—	—	—	—	0.2	—	1.4
PAL	N/A	—	0.2	0.6	0.1	0.1	1.1	0.2	N/A
Other	N/A	1.3	—	—	—	0.1	0.1	—	N/A

Total Healthcare	43.5	6.8	1.5	2.3	3.2	2.5	3.4	2.5	25.1
% change from prior quarter			(17)%	53%	39%	(22)%	36%	(25)%
Agriculture
Bayer	35.7	32.7	0.5	0.8	0.6	0.5	0.9	—	—
Monsanto***	53.6	35.7	2.7	2.6	2.5	2.4	2.4	0.8	—
Monsanto Transition Services	—	—	—	—	—	—	—	0.2	N/A
DuPont-Pioneer Hi-Bred	9.0	—	0.2	0.6	0.8	0.9	1.1	1.3	4.1
DuPont	0.5	—	—	—	—	—	—	—	0.3
Other	N/A	0.6	—	—	—	—	—	—	N/A

Total Agriculture	98.8	68.8	3.4	4.0	3.9	3.8	4.4	2.5	4.4
% change from prior quarter			(6)%	18%	(2)%	(3)%	16%	(45)%
Total Revenue	$142.3	$75.6	$4.9	$6.3	$7.1	$6.3	$7.8	$5.0	$29.5

*	Includes potential milestone payments over the remaining term of the contracts and excludes potential royalties.

**	There can be no guarantee that Icoria will achieve these revenues.

***	A portion of the potential revenue on the Monsanto contract has been recognized as part of the gain on the sale of agricultural genomics assets to Monsanto
      We have a $23.8 million five-year contract with the National Institute of Environmental Health Sciences (“NIEHS”) that was signed in September 2002 and began contributing to our revenue in the fourth quarter of 2002. In April 2003, we announced that NIEHS exercised an $8.4 million option under this contract bringing the total contract value to $32.2 million. Under the terms of the contract we will use our technologies to determine how toxicants work and cause damage at the cellular level.
      In addition, we currently have a government grant and two Small Business Innovative Research (“SBIR”) Contracts. Our Advanced Technology Program (“ATP”) grant from National Institute of Standards and Technology (“NIST”) was awarded in June 2002 for $11.7 million over five years to develop innovative tools for target discovery through the analysis of complex coherent data sets. This grant, the largest bioinformatics grant ever awarded in NIST’s ATP history, supports the development of methods and tools for the creation, evaluation and analysis of coherent data sets. The grant will be shared between the joint venture partners, currently Icoria and Agilent Technologies, based on the research work plan. Our SBIR grants involve the study of biomarkers for drug-induced liver injury and alcohol-related diseases.
      During 2003, we began our PAL microarray services business. PAL services have a shorter sales cycle than the rest of our business and tend to have smaller contracts.
      We have commercial partnerships that are presently winding down with Bayer CropScience, a subsidiary of Bayer AG, (“Bayer”) in the area of crop protection and Monsanto Company (“Monsanto”) and a current and ongoing contract with Pioneer Hi-Bred International, Inc., a subsidiary of E.I. du Pont de Nemours and Company (“DuPont”), in the area of crop trait discovery. In addition, we have a small contract with Dupont to screen compounds for their effect on plants. On November 19, 2004, we received a notice of termination from Bayer regarding the September 1998 agreement, as amended. All significant work remaining under the agreement was substantially completed by the end of March 2005. We received a termination fee in January 2005 of $575,000. The partnership with Monsanto was signed in November 1999 and began contributing revenues in the second quarter of 2000. As amended, the agreement committed Monsanto to a total partnership term of six years with committed funding through January 2006. Due to the sale of the related assets to Monsanto, our commercial partnership with Monsanto was amended to terminate in May 2005, approximately nine months before its previously scheduled end date, and the total contract value was reduced by $1,400,000. Further, in May 2005, we agreed to perform certain transition services for Monsanto. The majority of these services are scheduled to terminate in January 2006.
      As part of the agreement to sell certain assets to Monsanto, we committed to transition out of the agriculture industry with the principal exception of its remaining contracts with DuPont or its subsidiaries. While we have determined that we do not yet meet the criteria to classify its remaining activities in the agriculture industry as discontinued operations under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we do believe these criteria will be met upon the completion of the remaining contracts with Dupont and its subsidiaries. At the time when it is appropriate to classify the remaining agricultural operations as discontinued operations we will be required to reclassify these operations to discontinued operations for all periods presented in order to comply with proper presentation under the accounting rules and standards.
      The on-going three-year partnership with DuPont in the area of crop trait discovery (“DuPont — Pioneer Hi-Bred agreement”) was signed in December 2003 and began contributing to our revenues in the first quarter of fiscal year 2004. The DuPont — Pioneer Hi-Bred agreement may be terminated at December 31, 2005 upon the payment of a $500,000 termination fee, which exposes us to some risk of early termination. While we intend to exit the agriculture industry, we remain committed to completing our commitments under our current contractual obligations.
Liquidity and Capital Resources
      We have historically financed our operations through the sale of equity, debt and capital lease financing, payments received from commercial partnerships and government contracts and grants. From inception through June 30, 2005, we have raised an aggregate of approximately $95.5 million through the sale of equity and approximately $30.1 million in proceeds from secured debt financing.
      At June 30, 2005, we had cash, cash equivalents and short-term investments totaling approximately $8.7 million. We currently see several factors that could negatively impact our cash position:

•	We are obligated to maintain a ratio of unrestricted cash and investments to Silicon Valley Bank debt of at least 1.75. For purposes of the covenant calculation, Silicon Valley Bank debt includes all letters of credit issued using capacity under the line of credit. If we were to default on this financial covenant, we may be required to pay off the loan with Silicon Valley Bank. At June 30, 2005, the amount outstanding under the term loan with Silicon Valley Bank was $2.8 million, and the ratio of cash and investments to Silicon Valley Bank debt ratio was 3.10.

•	We are committed to prepay up to $430,000 of principal and a 20% premium to Laurus in the event this amount of the note cannot be converted into our common stock by October 1, 2005.

•	Our operations continue to use cash and will likely continue to do so for the foreseeable future.

•	Our cash equivalents and short-term investments are invested in financial instruments with interest rates based on financial market conditions and as such we are exposed to interest rate fluctuations.
      If we were required to pay off the loan with Silicon Valley Bank, we believe our remaining cash would be sufficient to support our operations at least into the second quarter of 2006. Please see the section entitled “Outlook for the Remainder of 2005” below, for further details.
      In order to best understand our cash flow, management believes that the cash flow measure presented below, which includes Short- and Long-Term Investments, is an appropriate measure for evaluating our liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, investment in the business and continuing operating activities. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows prepared in accordance with generally accepted accounting principles in the U.S.

	Six Months
	Ended
	June 30,

	2005	2004

	(In millions)
Net cash used in operating activities	$(5.4)	$(3.7)
Net cash provided by investing activities, excluding purchases and maturities of short-term investments	5.2	1.8
Net cash used in financing activities	(0.7)	(3.7)

Net decrease in cash, cash equivalents and short-term investments	(0.9)	(5.6)
Cash, cash equivalents and short-term investments, beginning of period*	9.6	16.3

Cash, cash equivalents and short-term investments, end of period*	$8.7	$10.7

*     Cash, cash equivalents and short-term investments exclude restricted cash.
** See reconciliation to generally accepted accounting principles (“GAAP”) below:

Under GAAP, cash flows from investing activities above would decrease by net purchases of investment securities; also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments. The following table presents these differences:

	Six Months
	Ended
	June 30,

	2005	2004

	(In millions)
Changes to cash flow from investing activities
Net (purchases) maturities of investments	$(0.7)	$3.0
Beginning of the period exclusions
Short-term investments	$—	$9.1
End of the period exclusions
Short-term investments	$(0.7)	$6.0
Cash used in operating activities:

•	For the six months ended June 30, 2005, cash used in operating activities primarily consisted of operating losses, increases in accounts receivable and decreases in deferred revenue offset, in part, by non-cash expenses (primarily depreciation). Deferred revenue consists of payments made by

Monsanto and PAL’s customers in excess of the revenue we recognize under these commercial partnerships for work completed during the period.

      In the remainder of 2005, we expect our net cash used in operating activities will decrease when compared to 2004, subsequent to the transition of assets and obligations to Monsanto. We are expecting reductions in our cost structure resulting from the Monsanto transaction and our focus on healthcare opportunities. Please see “Outlook for Remainder of 2005” below. No assurance can be given that we will earn the new revenues anticipated in 2005 or achieve any significant cost reductions.
      Cash provided by investing activities:

•	For the six months ended June 30, 2005, cash provided by investing activities primarily consisted of cash received in connection with the Monsanto transaction in March 2005 and the release of restricted cash due to Monsanto’s assumption of a facility lease in May 2005. This was offset in part by purchases of short-term investments as well as laboratory and data processing equipment.
      We expect our cash provided by investing activities will decrease in the remainder of 2005 compared to 2004 as we continue to purchase equipment to support our operations.
      Cash used in financing activities:

•	For the six months ended June 30, 2005, cash used in financing activities primarily consisted of monthly repayments of our term debt with Silicon Valley Bank.
      For the remainder of 2005, our obligations for financing activities amount to approximately $0.7 million, including repayments of the Company’s term debt with Silicon Valley Bank. In addition, we may be required to prepay up to $0.4 million of principal and a 20% premium to Laurus in the event they are unable to convert this amount of the note by October 1, 2005.
      Based on the above discussion, we believe that we have sufficient cash to fund our operations at least into the second quarter of 2006. We may attempt to raise additional funds to support our research and development programs, general working capital needs and debt obligations through strategic relationships, the public or private offering of our equity securities, additional debt financing or a combination of these options. If we are unable to obtain additional funding, we may be required to substantially curtail our business or cease operations altogether. No assurance can be given that such additional financings or relationships will be available or, if available, can be obtained on terms acceptable to us.

Results of Operations

Three Months Ended June 30, 2005 and 2004.

Revenues
      The table below presents our revenue sources for the three months ended June 30, 2005 compared to the three months ended June 30, 2004.

	Three Months
	Ended
	June 30,
			Increase	% Increase
	2005	2004	(Decrease)	(Decrease)	Notes

	(in millions)
Healthcare customers
NIEHS	$1.8	$1.4	$0.4	21%	1
Paradigm Array Labs	0.2	0.6	(0.4)	(67)%	2
Grant revenues	0.5	0.3	0.2	67%	3

Subtotal	2.5	2.3	0.2	11%
Agriculture customers
Bayer	—	0.8	(0.8)	(100)%	4
Monsanto	0.8	2.6	(1.8)	(68)%	5
Monsanto Transition Services	0.2	—	0.2	*	6
DuPont — Pioneer Hi-Bred	1.3	0.6	0.7	121%	7
DuPont	0.2	—	0.2	*	8

Subtotal	2.5	(1.5)	(1.5)	40%

Total revenue	$5.0	$(1.3)	$(1.3)	(21)%

*	Increase greater than 500%
Notes:

1.	We recognize revenues relating to our partnership with NIEHS on a cost plus fixed fee basis, generally as samples are processed. In the first quarter of 2005, revenues increased primarily as a result of a higher number of samples processed. The Company expects this sample volume to continue in 2005 and, as a result, we expect revenues will increase in 2005 when compared to 2004.

2.	We recognize revenues relating to our service business, Paradigm Array Labstm, as we complete work for its various customers. Revenue during the second quarter of 2005 decreased compared to the same period in 2004 primarily due fewer samples being processed.

3.	We recognize revenues under our grants as the related expenses are incurred. Grant revenues for the three months ended June 30, 2005 and 2004 were generated from the ATP grant. Revenue during the second quarter of 2005 increased compared to the same period in 2004 due to a change in our grant partner which temporarily delayed performance on the grant for a brief period in 2004.

4.	The final revenue related to the Bayer contract was recognized during the three months ended March 31, 2005.

5.	We recognize revenues relating to our partnership with Monsanto by comparing the number of genes analyzed during the period to the total number of genes to be analyzed over the term of the contract. Revenues related to this commercial partnership ended during the second quarter of 2005 as a result of the Monsanto transaction occurring in March 2005 and all assets transitioning to Monsanto in May 2005.

6.	We recognize revenue on the Monsanto transition services agreement as services are delivered. This agreement began in May 2005.

7.	We recognize revenues relating to our partnership with DuPont- Pioneer Hi-Bred by comparing the number of plant lines analyzed during the period to the total number of plant lines to be analyzed over the term of the three-year contract. This commercial partnership was signed in December 2003 and performance began during the first quarter of 2004.

8.	We recognize revenues relating to our partnership with DuPont by comparing the number of traits analyzed during the period to the total number of traits to be analyzed over the term of the one year contract. This commercial partnership was signed in early 2005 and began to make significant progress during the second quarter of 2005.

Research and Development and Selling, General and Administrative Expenses
      The table below presents our operating expenses for three months ended June 30, 2005 compared to the three months ended June 30, 2004.

	Three Months
	Ended
	June 30,
			Increase	% Increase
	2005	2004	(Decrease)	(Decrease)	Notes

	(In millions)
R&D expenses
Payroll, lab supplies and other expenses	$4.7	$5.8	$(1.1)	(17)%	1
Depreciation, amortization and stock-based compensation	0.7	0.9	(0.2)	(27)%	2

Total R&D expenses	5.4	6.7	(1.3)	(18)%

SG&A expenses					3
Payroll and other expenses	3.0	3.0	—	—	2
Depreciation, amortization and stock-bases compensation	0.1	0.1	—	—

Total S G&A expenses	3.1	3.1	—	—

Total Operating expenses	$8.5	$9.8	$1.3	13%

Notes:

1.	Our costs decreased during the second quarter of 2005 when compared to the same period in 2004. The decrease was primarily related to a decrease in payroll and laboratory supplies related to the Monsanto contract which terminated in May 2005 and the Bayer contract which terminated in March 2005. We are expecting our R&D expenses to continue to decline in the remainder of 2005 due to the termination of these contracts.

2.	Total depreciation and amortization expense during the second quarter of 2005 decreased from the same period in 2004 due to the write-off of the TissueInformatics assets in 2004 as well as sale of assets to Monsanto in March 2005. We are expecting depreciation and amortization expenses to decrease in 2005 compared to 2004 due to our reduced asset base following the Monsanto transaction.

3.	Costs related to our on-going SG&A base decreased due to lower headcounts and related payroll cost. These reductions were offset by the accrued severance costs as we work to restructure our cost base to match the smaller size of our operations.

Gain on Sale of selected agriculture assets
      We are reporting a net gain on the sale to Monsanto Company of certain agricultural assets related to the field of transgenic traits for agriculture. These assets were sold in March 2005. We are expecting to realize additional gains related to this transaction as we receive additional contingent payments in January 2006.

Other Income (Expense), Net
      Other income (expense), net represents the interest earned on our cash, cash equivalents and short-term and long-term investments, offset by interest expense on long-term debt and capital leases. Interest expense increased to approximately $265,000 for the quarter ended June 30, 2005 compared to an expense of approximately $117,000 for the quarter ended June 30, 2004. This increase was primarily attributable to interest on our note with Laurus. We expect that net interest expense will increase compared to 2004 primarily as a result of the Laurus note, net of a reduction in interest expense costs due to the repayment of the other debt in 2004.

Divestiture
      We are reporting income from discontinued operations in 2005 related to a plant genotyping business, ParaGen, which was sold to DNA Landmarks in February 2003. We are expecting a minimal income contribution from discontinued operations as we recognize royalties from the sale during 2005.

Net Loss
      Net loss decreased to approximately $3,033,000 for the quarter ended June 30, 2005, compared to a loss of $3,618,000 for the quarter ended June 30, 2004. The decrease in the net loss was primarily due to the gain from the Monsanto transaction, offset by severance costs as we work to restructure our cost base.

Six Months Ended June 30, 2005 and 2004

	Six Months
	Ended
	June 30,
			Increase	% Increase
	2005	2004	(Decrease)	(Decrease)	Notes

	(In millions)
Healthcare customers
NIEHS	$3.5	$2.2	$1.3	59%	1
Paradigm Array Labs	1.3	0.7	0.6	73%	2
Grant revenues	0.9	0.9	—	—	3
SBIR Contracts	0.2	—		*	4
Other	0.1	—		*

Subtotal	6.0	3.8	2.2	59%

Agriculture customers
Bayer	0.9	1.2	(0.4)	(25)%	5
Monsanto	3.2	5.4	(2.2)	(41)%	6
Monsanto Transition Services	0.2	—	0.2	*	7
DuPont — Pioneer Hi-Bred	2.4	0.7	1.7	213%	8
DuPont	0.1	—	0.1	*	9

Subtotal	6.8	7.3	(0.5)	(7)%

Total revenue	$12.8	$11.1	$1.7	15%

*	Increase or decrease greater than 500%.
Notes:

1.	We recognize revenues relating to our partnership with NIEHS on a cost plus fixed fee basis, generally as samples are processed. In the six months ended June 30, 2005, revenues increased primarily as a result of a higher number of samples processed. The Company expects this sample volume to continue in 2005 and, as a result, we expect revenues will increase in 2005 when compared to 2004.

2.	We recognize revenues relating to our service business, Paradigm Array Labstm, as we complete work for its various customers. Revenue during the six months ended June 30, 2005 increased compared to the same period in 2004 primarily due to the acceptance of all deliveries on a contract with a large pharmaceutical customer.

3.	We recognize revenues under our grants as the related expenses are incurred. Grant revenues for the six months ended June 30, 2005 and 2004 were generated from the ATP grant.

4.	Revenues on two Small Business Innovative Research contracts that were recognized upon completion of the first phase of the contracts. Additional phases of these contracts had not been awarded as of June 30, 2005.

5.	We recognize revenues relating to our partnership with Bayer in two components, gene discovery and assay development. For the gene discovery component, from which the majority of the revenue is generated, we recognize revenue by comparing the number of genes analyzed during the period to the total number of genes to be analyzed over the term of the contract. During the three months ended June 30, 2004, we successfully completed the gene analysis portion of the contract. Therefore, there was no revenue associated with the gene discovery component during the six month period ended June 30, 2005. For the assay component, we recognize revenue when Bayer accepts assays. Revenues decreased as we recognized the revenues related to the final termination payment on the contract. We do not anticipate any significant additional revenue from this contract.

6.	We recognize revenues relating to our partnership with Monsanto by comparing the number of genes analyzed during the period to the total number of genes to be analyzed over the term of the contract. Revenues related to this commercial partnership ended during the second quarter of 2005 as a result of the Monsanto transaction occurring in March 2005.

7.	We recognize revenue on the Monsanto transition services agreement as services are delivered. This agreement began in May 2005. The majority of these services are scheduled to terminate in January 2006.

8.	We recognize revenues relating to our partnership with DuPont-Pioneer Hi-Bred by comparing the number of plant lines analyzed during the period to the total number of plant lines to be analyzed over the term of the three-year contract. This commercial partnership was signed in December 2003 and had just begun to operate during the first quarter of 2004.

9.	We recognize revenues relating to our partnership with DuPont by comparing the number of traits analyzed during the period to the total number of traits to be analyzed over the term of the one year contract. This commercial partnership was signed in early 2005 and began to make significant progress during the second quarter of 2005.

Research and Development and Selling, General and Administrative Expenses
      The table below presents our operating expenses for six months ended June 30, 2005 compared to the six months ended June 30, 2004.

	Six Months
	Ended
	June 30,
			Increase	% Increase
	2005	2004	(Decrease)	(Decrease)	Notes

	(in millions)
R&D expenses
Payroll, lab supplies and other expenses	$11.2	$11.3	$(0.1)	(11)%	1
Depreciation, amortization and stock-based compensation	1.6	1.6	—	—	2

Total R&D expenses	12.8	12.9	(0.1)	(1)%

SG&A expenses			6%	3
Payroll and other expenses	5.7	5.3	0.4	—	2
Depreciation, amortization and stock-bases compensation	0.2	0.2	—	—

Total SG&A expenses	5.9	5.5	0.4	11%

Total Operating expenses	$18.7	$18.4	$0.3	2%

Notes:

1.	Our costs decreased during the first six months of 2005 when compared to the same period in 2004. The decrease was primarily related to the Monsanto and Bayer contracts which ended during the period. These lower costs were partially offset by a $0.5 million impairment charge for certain laboratory equipment. We are expecting our payroll, lab supply and other expenses to decrease in 2005 when compared to 2004 due to the finalization of the Bayer and Monsanto commercial partnerships during the first and second quarters of 2005, respectively.

2.	Total depreciation and amortization expense during the first six months of 2005 decreased from the same period in 2004 due to the write-off of the TissueInformatics assets in 2004 as well as some older assets becoming fully depreciated. This decrease was partially offset by expenses related to the vesting of restricted stock during the period. We are expecting depreciation and amortization expenses to decrease in 2005 compared to 2004 due to our reduced asset base following the Monsanto transaction.

3.	Costs increased during the first six months of 2005 when compared to the same period in 2004. This increase was primarily related to payroll and related costs due to higher headcount associated with the TissueInformatics acquisition and expansion of the sales and marketing function to support our PAL services unit as well as accrued and other severance costs as we work to restructure our cost base to match the smaller size of our operations. These costs were partially offset by lower administrative headcounts and related payroll costs during the period. We expect payroll and other expenses to decrease in 2005 when compared to 2004 as a result of the Monsanto transaction and other restructuring of our cost base.

Gain on Sale of selected agriculture assets
      We are reporting a net gain on the sale to Monsanto Company of certain agricultural assets related to the field of transgenic traits for agriculture. These assets were sold in March 2005. We are expecting to realize additional gains related to this transaction as we receive additional contingent payments in January 2006.

Other Income (Expense), Net
      Other income (expense), net represents the interest earned on our cash, cash equivalents and short-term and long-term investments, offset by interest expense on long-term debt and capital leases. Interest expense increased to approximately $681,000 for the six months ended June 30, 2005 compared to an expense of approximately $240,000 for the six months ended June 30, 2004. This increase was primarily attributable to interest on our note with Laurus. We expect that net interest expense will increase compared to 2004 primarily as a result of the Laurus note, net of a reduction in interest expense costs due to the repayment of the other debt in 2004.

Divestiture
      We are reporting income from discontinued operations in 2005 related to a plant genotyping business, ParaGen, which was sold to DNA Landmarks in February 2003. We are expecting a minimal income contribution from discontinued operations as we recognize royalties from the sale during 2005.

Net Loss
      Net loss decreased to approximately $1,896,000 for the six months ended June 30, 2005, compared to a loss of $7,289,000 for the six months ended June 30, 2004. The decrease in the net loss was primarily due to the gain from the Monsanto transaction and higher revenues, offset by severance costs as we work to restructure our cost base.
Outlook for the Remainder of 2005
      We ended June 30, 2005 with $8.7 million in cash, cash equivalents and short-term investments. We believe that these funds, when combined with the additional proceeds from the Monsanto transaction and significant cost reductions, will be sufficient to support our operations into the second quarter of 2006; however, we will continue to pursue opportunities to increase our liquidity. To accomplish this, we will consider additional financing involving strategic partnerships, debt, the sale of our stock or a combination of these options.
      We will increase our efforts to move into the development of our own diagnostics. We will also work to complete our remaining obligations under our existing agriculture contracts and streamline our infrastructure to adapt to our more focused mission in human healthcare. Since we do not expect to earn any additional revenue on the Bayer contract and only earned revenues on the Monsanto contract for part of the second quarter of 2005, we expect our overall revenues will decline from our 2004 revenues. We do not expect to incur any additional direct costs related to the Bayer and Monsanto contracts. We anticipate that costs indirectly related to these lost revenues will also decline.
Critical Accounting Policies and Estimates
      We comply with Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). As a result of a change in business focus and a refinement of our business plan, we sold certain assets to Monsanto and committed ourselves to a transition out of services to the agriculture industry. Under SFAS No. 144 we will not be able to present this business unit as a discontinued operation until all of our ongoing contractual obligations cease. We expect this to occur sometime in late 2006.
      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
      The most significant estimates that management makes with respect to our financial statements is the progress to completion under our long-term commercial contracts. We currently recognize revenue based on a comparison of the number of genes analyzed to the total number of genes to be analyzed, on a contract-by-contract basis. We track the number of genes analyzed through its computer systems. If these computer systems were to incorrectly count the number of genes analyzed, our revenues may be impacted. Alternatively, if we were to incorrectly estimate the number of genes to be analyzed in order to complete its commercial contracts, our future revenues may be impacted.
Potential Volatility of Quarterly Operating Results and Stock Price
      Our quarterly and annual operating results have fluctuated, and we expect that they will continue to fluctuate in the future. Factors that could cause these fluctuations include:

•	the timing of the initiation, progress or cancellation of commercial partnerships;

•	the mix of work performed for our commercial partners and government contracts in a particular period;

•	the timing of internal expansion costs; and

•	the timing and amount of costs associated with evaluating and integrating acquisitions, if any.
      Fluctuations in quarterly results or other factors beyond our control could affect the market price of our common stock. Such factors include changes in earnings estimates by analysts, market conditions in our industry, changes in the pharmaceutical, agri-chemical, and biotechnology industries, and general economic conditions. Any effect on our common stock could be unrelated to our longer-term operating performance.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      We have set forth a number of forward-looking statements with respect to our efforts to refine our business plan, our future requisitions, dispositions and areas of investment (Healthcare and Current Plans) and our ability to remain operational given our current resources (Financials).
      Healthcare and Current Plans. Our assessment of future markets, our ability to execute on the evolution of our business plan to a healthcare focused company are fundamental assumptions and forward-looking statements based on the transition of our company and the success of such a transition. We cannot predict the future of the healthcare or biotech markets and therefore all of our statements related to where we envision Icoria going or what we believe it is becoming are based on trends and our perception of the market; however, all of the statements concerning our future healthcare operations and the refocusing of our business plan are forward-looking and they involve risks and uncertainties. Our actual actions may change or be materially different than those presented above due to changing circumstances and a variety of factors.
      Financials. Our forecast of the period of time through which our financial resources will be adequate to support our operations and other statements contained in this report are forward-looking and involve risks and uncertainties. Actual results could vary as a result of a number of factors. We believe that our existing cash and investment securities and anticipated cash flow from existing revenue sources will be sufficient to support our current operating plan into the second quarter of 2006. We have based this estimate on assumptions that may prove to be wrong. It is possible that we may seek additional funding within this time frame. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. We cannot assure you that additional funding, if sought, will be available or, even if available, will be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results. Our future capital requirements will depend on many factors, including:

•	the number, breadth and progress of our research programs

•	our ability to establish additional and maintain current commercial partnerships

•	the achievement of the milestones under certain of our existing commercial partnerships

•	our commercial partners’ success in commercializing products developed under our commercial partnership agreements

•	our success in commercializing products to which we have retained the rights under our commercial partnerships

•	the costs incurred in enforcing and defending our patent claims and other intellectual property rights

•	the costs and timing of obtaining regulatory approvals for any of our products

•	the ability of Icoria to achieve revenue levels and other business objectives

•	our expectations with regard to revenue and operating cash forecasts, and

•	our ability to maintain compliance with financial covenants.
      The foregoing list of important factors is not exclusive.
      This report contains other forward-looking statements, including statements regarding: our ability to successfully develop and improve our metabolic profiling platform, databases and other technologies; the future prospects of our metabolomic platform, including the potential of the platform to improve the efficiency and lower the cost of drug discovery, decrease the time to market for new drugs, reduce toxic side effects of drugs, complement other genomic tools, and attract commercial partners to be a more efficient and proximal indicator of cellular physiology than genomics and proteomics platforms; our ability to industrialize the process of gene function discovery and metabolomics and generate information enabling the development of novel products; our ability to develop new diagnostics; our ability to establish intellectual property protection for our gene function, metabolamics and biomarker information, databases, processes and other technologies; product development and commercialization efforts; our strategy and market opportunities, anticipated increases in our revenues; and timing of revenues from commercial partnerships; our ability to meet or exceed our milestone targets and earn royalties under our commercial partnerships; our ability to enter into new partnerships and alliances; our intended use of the proceeds from our direct offering and other financial resources; our research and development and other expenses; our operational and legal risks; and our ability to build shareholder value.
      Such statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks include, but are not limited to: our early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect our patents and proprietary rights. These and other risks are discussed in Part II of this report, titled “Risk Factors.”

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
      There have been no material changes since December 31, 2004.

Item 4.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
      Our principal executive officer and principal financial officer, after evaluating the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Quarterly Report on Form 10-Q, have concluded that, based on such evaluation, our disclosure controls and procedures were adequate and effective to ensure that material information relating to us was summarized, prepared, processed and recorded by others within Icoria, particularly during the period in which this Quarterly Report on Form 10-Q was being prepared.

Changes in Internal Controls
      There were no changes in our internal controls over financial reporting, identified in connection with the evaluation of such internal controls that occurred during our last fiscal quarter, that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.
      In designing and evaluating the disclosure controls and procedures, our management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and our management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

PART II.                       OTHER INFORMATION

Item 1.	Legal Proceedings
      Not applicable.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
      Not applicable.

Item 3.	Defaults Upon Senior Securities
      Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders
      We held our Annual Meeting of Stockholders on May 11, 2005, and the following matters were voted upon:

(a) The election of Leroy Hood, Ph.D. and Henri Zinsli, Ph.D. as Class II Directors for a term of three years to serve until the 2008 annual meeting of stockholders, and until their respective successors are elected and qualified. The votes cast were as follows:

	For	Withheld

Leroy Hood, Ph.D.	29,539,777	1,261,848
Henri Zinsli, Ph.D.	29,934,088	867,537
      G. Steven Burrill, Peter Tombros, and Heiri Gugger, Ph.D. continue to serve as Directors for terms which expire in 2006.
      Mark B. Skaletsky and Doug Morton, Ph.D. continue to serve as Directors for terms which expire in 2007.

(b) Ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 2005. The votes cast were as follows:

For	Against	Abstain

30,532,214	227,163	74,582

Item 5.	Risk Factors
RISK FACTORS
We are an early stage company using novel technologies and, as a result, we may never achieve, or be able to maintain, profitability.
      You should evaluate us in light of the uncertainties affecting an early stage biotechnology company. Our biochemical profiling platform, our bioinformatics efforts our recent write down of the intangible assets related to our TissueInformatics® software and that we have sold all of our GeneFunction Factory® technology in connection with the Asset Purchase Agreement with Monsanto Company dated March 23, 2005. We have not yet proven that determining the function of a gene in commercially significant target organisms or elucidating the biochemical profiles of cells, tissues, or fluids will enable us or our partners to develop commercial products. Furthermore, we are increasing our efforts to address the human health market with our biochemical profiling platform, an area of business in which we have little experience.

We have a limited number of material and substantial partnerships, relationships, or contracts.
      We have a limited number of significant revenue generating contracts and commercial partnerships. In the agriculture sector we have entered into only three significant commercial partnerships, with Bayer CropScience, Monsanto and Pioneer Hi-Bred International, Inc., a subsidiary of DuPont (“DuPont”), to assist in development of certain new products that they are targeting, including herbicides and plants with improved nutritional and growth characteristics. Of these contracts, only DuPont remains after the Bayer and Monsanto contracts terminate, which subjects us to the volatility inherent in providing services to one company in the agriculture industry. These contracts have provided substantially all of our operating revenue. The DuPont contract is terminable at December 31, 2005 upon the payment of a $500,000 fee.
      We have entered into a government contract and have received a government grant. If we are unable to successfully achieve milestones or our commercial partners fail to develop successful products, we will not earn certain revenues contemplated under such partnerships.
      In addition, we may not be able to enter into additional commercial partnerships. Partnerships or contracts that we have previously engaged may no longer be available. We do not control the resources that our commercial partners devote to our projects, and our commercial partners may not perform their obligations. Our commercial partnerships are subject to termination rights by the commercial partners. If commercial partners terminate their relationship with us, or fail to meet their contractual obligations, it could have a material adverse effect on our revenues and our ability to undertake research, to fund related and other programs and to develop, manufacture and market any products that may have resulted from the commercial partnership. Also, we may pursue opportunities in fields that conflict with our commercial partners or in which our commercial partners could become active competitors. Our strategy of using revenue generated from our commercial partnership, or using the proceeds generated from the sale of our efforts in connection with our commercial partnerships, for investment capital to develop and grow our healthcare business may be flawed, it may not yield results sufficiently quickly enough, or at all, and may leave us without the means to generate revenue. Our long-term business plan refinement centralizes our risks more, subject to the vagaries in the healthcare industry, and makes us less diversified.
We have a history of significant net losses. We expect to continue to incur net losses for the foreseeable future and may never reach profitability.
      We have incurred net losses in each year since our inception and expect these losses to continue. Excluding the gain on the sale of assets to Monsanto, we experienced a net loss of approximately $3.0 million for the quarter ended June 30, 2005. As of June 30, 2005, we had an accumulated deficit of approximately $100.8 million. To date, we have derived substantially all of our revenues from three commercial partnerships, a government contract and government grants. Our Bayer and Monsanto contracts have ended. We do not have replacements for these contracts. We do not believe replacements exist and we are no longer pursuing such contracts in agriculture. We expect to spend a significant amount of capital to fund research and development and enhance our core technologies in healthcare. We will need to generate significant additional revenues from existing commercial contracts and partnerships, grants and new revenue sources to fund research and development in our new core technologies. We have sold certain assets to Monsanto in order to realize current benefits from these assets instead of completing the Monsanto contract under its terms. This strategy of selling these assets to Monsanto may not yield sufficient resources to accomplish our objective. We cannot accurately predict when, if ever, we will become profitable.
We are shifting our business model away from agriculture-based research and areas of historical revenue.
      Our shift towards the healthcare industry and the therapeutic fields of obesity, liver disease and diabetes is fundamentally a shift away from our known and historical areas of revenue generation. Our belief that the potential market for healthcare products and services is better for us in the long run, rather than our strategy of using our agriculture-based contracts, may be wrong and based on data and assumptions that may be flawed. We may not have the financial ability or human capital to effectuate this shift, and the costs of the transition may be prohibitive. Our belief that we can obtain material revenues from any healthcare partnerships, agreements, discoveries or contracts might be wrong. If we are unable to accomplish the evolution to a healthcare focused company, we might not have sufficient resources to refocus again. This shift in focus makes it very difficult for you to evaluate the success of our business to date and to assess our future viability.
We may not succeed in developing diagnostic products and even if we do succeed in developing diagnostic products, they may never achieve any commercial acceptance.
      There is considerable risk in developing diagnostic products based on our biomarker discovery efforts; potential tests may fail to validate results in larger clinical studies and may not achieve acceptable levels of clinical sensitivity and specificity. If we do succeed in developing diagnostic tests with acceptable performance characteristics, we may not succeed in achieving significant commercial market acceptance for those tests. Our ability to successfully commercialize any diagnostic products that we may develop will depend on many factors, including but not limited to:

•	our ability to convince the medical community of the safety and clinical efficacy of our potential products and their potential advantages over existing diagnostic products;

•	our ability to establish business relationships with other diagnostic companies that can assist in the commercialization of these potential products; and

•	the agreement by third-party payers to provide full or partial reimbursement coverage for our potential products.
      These factors present obstacles to any commercial acceptance of our potential diagnostic products, which we will have to spend substantial time and money to overcome, if we can do so at all. Our inability to successfully address these obstacles will harm our business.
Our business will require substantial additional capital, which we may not be able to obtain on commercially reasonable terms, if at all.
      Our future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

•	the potential development of proprietary diagnostic products;

•	the refinement of our long-term business plan to refocus in the healthcare industry;

•	our research and development activities;

•	our administrative activities including business development, marketing and sales efforts;

•	servicing our creditors and potential penalty payments;

•	the demand for our services; and

•	the consummation of possible future acquisitions of technologies, products or businesses.
      We currently anticipate that our cash and cash equivalents will be sufficient to support our operations into the second quarter of 2006. To the extent that our existing resources are insufficient to fund our activities, we may need to raise funds through public or private financings of debt or equity securities. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us. If adequate funds are not available, we will have to reduce expenditures for research and development, administration, business development or marketing, which could have a material adverse effect on our business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to our shareholders.

Our debt covenants could impact our cash position.
      In April 2004, we modified the financial covenant in our debt agreement with Silicon Valley Bank (“SVB”). We are now obligated to maintain a minimum ratio of cash and investments to SVB debt of 1.75. This ratio is defined in our amended agreement with SVB as the ratio of unrestricted cash and investments to the amount of outstanding debt to SVB (including all amounts outstanding or letters of credit issued under the line of credit.) If we were to default on this financial covenant, we may be required to pay off the loan with SVB. As of June 30, 2005 our cash to SVB debt ratio was 3.10, and the aggregate amount outstanding under the SVB term loan was approximately $2.8 million.
      In October 2004, we raised gross proceeds of $5 million from Laurus Master Fund, Ltd. through a convertible note collateralized by substantially all of our fixed assets. In connection with the Monsanto Asset Purchase Agreement dated March 23, 2005, Laurus agreed to allow their liens on the assets transferred to be released. In exchange for this release, we agreed to additional interest on this note of approximately $50,000 and a future prepayment of up to approximately $430,000 in principal with a 20% penalty if Laurus was unable to convert this amount of principal by October 1, 2005. To date, this amount has not been converted.
      We may be required to raise funds through public or private financings of our equity securities to attempt to avoid a default on our debt. No assurance can be given that such additional financings will be available or, if available, can be obtained on terms acceptable to us. The Laurus financing restricts our probability of engaging in certain types of financings.
If we lose our key personnel or are unable to attract and retain additional personnel, our operations could be disrupted and our revenues could decrease.
      Our success depends on the continued services and on the performance of our senior management and scientific staff. We have experienced a significant headcount reduction among the senior management and scientific staff. The loss of the services of any more of our senior management or our scientific staff will seriously impair our ability to operate and achieve our objectives, which would likely reduce our revenues or potential for achieving additional revenues. Our loss of expertise and institutional knowledge could have a material impact on us and on our ability to execute on our latest business plan. Our cost-cutting and business plan refocusing efforts could have an impact on employee morale and could have an effect on recruiting. Recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success.
      We currently only have an Interim Chief Executive Officer. In order to achieve our business objectives, we must identify, attract, train and motivate additional personnel with expertise in specific industries and areas applicable to the products developed through our technologies. We are currently conducting a search for a full-time Chief Executive Officer. This search is crucial to our business, it may be costly and it may not achieve all of our stated goals. This search may materially disrupt our business or our ability to execute on our new business plan. We compete intensely for all of our personnel and we may be unable to achieve our personnel goals. Our failure to achieve any of these goals could seriously limit our ability to improve our operations and financial results.
We did not realize the near-term value we anticipated from TissueInformatics.Inc; it may have ongoing negative financial consequences to our stockholders and us.
      Our acquisition of TissueInformatics.Inc involved the integration of operations and personnel of TissueInformatics, including, among other things, the integration of TissueInformatics technologies in quantitative tissue analysis with our biomarker and target discovery programs. We also anticipated generating substantial sales of quantitative tissue analysis software. We have been unable to realize direct benefits from the costs associated with the acquisition of TissueInformatics and have determined that the commercialization of this technology will require substantial additional investment. We have determined that we will not proceed with this commercialization investment at this time and have written off all intangible assets related to this technology. In addition, we terminated 9 of the 18 remaining former

TissueInformatics employees in March 2005. As a company with two sites, we face challenges in managing these employees over a geographic distance. The inability to successfully integrate the operations and personnel of TissueInformatics.Inc could have an adverse effect on us, increasing our expenses and costs and, as a result, the market price of our common stock could decline and our ability to attract financing could decrease.
We are traded on the Over the Counter Bulletin Board and may not be able to regain a listing in the Nasdaq system.
      We have been delisted from the Nasdaq SmallCap in July of 2005. The Over the Counter Bulletin Board Market (“OTC-BB”) is less well known and potentially has fewer market participants providing liquidity. This could make our stock price volatility increase and increase our difficulty in obtaining capital.
      In order to have our common stock relisted on the Nasdaq National Market or the SmallCap Market, we would be required to meet the criteria for initial listing, which are more stringent than the maintenance criteria. Accordingly, we cannot assure that we will be able to have our common stock relisted on the Nasdaq System, and most likely our common stock will continue to be quoted on the OTC-BB. In addition, because we are quoted on the OTC-BB, it might become more difficult for us to raise additional capital, due to increased costs and potential diminished liquidity in the market for our common stock, this difficulty in raising capital may adversely affect our business objectives.
If we do not refocus our business and compete effectively, our losses could increase.
      We face intense competition in our biomarker and diagnostic discovery business from other biotechnology companies and large pharmaceutical companies. Our competition often also includes internal departments of these larger companies. A number of these companies are engaged in efforts to reduce the cost, risk and time of drug discovery and development cycles and small molecule discovery. These competitors have been active in the human health field for a longer period and have greater financial resources, research and development staffs, facilities, manufacturing and marketing experience, distribution channels and human resources than we do. If these competitors partner or commercialize their technologies or products before we do, they could render our technologies and products obsolete or noncompetitive. We expect that competition will increase as technical advances in genomics, metabolomics and data integration/coherence are made and become more widely known. In diagnostic discovery, our competitors include Nanogen, Inc., Laboratories Corporation of America, Biopredictive, and Quest Pharmaceutical Services. In biomarker and drug target discovery, other companies that offer similar technologies include SurroMed, Inc. of Menlo Park, California and Beyond Genomics, Inc. of Waltham, Massachusetts, among others. In investigative toxicology, our competitors include CuraGen, Inc. of New Haven, Connecticut and GeneLogic, Inc. of Gaithersburg, Maryland, among others.
      Our Paradigm Array Labstm microarray service business faces competition from other companies that offer similar technologies including gene expression profiling services and analysis, such as Gene Logic, Inc. of Gaithersburg, Maryland and Expression Analysis, Inc. of Durham, North Carolina. These competitors may have greater name recognition, larger more established customer bases and greater technical, marketing and other resources than we do to provide more competitive service offerings. As a result, they may be able to respond more quickly to new technologies and changes in customer requirements, devote greater resources to the development, promotion, sale and support of their services, and reduce prices if necessary to increase market share.
      We also continue to face intense competition in our agricultural line of business from plant genomics and agri-chemical companies. At times, we also compete with internal departments of our customers. In the areas of crop trait and crop protection discovery, other companies that offer similar technologies include Exelixis, Inc., Ceres, Inc., Mendel Biotechnology, Inc., Large Scale Biology Corporation and Diversa Corporation, among others.

      Our centralization of focus to the healthcare industry heightens the impact on us of competitive forces in that industry. The less diversified we are as a company, the greater the chosen industry will impact us. Our preliminary focus of growth in the healthcare industry increases the impact of competitive pressures.
Our stock price is extremely volatile.
      The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly life science companies, have been highly volatile. Our common stock began public trading in May 2000. The trading price of our common stock has been extremely volatile, and we believe it will remain highly volatile and may fluctuate substantially.
If we are not able to adequately acquire and protect patents and licenses, we may not be able to operate our business and remain competitive or compete effectively.
      Our business and competitive position will depend in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. As of August 11, 2005 we had 70 U.S. patent applications pending and 42 international patent applications pending, some of which are subject to rights that we have granted to various collaborators and development partners. Of these pending applications, 27 U.S. patent applications and 10 international patent applications fall within our Healthcare portfolio. We own 24 issued U.S. patents, five of which fall within our Healthcare portfolio. We do not own any issued patents in any other country. If each of the 24 issued U.S. patents is maintained for the longest term available under law, the earliest a patent will expire is 2019. We also have 8 trademark applications pending and 19 trademarks registered in the United States.
      The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries.
      The patent positions of life science companies are generally uncertain and involve complex legal and factual questions. Our business could be hurt by any of the following:

•	our pending patent applications may not result in issued patents;

•	the claims of any issued patents may not provide meaningful protection;

•	we may be unsuccessful in developing additional proprietary technologies that are patentable;

•	our patents may not provide a basis for commercially viable products or provide us with any competitive advantages and may be challenged by third parties; and

•	others may have patents that relate to our technology or business.
      Third parties have filed, and in the future are likely to file, patent applications covering biomarkers and related methods that we have developed or may develop or technology upon which our technology platform depends. If patent offices issue patents on these patent applications and we wish to use the biomarkers or technology, we would need to obtain licenses from third parties. However, we might not be able to obtain any such license on commercially favorable terms, if at all, and if we do not obtain these licenses, we might be prevented from using certain technologies or taking certain products to market.
      The patent positions of biopharmaceutical and biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. Patent law relating to the scope of claims in the field in which we operate is still evolving. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We will apply for patents covering both our technologies and products, as we deem appropriate. However, other companies may challenge these applications and governments may not issue patents we request. Any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, our patents may be challenged, invalidated or fail to provide us with any competitive advantages.
      We rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. Even though we seek to protect our proprietary information by entering into confidentiality agreements with employees, commercial partners and consultants, people may still disclose our proprietary information, and we might not be able to meaningfully protect our trade secrets.
      If third parties make or file claims of intellectual property infringement against us or otherwise seek to establish their intellectual property rights, we may have to spend time and money in response and cease some of our operations.
      Third parties may claim that we are employing their proprietary technology without authorization or that we are infringing on their patents. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize and sell products. In the event of a successful claim of infringement, courts may order us to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.
If adverse public reaction limits the acceptance of genetically modified products, demand for any products that we or our collaborators may develop in agriculture and nutrition may decrease.
      The commercial success of product candidates in agriculture and nutrition will depend in part on public acceptance of the use of genetically modified products, including drugs, food, plants and plant products. Claims that genetically modified products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Any genetically modified product that we or our collaborators may develop may not gain public acceptance. Due to public reaction in both the United States and Europe, some food processors and restaurants have already decided not to sell food that has been genetically altered or that contains genetically altered ingredients. If this policy continues or becomes more common, there could be a decrease in demand for products that we or our commercial partners may develop.
If we were successfully sued for product liability, we could face substantial liabilities that may exceed our resources.
      We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of chemical, agricultural, pharmaceutical, and other such healthcare products and related methodologies. We currently do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we or our commercial partners develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets.
Any product that we or our commercial partners may develop using the gene function, metabolamics, or biomarker information we provide may be subject to a lengthy and uncertain government regulatory process that may not result in the necessary approvals, may delay the commercialization of these products or may be costly, any of which could seriously reduce our revenues or exceed our financial ability to meet the obligations.
      Any new product that we or our commercial partners develop will likely undergo an extensive regulatory review process in the United States by the FDA and the USDA and by regulators in other countries before it can be marketed or sold. For example, the FDA must approve any drug, diagnostic or biologic product before it can be marketed in the United States. This review process can take many years and require substantial expense. In the future, we and our commercial partners may also be required to submit pre-market information to the FDA about food developed through biotechnology. Adverse publicity could lead to greater regulation and trade restrictions on imports and exports of genetically modified products. Changes in the policies of U.S. and foreign regulatory bodies could increase the time required to obtain regulatory approval for each new product.
      Our efforts to date have been primarily limited to identifying targets. If regulators approve any products that we or our commercial partners develop, the approval may impose limitations on the uses for which a product may be marketed. Regulators may require the submission of post-market launch information about a product after approving it, and may impose restrictions, including banning the continued sale of the product, if they discover problems with the product or its manufacturer.
Our business exposes us to risks of environmental liabilities.
      Our research and development activities involve the controlled use of hazardous materials, chemicals and toxic compounds which could expose us to risks of accidental contamination, events of non-compliance with environmental laws, regulatory enforcement and claims related to personal injury and property damage. If an accident occurred or if we were to discover contamination caused by prior operations, we could be liable for cleanup obligations, damages or fines, and any liability could exceed our resources.
      The environmental laws of many jurisdictions impose actual and potential obligations on us to remediate contaminated sites. These environmental remediation obligations could exceed our resources. Stricter environmental, safety and health laws and enforcement policies also could result in substantial costs and liabilities to us, and could subject our handling, manufacture, use, reuse or disposal of substances or pollutants to more rigorous scrutiny than is currently the case. Consequently, ongoing compliance with these laws could result in significant capital expenditures, as well as other costs and liabilities, which could materially adversely affect us.
If our results of operations continue to fluctuate and quarterly results are poor or lower than the expectations of securities analysts, then the price of our common stock could fall.
      Our operating results historically have fluctuated on a quarterly basis and are likely to continue to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors, which could cause our operating results to fluctuate, include:

•	the approval of the United States federal budget related to the funding of our contract with NIEHS;

•	expiration of research contracts with commercial partners, which may not be renewed or replaced;

•	the success rate of our discovery efforts leading to milestones and royalties;

•	the timing and willingness of commercial partners to commercialize our products which would result in royalties; and

•	general and industry specific economic conditions, which may affect our commercial partners’ research and development expenditures.
      A large portion of our expenses, including expenses for facilities, equipment and personnel are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated due to expiration of commercial partnerships or government contract or research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.
      Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would likely decline.
If our stockholders sell substantial amounts of our common stock, the market price of our common stock may fall.
      There is substantial overhang in the market for our stock; meaning we have a number of stockholders who own stock that is eligible for trading due to recent registration statements or the elapse of sufficient time, who have not yet sold their shares into the publicly trading market. If all of our warrant holders converted their shares and sold them into the market or our employees, convertible note holders and the former TissueInformatics.Inc shareholders sold their shares into the market, the price of our common stock would likely go down.
Anti-takeover provisions of Delaware law and our charter could make a third-party acquisition of us difficult.
      The anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. We will be subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 will prohibit us from engaging in certain business combinations, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent someone from acquiring or merging with us. In addition, our restated certificate of incorporation and amended and restated by-laws contain certain provisions that may make a third party acquisition of us difficult, including:

•	a classified board of directors, with three classes of directors each serving a staggered three-year term;

•	the ability of the board of directors to issue preferred stock; and

•	the inability of our stockholders to call a special meeting or act by written consent.
Future issuances of preferred stock may dilute the rights of our common stockholders.
      Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, privileges and other terms of these shares. The board of directors may exercise this authority without the approval of the stockholders. The rights of the holders of any preferred stock that we may issue in the future may adversely affect the rights of holders of our common stock.

Item 6.	Exhibits
(a) Exhibits

Exhibit 31.1	Certification of Interim Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act 2002.
Exhibit 31.2	Certification of Vice President, Finance, pursuant to Section 302 of Sarbanes-Oxley Act 2002.
Exhibit 32	Certification pursuant to Section 906 of Sarbanes-Oxley Act 2002.

*	Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities Exchange Commission pursuant to Icoria’s application requesting confidential treatment under rule 24b-2 of the Securities Exchange Act of 1934, as amended. The redacted portions are indicated by **** marks.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICORIA, INC.

SIGNATURE:

/s/ Brett Farabaugh

Brett Farabaugh
Vice President, Finance (principal financial and accounting officer)
DATE: August 15, 2005

EXHIBIT INDEX

Exhibit 31.1	Certification of Interim Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act 2002.
Exhibit 31.2	Certification of Vice President, Finance, pursuant to Section 302 of Sarbanes-Oxley Act 2002.
Exhibit 32	Certification pursuant to Section 906 of Sarbanes-Oxley Act 2002.

*	Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Securities Exchange Commission pursuant to Icoria’s application requesting confidential treatment under rule 24b-2 of the Securities Exchange Act of 1934, as amended. The redacted portions are indicated by **** marks.

ANNEX E
STOCKHOLDER AGREEMENT
      THIS STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of September 19, 2005, by and among Clinical Data, Inc., a Delaware corporation (“Clinical Data”), Icoria, Inc., a Delaware corporation (“Icoria”), and the stockholders of Icoria identified in Schedule A hereto (each, a “Stockholder” and collectively, the ”Stockholders”).
      WHEREAS, as of the date hereof, each Stockholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) the number of shares of common stock, $0.01 par value (the “Common Stock”) of Icoria set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Icoria’s Common Stock, together with any other shares of Icoria’s Common Stock, sole or shared voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, collectively, the “Subject Common Shares”);
      WHEREAS, Clinical Data and Icoria are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) (terms used but not defined herein shall have the meanings set forth in the Merger Agreement) with respect to the merger of a subsidiary of Clinical Data with and into Icoria, as a result of which Icoria shall become a wholly owned subsidiary of Clinical Data (the “Merger”); and
      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Clinical Data has required that the Stockholders enter into this Agreement whereby each Stockholder commits to cause the Subject Common Shares over which such Stockholder has sole voting power, and to use his or its best efforts to cause the Subject Common Shares over which such Stockholder has joint voting power, to be voted in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement on the terms and subject to the conditions of this Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound, the parties agree as follows:
ARTICLE I
Voting Matters
      Section 1.1     Agreement to Vote. Each Stockholder hereby agrees that from and after the date hereof until the termination of this Agreement, at any duly called meeting of the stockholders of Icoria, and in any action by written consent of the stockholders of Icoria, such Stockholder shall, if a meeting is held, appear at the meeting and any adjournment or postponement thereof, in person or by proxy, or otherwise cause the Subject Common Shares over which such Stockholder has sole voting power (and use his or its best efforts to cause the Subject Common Shares over which such Stockholder has joint voting power) to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote or consent the Subject Common Shares over which such Stockholder has sole voting power (and cause to be voted or consented the Subject Common Shares over which such Stockholder has joint voting power), in person or by proxy, (a) in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (b) in favor of any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (c) against any action or agreement submitted for approval of the stockholders of Icoria that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Icoria under the Merger Agreement or of such Stockholder under this Agreement and (d) except as otherwise agreed in writing by Clinical Data, against any action, agreement, transaction or proposal submitted for approval of the stockholders of Icoria that would reasonably be expected to result in any of the conditions to Icoria’s obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent such Stockholder from taking any action or omitting to take any action solely as a member of the Board of Directors of Icoria (or any committee thereof) or, at the direction of the Board of Directors of Icoria (or any committee thereof), as an officer or employee of Icoria. Any vote by such Stockholder that is not in accordance with this Section 1.1 shall be considered null and void. Such Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with clauses (a), (b), (c) or (d) of this Section 1.1.
      Section 1.2     Grant of Irrevocable Proxy.
      (a) Each Stockholder hereby irrevocably grants to, and appoints, Clinical Data and Israel M. Stein, M.D., in his capacity as Chief Executive Officer of Clinical Data, and any individual who shall hereafter succeed to any such office of Clinical Data, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Subject Common Shares, or grant a consent or approval in respect of the Subject Common Shares, in each case prior to the termination of this Agreement (i) in favor of approving the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement, the Merger and each of the other transactions and other matters specifically contemplated by the Merger Agreement, (iii) against any action or agreement submitted for approval of the stockholders of Icoria that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Icoria under the Merger Agreement or of such Stockholder under this Agreement and (iv) except as otherwise agreed in writing by Clinical Data, against any action, agreement, transaction or proposal submitted for approval of the stockholders of Icoria that would reasonably be expected to result in any of the conditions to Icoria’s obligations under the Merger Agreement not being fulfilled or that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect the transactions contemplated by the Merger Agreement
      (b) Each Stockholder represents that any proxies heretofore given in respect of the Subject Common Shares are not irrevocable, and that any such proxies are hereby revoked.
      (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable voting power and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 212(e) of the General Corporation Law of the State of Delaware. Notwithstanding anything herein to the contrary, the parties agree that such irrevocable proxy shall terminate and be of no further force and effect upon the termination of this Agreement.

ARTICLE II
Representations and Warranties of the Stockholders
      Each of the Stockholders hereby severally represents and warrants to Clinical Data as follows with respect to itself only:
      Section 2.1     Organization, Good Standing and Qualification. If such Stockholder is a business organization, such Stockholder has been duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted. If such Stockholder is a natural person, such Stockholder has the capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement.
      Section 2.2     Authority. Each Stockholder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and by general principles of equity whether applied in a court of law or a court of equity.
      Section 2.3     Consent. No consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Entity, regulatory or self-regulatory agency or any other third party is necessary or is required to be made or obtained by such Stockholder, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than a filing with the Securities and Exchange Commission to amend the Stockholder’s Schedule 13G relating to Icoria.
      Section 2.4     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any law, rule, regulation, judgment, order or decree to which such Stockholder is subject, (ii) violate any contract, lease, license, instrument or other legally binding arrangement or agreement to which such Stockholder is a party or by which such Stockholder is bound, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement or agreement to which such Stockholder is a party or by which it is bound.
      Section 2.5     Ownership of Shares. Such Stockholder holds of record and owns beneficially and will hold of record and own beneficially through the date this Agreement is terminated pursuant to Section 5.1 herein the Subject Common Shares, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, except as provided in this Agreement or in any restricted stock agreement with respect to such Subject Common Shares by and between such Stockholder and Icoria. Schedule A hereto lists all of the shares of Common Stock that such Stockholder owns beneficially, as of the date hereof. Such Stockholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Common Shares.
      Section 2.6     Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of such Stockholder, proposed or threatened that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or that otherwise might impair the Subject Common Shares.

ARTICLE III
Representations and Warranties of Clinical Data
      Clinical Data hereby represents and warrants to each Stockholder as follows:
      Section 3.1     Organization, Good Standing and Qualification. Clinical Data is a corporation duly formed and validly existing under the laws of the State of Delaware and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted.
      Section 3.2     Authority. Clinical Data has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Clinical Data and constitutes the valid and legally binding obligation of Clinical Data, enforceable in accordance with its terms and conditions.
      Section 3.3     Consent. No consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Entity, regulatory or self-regulatory agency or any other third party is necessary or is required to be made or obtained by Clinical Data, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than a filing of a Schedule 13D relating to Icoria with the Securities and Exchange Commission.
      Section 3.4     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate the organizational documents of Clinical Data or any law, rule, regulation, judgment, order or decree to which Clinical Data is subject, (ii) violate any contract, lease, license, instrument or other legally binding arrangement or agreement to which Clinical Data is a party or by which Clinical Data is bound, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement or agreement to which Clinical Data is a party or by which it is bound or to which any of its assets is subject.
      Section 3.5     Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Clinical Data, proposed or threatened that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE IV
Covenants of the Stockholders
      Each Stockholder severally, but not jointly and severally, hereby covenants and agrees as follows:
      Section 4.1     Restriction on Transfer of Shares.
      (a) From and after the date hereof until the termination of this Agreement, such Stockholder shall not, directly or indirectly: (i) offer for sale, sell (including short sales), transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), tender, pledge, encumber, assign or otherwise dispose of (including by gift) or enter into any contract, option, derivative, hedging or other arrangement or understanding (including any profit-sharing arrangement) with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Subject Common Shares or any interest therein (any of the foregoing, a “Transfer”), except to any affiliate or family member (or a trust for their benefit) of such Stockholder, provided that such affiliate or family member (or trustee of the trust for the benefit of a family member) agrees in writing to be bound by the terms of this Agreement, or Transfers which occur by operation of law or with Clinical Data’s prior written consent, (ii) grant any proxies or powers of attorney (other than pursuant to this Agreement or to an affiliate of such Stockholder that agrees in writing to be bound by the terms of this Agreement) with respect to the Subject Common

Shares, deposit any of the Subject Common Shares into a voting trust or enter into any other voting arrangement (other than with an affiliate of such Stockholder that agrees in writing to be bound by the terms of this Agreement) or permit to exist any other Lien of any nature whatsoever with respect to the Subject Common Shares (other than such other Liens created by or arising under this Agreement or existing by operation of law), or (iii) commit or agree to take any of the foregoing actions.
      Section 4.2     Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Common Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Common Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder’s administrators, successors or receivers.
      Section 4.3     Legend. Each certificate representing Subject Common Shares shall bear the following legend on the face thereof, if so requested by in writing by Clinical Data:
      “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN STOCKHOLDER AGREEMENT DATED AS OF SEPTEMBER 19, 2005 BY AND AMONG Clinical Data, Inc., a Delaware corporation, Icoria, Inc., a Delaware corporation, and the Stockholders identified on Schedule A thereto, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.”
      If so requested in writing by Clinical Data, each Stockholder will cause all of his or its Subject Common Shares to be delivered to Icoria for the purpose of applying such legend (if not so endorsed upon issuance). Icoria shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.
      Section 4.4     Waiver. In connection with the Merger, each Stockholder hereby expressly waives, to the extent permitted under applicable law, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of the General Corporation Law of the State of Delaware (or any other similar applicable state law) and expressly agrees that it shall not be entitled, under any circumstances in connection with the Merger, to exercise any such dissenters’ or appraisal rights.
ARTICLE V
Miscellaneous
      Section 5.1     Termination. This Agreement shall automatically terminate, and neither Clinical Data nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the mutual consent of all of the parties hereto, (b) the Effective Time and (c) the termination of the Merger Agreement in accordance with its terms; provided that any such termination shall not relieve any party from liability for any intentional breach of this Agreement (which includes, without limitation, the making of any representation or warranty by a party in this Agreement that the party knew was not true and accurate when made).
      Section 5.2     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the termination of this Agreement. This Section 5.2 shall not limit any covenant or agreement of the parties contained herein which by its terms contemplates performance after the termination of this Agreement.
      Section 5.3     Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or on receipt after dispatch by first class mail, postage prepaid, addressed, or on receipt if transmitted by national overnight courier, in each case as follows:
      If to any Stockholder, at its address set forth in Schedule A hereto, or at such other address or addresses as may have been furnished to the other parties hereto in writing by such Stockholder.

If to Icoria:	With a copy to:
Icoria, Inc.	Mintz, Levin, Cohn, Ferris, Glovsky
108 T.W. Alexander Drive	and Popeo, P.C.
Research Park Triangle, NC 27709	One Financial Center
Attn: J. Barry Buzogany, Esq.	Boston, MA 02111
Tel: (919) 425-3000	Attn: Neil Aronson, Esq.
Fax: (919) 425-2915	Tel: (617) 542-6000 Fax: (617) 542-2241
If to Clinical Data:	With a copy to:

Clinical Data, Inc.	McDermott Will & Emery LLP
2 Thurber Boulevard	28 State Street
Smithfield, RI 02917	Boston, MA 02109
Attn: Caesar Belbel	Attn: John Hession
Tel: (800) 345-2822	Tel: (617) 535-4000
Fax: (800) 655-3526	Fax: (617) 535-3800
      Section 5.4     Expenses. All costs and expenses (including legal fees) incurred in connection with this Agreement shall be paid by the party incurring such expenses.
      Section 5.5     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 5.6     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 5.7     Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon such Stockholder until after such time as the Merger Agreement is executed and delivered by Icoria, Clinical Data and Transitory Subsidiary.
      Section 5.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except any assignment in connection with any Transfer of the Subject Common Shares permitted by this Agreement.
      Section 5.9     Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns.
      Section 5.10     Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

      Section 5.11     Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
      (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
      (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by laws, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.3. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by laws.
      (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT MAY INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.11(c).
      Section 5.12     Amendment: Waiver. No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.
      Section 5.13     Stop Transfer Order. In furtherance of this Agreement, each Stockholder shall and does hereby authorize and request that Icoria instruct its transfer agent to enter a stop transfer order, consistent with the terms of this Agreement and subject to such transfers as may be permitted by the express terms hereof, with respect to all of the Subject Common Shares beneficially owned by such Stockholder. Icoria hereby agrees to the restriction on the Transfer of shares of Common Stock provided for in this Agreement and agrees not to recognize, or authorize or permit any affiliate or agent to recognize, any Transfer in breach of this Agreement.
      Section 5.14     Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
      Section 5.15     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof in addition to any other remedies at law or in equity.
      Section 5.16     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
      Section 5.17     No Limitation on Discretion as Director or Officer. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a stockholder of Icoria, and not in such Stockholder’s capacity as a director, officer or employee of Icoria or such Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust. Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Stockholder with respect to any action to be taken (or omitted) by such Stockholder in such Stockholder’s fiduciary capacity as a director or officer of Icoria or in such Stockholder’s capacity as a trustee or fiduciary of any ERISA plan or trust and solely with respect to actions or omissions of such Stockholder in any such capacity.
[remainder of page intentionally left blank]

SCHEDULE A
Aggregate number of shares of common stock beneficially owned by each person:

		Shares of
		Common Stock
		Subject to Stock
		Options
	Shares of	Exercisable
Stockholder	Common Stock	Within 60 Days	Total

G. Steven Burrill	2,106,828	90,583	2,197,411
Burrill & Company (Agbio GP), LLC The Burrill Agbio Capital Fund L.P.
Address: One Embarcadero Center Suite 2700 San Francisco, CA 94111

Heinrich Gugger, Ph.D.(1)	485,602	470,625	956,227

Thomas J. Colatsky, Ph.D.(1)	87,608	220,000	307,608

Brett Farabaugh(1)	19,203	80,688	99,891

J. Barry Buzogany, Esq.(1)	40,751	220,000	260,751

Mark B. Skaletsky	30,000	36,042	66,042
Address: 78 Fourth Avenue Waltham, MA 02451

Henri Zinsli, Ph.D.	13,000	22,042	35,042
Address: Elbingstrasse 10 CH-4142 Muenchenstein Switzerland

Leroy E. Hood, M.D., Ph.D.	0	33,042	33,042
Address: 6411 NE Windermere RD Seattle, WA 98105

Douglas R. Morton, Jr., Ph.D.	20,000	105,688	125,688
Address: 5218 Grand Arbre Trail Portage, MI 49024

Peter G. Tombros	20,000	10,833	30,833
Address: One Meadowlands Plaza East Rutherford, NJ 07073

(1)	Address:
PO Box 14528
108 T.W. Alexander Drive
Research Park Triangle, NC 27709

      IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Stockholder Agreement as of the day and year first above written.

CLINICAL DATA, INC.

By:

Name:
Title:

ICORIA, INC.

By:

Name:
Title:

STOCKHOLDER

[Name]

ANNEX F
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
SECTION 262.     Appraisal Rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ICORIA, INC.

Special Meeting of Stockholders to be held [Month] [Day], 2005
This proxy is solicited on behalf of the Board of Directors of Icoria, Inc.
The undersigned hereby appoints Dr. Douglas R. Morton, Jr. and J. Barry Buzogany, Esq., and each or either of them, with full power of substitution, as proxies of the undersigned for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders (the “Special Meeting”) of Icoria, Inc. (“Icoria”), to be held at [Time], local time, at [Address] on [Day of Week], [Month] [Day], 2005, and any adjournments thereof, and to vote and act upon the matters stated herein in respect of all shares of stock of Icoria which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present at the Special Meeting. The Board of Directors recommends a vote FOR Proposals 1 and 2.
Special Meeting of Stockholders
ICORIA, INC.
[MONTH] [DAY], 2005
X PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE. PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!
1. To adopt the Agreement and Plan of Merger, dated as of September 19, 2005, by and among Clinical Data, Inc. (“Clinical Data”), Irides Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Icoria, dated as of [MONTH] [DAY], 2005, and to approve the merger contemplated thereby, pursuant to which each share of Icoria common stock outstanding at the effective time of the merger will be converted into the right to receive 0.01391 of a share of Clinical Data common stock (subject to adjustment), and Icoria will become a wholly-owned subsidiary of Clinical Data.

FOR _	AGAINST _	ABSTAIN _
2. To permit the proxies named herein to adjourn, from time to time, the Special Meeting to solicit sufficient votes to constitute a quorum at such meeting or to adopt each of the proposals referenced above.

FOR _	AGAINST _
SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)
NOTE: Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date